As filed with the Securities and Exchange Commission on January 28, 2010

Registration No. 333-163394

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PIEDMONT OFFICE REALTY TRUST, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097-1523

(770) 418-8800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donald A. Miller, CFA

Chief Executive Officer and President

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097-1523

Phone: (770) 418-8800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John J. Kelley III King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: (404) 572-4600 Facsimile: (404) 572-5100	David W. Bonser, Esq. Samantha S. Gallagher, Esq. Hogan & Hartson LLP 555 Thirteenth Street, N.W. Washington, DC 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effectiveness of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	ProposedMaximum Offering Price Per Share(1)(2)	Amount of Registration Fee(3)
Class A Common Stock, $.01 par value per share	$372,600,000	$1,968

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes shares of common stock that the underwriters have the option to purchase solely to cover over-allotments, if any.
(3)	A registration fee relating to $345,000,000 of Class A Common Stock was previously paid in connection with the initial filing of this Registration Statement on Form S-11 on November 27, 2009. The fee of $1,968 paid herewith reflects the amount due with respect to the additional $27,600,000 of Class A Common Stock registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2010

PROSPECTUS

18,000,000 Shares

PIEDMONT OFFICE REALTY TRUST, INC.

Class A Common Stock

Piedmont Office Realty Trust, Inc. is a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. Our office portfolio currently consists of 73 properties (exclusive of our equity interests in eight properties owned through unconsolidated joint ventures and our two industrial properties), including three properties owned through consolidated joint ventures, with a high concentration of our properties located in the ten largest office markets in the United States.

We are offering 18,000,000 shares of our Class A common stock and expect the public offering price to be between $16.00 and $18.00 per share. Our Class A common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “PDM.” Since our formation in 1997, we have completed four public offerings of common stock through which we raised, together with our dividend reinvestment plan, an aggregate of approximately $5.8 billion of gross proceeds. Currently, our Class A common stock is not traded on a national securities exchange, and this will be our first listed public offering.

We are a Maryland corporation, and we have elected to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Investing in our Class A common stock involves risks. Before buying any shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page 16.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 2,700,000 shares of Class A common stock from us on the same terms and conditions as set forth above if the underwriters sell more than 18,000,000 shares of Class A common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock on or about                    , 2010.

Morgan Stanley	J.P. Morgan

Wells Fargo Securities

BMO Capital Markets	Morgan Keegan & Company, Inc.	RBC Capital Markets	Scotia Capital

The date of this prospectus is                    , 2010

Piedmont Representative Properties

1201 Eye Street Washington, D.C.	4250 N. Fairfax Drive Arlington, VA

35 W. Wacker Drive Chicago, IL	60 Broad Street New York, NY

One & Two Independence Square

Washington, D.C.

You should only rely on the information contained in this prospectus, in any free writing prospectus prepared by us in connection with this offering or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the

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information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, as our business, financial condition, liquidity, results of operations, or prospects may have changed since such date.

We use market data and industry forecasts and projections throughout this prospectus. We have obtained substantially all of this information from a market study prepared for us in connection with this offering by Rosen Consulting Group, a nationally recognized real estate consulting firm. Such information is included herein in reliance on Rosen Consulting Group’s authority as an expert on such matters. See “Experts.” In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

The term “diluted basis,” when used in this prospectus in reference to our shares of common stock, means all outstanding shares of our common stock at such time plus incremental weighted-average shares from the assumed conversion of time-vested deferred stock awards.

Unless the context indicates otherwise, the term “properties” as used in this prospectus and the statistical information presented in this prospectus regarding our properties includes our wholly owned office properties and our office properties owned though our consolidated joint ventures, but excludes our interest in eight properties owned through our equity interests in our unconsolidated joint ventures and our two industrial properties. Please refer to “Equity Interests in Unconsolidated Joint Ventures” and “Industrial Properties” under the heading “Our Business and Properties” for further information regarding our equity interests in our unconsolidated joint ventures and our two industrial properties.

Our “Annualized Lease Revenue” was calculated by multiplying (i) rental payments (defined as base rent plus operating expenses, if payable by the tenant on a monthly basis under the terms of a lease that had been executed as of September 30, 2009, but excluding rental abatements and rental payments related to executed but not commenced leases for space that was covered under an existing lease as of September 30, 2009) for the month ended September 30, 2009, by (ii) 12. In instances in which contractual rents and operating expenses are collected on an annual, semi-annual, or quarterly basis, such amounts have been multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that had been executed but not commenced as of September 30, 2009 relating to un-leased space as of September 30, 2009, Annualized Lease Revenue was calculated by multiplying (i) monthly base rental payments for the initial month of the lease term, by (ii) 12. When we provide weighted-average figures, the amount is weighted by Annualized Lease Revenue, except where otherwise noted.

On January 20, 2010, our stockholders approved an amendment to our charter that provides for the conversion of each outstanding share of our common stock into:

•	1/12th of a share of our Class A common stock; plus

•	1/12th of a share of our Class B-1 common stock; plus

•	1/12th of a share of our Class B-2 common stock; plus

•	1/12th of a share of our Class B-3 common stock.

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In this prospectus, we refer to this transaction as the “Recapitalization,” we refer to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as our “Class B common stock,” and we refer to Class A and Class B common stock collectively as our “common stock.” We are offering our Class A common stock in this offering, and our Class A common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. As of January 30, 2011, all shares of our Class B common stock will have converted into our Class A common stock. The terms of our Class A and Class B common stock are described more fully under “Description of Capital Stock” in this prospectus.

The Recapitalization had the effect of reducing the total number of outstanding shares of our common stock. As of December 31, 2009, without giving effect to the Recapitalization, we had 476,750,419 shares of common stock outstanding. As of December 31, 2009, after giving effect to the Recapitalization, we would have had an aggregate of 158,916,806 shares of our Class A and Class B common stock outstanding, divided equally among our Class A, Class B-1, Class B-2 and Class B-3 common stock.

The Recapitalization was effected on January 22, 2010. Unless otherwise indicated, all information in this prospectus gives effect to, and all share and per share amounts have been retroactively adjusted to give effect to, the Recapitalization. Unless otherwise indicated, share and per share amounts have not been adjusted to give effect to any exercise by the underwriters of their option to purchase up to 2,700,000 shares of our Class A common stock solely to cover over-allotments, if any.

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PROSPECTUS SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our Class A common stock. You should read this entire prospectus, including “Risk Factors” and our financial statements and related notes appearing elsewhere in this prospectus for a more complete understanding of this offering before deciding to invest in our Class A common stock. Except where the context suggests otherwise, the terms “Piedmont,” “we,” “us,” “our” and “our company” refer to Piedmont Office Realty Trust, Inc., together with its subsidiaries, including Piedmont Operating Partnership, L.P. (“Piedmont OP” or “our operating partnership”). Unless otherwise indicated, the information in this prospectus assumes and reflects: (i) the effectiveness of our Third Articles of Amendment and Restatement, or our “charter,” and our Amended and Restated Bylaws, or our “bylaws,” upon the completion of this offering; (ii) no exercise by the underwriters, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., are acting as representatives, of their option to purchase up to an additional 2,700,000 shares of our Class A common stock; (iii) the Recapitalization; and (iv) an offering price per share of our Class A common stock at the midpoint of the range set forth on the cover page of this prospectus.

Piedmont Office Realty Trust, Inc.

We are a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. Rated as an investment-grade company by Standard & Poor’s and Moody’s, we have maintained a low-leverage strategy while acquiring our properties. As of September 30, 2009, approximately 82.6% of our Annualized Lease Revenue was derived from our office properties in the ten largest U.S. office markets based on rentable square footage, including premier office markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. Our strategy primarily involves owning and acquiring high-quality properties that are generally occupied by lead tenants (which we define as those tenants that lease approximately 35% or more of the rentable square footage in the building or contribute 1% or more of our total Annualized Lease Revenue) and providing personalized service that is attentive to the needs of our tenants. We place great importance on anticipating and meeting our tenants’ needs by focusing on their expansion, consolidation and relocation requirements, which we believe differentiates us from our competitors. As part of our tenant-focused approach, we currently maintain satellite offices in eight of our markets and expect to have offices in a total of ten markets by the end of 2011. We believe our local market presence enhances tenant satisfaction, improves occupancy and provides local knowledge that strengthens our acquisition capabilities.

As of September 30, 2009, our office portfolio consisted of 73 properties (exclusive of our equity interests in eight properties owned through unconsolidated joint ventures and our two industrial properties) with approximately 20 million rentable square feet, which properties were approximately 90.1% leased and had a median age of approximately ten years. The majority of our tenants typically enter into long-term leases for substantial amounts of space. As of September 30, 2009, our portfolio of commenced leases (which are leases with a tenant that either is actively paying rent or in a free-rent period) had an average remaining weighted-average lease term of approximately 5.3 years and our portfolio of executed leases had an average square footage of approximately 47,000 square feet. Immediately following completion of this offering, we expect that we will be the tenth largest publicly traded office REIT in the United States based on total gross assets. Inclusive of joint ventures, since our first acquisition in March 1998, we have acquired approximately $5.5 billion of office and industrial properties, with a current portfolio generating Annualized Lease Revenue of approximately $587.1 million. As of September 30, 2009, we also owned $58.4 million of mezzanine debt, which is secured by a pledge of the equity interest of the entity owning a 46-story, Class A commercial office building located in downtown Chicago. We also own approximately 46 acres of developable land, much of which is located adjacent to our existing office properties and which we believe can support approximately one million square feet of rentable space.

We focus primarily on owning and acquiring properties in major U.S. office markets that are characterized by their diverse industry base, attractive supply and demand ratios and appeal to institutional real estate investors. Our market-selection strategy typically involves categorizing real estate markets as either “concentration” or “opportunistic” markets. We define concentration markets as those markets characterized by high barriers to entry, such as a limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. We believe these markets provide attractive long-term return opportunities and greater market stability. Our goal is to expand our holdings in these markets by identifying properties that we believe offer attractive long-term returns through various market cycles for office properties in these markets.

We define opportunistic markets as those characterized by lower barriers to entry and greater variability in the supply and demand of office space. Although these markets are typically as dynamic as our concentration markets, we believe they offer additional opportunities for strategically timed investments and asset recycling. We generally expect holding periods in our opportunistic markets will be shorter than those in our concentration markets. As such, we will look to dispose of assets in opportunistic markets when future returns appear to have been maximized or when opportunities to recycle capital present improved long-term returns to our stockholders. We believe that certain markets that we characterize as opportunistic present attractive investment opportunities at this time.

Competitive Strengths

We believe we distinguish ourselves from other owners and operators of office properties in a number of important ways and enjoy significant competitive strengths, including the following:

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High-Quality Assets in Major U.S. Markets Owned at an Attractive Cost Basis. We own office properties in each of the ten largest U.S. office markets based on rentable square footage, including premier office markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles. Our properties in the ten largest U.S. office markets collectively represent 82.6% of our Annualized Lease Revenue. We look to invest in markets that exhibit a diverse industry base, attractive supply and demand ratios, and appeal to institutional real estate investors. As a result of substantially all of our assets (91.5%) being acquired between 1998 and 2004, the favorable cost basis of our assets allows us to lease our space at competitive rents and mitigates the potential for significant impairments in our portfolio.

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High-Quality, Diverse Tenant Base and Portfolio. Our portfolio is leased primarily to large, high-credit-quality tenants, including federal government agencies and nationally recognized corporations and professional service firms, with significant long-term space requirements. Approximately 84.7% of our Annualized Lease Revenue is derived from tenants that have investment-grade credit ratings as reported by Standard & Poor’s or are subsidiaries of such investment-grade-rated entities, are governmental agencies, or are nationally recognized corporations or professional service firms. We derived 17.3% of our Annualized Lease Revenue from government tenants, including 12.4% from federal government agencies such as the Office of the Comptroller of the Currency (the “OCC”), the National Aeronautics and Space Administration (“NASA”), the National Park Service, the Department of Defense and the Food and Drug Administration (the “FDA”). As of September 30, 2009, we had 408 tenants engaging in a variety of professional, financial and other businesses, with no single industry other than governmental entities accounting for more than 12.1% of our Annualized Lease Revenue. We believe our diverse tenant base helps to minimize our exposure to economic fluctuations in any one industry or business sector or with respect to any single tenant. We also maintain geographic diversity in our portfolio with properties in 19 markets and 37.8% of our Annualized Lease Revenue derived from markets other than our three largest markets. We believe the geographic diversification of our portfolio reduces our risk from localized economic declines.

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Access to Capital and Flexible Capital Structure. We have historically employed a conservative leverage strategy focused on maintaining a low debt-to-gross assets ratio relative to other office REITs and preserving borrowing capacity under our credit facilities. In July 2007, we applied for and received investment-grade credit ratings from Standard & Poor’s (BBB/Stable) and Moody’s (Baa3/Stable). These ratings have been reaffirmed multiple times since then and, in October 2009, Moody’s assigned a positive outlook to our credit rating. Immediately following the completion of this offering, we expect to have a debt-to-gross assets ratio of approximately 30% and intend to maintain our investment-grade credit rating and a debt-to-gross assets ratio of between 30%-40% going forward. We believe our ability to access capital from the unsecured bond market, additional equity issuances, opportunistic sales of properties and secured property-level debt is enhanced by our conservative leverage strategy, strong balance sheet, investment-grade credit ratings, and our previous success in attracting debt capital from high quality financial institutions. Our capacity to incur additional indebtedness while remaining within our targeted leverage range should allow us to capitalize on favorable acquisition and development opportunities that arise, subject to conditions in the credit markets. Our flexible capital structure also should enable us to take advantage of other opportunities to maximize earnings and funds from operations (“FFO”) per share should future market conditions warrant, such as refinancing debt or repurchasing shares of our common stock. We believe our ability to execute our short- to mid-term growth strategies without having to return to the equity capital markets in the near-term places us at a competitive advantage over many of our peers.

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Proven, Disciplined Capital Recycling Capabilities. We have a track record of completing a large volume of commercial real estate acquisitions and dispositions and have demonstrated discipline and restraint in conducting such transactions. An integral part of our disciplined approach to asset recycling involves periodically evaluating future holding period returns for our assets in order to maximize our return on invested capital. Decisions on the timing of our dispositions are impacted by our evaluation of the asset’s holding period returns and on-going strategic portfolio fit. Inclusive of joint venture transactions, since our first acquisition in March 1998, we have acquired approximately $5.5 billion in commercial real estate, totaling approximately 29 million rentable square feet, and we have sold approximately $1.1 billion in commercial real estate, totaling approximately 6.7 million rentable square feet. Of the $5.5 billion in acquired real estate, substantially all (91.5%) was acquired between 1998 and 2004 while only 8.5% was acquired in the years between 2005 and 2008, which we believe represented a cyclical market peak. In contrast, 94.4% of the $1.1 billion in sales occurred during the period between 2005 and 2008 when market prices were at or near their peak. The $1.1 billion in dispositions represents a gain of approximately $252.5 million and a $233.6 million (28.0%) increase over the acquisition price of those assets. As evidence of our discipline relative to pricing in the real estate marketplace, in 2005 we decided to declare a special dividend of $748.5 million, representing substantially all of the proceeds from the sale of our interests in a portfolio of 27 properties for net proceeds of approximately $756.8 million (the “2005 Portfolio Sale”) rather than reinvesting the proceeds in real estate near the market peak. In addition, we consummated over $544.8 million more in property dispositions than acquisitions in the period between 2005 and 2008. With these demonstrated acquisition and disposition capabilities, we intend to manage our portfolio to exit opportunistic markets or particular investments within certain markets when it appears that our investment returns have peaked and reinvest the proceeds when we believe other investments offer the prospect of improved returns.

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Experienced and Committed Management Team. Our five-member executive management team has an average of over 24 years of commercial real estate and/or public company financial management experience, and approximately five years of experience working together to operate the existing portfolio and execute our investment strategy. This experience has allowed our management team to develop an extensive and valuable set of relationships within the commercial real estate industry, which we believe will enable us to identify attractive investment opportunities and continually improve our operating strategies.

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Strong Tenant Relationships. We are committed to providing personalized service attentive to the needs of our tenants. Through our tenant-focused approach that includes a role fully dedicated to business development, we foster strong relationships with our tenants’ corporate real estate executives and come to understand their long-term business needs, with the objective of becoming their preferred landlord. To that end, we leverage the strength of our in-house acquisition, asset management, financing, property management and construction management personnel, as well as our local operating presence in several of our markets, to promptly and fully satisfy the many demands of our existing and potential customer base. We believe that our focus on customer service and long-term tenant relationships contributes to stronger operating results and higher occupancy rates by minimizing rent interruptions and reducing marketing, leasing and tenant improvement costs that result from finding new tenants. Since our inception, we have re-let approximately 76% of the approximately 10.9 million square feet of office space that has become available for renewal to the occupying tenants.

Business Objectives and Growth Strategies

Our primary objective is to provide an attractive total risk-adjusted return for our stockholders by increasing our cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. The strategies we intend to execute to achieve this objective include:

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Capitalizing on Acquisition Opportunities. We intend to grow earnings through the strategic acquisition of high-quality office properties. Our overall acquisition strategy focuses on acquiring properties in markets that are generally characterized by their diverse industry base, attractive supply and demand ratios and appeal to institutional investors. We target attractively priced properties that complement our existing portfolio from a risk management and diversification perspective.

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Proactive Asset Management, Leasing Capabilities and Property Management. Proactive asset and property management is a key component of our growth strategy. This strategy encompasses a number of operating initiatives designed to maximize occupancy and rental rates, including the following:

•	devoting significant resources to building and cultivating our relationships with commercial real estate executives;

•	maintaining satellite offices in markets in which we have a significant presence;

•	demonstrating our commitment to our tenants by maintaining the high quality of our properties;

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driving a significant volume of leasing transactions (approximately 300 transactions representing 8.5 million square feet since January 1, 2006) in a manner that provides optimal returns by using creative approaches, including early extension, lease wrap-arounds and restructurings. We manage portfolio risk by structuring lease expirations to avoid, among other things, having multiple leases expire in the same market in a relatively short period of time;

•	applying our leasing and operational expertise in meeting the specialized requirements of federal, state and local government agencies to attract and retain these types of tenants;

•	evaluating potential tenants based on third-party and internal assessments of creditworthiness; and

•	using our purchasing power and market knowledge to reduce our operating costs and those of our tenants.

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Recycling Capital Efficiently. We intend to use our proven, disciplined capital recycling capabilities to maximize total return to our stockholders by selectively disposing of non-core assets and assets where returns appear to have been maximized, and redeploying the proceeds into new investment opportunities with higher overall return prospects. We will seek to exit markets when we believe concentrating our efforts in other markets will improve our operating performance. As the capital markets improve, we expect to reduce or eliminate our positions in certain of our non-core markets, including Cleveland, Detroit, Houston, Austin, Seattle, Portland, Denver and Greenville. In addition, we hope to reduce our exposure in our largest market, Chicago, by selling certain of our non-core suburban assets and partnering with institutional investors on certain of our core downtown Chicago properties. We will also seek to reduce and/or eliminate our positions in a small number of lower quality non-core assets.

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Financing Strategy. We intend to continue to employ a conservative leverage strategy by maintaining a debt-to-gross assets ratio of between 30%-40%. In the near term, we intend to exercise the one-year extension options on our unsecured term loan and unsecured line of credit, which are currently scheduled to mature in 2010 and 2011, respectively. Subject to the availability of capital on suitable terms, we intend to refinance both of these facilities on market terms on or prior to their respective extended maturity dates. To effectively manage our long-term leverage strategy, we will continue to analyze various sources of debt capital to determine which sources will be the most advantageous to our investment strategy at any particular point in time. Recently, we have observed significant spread reduction in the unsecured bond market and would anticipate accessing that market opportunistically. We also intend to increase our usage of unsecured debt to refinance our major secured debt maturities. However, based on market conditions at the time, we may refinance these maturities by using the substantial equity in a smaller number of properties to secure long-term, fixed-rate debt at higher loan-to-value ratios, thereby reducing the number of encumbered assets in our portfolio. We also believe we will be able to fund future acquisition activity by raising additional public equity, accessing joint venture capital or selling existing properties.

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Use of Joint Ventures to Improve Returns and Mitigate Risk. Over time, we plan to enter into strategic joint ventures with third parties to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments, diversifying our sources of capital and allowing us to reduce our concentration in certain properties and/or markets. Our executive officers have extensive experience with the institutional investment community, and we believe these relationships, together with our acquisition and management expertise, make us an attractive strategic partner for institutional investors. Through strategic joint ventures with institutional investors, we can mitigate acquisition, development and lease-up risks, while retaining day-to-day operational control over, and a significant stake in, the performance of certain properties.

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Redevelopment and Repositioning of Properties. As circumstances warrant, we intend to continue redeveloping or repositioning properties within our existing portfolio, as well as those properties that we acquire in the future. By redeveloping and repositioning our properties within a given submarket, we seek to increase both occupancy and rental rates at these properties and create additional amenities for our tenants, thereby improving returns on our invested capital.

Background

We were incorporated in Maryland on July 3, 1997, and commenced active operations on June 5, 1998. Since our formation in 1997, we have raised equity capital to finance our real estate investment activities, primarily through four public offerings of our common stock, which, together with our dividend reinvestment plan, raised an aggregate of approximately $5.8 billion in gross offering proceeds. We are a public company, and have been subject to SEC reporting obligations since 1998.

In April 2005, we completed our 2005 Portfolio Sale pursuant to which we sold our interests in a portfolio of 27 properties for net proceeds of approximately $756.8 million, realizing a gain of approximately $189.5 million, and distributed approximately $748.5 million to our stockholders as a special dividend. This disposition took advantage of a strong market for commercial real estate when the properties were well positioned for sale. As a result of the 2005 Portfolio Sale, we repositioned our portfolio in terms of geographical exposure (by exiting 12 smaller markets), improved our credit profile (by selling buildings with lower than our average tenant credit) and, we believe, improved the quality of our portfolio (by selling buildings with lower than our average building quality), all without negatively impacting our overall targeted return on equity for the broader portfolio. We have subsequently sold 13 additional properties in single-property transactions for gross proceeds of $237.1 million, realizing a gain of approximately $63.0 million, which served many of the same objectives as our 2005 Portfolio Sale.

On April 16, 2007, pursuant to a merger agreement, we acquired Piedmont Office Management, LLC and Piedmont Government Services, LLC from Wells Real Estate Funds, Inc., which we refer to herein collectively with its affiliates as “our former advisor”, for an aggregate of 6,504,550 shares of our common stock (the “Internalization”). From the commencement of our operations in 1998 until the Internalization, our former advisor performed our day-to-day operations, including investment analysis, acquisitions, dispositions, financings, development, due diligence, portfolio management, asset management, property management and certain administrative services, such as financial, tax and regulatory compliance reporting. We currently contract with our former advisor for certain services relating to investor relations and transfer agent services. We expect to terminate the contract relating to investor relations and transfer agent services within six months following the completion of this offering. In addition, included in our ordinary course of business property management arrangements, we have a limited number of management arrangements with our former advisor, under which we provide and receive property management services.

We are structured as an umbrella partnership real estate investment trust (“UPREIT”), which means that we own most of our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and indirectly own all of its limited partner interests. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who may be able to defer tax obligations by contributing properties to our operating partnership in exchange for interests in the partnership (“OP Units”), which will be redeemable for cash or shares of our common stock. As a result, we believe that having our Class A common stock listed on the New York Stock Exchange (the “NYSE”) will make our OP Units more attractive to tax-sensitive sellers.

Prior to this offering, we maintained a share redemption program to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. As of December 31, 2009, we had repurchased an aggregate of approximately 37.8 million shares of our common stock pursuant to this program for aggregate consideration of approximately $978.1 million. Our share redemption program is currently suspended, and will terminate upon the listing of our Class A common stock on the NYSE in connection with this offering.

Recent Developments

Financial Performance

While we have not yet completed preparation of our year-end financial statements and such financial statements have not yet been audited by our independent auditor, we expect that FFO per share for the three months ended December 31, 2009 will be $0.44. We expect that net income per share for the three months ended December 31, 2009 will be $0.16. These results and the results presented below are preliminary and are not final until the filing of our Form 10-K for the year ended December 31, 2009 with the Securities and Exchange Commission and, therefore, remain subject to adjustment. You are cautioned not to place undue reliance on these expectations. All share and per share information has been retroactively adjusted to reflect the Recapitalization of our common stock which was effective January 22, 2010. Dollar and share amounts are presented in thousands, except for per share amounts.

Preliminary Financial Results

Three Months Ended December 31, 2009
Revenue from continuing operations	$151,017
Net income attributable to common stockholders	$25,946
FFO attributable to common stockholders	$69,484

As of December 31, 2009
Total Assets	$4,395,345
Total Debt	$1,516,525
Occupancy(1)	90.1%

(1)	Reflects occupancy of our 73 office properties (exclusive of our eight unconsolidated joint venture properties and two industrial properties).

Although net income calculated in accordance with United States generally accepted accounting principles (“GAAP”) is the starting point for calculating FFO, FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income attributable to Piedmont. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do. As presented above, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings. A reconciliation of FFO to GAAP net income is set forth below:

Reconciliation of Net Income to Funds From Operations

	Three Months Ended December 31, 2009
	($)	Per Share(1)
Net Income Attributable to Common Stockholders	$25,946	$0.16
Depreciation and Amortization	43,092	0.27
Share of joint venture depreciation and amortization	445	—
FFO attributable to common stockholders	$69,484	$0.44

(1)	Based on 158,393 diluted weighted shares outstanding for the three months ended December 31, 2009.

Financing Update

Effective January 20, 2010, we notified the administrative agent for our $250 million unsecured term loan of our exercise of the one year extension option available under the terms of the loan.

Summary Risk Factors

You should carefully consider the matters discussed in the section entitled “Risk Factors” beginning on page 16 prior to deciding whether to invest in our Class A common stock. Some of these risks include, but are not limited to:

•	If current market and economic conditions do not improve, our business, results of operations, cash flows, financial condition and access to capital may be adversely affected.

•	Our distributions to stockholders may change.

•

Our growth will partially depend upon future acquisitions of properties, and we may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

•

We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our large lead tenants, could adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.

•

We face considerable competition in the leasing market and may be unable to renew existing leases or re-let space on terms similar to the existing leases, or we may expend significant capital in our efforts to re-let space, which may adversely affect our operating results.

•	Adverse market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise impact our performance.

•

Because we have a large number of stockholders and our shares have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell our shares. Significant sales of our Class A or Class B common stock, or the perception that significant sales of such shares could occur, could cause the price of our Class A common stock to decline significantly.

•	Future acquisitions of properties may not yield anticipated returns, may result in disruptions to our business, and may strain management resources.

•	We depend on key personnel, each of whom would be difficult to replace.

•	We have invested, and in the future may invest, in mezzanine debt, which is subject to increased risk of loss relative to senior mortgage loans.

•	Our failure to qualify as a REIT could adversely affect our operations and ability to make distributions.

•

Our organizational documents contain provisions that may have an anti-takeover effect, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or otherwise benefit our stockholders.

The National Office Market Overview

Rosen Consulting Group believes the recession that began in December 2007 ended in the second quarter of 2009; however, its effects on commercial property markets are expected to extend through 2010 and likely beyond. The U.S. office market continued to weaken in the second quarter of 2009, with leasing demand contracting further as tenants shed space. As the vacancy rate in most markets rose substantially during the second quarter, landlords responded by cutting asking rents and offering larger concession packages to new and existing tenants in order to maintain occupancy levels. Rosen Consulting Group expects office market weakness to continue in the near term as economic conditions, though less negative than in previous quarters, remain lackluster. Moving forward, Rosen Consulting Group expects office market conditions to improve beginning in 2011 and then accelerate thereafter, as growth in office-using employment rekindles tenant demand.

While the short-term outlook for office properties is weak, Rosen Consulting Group believes the longer-term prospects for growth are positive. In 2010, an improved economic situation should help to slow the pace of contractions in the office market, though conditions are likely to remain negative. Rosen Consulting Group expects the central business district (“CBD”) (i.e., the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area) vacancy rate to surpass 15% and the suburban vacancy rate to surpass 20% in 2010, and rents to drop sharply during the same period. However, Rosen Consulting Group believes that following a stable 2011, leasing demand should rebound in 2012, and that limited construction should contribute to a fairly brisk recovery in the office market.

Recapitalization

On January 20, 2010, our stockholders approved an amendment to our charter that provided for the conversion of each outstanding share of our common stock into:

•	1/12th of a share of our Class A common stock; plus

•	1/12th of a share of our Class B-1 common stock; plus

•	1/12th of a share of our Class B-2 common stock; plus

•	1/12th of a share of our Class B-3 common stock.

Subject to the provisions of our charter, shares of our Class B-1, B-2 and B-3 common stock will convert automatically into shares of our Class A common stock 180 days following the listing of our Class A common stock on a national securities exchange or over-the-counter market (the “Listing”), 270 days following the Listing and on January 30, 2011, respectively. In addition, if they have not otherwise converted, all shares of our Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

The Recapitalization was effected on January 22, 2010. Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. The aggregate number of shares of our common stock outstanding (including all shares of our Class A and Class B common stock) immediately following the Recapitalization is approximately 158.9 million, all of which (except for certain shares described in “Shares Eligible for Future Sale”) will be freely tradable upon the completion of this offering except as otherwise provided in the restrictions on ownership and transfer of stock set forth in our charter. Of this amount, approximately 39.7 million shares of our Class A common stock are outstanding and approximately 119.2 million shares of our Class B common stock, representing 75% of our total outstanding common stock, are outstanding.

Our Properties

As of September 30, 2009, our portfolio of properties (exclusive of our equity interests in eight properties owned through unconsolidated joint ventures and our two industrial properties) consists of 73 commercial office properties, which properties were approximately 90.1% leased with a weighted-average remaining lease term of approximately 5.3 years. Of these properties, 70 properties are wholly owned and three properties are owned through consolidated joint ventures with third parties. The majority of our assets are considered by us to be Class A and the majority of our assets are located in the ten largest U.S. office markets based on rentable square footage. Approximately 64% of the rentable square footage of our properties is located in Chicago, Washington, D.C., the New York metropolitan area, Boston and greater Los Angeles.

The following table provides an overview of our existing portfolio of office properties as of September 30, 2009.

Metropolitan Area	Number of Properties	Rentable Square Footage (in thousands)(1)	Percentage of Rentable Square Footage (%)(2)	Percent Leased (%)(3)		Annualized Lease Revenue (in thousands) ($)	Percentage of Annualized Lease Revenue (%)(4)
Chicago	6	4,883	24.1	91.5		157,475	26.8
Washington, DC(5)	14	3,049	15.1	84.6		114,136	19.4
New York(6)	9	3,287	16.2	91.6		93,698	16.0
Minneapolis	2	1,227	6.1	98.1		39,032	6.6
Los Angeles(7)	5	1,133	5.6	87.1		34,504	5.9
Dallas	7	1,275	6.3	88.0		25,320	4.3
Boston	4	583	2.9	92.6		23,184	3.9
Detroit	4	929	4.6	79.9		21,047	3.6
Philadelphia	1	761	3.8	100.0		15,185	2.6
Atlanta	3	607	3.0	77.1		11,568	2.0
Houston	1	313	1.5	100.0		9,966	1.7
Phoenix	4	557	2.8	77.9		7,639	1.3
Nashville	1	312	1.5	100.0		6,913	1.2
Florida(8)	3	297	1.4	97.3		6,853	1.2
Austin	1	195	1.0	100.0		5,536	0.9
Portland	4	325	1.6	100.0		4,648	0.8
Seattle(9)	1	156	0.8	100.0		4,145	0.7
Cleveland	2	187	0.9	93.6		3,484	0.6
Denver	1	156	0.8	100.0		2,727	0.5

Total/Weighted Average	73	20,232	100.0	90.1	(10)	587,060	100.0

(1)

Rentable square footage is based on the most recent Building Owner’s Management Association (“BOMA”) measurement for the respective building adjusted for our pro-rata ownership percentage in the case of 35 W. Wacker Venture, L.P.

(2)	Equal to rentable square footage for each metropolitan area divided by the total rentable square footage for our entire office portfolio, expressed as a percentage.
(3)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(4)	Equal to Annualized Lease Revenue for each metropolitan area divided by the total Annualized Lease Revenue for our entire office portfolio, expressed as a percentage.
(5)	Metropolitan area includes properties located in Northern Virginia and suburban Maryland.
(6)	Metropolitan area includes properties located in Long Island and northern New Jersey.
(7)	Metropolitan area includes properties located in Irvine (in Orange County), Pasadena, Glendale and Burbank.
(8)	Our properties in this metropolitan area are located in Fort Lauderdale, Tamarac, and Sarasota.
(9)	Metropolitan area includes a property located in Issaquah.
(10)	Weighted average is based on rentable square footage.

Our Corporate Structure

The following diagram reflects our organizational structure following completion of this offering:

*	Represents less than 1%.
(1)	Piedmont Office Management, LLC employs all of our personnel except those providing property-specific services for those properties leased to certain government tenants.
(2)	Piedmont Government Services, LLC provides all property-specific services for those properties that are leased to certain government tenants and employs all personnel performing those services.

Our Operating Partnership

Substantially all of our assets are held by our operating partnership, Piedmont OP, and its subsidiaries. We control our operating partnership as the sole general partner and as the indirect owner of all of the limited partner interests in Piedmont OP.

Our REIT Status

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, as amended (the “Code”). Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they annually distribute at least 90% of their adjusted REIT taxable income. We believe that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code since we elected REIT status in 1998, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally are not subject to U.S. federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and we may be precluded from qualifying for treatment as a REIT for the four-year period following the year of our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to certain taxes, including state and local taxes on our income and property, and U.S. federal income and excise taxes on our undistributed income.

Restrictions on Ownership and Transfer of Our Capital Stock

Our charter generally prohibits any person (unless exempted by our board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock. These restrictions, as well as the other share ownership and transfer restrictions contained in our charter, are designed, among other purposes, to enable us to comply with share accumulation and other restrictions imposed on REITs by the Code. For a more complete description of our capital stock, including restrictions on the ownership of capital stock, please see the “Description of Capital Stock” section of this prospectus.

Distribution Policy

The Code generally requires that a REIT distribute annually at least 90% of its adjusted REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. In order to maintain our REIT qualification and generally not to be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock. Our future distributions will be at the discretion of our board of directors.

To the extent that our cash available for distribution is less than 90% of our adjusted REIT taxable income, we may consider various funding sources to cover any such shortfall, including borrowing under our existing credit facilities, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

Our Principal Office and Internet Address

Our principal executive offices are located at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097-1523. Our telephone number is (770) 418-8800. Our internet address is www.piedmontreit.com. Our internet website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Class A common stock offered by us	18,000,000 shares(1)

Common stock to be outstanding after
this offering(2):

Class A common stock	57,729,201 shares(3)
Class B-1 common stock	39,729,201 shares
Class B-2 common stock	39,729,202 shares
Class B-3 common stock	39,729,202 shares

Conversion rights	Subject to the provisions of our charter, shares of our Class B-1, B-2 and B-3 common stock will convert automatically into shares of our Class A common stock 180 days following the Listing, 270 days following the Listing and on January 30, 2011, respectively. In addition, if they have not otherwise converted, all shares of our Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

Dividend rights	Our Class A common stock and our Class B common stock will share equally in any dividends authorized by our board of directors and declared by us.

Voting rights	Each share of our Class A common stock and each share of our Class B-1, B-2 and B-3 common stock will entitle its holder to one vote per share.

Use of proceeds	We intend to use the net proceeds received from this offering for general corporate and working capital purposes, including capital expenditures related to renewal of leases and re-letting of space, the acquisition and development of (and/or investment in) office properties or, if market conditions warrant, repayment of debt or repurchase of outstanding shares of our common stock.

Risk Factors	Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 16 and other information in this prospectus for a discussion of factors you should consider before investing in our Class A common stock.

Proposed NYSE symbol	“PDM”

(1)	Excludes up to 2,700,000 shares of our Class A common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	Share numbers reflect the Recapitalization that occurred on January 22, 2010.
(3)	Includes 39,729,201 shares of our Class A common stock outstanding as of December 31, 2009.

Summary Consolidated Financial Data

The summary consolidated financial data set forth below as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm. The financial data as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus. The amounts in the table are dollars in thousands except for share and per-share information. The share and per-share information set forth below gives effect to the Recapitalization.

	For the Nine Months Ended September 30,		For the Year Ended
	2009	2008	2008	2007	2006
Statement of Income Data(1):
Total revenues	$453,868	$466,549	$621,965	$593,249	$571,363
Property operating costs	170,421	166,417	221,279	212,178	197,511
Asset and property management fees—related-party and other	1,453	1,491	2,026	12,674	29,401
Depreciation and amortization	120,110	120,895	161,795	170,872	163,572
Casualty and impairment loss on real estate assets	35,063	—	—	—	7,765
General and administrative expenses	22,829	24,292	33,010	29,116	18,446
Income from continuing operations(1)	49,113	100,140	131,850	112,773	97,527
Income from discontinued operations(1)	—	10	10	21,548	36,454
Net income attributable to Piedmont	48,754	99,720	131,314	133,610	133,324

Cash Flows:
Cash flows from operations	$213,112	$233,878	$296,515	$282,527	$278,948
Cash flows (used in) investing activities	(47,761)	(170,404)	(191,926)	(71,157)	(188,400)
Cash flows (used in) financing activities	(168,345)	(80,513)	(149,272)	(190,485)	(95,390)
Dividends paid	(149,210)	(209,714)	(279,418)	(283,196)	(269,575)

Per-Share Data:
Per weighted-average common share data:
Income from continuing operations per share—basic and diluted	$0.31	$0.62	$0.82	$0.70	$0.63
Income from discontinued operations per share—basic and diluted	$0.00	$0.00	$0.00	$0.13	$0.24
Net income available to common stockholders per share—basic and diluted	$0.31	$0.62	$0.82	$0.83	$0.87
Dividends declared	$0.9450	$1.3203	$1.7604	$1.7604	$1.7604
Weighted-average shares outstanding—basic (in thousands)	158,491	159,911	159,586	160,698	153,898
Weighted-average shares outstanding—diluted (in thousands)	158,624	160,022	159,722	160,756	153,898

	For the Nine Months Ended September 30,		For the Year Ended
	2009	2008	2008	2007	2006

Balance Sheet Data (at period end):
Total assets	$4,431,851		$4,557,330	$4,579,746
Piedmont stockholders’ equity	2,621,115		2,697,040	2,880,545
Outstanding debt	1,532,525		1,523,625	1,301,530

Funds from Operations Data(2):
Net income attributable to Piedmont	$48,754	$99,720	$131,314	$133,610	$133,324
Add:
Depreciation of real assets—wholly owned properties	78,522	73,516	99,366	94,992	95,296
Depreciation of real assets—unconsolidated partnerships	1,092	1,124	1,483	1,440	1,449
Amortization of lease-related costs—wholly owned properties	41,127	47,147	62,050	76,143	72,561
Amortization of lease-related costs—unconsolidated partnerships	307	608	717	1,089	1,103
Subtract:
Gain on sale—wholly owned properties	—	—	—	(20,680)	(27,922)
(Gain) loss on sale—unconsolidated partnerships	—	—	—	(1,129)	5

Funds from operations	$169,802	$222,115	$294,930	$285,465	$275,816

(1)	Prior period amounts have been adjusted to conform with the current period presentation.
(2)

Although net income calculated in accordance with GAAP is the starting point for calculating FFO, FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income attributable to Piedmont. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current NAREIT definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do. As presented above, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings.

RISK FACTORS

Investment in our common stock involves substantial risks. You should carefully consider the risks described below, in addition to other information contained in this prospectus, before purchasing shares of our Class A common stock in this offering. The occurrence of any of the following risks could harm our business and future results of operations and could result in a partial or complete loss of your investment. These risks are not the only ones that we may face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations and hinder our ability to make expected distributions to our stockholders. Some statements in this prospectus, including statements contained in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Operations

If current market and economic conditions do not improve, our business, results of operations, cash flows, financial condition and access to capital may be adversely affected.

Recent market and economic conditions have been unprecedented and challenging, with significantly tighter credit conditions and a nation-wide recession and widespread unemployment. Continuing concerns about the systemic impact of inflation, energy costs, geopolitical issues, the availability and cost of credit, the mortgage markets and declining demand within the residential and commercial real estate markets have contributed to increased market volatility and diminished expectations for the U.S. and global economies. Added concerns, including new regulations, higher taxes, and rising interest rates, fueled by federal government interventions in the U.S. credit markets have led to increased uncertainty and instability in the capital and credit markets. These conditions, combined with volatile oil prices and declining business and consumer confidence have contributed to historic levels of market volatility. The general economic conditions also have contributed to lease terminations and asset impairment charges among other effects on our business. If economic conditions do not improve, the demand for office space, rental rates and property values may continue to decrease. Even if general economic conditions in the U.S. begin to improve, the office sector may lag the general economic recovery.

As a result of these conditions, the cost and availability of credit, as well as suitable acquisition and disposition opportunities and capitalization rates for buyers, have been and will likely continue to be adversely affected for the foreseeable future in all markets in which we own properties and conduct our operations. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Such actions may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. If these market and economic conditions continue, they may limit our ability, and the ability of our tenants, to replace or renew maturing liabilities on a timely basis or access the capital markets to meet liquidity and capital expenditure requirements and may result in adverse effects on our, and our tenants’, financial condition and results of operations.

In addition, our access to funds under our revolving credit facility depends on the ability of the lenders that are parties to such facility to meet their funding commitments to us. Continuing long-term disruptions in the global economy and the continuation of tighter credit conditions among, and potential failures of, third-party financial institutions as a result of such disruptions may have an adverse effect on the ability of our lenders to meet their funding obligations. As a result, if one or more of the lenders fails to perform their respective funding obligations under our loans and our other lenders are not able or willing to assume such commitment, we may not have access to the full amounts that otherwise would be available to us under such loans. Further, our ability to obtain new financing or refinance existing debt could be impacted by such conditions. If our lenders are not able to meet their funding commitments to us, our business, results of operations, cash flows and financial condition could be adversely affected. Our $500 million unsecured credit facility is currently scheduled to mature in 2011. Although we currently intend to exercise our option to extend our $500 million unsecured credit facility by one year, our ability to do so is contingent upon us not being in default under the terms of the loan.

In order to maintain our REIT status for U.S. federal income tax purposes, we must distribute at least 90% of our adjusted REIT taxable income to our stockholders annually, which makes us dependent upon external sources of capital. If we do not have sufficient cash flow to continue operating our business and are unable to borrow additional funds or are unable to access our existing lines of credit, we may need to find alternative ways to increase our liquidity. Such alternatives may include, without limitation, curtailing acquisitions and potential development activity, further decreasing our distribution levels, disposing of one or more of our properties possibly on disadvantageous terms, or entering into or renewing leases on less favorable terms than we otherwise would.

Our growth will partially depend upon future acquisitions of properties, and we may not be successful in identifying and consummating suitable acquisitions that meet our investment criteria, which may impede our growth and negatively affect our results of operations.

Our business strategy involves expansion through the acquisition of primarily high-quality office properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions on satisfactory terms, if at all. Failure to identify or consummate acquisitions could slow our growth.

Further, we face significant competition for attractive investment opportunities from an indeterminate number of other real estate investors, including investors with significant capital resources such as domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated.

In light of current market conditions and depressed real estate values, owners of large office properties are generally reluctant to sell their properties, resulting in fewer opportunities to acquire properties compatible with our growth strategy. As market conditions and real estate values rebound, more properties may become available for acquisition, but we can provide no assurances that such properties will meet our investment standards or that we will be successful in acquiring such properties. In addition, current conditions in the credit markets have reduced the ability of buyers to utilize leverage to finance property acquisitions. If we are unable to acquire debt financing at suitable rates or at all, we may be unable to acquire additional properties that are attractive to us.

Any of the above risks could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock.

We depend on tenants for our revenue, and accordingly, lease terminations and/or tenant defaults, particularly by one of our significant lead tenants, could adversely affect the income produced by our properties, which may harm our operating performance, thereby limiting our ability to make distributions to our stockholders.

The success of our investments materially depends on the financial stability of our tenants, any of whom may experience a change in their business at any time. For example, the current economic crisis already may have adversely affected or may in the future adversely affect one or more of our tenants. As a result, our tenants may delay lease commencements, decline to extend or renew their leases upon expiration, fail to make rental payments when due, or declare bankruptcy. Any of these actions could result in the termination of the tenants’ leases, or expiration of existing leases without renewal, and the loss of rental income attributable to the terminated or expired leases. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated or defaulted upon, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. In addition, significant expenditures, such as mortgage payments, real estate taxes and insurance and maintenance costs, are generally fixed and do not decrease when revenues at the related property decrease.

The occurrence of any of the situations described above, particularly if it involves one of our significant lead tenants, could seriously harm our operating performance. As of September 30, 2009, our most substantial non-governmental lead tenants, based on Annualized Lease Revenue, were BP Corporation (approximately 5%), the Leo Burnett Company (approximately 5%) and U.S. Bancorp (approximately 4%). As lead tenants, the revenues generated by the properties these tenants occupy are substantially dependent upon the financial condition of these tenants and, accordingly, any event of bankruptcy, insolvency, or a general downturn in the business of any of these tenants may result in the failure or delay of such tenant’s rental payments, which may have a substantial adverse effect on our operating performance.

We face considerable competition in the leasing market and may be unable to renew existing leases or re-let space on terms similar to the existing leases, or we may expend significant capital in our efforts to re-let space, which may adversely affect our operating results.

Leases representing approximately 22.2% and 60.8% of our Annualized Lease Revenue at our properties are scheduled to expire by the end of 2011 and 2014, respectively, assuming no exercise of early termination rights. Because we compete with a number of other developers, owners, and operators of office and office-oriented, mixed-use properties, we may be unable to renew leases with our existing tenants and, if our current tenants do not renew their leases, we may be unable to re-let the space to new tenants. Furthermore, to the extent that we are able to renew leases that are scheduled to expire in the short-term or re-let such space to new tenants, heightened competition resulting from adverse market conditions may require us to utilize rent concessions and tenant improvements to a greater extent than we historically have. In addition, recent volatility in the mortgage-backed securities markets has led to foreclosures and sales of foreclosed properties at depressed values, and we may have difficulty competing with competitors who have purchased properties in the foreclosure process, because their lower cost basis in their properties may allow them to offer space at reduced rental rates.

If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants upon expiration of their existing leases. Even if our tenants renew their leases or we are able to re-let the space, the terms and other costs of renewal or re-letting, including the cost of required renovations, increased tenant improvement allowances, leasing commissions, declining rental rates, and other potential concessions, may be less favorable than the terms of our current leases and could require significant capital expenditures. If we are unable to renew leases or re-let space in a reasonable time, or if rental rates decline or tenant improvement, leasing commissions, or other costs increase, our financial condition, cash flows, cash available for distribution, value of our common stock, and ability to satisfy our debt service obligations could be materially adversely affected.

Many of our leases provide tenants with the right to terminate their lease early, which could have an adverse effect on our cash flow and results of operations.

Certain of our leases permit our tenants to terminate their leases as to all or a portion of the leased premises prior to their stated lease expiration dates under certain circumstances, such as providing notice and, in some cases, paying a termination fee. In many cases, such early terminations can be effectuated by our tenants with little or no termination fee being paid to us. As of September 30, 2009, approximately 12.5% of our Annualized Lease Revenue was comprised of leases that provided tenants with early termination rights (including partial terminations and terminations of whole leases). To the extent that our tenants exercise early termination rights, our cash flow and earnings will be adversely affected, and we can provide no assurances that we will be able to generate an equivalent amount of net rental income by leasing the vacated space to new third party tenants.

Our rental revenues will be significantly influenced by the economies and other conditions of the office market in general and of the specific markets in which we operate, particularly in Chicago, the New York metropolitan area and Washington, D.C., where we have high concentrations of office properties.

Because our portfolio consists primarily of office properties, we are subject to risks inherent in investments in a single property type. This concentration exposes us to the risk of economic downturns in the office sector to a greater extent than if our portfolio also included other sectors of the real estate industry. Our properties located in Chicago, Washington, D.C. and the New York metropolitan area account for approximately 26.8%, 19.4%, and 16.0%, respectively, of our Annualized Lease Revenue. As a result, we are particularly susceptible to adverse market conditions in these particular areas, including the current recession, the reduction in demand for office properties, industry slowdowns, relocation of businesses and changing demographics. Adverse economic or real estate developments in the markets in which we have a concentration of properties, or in any of the other markets in which we operate, or any decrease in demand for office space resulting from the local or national business climate, could adversely affect our rental revenues and operating results.

Economic and/or regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.

The investment returns available from equity investments in real estate depend on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred in connection with the properties. If our properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, then our ability to pay distributions to our stockholders could be adversely affected. In addition, there are significant expenditures associated with an investment in real estate (such as mortgage payments, real estate taxes, and maintenance costs) that generally do not decline when circumstances reduce the income from the property. The following factors, among others, may adversely affect the operating performance and long- or short-term value of our properties:

•	changes in the national, regional, and local economic climate, particularly in markets in which we have a concentration of properties;

•	local office market conditions such as changes in the supply of, or demand for, space in properties similar to those that we own within a particular area;

•	the attractiveness of our properties to potential tenants;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive or otherwise reduce returns to stockholders;

•	the financial stability of our tenants, including bankruptcies, financial difficulties, or lease defaults by our tenants;

•	changes in operating costs and expenses, including costs for maintenance, insurance, and real estate taxes, and our ability to control rents in light of such changes;

•	the need to periodically fund the costs to repair, renovate, and re-let space;

•	earthquakes, tornadoes, hurricanes and other natural disasters, civil unrest, terrorist acts or acts of war, which may result in uninsured or underinsured losses;

•	changes in, or increased costs of compliance with, governmental regulations, including those governing usage, zoning, the environment, and taxes; and

•	changes in accounting standards.

In addition, periods of economic slowdown or recession, rising interest rates, or declining demand for real estate, such as the one we are now experiencing, could result in a general decrease in rents or an increased occurrence of defaults under existing leases, which would adversely affect our financial condition and results of operations. Any of the above factors may prevent us from realizing growth or maintaining the value of our real estate properties.

We may face additional risks and costs associated with directly managing properties occupied by government tenants.

We currently own nine properties in which some or all of the tenants are federal government agencies. As such, lease agreements with these federal government agencies contain certain provisions required by federal law, which require, among other things, that the contractor (which is the lessor or the owner of the property), agree to comply with certain rules and regulations, including but not limited to, rules and regulations related to anti-kickback procedures, examination of records, audits and records, equal opportunity provisions, prohibition against segregated facilities, certain executive orders, subcontractor cost or pricing data, and certain provisions intending to assist small businesses. Through one of our wholly owned subsidiaries, we directly manage properties with federal government agency tenants and, therefore, we are subject to additional risks associated with compliance with all such federal rules and regulations. In addition, there are certain additional requirements relating to the potential application of certain equal opportunity provisions and the related requirement to prepare written affirmative action plans applicable to government contractors and subcontractors. Some of the factors used to determine whether such requirements apply to a company that is affiliated with the actual government contractor (the legal entity that is the lessor under a lease with a federal government agency) include whether such company and the government contractor are under common ownership, have common management, and are under common control. As a result of the Internalization, we own the entity that is the government contractor and the property manager, increasing the risk that requirements of the Employment Standards Administration’s Office of Federal Contract Compliance Programs and requirements to prepare affirmative action plans pursuant to the applicable executive order may be determined to be applicable to us.

Adverse market and economic conditions may continue to adversely affect us and could cause us to recognize impairment charges or otherwise impact our performance.

We continually monitor events and changes in circumstances that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present which indicate that the carrying value of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss. In the nine months ended September 30, 2009, we recognized impairment losses, including losses related to one of our equity method investments, of $37.6 million.

Projections of expected future cash flows require management to make assumptions to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property’s fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets and our net income.

We also review the value of our goodwill and other intangible assets on an annual basis and when events or changes in circumstances indicate that the carrying value of goodwill or other intangible assets may exceed the fair value of such assets.

Ongoing adverse market and economic conditions and market volatility will likely continue to make it difficult to value the real estate assets owned by us as well as the value of our interests in unconsolidated joint ventures and/or our goodwill and other intangible assets. As a result of current adverse market and economic conditions, there may be significant uncertainty in the valuation, or in the stability of, the cash flows, discount rates and other factors related to such assets that could result in a substantial decrease in their value. We may be required to recognize additional asset impairment charges in the future, which could materially and adversely affect our business, financial condition and results of operations.

Future acquisitions of properties may not yield anticipated returns, may result in disruptions to our business, and may strain management resources.

We intend to continue acquiring high-quality office properties, subject to the availability of attractive properties and our ability to consummate an acquisition on satisfactory terms. In deciding whether to acquire a particular property, we make certain assumptions regarding the expected future performance of that property. However, newly acquired properties may fail to perform as expected. Costs necessary to bring acquired properties up to standards established for their intended market position may exceed our expectations, which may result in the properties’ failure to achieve projected returns.

In particular, to the extent that we engage in acquisition activities, they will pose the following risks for our ongoing operations:

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we may acquire properties or other real estate-related investments that are not initially accretive to our results upon acquisition or accept lower cash flows in anticipation of longer term appreciation, and we may not successfully manage and lease those properties to meet our expectations;

•	we may not achieve expected cost savings and operating efficiencies;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations;

•	management attention may be diverted to the integration of acquired properties, which in some cases may turn out to be less compatible with our growth strategy than originally anticipated;

•	we may not be able to support the acquired property through one of our existing property management offices and may not successfully open new satellite offices to serve additional markets;

•	the acquired properties may not perform as well as we anticipate due to various factors, including changes in macro-economic conditions and the demand for office space; and

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we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, and claims for indemnification by general partners, directors, officers, and others indemnified by the former owners of the properties.

We depend on key personnel, each of whom would be difficult to replace.

Our continued success depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, Donald A. Miller, CFA, Robert E. Bowers, Laura P. Moon, Raymond L. Owens, and Carroll A. Reddic, each of whom would be difficult to replace. Although we have entered into employment agreements with these key members of our executive management team, we cannot provide any assurance that any of them will remain employed by us. Our ability to retain our management team, or to attract suitable replacements should any member of the executive management team leave, is dependent on the competitive nature of the employment market. The loss of services of one or more of these key members of our management team could adversely affect our results of operations and slow our future growth. We have not obtained and do not expect to obtain “key person” life insurance on any of our key personnel.

Acquired properties may be located in new markets, where we may face risks associated with investing in an unfamiliar market.

When we acquire properties located in markets in which we do not have an established presence, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. As a result, the operating performance of properties acquired in new markets may be less than we anticipate, and we may have difficulty integrating such properties into our existing portfolio. In addition, the time and resources that may be required to obtain market knowledge and/or integrate such properties into our existing portfolio could divert our management’s attention from our existing business or other attractive opportunities in our concentration markets.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid and large-scale office properties such as many of those in our portfolio are particularly illiquid, our ability to sell promptly one or more properties in our portfolio in response to changing economic, financial, and investment conditions is limited. The real estate market is affected by many forces, such as general economic conditions, availability of financing, interest rates, and other factors, including supply and demand, that are beyond our control. Current conditions in the U.S. economy and credit markets have made it difficult to sell properties at attractive prices. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations, thereby limiting our ability to make distributions to stockholders.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect our cash flows, our ability to pay distributions to stockholders, and the market price of our common stock.

We have invested, and in the future may invest, in mezzanine debt, which is subject to increased risk of loss relative to senior mortgage loans.

We have invested, and in the future may invest, in mezzanine debt. These investments, which are subordinate to the mortgage loans secured by the real property underlying the loan, are generally secured by pledges of the equity interests of the entities owning the underlying real estate. As a result, these investments involve greater risk of loss than investments in senior mortgage loans that are secured by real property. Our current mezzanine debt investments, which are secured by a pledge of the equity interest of the entity owning a 46-story, Class A, commercial office building located in downtown Chicago, are subordinate to the mortgage loan secured by the building and are subordinate to the interests of two other mezzanine lenders. As a result, if the property owner defaults on its debt service obligations payable to us or on debt senior to us, or declares bankruptcy, our mezzanine loans will be satisfied only after the senior debt and the other senior mezzanine loans are paid in full, resulting in the possibility that we may be unable to recover some or all of our investment. In addition, the value of the assets securing or supporting our mezzanine debt investments could deteriorate over time due to factors beyond our control, including acts or omissions by owners, changes in business, economic or market conditions, or foreclosure, any of which could result in the recognition of impairment losses. In addition, there may be significant delays and costs associated with the process of foreclosing on the collateral securing or supporting such investments.

Future terrorist attacks in the major metropolitan areas in which we own properties could significantly impact the demand for, and value of, our properties.

Our portfolio maintains significant holdings in markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston, and greater Los Angeles, each of which has been, and continues to be, a high risk geographical area for terrorism and threats of terrorism. Future terrorist attacks and other acts of terrorism or war would severely impact the demand for, and value of, our properties. Terrorist attacks in and around any of the major metropolitan areas in which we own properties also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to renew or re-lease our properties at lease rates equal to or above historical rates. To the extent that any future terrorist attacks otherwise disrupt our tenants’ businesses, it may impair their ability to make timely payments under their existing leases with us, which would harm our operating results.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow, and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.

We carry comprehensive general liability, fire, extended coverage, business interruption rental loss coverage, and umbrella liability coverage on all of our properties and earthquake, wind, and flood coverage on properties in areas where such coverage is warranted. We believe the policy specifications and insured limits of these policies are adequate and appropriate given the relative risk of loss, the cost of the coverage, and industry practice. However, we may be subject to certain types of losses, those that are generally catastrophic in nature, such as losses due to wars, conventional terrorism, Chemical, Biological, Nuclear and Radiation (“CBNR”) acts of terrorism and, in some cases, earthquakes, hurricanes, and flooding, either because such coverage is not available or is not available at commercially reasonable rates. If we experience a loss that is uninsured or that exceeds policy limits, we could lose a significant portion of the capital we have invested in the damaged property, as well as the anticipated future revenue from the property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a property after it has been damaged or destroyed. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future, as the costs associated with property and casualty renewals may be higher than anticipated.

In addition, insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. With the enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, United States insurers cannot exclude conventional (non-CBNR) terrorism losses. These insurers must make terrorism insurance available under their property and casualty insurance policies; however, this legislation does not regulate the pricing of such insurance. In some cases, mortgage lenders have begun to insist that commercial property owners purchase coverage against terrorism as a condition of providing mortgage loans. Such insurance policies may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses.

We have properties located in Southern California, an area especially susceptible to earthquakes. Together, these properties represent approximately 5.9% of our Annualized Lease Revenue. Because these properties are located in close proximity to one another, an earthquake in the greater Los Angeles area could materially damage, destroy or impair the use by tenants of all of these properties. If any of our properties incur a loss that is not fully insured, the value of that asset will be reduced by such uninsured loss. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to our stockholders.

Should one of our insurance carriers become insolvent, we would be adversely affected.

We carry several different lines of insurance, placed with several large insurance carriers. If any one of these large insurance carriers were to become insolvent, we would be forced to replace the existing insurance coverage with another suitable carrier, and any outstanding claims would be at risk for collection. In such an event, we cannot be certain that we would be able to replace the coverage at similar or otherwise favorable terms. Replacing insurance coverage at unfavorable rates and the potential of uncollectible claims due to carrier insolvency could adversely impact our results of operations and cash flows.

Our current and future joint venture investments could be adversely affected by a lack of sole decision-making authority and our reliance on joint venture partners’ financial condition.

We have historically entered into joint ventures with certain public programs sponsored by our former advisor and with other third parties. In the future we may enter into strategic joint ventures with unaffiliated institutional investors to acquire, develop, improve, or dispose of properties, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. As of September 30, 2009, we owned interests in 11 properties representing approximately 2.1 million rentable square feet through joint ventures. Such joint venture investments involve risks not otherwise present in a wholly owned property, development, or redevelopment project, including the following:

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in these investments, we do not have exclusive control over the development, financing, leasing, management, and other aspects of the project, which may prevent us from taking actions that are opposed by our joint venture partners;

•	joint venture agreements often restrict the transfer of a co-venturer’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

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we would not be in a position to exercise sole decision-making authority regarding the property or joint venture, which could create the potential risk of creating impasses on decisions, such as acquisitions or sales;

•	such co-venturer may, at any time, have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals;

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such co-venturer may be in a position to take action contrary to our instructions, requests, policies or objectives, including our current policy with respect to maintaining our qualification as a REIT;

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the possibility that our co-venturer in an investment might become bankrupt, which would mean that we and any other remaining co-venturers would generally remain liable for the joint venture’s liabilities;

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our relationships with our co-venturers are contractual in nature and may be terminated or dissolved under the terms of the applicable joint venture agreements and, in such event, we may not continue to own or operate the interests or assets underlying such relationship or may need to purchase such interests or assets at a premium to the market price to continue ownership;

•

disputes between us and our co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and efforts on our business and could result in subjecting the properties owned by the applicable joint venture to additional risk; or

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we may, in certain circumstances, be liable for the actions of our co-venturers, and the activities of a joint venture could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce the returns to our investors.

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

All real property and the operations conducted on real property are subject to federal, state, and local laws and regulations relating to environmental protection and human health and safety. Tenants’ ability to operate and to generate income to pay their lease obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations may impose joint and several liability on tenants, owners, or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent, or pledge such property as collateral for future borrowings.

Compliance with new laws or regulations or stricter interpretation of existing laws by agencies or the courts may require us to incur material expenditures. Future laws, ordinances, or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties such as the presence of underground storage tanks or activities of unrelated third parties may affect our properties. In addition, there are various local, state, and federal fire, health, life-safety, and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our cash flows and ability to make distributions and may reduce the value of your investment.

As the present or former owner or operator of real property, we could become subject to liability for environmental contamination, regardless of whether we caused such contamination.

Under various federal, state, and local environmental laws, ordinances, and regulations, a current or former owner or operator of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes, or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws may attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination. Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a property for damages based on personal injury, natural resources, or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants.

Some of our properties are adjacent to or near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on or are adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous or toxic substances.

The cost of defending against claims of liability, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

As the owner of real property, we could become subject to liability for adverse environmental conditions in the buildings on our property.

Some of our properties contain asbestos-containing building materials. Environmental laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos, and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. In addition, environmental laws and the common law may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos.

The properties also may contain or develop harmful mold or suffer from other air quality issues. Any of these materials or conditions could result in liability for personal injury and costs of remediating adverse conditions, which could have an adverse effect on our cash flows and ability to make distributions to our stockholders.

As the owner of real property, we could become subject to liability for failure to comply with environmental requirements regarding the handling and disposal of regulated substances and wastes or for non-compliance with health and safety requirements, which requirements are subject to change.

Some of our tenants may handle regulated substances and wastes as part of their operations at our properties. Environmental laws regulate the handling, use, and disposal of these materials and subject our tenants, and potentially us, to liability resulting from non-compliance with these requirements. The properties in our portfolio also are subject to various federal, state, and local health and safety requirements, such as state and local fire requirements. If we or our tenants fail to comply with these various requirements, we might incur governmental fines or private damage awards. Moreover, we do not know whether or the extent to which existing requirements or their enforcement will change or whether future requirements will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flows, cash available for distribution to stockholders, the market price of our common stock, and our ability to satisfy our debt service obligations. If our tenants become subject to liability for noncompliance, it could affect their ability to make rental payments to us.

We are and may continue to be subject to litigation, which could have a material adverse effect on our financial condition.

We currently are, and are likely to continue to be, subject to litigation, including claims relating to our operations, offerings, and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, would adversely impact our earnings and cash flows, thereby impacting our ability to service debt and make quarterly distributions to our stockholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

We are subject to stockholder litigation against certain of our present and former directors and officers, which could exceed the coverage of our current directors’ and officers’ insurance.

We, and various of our present and former directors and officers, are involved in litigation regarding the Internalization and certain related matters described in “Our Business and Properties—Legal Proceedings.” We believe that the allegations contained in these complaints are without merit and will continue to vigorously defend these actions; however, due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of these matters and, as with any litigation, the risk of financial loss does exist. We have and may continue to incur significant defense costs associated with defending these claims.

Although we retain director and officer liability insurance, such insurance does not fully cover ongoing defense costs and there can be no assurance that it would fully cover any potential judgments against us. A successful stockholder claim in excess of our insurance coverage could adversely impact our results of operations and cash flows, impair our ability to obtain new director and officer liability insurance on favorable terms, and/or adversely impact our ability to attract directors and officers.

If we are unable to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our disclosure controls or internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common stock.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements, or misrepresentations. Although management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in the trading price of our common stock, or otherwise materially adversely affect our business, reputation, results of operations, financial condition, or liquidity.

As a public company, Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), requires that we evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in all annual reports. In addition, Section 404 also requires our independent registered public accounting firm to attest to, and report on, our internal control over financial reporting, beginning with the year ending December 31, 2010.

Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.

Under the Americans with Disabilities Act, places of public accommodation must meet certain federal requirements related to access and use by disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If we are required to make unanticipated expenditures to comply with the Americans with Disabilities Act, including removing access barriers, then our cash flows and the amounts available for distributions to our stockholders may be adversely affected. Although we believe that our properties are currently in material compliance with these regulatory requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance, and we cannot predict the ultimate cost of compliance with the Americans with Disabilities Act or other legislation. If one or more of our properties is not in compliance with the Americans with Disabilities Act or other legislation, then we would be required to incur additional costs to achieve compliance. If we incur substantial costs to comply with the Americans with Disabilities Act or other legislation, our financial condition, results of operations, the market price of our common stock, cash flows, and our ability to satisfy our debt obligations and to make distributions to our stockholders could be adversely affected.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.

In the future, we may acquire and develop properties, including unimproved real properties, upon which we will construct improvements. We may be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

Our real estate development strategies may not be successful.

Although we currently do not have any development plans, we may in the future engage in development activities to the extent attractive development projects become available. To the extent that we engage in development activities, we will be subject to risks associated with those activities that could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common stock, including, but not limited to:

•	development projects in which we have invested may be abandoned and the related investment will be impaired;

•	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations;

•	we may not be able to obtain land on which to develop;

•	we may not be able to obtain financing for development projects, or obtain financing on favorable terms;

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construction costs of a project may exceed the original estimates or construction may not be concluded on schedule, making the project less profitable than originally estimated or not profitable at all (including the possibility of contract default, the effects of local weather conditions, the possibility of local or national strikes and the possibility of shortages in materials, building supplies or energy and fuel for equipment);

•	upon completion of construction, we may not be able to obtain, or obtain on advantageous terms, permanent financing for activities that we financed through construction loans; and

•	we may not achieve sufficient occupancy levels and/or obtain sufficient rents to ensure the profitability of a completed project.

Moreover, substantial renovation and development activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our other operations.

Risks Related to Our Organization and Structure

Our organizational documents contain provisions that may have an anti-takeover effect, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or otherwise benefit our stockholders.

Our charter and bylaws contain provisions that may have the effect of delaying, deferring, or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price, or otherwise be in the best interest of our stockholders. These provisions include, among other things, restrictions on the ownership and transfer of our stock, advance notice requirements for stockholder nominations for directors and other business proposals, and our board of directors’ power to classify or reclassify unissued shares of common or preferred stock and issue additional shares of common or preferred stock.

In order to preserve our REIT status, our charter limits the number of shares a person may own, which may discourage a takeover that could result in a premium price for our common stock or otherwise benefit our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT for federal income tax purposes. Unless exempted by our board of directors, no person may actually or constructively own more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock, which may inhibit large investors from desiring to purchase our stock. This restriction may have the effect of delaying, deferring, or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of our assets) that might provide a premium price for our common stock or otherwise be in the best interest of our stockholders.

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility. For example, our board of directors can do the following:

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within the limits provided in our charter, prevent the ownership, transfer, and/or accumulation of stock in order to protect our status as a REIT or for any other reason deemed to be in the best interest of us and our stockholders;

•	issue additional shares of stock without obtaining stockholder approval, which could dilute the ownership of our then-current stockholders;

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amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, without obtaining stockholder approval;

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classify or reclassify any unissued shares of our common or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares, without obtaining stockholder approval;

•	employ and compensate affiliates;

•	direct our resources toward investments that do not ultimately appreciate over time;

•	change creditworthiness standards with respect to our tenants;

•	change our investment or borrowing policies;

•	determine that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT; and

•	suspend, modify or terminate the dividend reinvestment plan.

Any of these actions could increase our operating expenses, impact our ability to make distributions, or reduce the value of our assets without giving you, as a stockholder, the right to vote.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders, which may discourage a third party from acquiring us in a manner that could result in a premium price for our common stock or otherwise benefit our stockholders.

Our board of directors may, without stockholder approval, issue authorized but unissued shares of our common or preferred stock and amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. In addition, our board of directors may, without stockholder approval, classify or reclassify any unissued shares of our common or preferred stock and set the preferences, rights and other terms of such classified or reclassified shares. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority with respect to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock also could have the effect of delaying, deferring, or preventing a change in control, including an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of our assets) that might provide a premium price for our common stock, or otherwise be in the best interest of our stockholders.

Our board of directors could elect for us to be subject to certain Maryland law limitations on changes in control that could have the effect of preventing transactions in the best interest of our stockholders.

Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

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“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or any affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter impose supermajority voting requirements on these combinations; and

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“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, except solely by virtue of a revocable proxy, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Our bylaws contain a provision exempting any acquisition by any person of shares of our stock from the control share acquisition statute, and our board of directors has adopted a resolution exempting any business combination with any person from the business combination statute. As a result, these provisions currently will not apply to a business combination or control share acquisition involving our company. However, our board of directors may opt in to the business combination provisions and the control share provisions of Maryland law in the future. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

Additionally, Maryland law permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently employ. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring, or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our charter, our bylaws, the limited partnership agreement of our operating partnership, and Maryland law also contain other provisions that may delay, defer, or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. In addition, the employment agreements with our named executive officers contain, and grants under our incentive plan also may contain, change-in-control provisions that might similarly have an anti-takeover effect, inhibit a change of our management, or inhibit in certain circumstances tender offers for our common stock or proxy contests to change our board.

Our rights and the rights of our stockholders to recover claims against our directors and officers are limited, which could reduce our recovery and our stockholders’ recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interest and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property, or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter and bylaws require us to indemnify our directors and officers to the maximum extent permitted by Maryland law for any claim or liability to which they may become subject or which they may incur by reason of their service as directors or officers, except to the extent that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, the director or officer actually received an improper personal benefit in money, property, or services, or, in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law, which could reduce our and our stockholders’ recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our directors and officers (as well as by our employees and agents) in some cases.

Risks Related to this Offering

Because we have a large number of stockholders and our shares have not been listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell our shares. Significant sales of our Class A or Class B common stock, or the perception that significant sales of such shares could occur, may cause the price of our Class A common stock to decline significantly.

If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering and our listing on the NYSE, the market price of our common stock could decline significantly. As of December 31, 2009, we had approximately 158.9 million shares of common stock issued and outstanding after giving effect to the Recapitalization, consisting of approximately 39.7 million shares of our Class A common stock and approximately 119.2 million shares of our Class B common stock. Our Class B shares are divided equally among Class B-1, Class B-2 and Class B-3.

Prior to this offering, our common stock was not listed on any national securities exchange and the ability of stockholders to liquidate their investments was limited. Upon completion of this offering and our listing on the NYSE, 57,729,201 shares of our Class A common stock will be freely tradable. As a result, there may be significant pent-up demand to sell shares of our common stock, which could cause the price of our Class A common stock to decline significantly. In particular, because the pool of shares of ordinary redemptions was exhausted by April 30, 2009, certain redemption requests were deferred under our share redemption program (which was suspended for all redemptions subsequent to November 2009 and will terminate upon the listing of our Class A common stock in connection with this offering). As a result, stockholders whose redemption requests were deferred may be inclined to sell the portion of their shares that will be freely tradable following the closing of this offering and our listing on the NYSE. If a significant number of such stockholders sell such shares, the price of our Class A common stock could be adversely affected.

After giving effect to this offering and the Recapitalization, approximately 176.9 million shares (or 179.6 million shares if the underwriters exercise their over-allotment option in full) of our common stock will be issued and outstanding, of which approximately 119.2 million, or 67.4% (66.4% if the underwriters exercise their over-allotment option in full), will be shares of our Class B common stock, which is divided equally among our Class B-1, Class B-2 and Class B-3 common stock. Although our Class B common stock will not be listed on a national securities exchange, our Class B-1 common stock, Class B-2 common stock and Class B-3 common stock will convert automatically into our Class A common stock 180 days following the Listing, 270 days following the Listing and on January 30, 2011, respectively. In addition, if they have not otherwise converted, all shares of our Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

We cannot predict the effect that future sales of our Class A common stock by our stockholders, the availability of shares of our Class A common stock for future sale, or the conversion of shares of our Class B common stock into our Class A common stock will have on the market price of our Class A common stock. Furthermore, the ongoing conversions of our Class B common stock into shares of our Class A common stock over time may place constant downward pressure on the price of our Class A common stock. A large volume of sales of shares of our Class A common stock (whether they are Class A shares that are issued in the offering, Class A shares that are held by our existing stockholders upon the closing of the offering, or Class A shares created by the automatic conversion of our Class B shares over time) could decrease the prevailing market price of our Class A common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of our Class A shares are not effected, the mere perception of the possibility of these sales could depress the market price of our Class A common stock and have a negative effect on our ability to raise capital in the future. In addition, anticipated downward pressure on our Class A common stock price due to actual or anticipated sales of Class A common stock from this market overhang could cause some institutions or individuals to engage in short sales of our Class A common stock, which may itself cause the price of our Class A common stock to decline.

In addition, because shares of our Class B common stock are not subject to transfer restrictions (other than the restrictions on ownership and transfer of stock set forth in our charter), such shares are freely tradable. As a result, notwithstanding that such shares will not be listed on a national securities exchange, it is possible that a market may develop for shares of our Class B common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price of our Class A common stock.

In addition, our largest stockholder, Wells Advisory Services I, LLC (“WASI”), has entered into a lock-up agreement with the underwriters pursuant to which it has agreed not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. However, the lock-up agreement with WASI contains an exception (i) for an existing pledge of 2,647,644 shares of our common stock by WASI to certain third parties as collateral to secure lending obligations to such third parties and (ii) that permits WASI, upon expiration or termination of this existing pledge and security agreement covering such shares, to re-pledge such shares of our common stock to third parties as collateral to secure lending or other obligations to such third parties. As a result, any shares of our common stock subject to a pledge by WASI (whether under existing or prospective lending or other arrangements) will not be subject to the lock-up agreement and may be sold by the lender at any time in the event of WASI’s default on the loan obligation secured by such shares. In such event, the sale of a substantial number of such shares in the public market, whether in a single transaction or a series of transactions, or the perception that such sales may occur, could have a significant effect on volatility and may materially and adversely affect the trading price of our common stock. The 2,647,644 shares of our common stock that WASI has pledged or is permitted to pledge under the lock-up exception described above represent approximately 40.7% of WASI’s current total equity ownership in our company or approximately 1.5% of the total number of outstanding shares of our common stock after giving effect to this offering.

Our distributions to stockholders may change.

For the year ended December 31, 2008 we paid cash distributions in the amount of $1.7604 per share. In the first quarter of 2009, we reduced our distributions to an annualized rate of $1.26 per share in an effort to preserve capital and liquidity, fund capital expenditures related to renewal of leases and re-letting of space, and position our company for selective acquisitions in the future. Distributions will be authorized and determined by our board of directors in its sole discretion from time to time and will depend upon a number of factors, including:

•	cash available for distribution;

•	our results of operations;

•	our financial condition, especially in relation to our anticipated future capital needs of our properties;

•	the level of reserves we establish for future capital expenditures;

•	the distribution requirements for REITs under the Code;

•	the level of distributions paid by comparable listed REITs;

•	our operating expenses; and

•	other factors our board of directors deems relevant.

We expect to continue to pay quarterly distributions to our stockholders. However, we bear all expenses incurred by our operations, and our funds generated by operations, after deducting these expenses, may not be sufficient to cover desired levels of distributions to our stockholders. In addition, although we do not currently intend to do so, a recent Internal Revenue Service (“IRS”) revenue procedure allows us to satisfy the REIT income distribution requirement by distributing up to 90% of our dividends on our common stock in shares of our common stock in lieu of paying dividends entirely in cash. Consequently, we may further reduce our distributions to stockholders or decide to pay distributions in shares of common stock in lieu of cash. Any change in our distribution policy could have a material adverse effect on the market price of our common stock.

There is currently no significant public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Prior to this offering, there has been no significant public market for our common stock. The public offering price for our Class A common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the public offering price will correspond to the price at which our Class A common stock will trade in the public market subsequent to this offering or that the price of our Class A common stock available in the public market will reflect our actual financial performance.

Our Class A common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “PDM.” Listing on the NYSE would not ensure that an actual market will develop for our Class A common stock or, if developed, that any market will be sustained. Accordingly, no assurance can be given as to:

•	the likelihood that an active market for the Class A common stock will develop;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their Class A common stock; or

•	the price that our stockholders may obtain for their Class A common stock.

The U.S. stock markets, including the NYSE on which we will list our Class A common stock, have historically experienced significant price and volume fluctuations. Even if an active trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations and investors in our Class A common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our Class A common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published;

•	future sales of substantial amounts of our Class A common stock by our existing or future stockholders;

•	conversions of our Class B common stock into shares of our Class A common stock or sales of our Class B common stock;

•	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Notwithstanding that we do not intend to list our Class B common stock on a national securities exchange, it is possible that a market may develop for shares of our Class B common stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price of our Class A common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including medium term notes, senior or subordinated notes and classes of preferred or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their proportionate ownership.

Market interest rates may have an effect on the value of our Class A common stock.

One of the factors that investors may consider in deciding whether to buy or sell our Class A common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher yield on our Class A common stock or seek securities paying higher dividends or yields. It is likely that the public valuation of our Class A common stock will be based primarily on our earnings and cash flows and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our Class A common stock. For instance, if interest rates rise, it is likely that the market price of our Class A common stock will decrease, because potential investors may require a higher dividend yield on our Class A common stock as market rates on interest-bearing securities, such as bonds, rise.

If securities analysts do not publish research or reports about our business or if they downgrade our Class A common stock or our sector, the price of our common stock could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our shares could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market, which in turn could cause the price of our common stock to decline.

We have broad discretion in how we use the proceeds from this offering, and we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds for general corporate and working capital purposes, including, without limitation, capital expenditures related to renewal of leases and re-letting of space, the acquisition and development of (and/or investment in) office properties or, if market conditions warrant, repayment of debt or repurchase of outstanding shares of our common stock. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Federal Income Tax Risks

Our failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We are owned and operated in a manner intended to qualify us as a REIT for U.S. federal income tax purposes; however, we do not have a ruling from the IRS as to our REIT status. In addition, we own all of the common stock of a subsidiary that has elected to be treated as a REIT, and if our subsidiary REIT were to fail to qualify as a REIT, it is possible that we also would fail to qualify as a REIT unless we (or the subsidiary REIT) could qualify for certain relief provisions. Our qualification and the qualification of our subsidiary REIT as a REIT will depend on satisfaction, on an annual or quarterly basis, of numerous requirements set forth in highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. A determination as to whether such requirements are satisfied involves various factual matters and circumstances not entirely within our control. The fact that we hold substantially all of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. No assurance can be given that we, or our subsidiary REIT, will qualify as a REIT for any particular year. See “Federal Income Tax Considerations—General” and “—Requirements for Qualification as a REIT.”

If we, or our subsidiary REIT, were to fail to qualify as a REIT in any taxable year for which a REIT election has been made, the non-qualifying REIT would not be allowed a deduction for dividends paid to its stockholders in computing our taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless the non-qualifying REIT were to obtain relief under certain statutory provisions, the non-qualifying REIT also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. As a result of such additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax.

Even if we qualify as a REIT, we may incur certain tax liabilities that would reduce our cash flow and impair our ability to make distributions.

Even if we maintain our status as a REIT, we may be subject to U.S. federal income taxes or state taxes, which would reduce our cash available for distribution to our stockholders. For example, we will be subject to federal income tax on any undistributed taxable income. Further, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our net capital gain income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, plus (ii) retained amounts on which we pay income tax at the corporate level. If we realize net income from foreclosure properties that we hold primarily for sale to customers in the ordinary course of business, we must pay tax thereon at the highest corporate income tax rate, and if we sell a property, other than foreclosure property, that we are determined to have held for sale to customers in the ordinary course of business, any gain realized would be subject to a 100% “prohibited transaction” tax. The determination as to whether or not a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. We cannot guarantee that sales of our properties would not be prohibited transactions unless we comply with certain safe-harbor provisions. The need to avoid prohibited transactions could cause us to forego or defer sales of properties that might otherwise be in our best interest to sell. In addition, we own interests in certain taxable REIT subsidiaries that are subject to federal income taxation and we and our subsidiaries may be subject to state and local taxes on our income or property.

Differences between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Code.

We intend to make distributions to our stockholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate tax obligations; however, differences between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Code. Certain types of assets generate substantial mismatches between taxable income and available cash, such as real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings. As a result, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures, or repayment of debt, in order to comply with REIT requirements. Any such actions could increase our costs and reduce the value of our common stock. Further, we may be required to make distributions to our stockholders when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with REIT qualification requirements may, therefore, hinder our ability to operate solely on the basis of maximizing profits.

We face possible adverse changes in tax laws including changes to state tax laws regarding the treatment of REITs and their stockholders, which may result in an increase in our tax liability.

From time to time changes in state and local tax laws or regulations are enacted, including changes to a state’s treatment of REITs and their stockholders, which may result in an increase in our tax liability. The shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income. These increased tax costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

We may face additional risks by reason of the Internalization.

As a result of the Internalization, we acquired all of the business and assets of two existing C corporations which had previously performed advisory and management functions for us and others in a transaction in which we would have succeeded to the C corporation’s earnings and profits. Under the Code, earnings and profits attributable to a C corporation must be distributed before the end of the REIT’s tax year in order for the REIT to maintain its qualification as a REIT. Both of the existing C corporations acquired by the Internalization had earnings and profits; however, immediately prior to the consummation of the Internalization transaction, each such corporation distributed an amount represented to be equal to or in excess of its respective amount of earnings and profits. The amounts distributed were determined in reliance upon calculations of earnings and profits prepared by our former advisor based on management representations and financial information as to the operations of the two C corporations. If the IRS were to assert successfully that such calculations were inaccurate, resulting in one or both of the entities surviving the Internalization being deemed to have retained earnings and profits from non-REIT years, then we could be disqualified from being taxed as a REIT unless we were able to make a distribution of the re-determined amount of excess earnings and profits within 90 days of the final determination thereof. In order to make such a distribution, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us.

Moreover, due to the acquisition of certain property management contracts pursuant to the Internalization, a portion of the income derived from such contracts will not qualify for purposes of the 75% and 95% income tests required for qualification as a REIT. The IRS may assert also that a portion of the assets acquired pursuant to the Internalization transaction does not qualify for purposes of the assets tests required for qualification as a REIT. In this regard, we believe that neither the amounts of non-qualifying income nor the value of non-qualifying assets acquired, when added to our calculations of other non-qualifying income or assets, will be sufficient to cause us to fail to satisfy any of such tests required for REIT qualification. No assurance can be given, however, that the IRS will not successfully challenge our calculations of the amount of non-qualifying income earned by us or the value of non-qualifying assets held by us in any given year or that we will qualify as a REIT for any given year.

The assets we acquired in the Internalization are subject to a potential “built-in gains” tax at the regular corporate income tax rates if we are treated as having disposed of them in a taxable transaction during the ten-year period beginning on the date the Internalization was consummated to the extent of the built-in gain in such assets at the time we acquired them.

If the discounts made available to participants in our dividend reinvestment plan were deemed to be excessive, our ability to pay distributions to our stockholders and our status as a REIT could be adversely affected.

We are required to distribute to our stockholders each year at least 90% of our adjusted REIT taxable income in order to qualify for taxation as a REIT. In order for distributions to be treated as distributed for purposes of this test, we must be entitled to a deduction for dividends paid to our stockholders within the meaning of Section 561 of the Code with respect to such distributions. Under this Code section, we will be entitled to such deduction only with respect to dividends that are deemed to be non-preferential, i.e., pro rata among, and without preference to any of, our common stockholders. The IRS has issued a published ruling which provides that a discount in the purchase price of a REIT’s newly-issued shares in excess of 5% of the stock’s fair market value is an additional benefit to participating stockholders, which may result in a preferential dividend for purposes of the 90% distribution test. Our dividend reinvestment plan offers participants the opportunity to acquire newly-issued shares of our common stock at a discount intended to fall within the safe harbor for such discounts set forth in the ruling published by the IRS; however, the fair market value of our common stock prior to the listing of our Class A common stock on a national securities exchange has not been susceptible to a definitive determination. Accordingly, the IRS could take the position that the fair market value of our common stock was greater than the value determined by us for purposes of the dividend reinvestment plan, resulting in purchase price discounts greater than 5%. In such event, we may be deemed to have failed the 90% distribution test for REIT qualification status, and our status as a REIT could be terminated for the year in which such determination is made. See “Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Distributions made by REITs do not qualify for the reduced tax rates that apply to certain other corporate distributions.

The maximum tax rate for distributions made by corporations to individuals is generally 15% (through 2010). Distributions made by REITs, however, generally are taxed at the normal rate applicable to the individual recipient rather than the 15% preferential rate. The more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in non-REIT corporations that make distributions, and any extension of the preferential rate for non-REIT corporations for periods after 2010 could adversely affect the value of the stock of REITs, including our common stock. See “Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Distributions Generally.”

A recharacterization of transactions undertaken by our operating partnership may result in lost tax benefits or prohibited transactions, which would diminish cash distributions to our stockholders, or even cause us to lose REIT status.

The IRS could recharacterize transactions consummated by our operating partnership, which could result in the income realized on certain transactions being treated as gain realized from the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of business. In such event, such gain would constitute income from a prohibited transaction and would be subject to a 100% tax. If this were to occur, our ability to make cash distributions to our stockholders would be adversely affected. Moreover, our operating partnership may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, we can give you no assurance that the IRS will not attempt to challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, the amount of our adjusted REIT taxable income could be recalculated, which might cause us to fail to meet the distribution requirement for a taxable year. We also might fail to satisfy the REIT qualification asset tests or income tests and, consequently, lose our REIT status. Even if we maintain our status as a REIT, an increase in our adjusted REIT taxable income could cause us to be subject to additional federal and state income and excise taxes. Any federal or state taxes we pay will reduce our cash available for distribution to our stockholders.

The opinion of King & Spalding LLP regarding our status as a REIT does not guarantee our ability to remain a REIT.

Our tax counsel, King & Spalding LLP, has rendered an opinion to us that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the period commencing with our taxable year ended December 31, 1998 and continuing through our taxable year ended December 31, 2009, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based upon our factual representations as to the manner in which we will be owned, invest in assets and operate, among other things. The validity of the opinion of King & Spalding LLP and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by King & Spalding LLP. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any one taxable year. Also, the opinion of King & Spalding LLP represents counsel’s legal judgment based on the law in effect as of the date of the commencement of this offering, is not binding on the IRS or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. King & Spalding LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Legislative or regulatory action could adversely affect our stockholders.

In recent years, numerous legislative, judicial and administrative changes have been made to the federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our common stock. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in common stock.

Risks Associated with Debt Financing

We have incurred and are likely to continue to incur mortgage and other indebtedness, which may increase our business risks.

As of September 30, 2009, we had total outstanding indebtedness of approximately $1.5 billion, of which $130 million is outstanding under our $500 million unsecured facility. We are likely to incur additional indebtedness to acquire properties or other real estate-related investments, to fund property improvements, and other capital expenditures or for other corporate purposes, such as to repurchase shares of our common stock through repurchase programs that our board of directors may authorize if conditions warrant or to fund future distributions to our stockholders. We intend to finance sizable acquisitions by increasing our ratio of total-debt-to-gross assets ratio to a range of 30% to 40%; however, there can be no assurance that we will be successful in achieving or maintaining this ratio. Significant borrowings by us increase the risks of an investment in us. For example, if there is a shortfall between the cash flow from properties and the cash flow needed to service our indebtedness, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. Although no such instances exist as of September 30, 2009, in those cases, we could lose the property securing the loan that is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages or other indebtedness contain cross-collateralization or cross-default provisions, a default on a single loan could affect multiple properties. If any of our properties are foreclosed on due to a default, our ability to pay cash distributions to our stockholders will be limited.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income, and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. We may be unable to refinance properties. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Existing loan agreements contain, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of our outstanding indebtedness, which may affect our distribution and operating policies and our ability to incur additional debt. Loan documents evidencing our existing indebtedness contain, and loan documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, these agreements contain financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make dividend payments, sell all or substantially all of our assets, and engage in mergers and consolidations and certain acquisitions. Covenants under our existing indebtedness do, and under any future indebtedness likely will, restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under and/or accelerate some or all of our indebtedness, which would have a material adverse effect on us.

Increases in interest rates would increase the amount of our variable-rate debt payments and could limit our ability to pay dividends to our stockholders.

As of September 30, 2009, approximately $130 million of our approximately $1.5 billion of indebtedness was subject to floating interest rates. Increases in interest rates will increase our interest costs associated with any draws that we may make on our $500 million unsecured facility, which would reduce our cash flows and our ability to pay dividends to our stockholders. In addition, if we are required to repay existing debt during periods of higher interest rates, we may need to sell one or more of our investments in order to repay the debt, which might not permit realization of the maximum return on such investments.

Changes in the market environment could have adverse affects on our interest rate swap.

In conjunction with the closing of our $250 million unsecured term loan, we entered into an interest rate swap to effectively fix our exposure to variable interest rates under the loan. To the extent interest rates are higher than our fixed rate, we would realize cash savings as compared to other market participants. However, to the extent interest rates are below our fixed rate, we incur more expense than other similar market participants, which has an adverse affect on our cash flows as compared to other market participants.

Additionally, there is counterparty risk associated with entering into an interest rate swap. Should market conditions lead to insolvency or make a merger necessary for our counterparty, it is possible that the terms of our interest rate swap will not be honored in their current form with a new counterparty. The potential termination or renegotiation of the terms of the interest rate swap agreement as a result of changing counterparties through insolvency or merger could result in an adverse impact on our results of operations and cash flows.

Risks Related to Conflicts of Interest

Our Chief Executive Officer and our Chief Financial Officer will be subject to certain conflicts of interest with regard to enforcing the indemnification provisions contained in the merger agreement relating to the Internalization.

On February 2, 2007, we entered into the merger agreement relating to the Internalization with certain affiliates of our former advisor. Total consideration, comprised entirely of 6,504,550 shares of our common stock, at a then-agreed value of approximately $175 million, (adjusted for the return of certain escrowed shares authorized by our board of directors on September 17, 2008) was exchanged for, among other things, certain net assets of our former advisor, as well as the termination of our obligation to pay certain fees required pursuant to the terms of the in-place agreements with the former advisor including, but not limited to, disposition fees, listing fees, and incentive fees. These transactions were completed on April 16, 2007. Donald A. Miller, CFA, our Chief Executive Officer and President and one of our directors, and Robert E. Bowers, our Chief Financial Officer, Executive Vice President, Secretary, and Treasurer, each received a 1% economic interest in the merger consideration due to his 1% ownership interest in the owners of the entity that sold us these advisor entities. Accordingly, Mr. Miller and Mr. Bowers may be subject to certain conflicts of interest with regard to enforcing indemnification provisions contained in the merger agreement relating to the Internalization.

One of our independent directors serves as a director of an entity sponsored by our former advisor. This relationship could affect his judgment with respect to enforcing the agreements we entered into in connection with the Internalization.

Donald S. Moss, one of our independent directors, is a director of Wells Timberland REIT. The relationship of Mr. Moss to an entity sponsored by our former advisor could affect his judgment with respect to enforcing indemnification provisions of the Internalization agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such statements include, in particular, statements about our plans, strategies and prospects and estimates regarding future office market performance, including estimates made by, or in reliance upon market research provided by, Rosen Consulting Group. Such statements are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this prospectus is filed with the SEC. We cannot guarantee the accuracy of any such forward-looking statements contained in this prospectus, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Any such forward-looking statements reflect our current views about future events, are subject to unknown risks, uncertainties, and other factors, and are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. To the extent that our assumptions differ from actual results, our ability to meet such forward-looking statements, including our ability to generate positive cash flow from operations, provide dividends to stockholders, and maintain the value of our real estate properties, may be significantly hindered. The factors listed above in the section entitled “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of certain risks, uncertainties and events that could cause actual results to differ materially from those presented in our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discounts and commissions and estimated expenses of the offering payable by us, will be approximately $282.4 million (or approximately $325.1 million if the underwriters exercise their over-allotment option in full), assuming a public offering price of $17.00 per share, which is the midpoint of the range set forth on the cover of this prospectus.

We intend to use the net proceeds received from this offering for general corporate and working capital purposes, including capital expenditures related to renewal of leases and re-letting of space, the acquisition and development of (and/or investment in) office properties, or, if market conditions warrant, the repayment of existing indebtedness or the repurchase of outstanding shares of our common stock. Pending application of the net proceeds received from this offering, we may use such proceeds to invest in highly liquid short-term securities and/or temporarily repay amounts outstanding under our revolving credit facility. As of September 30, 2009, the aggregate principal amount outstanding under our revolving credit facility, which matures in August 2011, was $130 million, and such facility carried interest at a rate equal to the weighted-average interest rate on all outstanding draws as of September 30, 2009. We may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All selections are subject to an additional spread (0.475% as of September 30, 2009) over the selected rate based on our current credit rating. As of September 30, 2009, the interest rate on our revolving credit facility was 1.52%.

Affiliates of certain of the underwriters are lenders under our revolving credit facility. As such, to the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, such affiliates will receive their proportionate shares of any amount of the revolving credit facility that is repaid with the net proceeds from this offering.

THE RECAPITALIZATION

On January 22, 2010, we filed an amendment to our charter to effect a recapitalization of our common stock. Upon the effectiveness of the Recapitalization, each share of our outstanding common stock converted automatically into:

•	1/12th of a share of our Class A common stock; plus

•	1/12th of a share of our Class B-1 common stock; plus

•	1/12th of a share of our Class B-2 common stock; plus

•	1/12th of a share of our Class B-3 common stock.

Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. Each share of our Class B common stock will convert automatically into one share of our Class A common stock on the following schedule:

•	180 days following the Listing, in the case of our Class B-1 common stock;

•	270 days following the Listing, in the case of our Class B-2 common stock; and

•	on January 30, 2011, in the case of our Class B-3 common stock.

In addition, if they have not otherwise converted, all shares of our Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

In the event that we reorganize, merge or consolidate with one or more other corporations, holders of our Class A and Class B common stock will be entitled to receive the same kind and amount of securities or property.

The Recapitalization also had the effect of reducing the total number of outstanding shares of our common stock. As of December 31, 2009, without giving effect to the Recapitalization, we had approximately 476,750,419 shares of common stock outstanding. As of December 31, 2009, after giving effect to the Recapitalization, we would have had an aggregate of approximately 158,916,806 shares of our Class A and Class B common stock outstanding, divided equally among Class A, Class B-1, Class B-2 and Class B-3. The Recapitalization was effected on a pro rata basis with respect to all of our stockholders. Accordingly, it did not affect any stockholder’s proportionate ownership of our outstanding shares except for any changes resulting from the payment of cash in lieu of fractional shares.

DISTRIBUTION POLICY

We intend to continue to qualify for taxation as a REIT for U.S. federal income tax purposes. The Code generally requires that a REIT distribute with respect to each year at least 90% of its annual adjusted REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain.

To satisfy the requirements for qualification as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common stock out of assets legally available for such purposes. Our future distributions will be at the discretion of our board of directors. When determining the amount of future distributions, we expect that our board of directors will consider, among other factors, (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-term cash needs for debt repayments, existing or future share repurchases, and selective acquisitions of new properties, (iv) the timing of significant re-leasing activities and the establishment of additional cash reserves for anticipated tenant improvements and general property capital improvements, (v) our ability to continue to access additional sources of capital and (vi) the amount required to be distributed to maintain our status as a REIT and to reduce any income and excise taxes that we otherwise would be required to pay.

If our operations do not generate sufficient cash flow to allow us to satisfy the REIT distribution requirements, we may be required to fund distributions from working capital, borrow funds, sell assets or reduce such distributions. Our distribution policy enables us to review the alternative funding sources available to us from time to time. Our actual results of operations will be affected by a number of factors, including the revenues we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see “Risk Factors” beginning on page 16.

The table below sets forth the quarterly dividend distributions paid to our stockholders during the years ended December 31, 2009, 2008 and 2007.

	2009	2008	2007
First Quarter	$0.3150	$0.4401	$0.4401
Second Quarter	0.3150	0.4401	0.4401
Third Quarter	0.3150	0.4401	0.4401
Fourth Quarter	0.3150	0.4401	0.4401

Total	$0.9450	$1.7604	$1.7604

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital qualified dividend income or capital gain. The composition of our distributions per share for the years ended December 31, 2008 and 2007 was as follows:

	2008	2007
Ordinary Income	62%	56%
Capital Gains	0%	8%
Return of Capital	38%	36%

	100%	100%

CAPITALIZATION

The following table sets forth (1) our historical capitalization as of September 30, 2009 and (2) our pro forma capitalization which gives effect to: (i) this offering of 18,000,000 shares of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the termination of our share redemption program upon the listing of our shares of common stock on the NYSE in connection with this offering. All information in the following table has been adjusted to reflect the Recapitalization, which was effected on January 22, 2010.

You should read this table together with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of September 30, 2009
	Historical	Pro Forma
	(in thousands, except share information)
Lines of Credit/Credit facility	$130,000	$— (1)
Unsecured Term Debt	250,000	250,000

Mortgage notes	1,152,525	1,152,525

Redeemable common stock(2)	61,716	—
Stockholders’ equity:
Shares-in-trust, no par value, 150,000,000 shares authorized, none outstanding, historical and pro forma	—	—
Preferred stock, no par value, 100,000,000 shares authorized, none outstanding, historical and pro forma	—	—
Class A common stock, $0.01 par value per share, 600,000,000 shares authorized, 39,553,688 shares issued and outstanding, historical, and 57,553,688 shares issued and outstanding, pro forma	396	576
Class B-1 common stock, $0.01 par value per share, 50,000,000 shares authorized, 39,553,688 shares issued and outstanding, historical, and 39,553,688 shares issued and outstanding, pro forma	396	396
Class B-2 common stock, $0.01 par value per share, 50,000,000 shares authorized, 39,553,687 shares issued and outstanding, historical, and 39,553,687 shares issued and outstanding, pro forma	395	395
Class B-3 common stock, $0.01 par value per share, 50,000,000 shares authorized, 39,553,687 shares issued and outstanding, historical, and 39,553,687 shares issued and outstanding, pro forma	395	395
Additional paid-in capital	3,461,698	3,743,898
Cumulative distributions in excess of earnings	(774,774)	(774,774)
Redeemable common stock	(61,716)	—
Other comprehensive loss	(5,675)	(5,675)

Piedmont stockholders’ equity	2,621,115	2,965,211

Noncontrolling interest	5,605	5,605

Total Stockholders’ Equity	2,626,720	2,970,816

Total Capitalization	$4,220,961	$4,373,341

(1)	Assumes the use of $130,000,000 of the net proceeds of this offering to repay amounts outstanding under our revolving credit facility as of September 30, 2009, pending application of the net proceeds.
(2)	Under our share redemption program, which was suspended for redemptions subsequent to November 2009 and will terminate upon the listing of our Class A common stock on the NYSE in connection with this offering, shares of our common stock are contingently redeemable at the option of the stockholder, subject to certain limitations. Such limitations include, among other things, a restriction that the aggregate (life-to-date) amount of redemptions may not exceed the aggregate (life-to-date) proceeds under our dividend reinvestment plan. Accordingly, pursuant to GAAP, we have recorded redeemable common stock equal to the aggregate amount of proceeds received under the dividend reinvestment plan, less the aggregate amount incurred to repurchase shares under our share redemption program.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007, and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data set forth below as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 have been derived from our audited consolidated financial statements not included in this prospectus. The audited consolidated financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm. The financial data and other data as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The financial data and other data set forth below as of September 30, 2008 and 2007 and for the nine months ended September 30, 2007 have been derived from our unaudited consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

Because the information presented below is only a summary and does not provide all of the information contained in our consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, and notes thereto included elsewhere in this prospectus. The amounts in the table are dollars in thousands except for share and per-share information. The share and per-share information set forth below gives effect to the Recapitalization that was effected on January 22, 2010.

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2009	2008	2007	2008	2007	2006	2005		2004
Statement of Income Data(1):
Total revenues	$453,868	$466,549	$443,874	$621,965	$593,249	$571,363	$559,818		$543,708
Property operating costs	170,421	166,417	160,722	221,279	212,178	197,511	187,230		173,649
Asset and property management fees—related-party and other	1,453	1,491	12,086	2,026	12,674	29,401	27,286		23,168
Depreciation and amortization	120,110	120,895	123,095	161,795	170,872	163,572	150,138		138,975
Casualty and impairment loss on real estate assets	35,063	—	—	—	—	7,765	16,093		—
General and administrative expenses	22,829	24,292	20,880	33,010	29,116	18,446	17,941		18,003
Income from continuing operations(1)	49,113	100,140	86,470	131,850	112,773	97,527	132,376		158,269
Income from discontinued operations(1)	—	10	21,542	10	21,548	36,454	197,369		52,025
Net income attributable to Piedmont	48,754	99,720	107,482	131,314	133,610	133,324	329,135		209,722
Cash Flows:
Cash flows from operations	$213,112	$233,878	$207,849	$296,515	$282,527	$278,948	$270,887		$328,753
Cash flows (used in) provided by investing activities	(47,761)	(170,404)	14,786	(191,926)	(71,157)	(188,400)	691,690		(253,342)
Cash flows used in financing activities	(168,345)	(80,513)	(207,919)	(149,272)	(190,485)	(95,390)	(953,273	)(3)	(89,009)
Dividends paid	(149,210)	(209,714)	(210,929)	(279,418)	(283,196)	(269,575)	(286,643)		(326,372)
Per-Share Data:
Per weighted-average common share data:
Income from continuing operations per share—basic and diluted	$0.31	$0.62	$0.54	$0.82	$0.70	$0.63	$0.85		$1.02
Income from discontinued operations per share—basic and diluted	$0.00	$0.00	$0.13	$0.00	$0.13	$0.24	$1.27		$0.33
Net income attributable to common stockholders per share—basic and diluted	$0.31	$0.62	$0.67	$0.82	$0.83	$0.87	$2.12		$1.35
Dividends declared	$0.9450	$1.3203	$1.3203	$1.7604	$1.7604	$1.7604	$1.8453		$2.1000
Weighted-average shares outstanding—basic (in thousands)	158,491	159,911	159,561	159,586	160,698	153,898	155,428		155,354
Weighted-average shares outstanding—diluted (in thousands)	158,624	160,022	159,595	159,722	160,756	153,898	155,428		155,354

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2009	2008	2007	2008	2007	2006	2005	2004
Balance Sheet Data (as of end of period):
Total assets	$4,431,851	$4,604,707	$4,537,123	$4,557,330	$4,579,746	$4,450,690	$4,398,350	$5,123,689
Piedmont stockholders’ equity	2,621,115	2,742,731	2,925,601	2,697,040	2,880,545	2,850,697	2,989,147	3,699,600
Outstanding debt	1,532,525	1,548,625	1,188,197	1,523,625	1,301,530	1,243,203	1,036,312	890,182
Obligations under capital leases	—	—	—	—	—	—	—	64,500

Funds from Operations Data(2):
Net income attributable to Piedmont	$48,754	$99,720	$107,482	$131,314	$133,610	$133,324	$329,135	$209,722
Add:
Depreciation of real assets—wholly owned properties	78,522	73,516	71,170	99,366	94,992	95,296	91,713	97,425
Depreciation of real assets— unconsolidated partnerships	1,092	1,124	1,074	1,483	1,440	1,449	1,544	2,918
Amortization of lease-related costs—wholly owned properties	41,127	47,147	52,222	62,050	76,143	72,561	67,115	65,314
Amortization of lease-related costs—unconsolidated partnerships	307	608	848	717	1,089	1,103	1,232	1,242
Subtract:
Gain on sale—wholly owned properties	—	—	(20,680)	—	(20,680)	(27,922)	(177,678)	(11,489)
(Gain) loss on sale—unconsolidated partnerships	—	—	(1,130)	—	(1,129)	5	(11,941)	(1,842)

Funds from operations	$169,802	$222,115	$210,986	$294,930	$285,465	$275,816	$301,120 (4)	$363,290

(1)

Prior period amounts have been adjusted to conform with the current period presentation. Please refer to our revised financial statements as of and for the three years in the period ended December 31, 2008 included elsewhere in this prospectus.

(2)

Although net income calculated in accordance with GAAP is the starting point for calculating FFO, FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations exclude factors such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs. Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current NAREIT definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do. As presented above, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings.

(3)	Includes special distribution of net sales proceeds from the 2005 Portfolio Sale of approximately $748.5 million.
(4)	In April 2005, we disposed of 27 properties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, as well as the unaudited consolidated financial statements and notes thereto as of September 30, 2009 and for the nine months ended September 30, 2009 and 2008.

Liquidity and Capital Resources

As of September 30, 2009, we had outstanding borrowings of approximately $130.0 million under our $500 million revolving variable-rate unsecured credit facility. Along with outstanding letters of credit totaling approximately $10.4 million, we had approximately $359.6 million available for future borrowing.

We intend to use cash flows generated from operation of our properties, proceeds from our dividend reinvestment plan, proceeds from our $500 million unsecured facility and the net proceeds of this offering as our primary sources of immediate and long-term liquidity. In addition, we expect distributions from our existing unconsolidated joint ventures, the potential selective disposal of existing properties, and other financing opportunities (including this offering) afforded to us by our relatively low leverage and quality asset base to provide additional sources of funds. The continued disruptions in the financial markets and deteriorating economic conditions could adversely affect our ability to utilize any one or more of these sources of funds. Based upon recent appraisals of institutionally-owned commercial real estate owned by others in markets that we also serve, we believe that market conditions continue to negatively impact the values of most existing office properties. As a result, we may be limited in our ability to access such financing opportunities and to selectively dispose of our existing properties at attractive prices.

We anticipate that our primary future uses of capital will include, but will not be limited to, making scheduled debt service payments, funding renovations, expansions, and other significant capital expenditures for our existing portfolio of properties and, subject to the availability of attractive properties and our ability to consummate acquisitions on satisfactory terms, acquiring new assets compatible with our investment strategy. These expenditures include specifically identified building improvement projects, as well as projected amounts for tenant improvements and leasing commissions related to projected re-leasing, which are subject to change as market and tenant conditions dictate. In addition, we anticipate funding potential obligations for tenant improvements of approximately $123 million over the respective lease term of leases which have already been executed by us with our tenants, much of which we anticipate funding over the next five years. For most of our leases, the actual funding of these tenant improvements can take place throughout the period of the lease with the timing of the funding being largely dependent upon tenant requests for reimbursement. In some cases, these obligations may expire with the leases without further recourse to us.

Our cash flows from operations depend significantly on market rents and the ability of our tenants to make rental payments. While we believe the diversity and high credit quality of our tenants helps mitigate the risk of a significant interruption of our cash flows from operations, the general economic downturn that we are currently experiencing, or an additional downturn in one of our concentration markets, could adversely impact our operating cash flows. Our primary focus is to achieve an attractive long-term, risk-adjusted return for our stockholders. Competition to attract and retain high-credit-quality tenants remains intense due to general economic conditions. At the same time, leases representing approximately 22.2% and 60.8% of our Annualized Lease Revenue at our properties are scheduled to expire between the date of this prospectus and the end of 2011 and 2014, respectively, assuming no exercise of early termination rights. In addition, the capital requirements necessary to maintain our current occupancy levels, including payment of leasing commissions, tenant concessions, and anticipated leasing expenditures, have continued to increase. As such, we will continue to closely monitor our tenant renewals, competitive market conditions, and our cash flows. The amount of future dividends to be paid to our stockholders will continue to be largely dependent upon (i) the amount of cash generated from our operating activities, (ii) our expectations of future cash flows, (iii) our determination of near-

term cash needs for debt repayments, existing or future share repurchases, and selective acquisitions of new properties, (iv) the timing of significant re-leasing activities and the establishment of additional cash reserves for anticipated tenant improvements and general property capital improvements, (v) our ability to continue to access additional sources of capital and (vi) the amount required to be distributed to maintain our status as a REIT. Given the fluctuating nature of cash flows and expenditures, we may periodically borrow funds on a short-term basis to pay dividends.

During the nine months ended September 30, 2009, we generated approximately $213.1 million of cash flows from operating activities and approximately $77.6 million from the issuance of common stock pursuant to our dividend reinvestment plan and from combined net borrowing activities. From such cash flows, we (i) paid dividends to stockholders of approximately $149.2 million, (ii) invested approximately $10.0 million in mezzanine debt, (iii) funded capital expenditures and deferred leasing costs totaling approximately $37.6 million, and (iv) repurchased approximately $96.6 million of common stock pursuant to our share redemption program.

Results of Operations

Overview

Our income from continuing operations for each period presented decreased as compared to the prior year, primarily due to the recognition of non-cash impairment charges in the current period, the prior year recognition of non-recurring income associated with lease terminations and restructurings, and an increase in property operating costs, which were primarily attributable to a beneficial property tax adjustment offset against operating expenses in 2008. These variances were partially offset by a reduction in general and administrative expenses as compared to the prior year period.

Comparison of the nine months ended September 30, 2009 versus the nine months ended September 30, 2008

The following table sets forth selected data from our consolidated statements of operations for the nine months ended September 30, 2009 and 2008, respectively, as well as each balance as a percentage of total revenues for the periods presented (dollars in millions):

	September 30, 2009	% of Total Revenues	September 30, 2008	% of Total Revenues	$ Increase (Decrease)
Revenue:
Rental income	$337.8		$341.8		$(4.0)
Tenant reimbursements	113.1		112.8		0.3
Property management fee revenue	2.2		2.4		(0.2)
Other rental income	0.8		9.5		(8.7)

Total revenues	453.9	100	466.5	100	(12.6)

Expense:
Property operating costs	170.4	38	166.4	36	4.0
Asset and property management fees	1.5	0	1.5	0	0.0
Depreciation	79.0	17	73.7	16	5.3
Amortization	41.1	9	47.1	10	(6.0)
Impairment loss on real estate assets	35.1	8	—	0	35.1
General and administrative expense	22.8	5	24.3	5	(1.5)

Real estate operating income	104.0	23	153.5	33	(49.5)

Other income (expense):
Interest expense	(58.3)	13	(55.8)	12	2.5
Interest and other income	3.9	1	2.8	1	1.1
Equity in loss of unconsolidated joint ventures	(0.5)	0	(0.4)	0	0.1

Income from continuing operations	$49.1	11	$100.1	21	$(51.0)

Income from continuing operations per share—diluted basis	$0.31		$0.62

Continuing Operations

Revenue

Rental income decreased from approximately $341.8 million for the nine months ended September 30, 2008 to approximately $337.8 million for the nine months ended September 30, 2009. This decrease primarily relates to a lease that expired during the fourth quarter 2008 at the Glenridge Highlands Two Building in Atlanta, Georgia. A significant portion of the vacated space at the Glenridge Highlands Two Building has subsequently been re-leased to a new tenant. Tenant reimbursements increased from approximately $112.8 million for the nine months ended September 30, 2008 to approximately $113.1 million for the nine months ended September 30, 2009. This increase reflects an increase in recoverable property operating costs, including tenant-requested services, during the nine months ended September 30, 2009.

Property management fee revenue, which includes both fee revenue and salary reimbursements, decreased approximately $0.2 million for the nine months ended September 30, 2009 as compared to the same period in the prior year, primarily as a result of vacancies at certain of the managed properties, as well as non-recurring construction management projects in the prior year. Such income may decrease in future periods in the event that the owner of these properties makes other management arrangements for properties that they own.

Other rental income is comprised primarily of income recognized for lease terminations and restructurings. Unlike the majority of our rental income, which is recognized ratably over long-term contracts, other rental income is recognized once we have completed our obligation to provide space to the tenant. Other rental income decreased approximately $8.7 million for the nine months ended September 30, 2009 as compared to the same period in the prior year. Other rental income for the nine months ended September 30, 2008 primarily relates to leases terminated at the 6031 Connection Drive Building in Irving, Texas, the 90 Central Street Building in Boxborough, Massachusetts, and the 3750 Brookside Parkway Building in Alpharetta, Georgia. Other rental income for the current period consists of a termination at the 1901 Main Street Building in Irvine, California, as well as a termination at the Auburn Hills Corporate Center in Auburn Hills, Michigan. We do not expect such income to be comparable in future periods, as it will be dependent upon the execution of lease terminations by tenants and/or restructuring agreements that may not be in our control or are deemed by management to be in the best interest of the portfolio over the long term.

Expense

Property operating costs increased approximately $4.0 million for the nine months ended September 30, 2009 compared to the same period in the prior year. This variance is primarily the result of the non-recurrence of significant property tax reductions recognized in the prior year, as well an increase in tenant-requested services during the nine months ended September 30, 2009. Tenant-requested services are typically fees for services requested by a tenant and/or operating costs directly attributable to a specific tenant. These variances were partially offset by a decrease in utility costs in the current year.

Depreciation expense increased approximately $5.3 million for the nine months ended September 30, 2009 compared to the same period in the prior year. Building improvements at the Aon Center Building in Chicago, Illinois as well as tenant-related expenditures at other properties contributed approximately $3.2 million of the increase, and accelerated depreciation charges related to lease termination by tenants at the Chandler Commons Building in Chandler, Arizona (partial lease termination) and the 1901 Main Street Building contributed approximately $1.6 million of the increase. Additionally, the current period includes nine full months of depreciation related to the acquisition of the Piedmont Pointe II Building in Bethesda, Maryland (acquired in June 2008) of approximately $0.7 million, as compared to only approximately three months of depreciation related to the building during the prior period.

Amortization expense decreased approximately $6.0 million for the nine months ended September 30, 2009 compared to the same period in the prior year. The decrease primarily relates to lease assets that have been fully amortized or written-off subsequent to September 30, 2008 of approximately $8.0 million. Accelerated amortization as a result of tenants’ lease terminations at the Chandler Commons Building (partial lease termination) and the 1901 Main Street Building of approximately $1.0 million partially offset this decrease, as well as increases in amortization of deferred tenant acquisition costs of approximately $1.4 million resulting from new leasing transactions occurring since September 30, 2008.

During the nine months ended September 30, 2009, we recognized an impairment loss of approximately $35.1 million as a result of lowering expected future rental income and reducing the intended holding periods for the Auburn Hills Corporate Center Building in Auburn Hills, Michigan, and the 1441 West Long Lake Road Building in Troy, Michigan, as well as the 1111 Durham Avenue Building in South Plainfield, New Jersey. The decision to reduce future rental revenues and the holding periods for the two Detroit assets was prompted by the loss of prospective replacement tenants and overall declines in the Detroit, Michigan market. Further, changes in management’s expectation of re-leasing prospects of the New Jersey asset, coupled with general market declines in the South Plainfield submarket in which it is located, prompted the reduction of intended hold period and future rental revenues during the nine months ended September 30, 2009. The cumulative effect of these decisions triggered a reassessment of leasing assumptions for these buildings, which entailed, among other things, evaluating market rents, leasing costs and the downtime necessary to complete the necessary re-leasing activities (See Note 7 to our accompanying condensed notes to consolidated financial statement for further details).

General and administrative expense decreased approximately $1.5 million for the nine months ended September 30, 2009 compared to the same period in the prior year. Of this decrease, approximately $1.3 million is related to net savings realized through the termination of service agreements with our former advisor in July 2008.

Other Income (Expense)

Interest expense increased approximately $2.5 million for the nine months ended September 30, 2009 compared to the same period in the prior year. We incurred additional interest expense in the current year as a result of entering into our $250 million unsecured term loan late in the second quarter 2008. These increases were partially offset by lower net borrowings and lower interest rates on our $500 million unsecured facility, as well as the repayment of the 3100 Clarendon Boulevard Building Mortgage Note during 2008.

Interest and other income increased approximately $1.1 million for the nine months ended September 30, 2009 compared to the same period in the prior year, primarily due to the fact that we recognized a full period of income related to our investment in mezzanine debt in the current year, as well as the purchase of a second tranche of mezzanine debt in March 2009. The level of interest income in future periods will primarily be dependent upon the amount of operating cash on hand, as well as income earned on our investment in mezzanine debt.

Equity in loss of unconsolidated joint ventures increased approximately $0.1 million for the nine months ended September 30, 2009 compared to the prior period as a result of recognizing other-than-temporary impairment on the joint venture which owns the 47320 Kato Road Building in Fremont, California of approximately $2.6 million (See Note 7 to our accompanying consolidated financial statement for further details). The increase was partially offset as a result of recognizing other-than-temporary impairment on the joint venture which owns the 20/20 Building in Leawood, Kansas in the third quarter 2008 of approximately $2.1 million. The increase in the loss was also partially offset as a result of lease intangible assets which have fully amortized at the AIU Building in Hoffman Estate, Illinois (owned through a joint venture). We expect equity in (loss)/income of unconsolidated joint ventures to fluctuate in the near term based on the timing and extent to which dispositions occur as our unconsolidated joint ventures approach their stated dissolution periods.

Income from continuing operations per share on a fully diluted basis decreased from $0.62 for the nine months ended September 30, 2008 to $0.31 for the nine months ended September 30, 2009 primarily as a result of current year recognition of impairment charges of approximately $35.1 million, as well as, the prior year recognition of approximately $9.5 million of non-recurring fees associated with lease terminations and restructurings.

Comparison of the year ended December 31, 2008 to the year ended December 31, 2007

The following table sets forth selected data from our consolidated statements of income for the years ended December 31, 2008 and 2007, respectively, as well as each balance as a percentage of the sum of rental income and tenant reimbursements for the years presented (dollars in millions):

	December 31, 2008%		December 31, 2007%		$ Increase (Decrease)
Revenue:
Rental income	$455.2		$441.8		$13.4
Tenant reimbursements	150.3		142.6		7.7
Property management fee revenue	3.2		2.0		1.2
Other rental income	13.3		6.8		6.5

Total revenues	622.0	100	593.2	100	28.8

Expense:
Property operating costs	221.3	36	212.2	36	9.1
Asset and property management fees (related-party and other)	2.0	0	12.6	2	(10.6)
Depreciation	99.7	16	94.8	16	4.9
Amortization	62.1	10	76.1	13	(14.0)
General and administrative expense	33.0	5	29.1	5	3.9

Real estate operating income	203.9	33	168.4	28	35.5

Other income (expense):
Interest expense	(76.0)	12	(63.9)	10	12.1
Interest and other income	3.7	0	4.6	1	(0.9)
Equity in income of unconsolidated joint ventures	0.3	0	3.8	0	(3.5)
Loss on extinguishment of debt	0.0	0	(0.1)	0	0.1

Income from continuing operations	$131.9	21	$112.8	19	$19.1

Income from continuing operations per share—diluted basis	$0.82		$0.70

Continuing Operations

Revenue

Rental income and tenant reimbursements increased from approximately $441.8 million and $142.6 million, respectively, for the year ended December 31, 2007 to approximately $455.2 million and $150.3 million, respectively, for the year ended December 31, 2008. The increase in rental income relates primarily to re-leasing activity at our existing properties, including a significant lease renewal at the 60 Broad Street Building in New York, New York. The increase in reimbursement revenue of approximately $7.7 million is attributable to an increase in recoverable property operating costs at certain of our properties of approximately $6.6 million, as well as increased tenant reimbursement revenue from newly acquired properties purchased subsequent to December 31, 2006 of approximately $0.9 million.

Property management fee revenue, which includes both fee revenue and salary reimbursements, increased approximately $1.2 million for the year ended December 31, 2008 as compared to the prior year, as a result of 2008 being the first year in which we have managed properties for third parties for the entire year, a service we began offering after the Internalization in April 2007. Such income may decrease in future periods in the event that the owner of these properties makes other arrangements for their management.

Other rental income increased approximately $6.5 million for the year ended December 31, 2008 as compared to the prior year. Unlike the majority of our rental income, which is recognized ratably over long-term contracts, other rental income consists primarily of lease termination fee income in both years and is recognized once we have completed our obligation to provide space to the tenant, regardless of the date we actually receive the payment of the fee. Other rental income for 2007 relates primarily to leases terminated at the 1111 Durham Avenue Building, the 800 North Brand Boulevard in Glendale, California, and the Rhein Building in Beaverton, Oregon. Other rental income for 2008 relates primarily to leases terminated at the Glenridge Highlands Two Building (approximately $3.7 million), at the 90 Central Street Building (approximately $3.3 million), at the 3750 Brookside Parkway Building (approximately $0.4 million), and at the 6031 Connection Drive Building (approximately $4.9 million).

Expense

Property operating costs increased approximately $9.1 million for the year ended December 31, 2008, as compared to the prior year. This increase is primarily the result of increases in reimbursable tenant expenses at certain of our properties of approximately $4.4 million, a majority of which relates to property taxes, utilities, repair and maintenance, and allocated administrative salaries, which are noted above as being reimbursed by tenants pursuant to their respective leases. Additionally, properties we acquired subsequent to December 31, 2006 contributed an incremental amount of approximately $1.8 million during the current period. Finally, our primary tenant at the 1111 Durham Avenue Building converted from a “net” lease to a “full service” lease effective for the current year; therefore we became responsible for additional expenses during 2008 of approximately $1.8 million.

Asset and property management fees decreased approximately $10.6 million for the year ended December 31, 2008, as compared to the prior year, primarily due to the fact that we are no longer subject to certain related-party service contracts as a result of the Internalization transaction, which took place on April 16, 2007, as well as continuing to increase the number of assets we managed for ourselves during the current year.

Depreciation expense increased approximately $4.9 million for the year ended December 31, 2008, as compared to the prior year. Of this increase, approximately $2.4 million is the result of three properties (2300 Cabot Drive Building in Lisle, Illinois, Piedmont Pointe I and II Buildings in Bethesda, Maryland) we acquired subsequent to December 31, 2006. Further, building improvements at the Aon Center Building, as well as accelerated depreciation as a result of a tenant’s lease termination, contributed approximately $1.3 million of new depreciation expense as compared to the prior period. We expect future depreciation expense to increase as a result of recognizing expense on the Piedmont Pointe II Building acquired in 2008 for a full period in 2009.

Amortization expense decreased approximately $14.0 million for the year ended December 31, 2008, as compared to the prior year. The decrease is primarily due to intangible lease assets which have become fully amortized subsequent to December 31, 2007, principally at the Copper Ridge Center Building in Lyndhurst, New Jersey, the 60 Broad Street Building, the 3100 Clarendon Building in Arlington, Virginia, and the Las Colinas Corporate Center II Building in Irving, Texas. Additionally, in the prior year, we recognized higher charges to amortization in order to adjust intangible lease assets and deferred lease costs associated with lease terminations and restructurings to their net realizable value. The largest of these charges related to a lease termination at the Glenridge Highlands Two Building.

General and administrative expenses increased approximately $3.9 million for the year ended December 31, 2008, as compared to the prior year. Of this increase, approximately $2.5 million is related to employee salary and benefit costs as a result of being self-managed during the entire year ended December 31, 2008 as compared to being externally managed in the prior year from January 1, 2007 to April 16, 2007, the date of the Internalization. Additionally, we recognized approximately $1.3 million of recoveries in 2007 of previously recorded bad debt reserves which were deemed to be recoverable.

Other Income (Expense)

Interest expense increased approximately $12.1 million for the year ended December 31, 2008, as compared to the prior year, primarily as a result of net borrowings on our $500 million unsecured facility, as well as a result of borrowings on our $250 million unsecured term loan.

Interest and other income decreased approximately $0.9 million for the year ended December 31, 2008, as compared to the prior year. This decrease relates primarily to a decrease in depository interest rates, as well as a one-time reimbursement received during the prior year from our former advisor for a $1.3 million property management termination expense (included in asset and property management fees). Such decrease was partially offset by income recognized as a result of our investment in mezzanine debt in the current year. The level of interest income in future periods will be primarily dependent upon the amount of operating cash on hand, as well as income earned on our investment in mezzanine debt, which fluctuates according to interest rate changes.

Equity in income of unconsolidated joint ventures decreased approximately $3.5 million during the year ended December 31, 2008, as compared to the prior year, primarily as a result of recognizing approximately $2.1 million of impairment loss during the current year, our portion of the impairment charge recorded at the 20/20 Building in suburban Kansas City, KS, which is owned through a joint venture. Additionally, the prior year amounts include approximately $1.1 million for our portion of the gain on sale recognized for the 111 South Chase Boulevard Building in Fountain Inn, South Carolina in May 2007. We expect equity in income of unconsolidated joint ventures to fluctuate in the near term based on the timing and extent to which dispositions occur as our unconsolidated joint ventures approach their stated dissolution periods.

Income from continuing operations available to common stockholders per share on a fully diluted basis increased from $0.70 per share for the year ended December 31, 2007 to $0.82 per share for the year ended December 31, 2008 primarily as a result of the positive effects of the Internalization in reducing asset and property management fees, re-leasing activity at certain of our properties, as well as the timing of recognition of other rental income and lease termination expense related to lease terminations or restructurings during the current and prior year. These increases in income from continuing operations available to common stockholders per share were partially offset by increased interest expense and an impairment charge at one of our unconsolidated joint ventures in the current period.

Discontinued Operations

In accordance with GAAP, we have classified the operations of properties held for sale and sold as discontinued operations for all periods presented. Income from discontinued operations was approximately $10,000 and approximately $21.5 million for the years ended December 31, 2008 and 2007, respectively. These amounts consist of operations, including the gain on the sale, of the Citigroup Fort Mill Building in Fort Mill, South Carolina and the Videojet Technology Building in Wood Dale, Illinois, which were both sold in March 2007. We do not expect that income from discontinued operations will be comparable to future periods; as such income is subject to the timing and existence of future property dispositions.

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

The following table sets forth selected data from our consolidated statements of income for the years ended December 31, 2007 and 2006, respectively, as well as each balance as a percentage of the sum of rental income and tenant reimbursements for the years presented (dollars in millions):

	December 31, 2007%		December 31, 2006%		$ Increase (Decrease)
Revenue:
Rental income	$441.8		$430.9		$10.9
Tenant reimbursements	142.6		130.9		11.7
Property management fee revenue	2.0		—		2.0
Other rental income	6.8		9.6		(2.8)

Total revenues	593.2	100	571.4	100	21.8

Expense:
Property operating costs	212.2	36	197.5	35	14.7
Asset and property management fees (related-party and other)	12.6	2	29.4	5	(16.8)
Depreciation	94.8	16	92.4	16	2.4
Amortization	76.1	13	71.2	13	4.9
Casualty and impairment losses on real estate assets	—	0	7.8	1	(7.8)
General and administrative expense	29.1	5	18.4	3	10.7
Loss on sale of undeveloped land	—	0	0.6	0	(0.6)

Real estate operating income	168.4	28	154.1	27	14.3

Other income (expense):
Interest expense	(63.9)	10	(61.3)	11	2.6
Interest and other income	4.6	1	2.5	0	2.1
Equity in income of unconsolidated joint ventures	3.8	0	2.2	0	1.6
Loss on extinguishment of debt	(0.1)	0	—	0	0.1

Income from continuing operations	$112.8	19	$97.5	16	$15.3

Income from continuing operations per share—diluted basis	$0.70		$0.63

Continuing Operations

Revenue

Rental income and tenant reimbursements increased from approximately $430.9 million and $130.9 million, respectively, for the year ended December 31, 2006 to approximately $441.8 million and $142.6 million, respectively, for the year ended December 31, 2007. The increase in rental income and tenant reimbursements of approximately $10.9 million and $11.7 million, respectively, for the year ended December 31, 2007 as compared to the prior year is primarily due to a full year’s operations of properties acquired in the latter half of 2006, offset by accelerated straight line rent recognition related to Cingular’s exercise of an early termination option in 2007.

Property management fee revenue, which includes both fee revenue and salary reimbursements, was approximately $2.0 million for the year ended December 31, 2007, as a result of our managing properties owned by third parties. We had no such property management fee revenue in 2006. Such income may decrease in future periods in the event that the owner of these properties makes other arrangements for their management.

Other rental income decreased approximately $2.8 million for the year ended December 31, 2007 as compared to the prior year. The decrease is primarily comprised of income recognized for lease terminations and restructurings. Unlike the majority of our rental income, which is recognized ratably over long-term contracts, other rental income is recognized once we have completed our obligation to provide space to the tenant. Other rental income for 2006 relates primarily to leases terminated at the 6011 Connection Drive Building, the Crescent Ridge II Building in Minnetonka, Minnesota, and the 3750 Brookside Parkway Building. Other rental income for 2007 relates primarily to leases terminated at the 1111 Durham Avenue Building, the 800 North Brand Boulevard Building, and the Rhein Building.

Expense

Property operating costs increased approximately $14.7 million for the year ended December 31, 2007, as compared to the prior year, primarily due to increases in certain reimbursable expenses, including utilities, property taxes, and tenant-requested services, and additional costs related to properties acquired during those periods.

Asset and property management fees decreased approximately $16.8 million for the year ended December 31, 2007, as compared to the prior year, primarily due to the fact that we are no longer subject to certain related-party service contracts as a result of the Internalization transaction, which took place on April 16, 2007.

Depreciation expense increased approximately $2.4 million for the year ended December 31, 2007, as compared to the prior year, primarily due to incurring additional depreciation for properties acquired and placed into service during those periods.

Amortization expense increased approximately $4.9 million for the year ended December 31, 2007, as compared to the prior year. The increase is primarily due to higher charges to amortization during the current year in order to adjust intangible lease assets and deferred lease costs associated with lease terminations and restructurings to their net realizable value. The largest of these charges related to a lease termination at the Glenridge Highlands Two Building (mentioned above). Future amortization related to terminations and restructurings will be dependent upon the volume and terms of such future transactions.

During the year ended December 31, 2006, we recognized an impairment loss of approximately $7.6 million to reduce the carrying value of the 5000 Corporate Court Building in Holtsville, New York to its estimated fair value. (See Note 6 of our accompanying consolidated financial statements). We recorded no such impairment charges in 2007.

General and administrative expenses increased approximately $10.7 million for the year ended December 31, 2007, as compared to the prior year. Substantially all of the increase is related to personnel, legal, and professional costs associated with the Internalization transaction. Prior to Internalization, we had no employees. On April 16, 2007, we terminated our external advisory agreements and acquired our own staff and internal management. We had 99 employees as of December 31, 2007 and personnel costs totaling approximately $11.0 million for the period from Internalization through year-end. General and administrative costs also included non-salary costs such as legal fees and other professional fees related to tender offer responses, derivative claim litigation, preliminary offering costs, and communications regarding our corporate name change.

Other Income (Expense)

Interest expense increased approximately $2.6 million for the year ended December 31, 2007, as compared to the prior year, primarily due to increases in the average amount of borrowings outstanding during 2007, as compared to 2006.

Interest and other income increased approximately $2.1 million for the year ended December 31, 2007, as compared to the prior year. This increase relates primarily to a reimbursement received from our former advisor for a $1.3 million property management termination expense, which was included in asset and property management fees in 2007.

Equity in income of unconsolidated joint ventures increased approximately $1.6 million during the year ended December 31, 2007, as compared to the prior year, primarily as a result of the gain on the sale of the 111 Southchase Boulevard Building owned by one of our unconsolidated joint ventures.

Income from continuing operations available to common stockholders per share on a fully diluted basis increased from $0.63 per share for the year ended December 31, 2006 to $0.70 per share for the year ended December 31, 2007. The increase is mainly due to the positive effects of the Internalization, an increase in operating income generated through acquisitions during the second half of 2006 and in 2007, and the lack of an additional impairment charge recognized in 2007 as compared to prior year.

Discontinued Operations

In accordance with GAAP, we have classified the operations of properties sold as discontinued operations for all periods presented. Income from discontinued operations was approximately $36.5 million and $21.5 million for the years ended December 31, 2006 and 2007, respectively. These amounts consist of operations in 2006 from five of our properties, the IRS Daycare Building, the Northrop Grumman Building, the Frank Russell Building, the Citigroup Fort Mill Building, and the Videojet Technology Building, whereas 2007 operations consist of operations from two of our properties, the Citigroup Fort Mill Building and the Videojet Technology Building. Income from discontinued operations for the year ended December 31, 2007 includes the gain on the sale of the Citigroup Fort Mill Building and the Videojet Technology Building, which were both sold in March 2007. The net proceeds from these sales were used to retire the mortgage note secured by the 1075 West Entrance Drive Building in Auburn Hills, Michigan and a portion of borrowings outstanding under our lines of credit. We do not expect that income from discontinued operations will be comparable to future periods, as such income is subject to the timing and existence of future property dispositions.

Funds From Operations

FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. Specifically, FFO calculations may be helpful to investors as a starting point in measuring our operating performance, because they exclude factors that do not relate to, or are not indicative of, our operating performance, such as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets. As such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates, FFO may provide a valuable comparison of operating performance between periods and with other REITs.

Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentation, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. We calculate FFO in accordance with the current NAREIT definition, which defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to such other REITs.

As presented below, FFO is adjusted to exclude the impact of certain noncash items, such as depreciation, amortization, and gains on the sale of real estate assets. However, FFO is not adjusted to exclude the impact of impairment losses or certain other noncash charges to earnings. Reconciliations of net income to FFO are presented below (in thousands except per share amounts):

	For the Nine Months Ended September 30, 2009	Per share(1)	For the Year Ended 2008	Per share(1)	For the Year Ended 2007	Per share(1)	For the Year Ended 2006	Per share(1)
Net income attributable to Piedmont	$48,754	$.31	$131,314	$.82	$133,610	$.83	$133,324	$.87
Add:
Depreciation of real assets—wholly owned properties	78,522	.49	99,366	.62	94,992	.59	95,296	.61
Depreciation of real assets—unconsolidated partnerships	1,092	.01	1,483	.01	1,440	.01	1,449	.01
Amortization of lease-related costs—wholly owned properties	41,127	.26	62,050	.39	76,143	.48	72,561	.47
Amortization of lease-related costs—unconsolidated partnerships	307	—	717	.01	1,089	.01	1,103	.01
Subtract:
Gain on sale—wholly owned properties	—	—	—	—	(20,680)	(.13)	(27,922)	(.18)
(Gain) loss on sale—unconsolidated partnerships	—	—	—	—	(1,129)	(.01)	5	—

FFO(2)	$169,802	$1.07	$294,930	$1.85	$285,465	$1.78	$275,816	$1.79

Weighted-average shares outstanding—diluted	158,624		159,722		160,756		153,898

(1)	Based on weighted-average shares outstanding—diluted.
(2)	See “Noncash Items included in Net Income” below, specifically related to impairment charges recognized on real estate assets and investments in unconsolidated joint ventures.

Set forth below is additional information related to certain significant cash and noncash items included in or excluded from net income above, which may be helpful in assessing our operating results. In addition, cash flows generated from FFO may be used to fund all or a portion of certain capitalizable items that are excluded from FFO, such as capitalized interest, tenant improvements, building improvements, and deferred lease costs. Please see our accompanying consolidated statements of cash flows for details of our operating, investing, and financing cash activities.

Noncash Items included in Net Income

•

In accordance with the definition provided by NAREIT, nonrecurring charges not classified as extraordinary items such as impairment charges are included in the calculation of FFO. As such, the impairment charges recognized of approximately $37.6 million related to our investment in a joint venture which owns the 47320 Kato Road Building, the Auburn Hills Corporate Center Building, the 1111 Durham Avenue Building, and the 1441 West Long Lake Road Building are included in net income attributable to Piedmont as well as FFO for the nine months ended September 30, 2009 above.

Additionally, we recognized impairment losses of $2.1 million (related to the 20/20 Building, owned through investment in a joint venture), $0, and $7.6 million (related to the 5000 Corporate Court Building) during the years ended December 31, 2008, 2007, and 2006 respectively;

•

In accordance with GAAP, we recognized straight-line rental revenues/(expense) and adjustments to straight-line receivables as a result of lease terminations of approximately $(0.6) million for the nine months ended September 30, 2009, and approximately $1.2 million, $7.8 million, and $12.2 million for the years ended December 31, 2008, 2007, and 2006, respectively;

•

Amortization of deferred financing costs of approximately $2.1 million for the nine months ended September 30, 2009, and approximately $2.5 million, $2.1 million, and $1.8 million for the years ended December 31, 2008, 2007, and 2006, respectively, was recognized as interest expense;

•	A loss on extinguishment of debt of approximately $164,000 was recognized for the year ended December 31, 2007;

•

Amortization of above-market/below-market in-place leases and lease incentives were recorded as net increases/(decreases) to revenues in the accompanying consolidated statements of operations of approximately $3.7 million for the nine months ended September 30, 2009, and approximately $3.2 million, $(0.5) million, and $1.6 million for the years ended December 31, 2008, 2007, and 2006, respectively;

•

The noncash portion of compensation expense related to shares issued under our 2007 Omnibus Incentive Plan recorded as general and administrative expense in the accompanying consolidated statements of operations totaled approximately $2.2 million for the nine months ended September 30, 2009, and approximately $3.8 million and $3.7 million for the years ended December 31, 2008 and 2007, respectively;

•

We recognized approximately $0.8 million of non-recurring income as a result of a settlement of an acquisition contingency in our favor at the 150 West Jefferson Building in Detroit, Michigan during the three months ended September 30, 2009; and

•

The noncash portion of interest income related to the amortization of discounts associated with the investment in mezzanine debt recorded as interest and other income in the accompanying consolidated statements of income totaled approximately $1.9 million for the nine months ended September 30, 2009 and approximately $0.8 million for the year ended December 31, 2008.

Cash Items Excluded from Net Income:

•

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity were $8.5 million and $27.8 million for the quarter and nine months ended September 30, 2009, respectively.

•

Capital expenditures of a non-recurring nature that incrementally enhance the underlying assets’ income generating capacity were $0.8 million and $1.9 million for the quarter and nine months ended September 30, 2009, respectively.

•

Master lease payments under various lease arrangements are not reflected in our net income. Such payments of approximately $1.0 million were received for the year ended December 31, 2006 related to a property acquired during the first quarter 2006. No master lease proceeds or agreements existed during calendar year 2008 or 2007. Master lease proceeds are recorded as an adjustment to the basis of real estate assets during the period acquired and, accordingly, are not included in net income or FFO. We consider master lease proceeds when determining cash available for dividends to our stockholders.

Election as a REIT

We have elected to be taxed as a REIT under the Code and have operated as such beginning with our taxable year ended December 31, 1998. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our adjusted REIT taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to our stockholders, as defined by the Code. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we may be subject to federal income taxes on our taxable income for that year and for the four years following the year during which qualification is lost and/or penalties, unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to continue to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes. We have elected to treat Piedmont Office Holdings, Inc. (“POH”), a wholly owned subsidiary of Piedmont, as a taxable REIT subsidiary. We may perform non-customary services for tenants of buildings that we own, including any real estate or non-real estate related-services; however, any earnings related to such services performed by our taxable REIT subsidiary are subject to federal and state income taxes. In addition, for us to continue to qualify as a REIT, our investments in taxable REIT subsidiaries cannot exceed 25% of the value of our total assets. Except for holding 6,667 limited partnership units in Piedmont OP, POH had no operations for the nine months ended September 30, 2009 or twelve months ended December 31, 2008.

No provision for federal income taxes has been made in our accompanying consolidated financial statements, as we had no operations subject to such treatment, and we made distributions in excess of taxable income for the periods presented. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk, as income from long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that are intended to protect us from, and mitigate the risk of, the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax, and insurance reimbursements on a per square-foot basis, or in some cases, annual reimbursement of operating expenses above certain per square-foot allowance. However, due to the long-term nature of the leases, the leases may not readjust their reimbursement rates frequently enough to fully cover inflation.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

The critical accounting policies outlined below have been discussed with members of the Audit Committee of the board of directors.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Intangible lease assets	Lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, we allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by us in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on our consideration of current market costs to execute a similar lease. These direct costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Estimating the fair values of the tangible and intangible assets requires us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which would impact the amount of our reported net income.

Valuation of Real Estate Assets and Investments in Joint Ventures which Hold Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets, both operating properties and properties under construction, in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present for wholly owned properties, which indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered from the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss. For our investments in unconsolidated joint ventures, we assess the fair value of our investment, as compared to our carrying amount. If we determine that the carrying value is greater than the fair value at any measurement date, we must also determine if such a difference is temporary in nature. Value fluctuations which are “other than temporary” in nature are then adjusted to the fair value amount.

Projections of expected future cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease the property, and the number of years the property is held for investment, among other factors. The subjectivity of assumptions used in the future cash flow analysis, including discount rates, could result in an incorrect assessment of the property’s fair value and, therefore, could result in the misstatement of the carrying value of our real estate and related intangible assets and our net income attributable to Piedmont. During the quarter ended September 30, 2009, we determined that there has been a decline in the fair market value of our investment in the Wells/Fremont Associates unconsolidated joint venture which is “other than temporary” in nature. Therefore, we recorded our proportionate share of a charge taken by the joint venture of approximately $2.6 million. Additionally, we recognized an impairment charge on our Auburn Hills Corporate Center Building (approximately $10.2 million), our 1111 Durham Avenue Building (approximately $14.3 million), and our 1441 West Long Lake Road Building (approximately $10.6 million) during the quarter ended September 30, 2009. See Note 7 to our accompanying consolidated financial statements for further information on these impairment charges. We also recorded our proportionate share of a charge taken on a building (the 20/20 Building) owned through an unconsolidated joint venture which was deemed “other than temporary” in nature during the third quarter 2008 of approximately $2.1 million. Finally, we recorded an impairment charge of approximately $7.6 million on our 5000 Corporate Court Building during the year ended December 31, 2006. See Note 6 to our accompanying consolidated financial statements for further information on these impairment charges.

Goodwill

Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations. We test the carrying value of our goodwill for impairment on an annual basis. The carrying value will be tested for impairment between annual impairment tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss may be recognized when the carrying amount of the acquired net assets exceeds the estimated fair value of those assets.

Investment in Variable Interest Entities

Variable Interest Entities (“VIEs”) are defined by GAAP as entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. If an entity is determined to be a VIE, it must be consolidated by the primary beneficiary. The primary beneficiary is the enterprise that absorbs the majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both. Generally, expected losses and expected residual returns are the anticipated negative and positive variability, respectively, in the fair value of the VIE’s net assets.

When we make an investment, we assess whether the investment represents a variable interest in a VIE and, if so, whether it is the primary beneficiary of the VIE. These analyses require considerable judgment in determining the primary beneficiary of a VIE since they involve subjective probability weighting of various cash flow scenarios. Incorrect assumptions or estimates of future cash flows may result in an inaccurate determination of the primary beneficiary. The result could be the consolidation of an entity acquired or formed in the future that would otherwise not have been consolidated or the non-consolidation of such an entity that would otherwise have been consolidated.

We evaluate each investment to determine whether it represents variable interests in a VIE. Further, we evaluate the sufficiency of the entities’ equity investment at risk to absorb expected losses, and whether as a group, the equity has the characteristics of a controlling financial interest.

Interest Rate Swap

When we enter into an interest rate swap agreement to hedge our exposure to changing interest rates on our variable rate debt instruments, as required by GAAP, we record all derivatives on the balance sheet at fair value. We reassess the effectiveness of our derivatives designated as cash flow hedges on a regular basis to determine if they continue to be highly effective and also to determine if the forecasted transactions remain highly probable. The changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income (“OCI”), and the amounts in OCI will be reclassified to earnings when the hedged transactions occur. Changes in the fair values of derivatives designated as cash flow hedges that do not qualify for hedge accounting treatment are recorded as gain/(loss) on interest rate swap in the consolidated statements of operations in the current period. The fair value of the interest rate swap agreement is recorded as prepaid expenses and other assets or as interest rate swap liability in the accompanying consolidated balance sheets. Amounts received or paid under interest rate swap agreements are recorded as interest expense in the consolidated statements of operations as incurred. Currently, we do not use derivatives for trading or speculative purposes and do not have any derivatives that are not designated as cash flow hedges.

Related-Party Transactions and Agreements

Since January 1, 2006, we have been a party to and incurred expenses under agreements with our former advisor and its affiliates, whereby we paid certain fees or reimbursements for asset advisory fees, acquisition and advisory fees, sales commissions, dealer-manager fees, and reimbursement of operating costs. Since May 2007, we have not had a relationship with our former advisor that would make the former advisor a related party of us. See “Certain Relationships and Related Transactions” and Note 16 of our accompanying audited consolidated financial statements included herein for a discussion of the various related-party transactions, agreements, and fees.

Contractual Obligations

Our contractual obligations as of December 31, 2008 are as follows (in thousands):

	Payments Due by Period
Contractual Obligations(1)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Long-term debt(2)	$1,523,625	$—	$371,100	$45,000	$1,107,525
Operating lease obligations	80,526	636	1,272	1,500	77,118

Total	$1,604,151	$636	$372,372	$46,500	$1,184,643

(1)

Does not reflect potential funding obligations for tenant improvements of approximately $123 million over the respective lease terms of leases that already have been executed between us and our tenants. The majority of such potential funding obligations are expected to come due over the next five years. For most of our leases, the actual funding of these tenant improvements can take place throughout the period of the lease, with the timing of the funding being largely dependent upon tenant requests for reimbursement. In some cases, these obligations may expire with the leases without further recourse to us.

(2)

Amounts include principal payments only. We made interest payments of $73.2 million during the year ended December 31, 2008 and expect to pay interest in future periods on outstanding debt obligations based on the rates and terms disclosed herein and in Note 8 of our accompanying audited consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows, and fair values of our financial instruments depend in part upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency, exchange rates, commodity prices, and equity prices. Our exposure to market risk includes interest rate fluctuations in connection with any borrowings under our $500 million unsecured credit facility and our $250 million unsecured term loan. As a result, the primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control contribute to interest rate risk. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily through a low-to-moderate level of overall borrowings, as well as managing the variability in rate fluctuations on our outstanding debt. As such, a significant portion of our debt is based on fixed interest rates to hedge against instability in the credit markets, and we have effectively fixed the interest rate on our $250 million unsecured term loan through an interest rate swap agreement. We do not enter into derivative or interest rate transactions for speculative purposes.

Our financial instruments consist of both fixed and variable-rate debt. As of September 30, 2009, our consolidated debt consisted of the following (in thousands):

	2009	2010		2011		2012	2013	Thereafter	Total
Maturing debt:
Variable rate repayments	$—	$—		$130,000	(1)	$—	$—	$—	$130,000
Variable rate average interest rate	—	—		1.52	%(2)	—	—	—	—
Fixed rate repayments	$—	$250,000	(3)	$—		$45,000	$—	$1,107,525	$1,402,525
Fixed rate average interest rate(4)	—	4.97%		—		5.20%	—	5.16%	5.13%

(1)	Amount maturing represents the outstanding balance as of September 30, 2009 on the $500 million unsecured line of credit, which may be extended, upon payment of a 15 basis point fee, to August 2012.
(2)

Rate is equal to the weighted-average interest rate on all outstanding draws as of September 30, 2009. We may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All selections are subject to an additional spread over the selected rate based on our current credit rating (0.475% as of September 30, 2009).

(3)

Amount maturing represents the outstanding balance as of September 30, 2009 on the $250 million unsecured term loan, which may be extended, upon payment of a 25 basis point fee, to June 2011. On January 20, 2010, we provided notice to the administrative agent of the exercise of our option to extend the maturity of the $250 million unsecured term loan to June 2011.

(4)	See Note 4 of our accompanying consolidated financial statements for further details on our debt structure.

The estimated fair value of the line of credit and notes payable above was $1.4 billion as of September 30, 2009. Additionally, the notional amount of our interest rate swap is $250.0 million, and it carries a fixed interest rate of 4.97% as of September 30, 2009.

The variable rate debt is based on LIBOR plus a specified margin or prime as elected by us at certain intervals. An increase in the variable interest rate on the variable-rate facilities constitutes a market risk, as a change in rates would increase or decrease interest incurred and therefore cash flows available for distribution to stockholders. The current stated interest rate spread on the $500 million unsecured facility is LIBOR plus 0.475%.

A change in the interest rate on the fixed portion of our debt portfolio, or on the $250 million unsecured term loan which is effectively fixed through an interest rate swap through June 28, 2010, impacts the net financial instrument position but has no impact on interest incurred or cash flows.

As of September 30, 2009, a 1% change in interest rates would cause interest expense on our existing floating-rate debt to change by approximately $1.3 million per annum.

ECONOMIC AND MARKET OVERVIEW

Unless otherwise indicated, all information contained in this Economic and Market Overview section is derived from the market study prepared by Rosen Consulting Group. This section presents a general discussion of the national office market as well as more detailed information related to (i) each of our concentration markets (Washington, D.C., New York, Los Angeles and Boston) and (ii) each of our opportunistic markets (Chicago, Minneapolis, Dallas, Atlanta, Phoenix, Nashville and Central and South Florida). We define concentration markets as those markets characterized by high barriers to entry, such as a limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. We define opportunistic markets as those characterized by lower barriers to entry and greater variability in the supply and demand of office space. We use the term central business district (“CBD”) to refer to the traditional business core of a metropolitan area, characterized by a relatively high concentration of business activity within a relatively small area. Suburban areas are located outside of the CBD of a metropolitan area. Within suburban areas may be areas of concentrated business activity on the periphery of CBDs. We refer to these areas, such as Cambridge in Boston, the Rosslyn-Ballston corridor in Washington D.C. and the Tri-Cities area of Los Angeles (Burbank, Glendale and Pasadena), as urban infill.

The National Economic and Office Market Overview

Rosen Consulting Group believes the recession that began in December 2007 ended in the second quarter of 2009; however, its effects on commercial property markets are expected to extend through 2010 and likely beyond. The U.S. office market continued to weaken in the second quarter of 2009 with leasing demand contracting further as tenants shed space. As the vacancy rate in most markets rose substantially during the second quarter, landlords responded by cutting asking rents and offering larger concession packages to new and existing tenants in order to maintain occupancy levels. Rosen Consulting Group expects office market weakness to continue in the near term as economic conditions, though less negative than in previous quarters, remain lackluster. Moving forward, Rosen Consulting Group expects office market conditions to improve beginning in 2011 and then accelerate thereafter, as growth in office-using employment rekindles tenant demand.

National Economic Overview

The national recession that began in December 2007 appears to have eased through mid-year 2009, and Rosen Consulting Group believes that the U.S. economy has now entered into a “statistical recovery” phase. In addition, financial markets have stabilized since the fall of 2008. The housing market also has showed early signs of stability in the low-end segment, as the federal tax credit for first-time homebuyers increased demand.

Nevertheless, fundamentals of the economy remain weak. As of September 2009, employers shed workers nationwide at a rate of 328,000 jobs per month since December 2007, equating to a loss of more than 7.2 million jobs, or 5.2% of total payroll employment. The unemployment rate increased to 9.8% as of September 2009 from 6.2% one year prior and a cyclical low of 4.4% in March 2007.

Rosen Consulting Group believes the national recession is over and has been replaced with a statistical recovery that will last through the end of 2009. Job losses began to moderate in the second quarter of 2009 and continued at lower levels through the third quarter, while preliminary estimates indicate GDP grew 3.5% on annualized basis in the third quarter of 2009. Though the recovery in job growth—the major driver for real estate demand—has yet to begin, Rosen Consulting Group believes the trend is going in the right direction. Rosen Consulting Group expects job losses of 100,000 per month or less by the end of 2009, implying a loss of 3.5% of total payrolls for the year, and a return to job growth during 2010. According to Rosen Consulting Group, total employment growth is forecasted to accelerate to 2.0% annually by 2013, up from 0.5% in 2010.

Demand Drivers

Office employment has fallen sharply during the recession. Total office employment, which includes the professional and business services and financial activities employment sectors, as well as a portion of information services, account for 19.9% of total jobs in the United States; however, office-using job losses accounted for 30.1% of total job losses in the first half of the year. Rosen Consulting Group’s outlook for office employment is relatively strong compared with overall employment growth. After 0.5% growth in 2010, Rosen Consulting Group believes total office jobs should increase at an average annual rate of 2.6% in the 2011 to 2013 timeframe.

Current Market Conditions

The vacancy rate in both the CBD and suburban markets increased through the first half of 2009, reflecting job losses during 2008 and 2009. As tenant demand contracted further in 2009, landlords responded by reducing asking rents. Furthermore, the increased amount of space available for sublease is providing lower-priced competition that is often move-in ready, and most landlords are adjusting asking rents accordingly. Asking rents for premier space within prime buildings are down significantly in some cases. Building owners that aggressively increased rents during the boom years are now often under considerable pressure from existing tenants to reduce rents to market levels. Tenant demand remained limited in the first half of the year. In the first six months of 2009, leasing activity totaled nearly 80.3 million square feet. In comparison, leasing volume in the first half of 2007 and 2008 was more than 120 million square feet.

While the short-term outlook for office properties is weak, Rosen Consulting Group believes the longer-term prospects for growth are positive. Rosen Consulting Group expects demand from tenants and investors to deteriorate through the remainder of 2009. In 2010, an improved economic situation should help to slow the pace of contractions in the office market, though conditions are likely to remain negative. Rosen Consulting Group expects the CBD vacancy rate to surpass 15% and the suburban vacancy rate to surpass 20% in 2010, and rents to drop sharply during the same period. However, Rosen Consulting Group believes that following a stable 2011, leasing demand should rebound in 2012, and that limited construction should contribute to a fairly brisk recovery in the office market. However, Rosen Consulting Group expects that the suburban markets will lag growth in the downtown areas where construction has been limited in recent years.

Investment Trends

Although Rosen Consulting Group believes that the broader capital markets have begun to reopen, there still is a large capital gap in the real estate market as lenders adhere to stricter underwriting standards. The current manifestation of this is a near 50% drop in the dollar volume of office transactions in the year through June 2009, as compared with the prior year. Furthermore, deteriorating economic fundamentals have pushed the real estate sector near its cyclical low, providing significant acquisition opportunities for well-capitalized buyers. As real estate values decline, such buyers should be able to purchase high-quality properties at attractive yields on investment, with significant upside potential.

The number of distressed properties should continue to grow as loans mature in the near term. Until now, some lenders have been able to “pretend and extend”; however, Rosen Consulting Group does not believe that this trend will last and repossessions are likely to increase. While credit is much more available now than earlier in the year, the lack of a commercial mortgage-backed securities market is still constraining commercial investment activity. Additionally, in 2009 and 2010, approximately $380 billion of commercial mortgages are set to mature. With access to capital limited, though much more available than late last year, Rosen Consulting Group believes investment activity is likely to increase significantly as owners look to raise capital by disposing of assets or as lenders take over properties. More than $220 billion of commercial mortgages are set to mature each year between 2011 and 2013. It remains to be seen how much of this will be recapitalized as these loans come due. For those with access to capital, there will be many opportunities to acquire capital constrained assets in the short term. While the nation is in the midst of an extremely distressed market environment, overall Rosen Consulting Group maintains a positive view of the long-term prospects of the office market.

Selected Office Market Overviews—Concentration Markets

Washington, D.C.

We currently own 14 properties in Washington, D.C., most of which we consider Class A office properties. These 14 properties represent approximately 19.4% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Washington, D.C. properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)		Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Two Independence Square	Washington, DC	CBD	100.0		1991	561	100.0	26,198
One Independence Square	Washington, DC	CBD	100.0		1991	330	98.2	17,659
1201 Eye Street	Washington, DC	CBD	49.5	(4)	2001	269	100.0	12,923
4250 North Fairfax Drive	Arlington, VA	Urban Infill	100.0		1998	304	100.0	11,918
1225 Eye Street	Washington, DC	CBD	49.5	(4)	1986	225	95.6	11,229
400 Virginia Avenue SW	Washington, DC	CBD	100.0		1985	223	100.0	10,841
3100 Clarendon Boulevard	Arlington, VA	Urban Infill	100.0		1987	249	96.0	9,785
9200 Corporate Boulevard	Rockville, MD	Suburban	100.0		1982	109	100.0	3,540
9221 Corporate Boulevard	Rockville, MD	Suburban	100.0		1989	115	100.0	2,883
9211 Corporate Boulevard	Rockville, MD	Suburban	100.0		1989	115	100.0	2,882
11107 Sunset Hills Road	Reston, VA	Suburban	100.0		1985	101	64.4	2,314
11109 Sunset Hills Road	Reston, VA	Suburban	100.0		1984	41	100.0	1,643
Piedmont Pointe II	Bethesda, MD	Urban Infill	100.0		2008	221	0.0	176
Piedmont Pointe I	Bethesda, MD	Urban Infill	100.0		2007	186	0.0	145

Market Subtotal/Weighted Average(3)						3,049	84.6	114,136

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.
(4)	Although we own 49.5% of the assets, we are entitled to 100% of the Annualized Lease Revenue under the terms of the joint venture agreement for these properties.

Economy

Washington, D.C. has the fourth-largest regional economy in the United States and can be divided into three economic regions: Northern Virginia, which comprises the largest share of regional GDP, the District, and Suburban Maryland. Northern Virginia is driven by a diverse group of industries including defense, trade, professional and business services, technology and construction. Multinational firms often locate there because of its proximity to policy makers and access to convenient transportation alternatives. The District is driven by the government sector, law firms and consultancies. Suburban Maryland is driven largely by the technology, educational and health services, and professional and business services sectors.

While the Washington D.C. metropolitan-area economy has not been immune to the economic downturn, the large federal and state government payrolls there have provided some stability. According to Rosen Consulting Group, Washington, D.C. should experience the smallest job declines—about two-thirds of 1%— among the 75 major U.S. metropolitan areas that Rosen Consulting Group tracks. Rosen Consulting Group expects federal procurement to increase, resulting in job growth as new federal projects are awarded.

Total employment levels in the Washington, D.C. metropolitan area fell in June 2009 at a year-over-year rate of 1.3%. However, Rosen Consulting Group expects all sectors except manufacturing and information services to revert to long-term growth levels after 2010. In addition, Rosen Consulting Group forecasts overall employment growth to average 1.9% annually between year-end 2009 and 2013.

Total Office

The Washington, D.C. metropolitan area has one of the largest office markets in the country. Despite Rosen Consulting Group’s generally positive view of the Washington, D.C. metropolitan area’s economic fundamentals, Rosen Consulting Group believes the current recession has adversely impacted the local office market. The 4.1 million square feet of negative absorption measured during the first half of 2009 exceeds any other full-year negative absorption since at least 1998. As of the second quarter, the vacancy rate had reached 13.9%, and average asking rents declined by 5.5% year-to-date. With federal government expansion expected to continue, Rosen Consulting Group believes the fundamentals of Washington, D.C.’s office market appear relatively healthy. In addition, Rosen Consulting Group expects that oversupply concerns in the region will be mitigated by the likelihood that developers will not deliver additional office space until the rebound in demand is well under way. By 2013, Rosen Consulting Group forecasts the vacancy rate to return to 10.8% overall, accompanied by strengthening rent growth trends.

Washington, D.C. CBD Office

The Washington, D.C. CBD has maintained a relatively low vacancy rate over the past decade. More recently, however, firms have sought opportunities to cut overhead costs in response to the current economic climate, resulting in a decline in the demand for office space. As of the second quarter of 2009, the vacancy rate had increased to 11.7% from 7.1% in 2007, with most of that increase occurring during the 2009 calendar year. With the vacancy rate well above historical ranges for this market, rents have dropped by 7.1% year-to-date.

Rosen Consulting Group believes that the rise in federal spending should positively impact demand for office space in coming quarters, which positions Washington, D.C. among the strongest office markets as the country emerges from the current economic downturn. Rosen Consulting Group expects the East End and CBD office submarkets to perform the best during the forecast period. However, with 4.4 million square feet of new office space scheduled for delivery in 2009, Rosen Consulting Group forecasts the office vacancy rate to remain above 10% through 2010 before retreating in subsequent years, as building volumes contract and recovery holds. According to Rosen Consulting Group, rent growth is also likely to be weak for 2009, but should remain positive, easing to 1.5% and 1.0% in 2009 and 2010, and gradually improving over the longer-term forecast horizon, rising to 6.5% by 2013.

Northern Virginia Office

Northern Virginia has the highest concentration of white-collar employment in the Washington, D.C. metropolitan area and benefits from the influx of new firms and contractors seeking to be near the federal government. As of the second quarter of 2009, rising sublease availability, slowing tenant demand, and the recent delivery of a significant amount of new office space have caught up with the Northern Virginia office market. Data from the first and second quarters of 2009 indicates continued increases in vacancies, increasingly negative absorption and deterioration in rent levels. As a result, the overall vacancy rate in Northern Virginia rose to 14.5% in the second quarter of 2009 and, according to Rosen Consulting Group, is not expected to decrease appreciably during the remainder of 2009, likely increasing to 15.0% by year-end.

As job growth resumes in 2010, Rosen Consulting Group expects the market to tighten through the remainder of the forecast period, with the vacancy rate returning to approximately 12% by 2013. Rosen Consulting Group expects lease rates to decline by more than 5% in 2009 and to remain unchanged in 2010, as the metropolitan unemployment rate reverts to its historical up-cycle range below 5% by the end of 2011. Even with weakness beyond the Beltway, Rosen Consulting Group still expects Northern Virginia to perform well during the national recession relative to other similar office markets across the nation.

Suburban Maryland Office

Suburban Maryland is one of the top biotechnology centers in the country, in large part because of its proximity to national research universities and federal government agencies. By the second quarter of 2009, the demand-side contraction resulting from the recession intensified, sending the vacancy rate up to 16.5% and average asking rents down by 10.6%. With 1.5 million square feet of office space entering the market in the 2009 calendar year, Rosen Consulting Group expects the vacancy rate to remain greater than 16% well into 2010. In addition, recent modest rent gains have essentially been given back during the past two quarters, with a drop of more than 10% since year-end 2008.

Rosen Consulting Group expects Suburban Maryland to be one of the beneficiaries of Base Closure and Realignment Commission (“BRAC”) relocations, absorbing some of the losses generated in other Northeast areas. According to Rosen Consulting Group, by 2010, roughly 3,400 government employees are expected to move to Bethesda under BRAC, many of which will be associated with medical research. Local officials estimate that the relocation also will create or move an additional 5,000 jobs . Rosen Consulting Group’s forecast calls for Suburban Maryland’s vacancy rate to drop back to 14.2% by 2013, while annual rent growth should accelerate to reach 4.5% in 2013.

New York

We currently own nine properties in New York, New York, most of which we consider Class A office properties. These nine properties represent approximately 16.0% of our Annualized Lease Revenue. The following table sets forth additional information regarding our New York properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands) ($)
60 Broad Street	New York, NY	CBD	100.0	1962	984	98.8	37,711
2 Gatehall Drive	Parsippany, NJ	Suburban	100.0	1985	405	100.0	12,724
200 Bridgewater Crossing	Bridgewater, NJ	Suburban	100.0	2002	297	100.0	11,629
400 Bridgewater Crossing	Bridgewater, NJ	Suburban	100.0	2002	297	100.0	9,743
111 Sylvan Avenue	Englewood Cliffs, NJ	Urban Infill	100.0	1953	410	100.0	6,766
Copper Ridge Center	Lyndhurst, NJ	Suburban	100.0	1989	268	86.6	6,555
5000 Corporate Court	Holtsville, NY	Suburban	100.0	2000	264	48.5	3,757
1111 Durham Avenue	South Plainfield, NJ	Suburban	100.0	1975	237	61.2	2,968
600 Corporate Drive	Lebanon, NJ	Suburban	100.0	2005	125	100.0	1,845

Market Subtotal/Weighted Average(3)					3,287	91.6	93,698

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

New York’s economy, which supports the largest employment center in the country, is primarily driven by the financial services sector. At mid-year 2009, in the wake of a severe recession and near meltdown in the financial markets in 2008, job losses in the New York metropolitan accelerated, with payrolls declining 2.4% year-over-year in June 2009, compared with 1.4% in 2008.

Rosen Consulting Group predicts job losses will intensify during the remainder of 2009, particularly in the financial sector. By year-end 2009, Rosen Consulting Group’s forecast calls for total employment to decline by 2.7%. Rosen Consulting Group believes the economy will not begin to create jobs until 2011, but that job growth should average 1.5% annually between 2011 and 2013, anchored by expansion in key sectors such as professional and business services and educational and health services.
Manhattan Total Office

The New York metropolitan area’s office market is the largest and most expensive office market in the United States. At the epicenter of the financial crisis of 2008, New York’s office market is exposed to downsizing financial firms to a greater extent than any other office market in the country. Following several years of strong rent growth, the current recession has taken a heavy toll on Manhattan’s office market. The Midtown Proper vacancy rate increased to 11.7% in the second quarter from 5.8% at the end of 2007. A similar outflow of tenants is occurring in the Midtown South office market, where the second quarter vacancy rate increased to 8.7% from 4.7% in 2007. By the close of the second quarter of 2009, the vacancy rate in Downtown Manhattan had increased to 8.7% from 6.2% at the end of 2007. In total, 9.4 million square feet of space was left vacant through the first half of 2009. Landlords have responded by lowering lease rates. Through mid-year, asking rents declined by 16.3%, 8.4% and 8.5% in the Midtown Proper, Midtown South and Downtown submarkets, respectively.

Rosen Consulting Group expects challenging market conditions to continue through 2010, when the firm projects the fourth-quarter vacancy rates to increase to 14.8% in Midtown Proper, 10.8% in Midtown South and 12.1% in Downtown. As businesses slowly begin to hire, Rosen Consulting Group believes companies will absorb space at a healthier rate, though rent growth may be limited by tenants’ ability to leverage negotiating power. By 2013, Rosen Consulting Group’s forecast calls for vacancy rates of 10.1%, 7.1% and 10.4% in Midtown Proper, Midtown South and Downtown, respectively. In addition, Rosen Consulting Group believes that renewed demand should enable landlords to increase asking rents in 2011, and that by 2013, the average asking rents should grow by 8.0%, 5.0% and 5.2% in Midtown Proper, Midtown South, and Downtown, respectively.

Bergen/Passaic Office

Many firms house back-office operations and local customer branch offices within Bergen and Passaic Counties to take advantage of relatively inexpensive lease rates, available space to build large office complexes, and abundant transportation infrastructure, which attract growing firms that may be more cost-sensitive.

Though the market has weakened during the current recession, Rosen Consulting Group believes relatively low lease rates should act to insulate the market from the dramatic deterioration in demand and declining rents of Manhattan’s office market. As of the second quarter of 2009, the vacancy rate increased to 18.2% from 16.7% in 2007, while average asking rents were down just 3.6% in the first half of the year. Even with reductions in asking rents, the reduction in demand will curtail leasing activity, and Rosen Consulting Group believes the vacancy rate should increase to 21.0% by the fourth quarter 2010. Likewise, Rosen Consulting Group projects that asking rents will decline for two consecutive years between 2009 and 2010, by a total of 11.8%. A lack of development activity between 2011 and 2013 should aid the recovery by mitigating any oversupply issues. By 2013, Rosen Consulting Group expects the vacancy rate to decrease to 18.6% and asking rents to increase at a 3.0% annual rate.

Middlesex/Somerset Office

The recent recession started to impact Central New Jersey’s local economy in 2008, resulting in a deterioration of conditions in the local office market. With total payrolls in the professional and business services, financial activities and information services employment sectors contracted by 7.2% as of June 2009, demand fell considerably. By the second quarter of 2009, the vacancy rate had increased to 23.7%, and average asking rents declined by 8.4% since 2007.

Rosen Consulting Group expects the vacancy rate to increase to 26.4% in 2010, representing the highest vacancy rate since 2002. As the local economy resumes growth beginning in 2011, Rosen Consulting Group believes that increased demand for office space will result. For 2013, Rosen Consulting Group believes that vacant space on the market will decline to 23.3%, representing slightly higher vacancy than the average 22.1% vacancy rate between 2002 and 2008. Notwithstanding the slightly higher vacancy rates, Rosen Consulting Group expects that landlords will be able to increase asking rents by as much as 3.0% by 2013.

Los Angeles

We currently own five properties in Los Angeles, California, all of which we consider Class A office properties. These five properties represent approximately 5.9% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Los Angeles properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands) ($)
800 North Brand Boulevard	Glendale	Urban Infill	100.0	1990	507	94.9	19,563
1055 East Colorado Boulevard	Pasadena	Urban Infill	100.0	2001	175	91.4	6,091
1901 Main Street	Irvine	Urban Infill	100.0	2001	172	51.2	3,397
Fairway Center II	Brea	Suburban	100.0	2002	134	84.3	3,133
26200 Enterprise Way	Lake Forest	Suburban	100.0	2000	145	100.0	2,320

Market Subtotal/Weighted Average(3)					1,133	87.1	34,504

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

Major economic drivers in the Los Angeles metropolitan area include trade, media-related industries, professional and business services, educational and health services, and tourism.

Job losses in Los Angeles accelerated through the first half of 2009, with total employment falling by 4.5% in the 12 months ending in June, representing the loss of more than 185,000 positions. Rosen Consulting Group expects job declines to decelerate but continue through the end of 2010, with the economy losing an additional 71,400 positions. Rosen Consulting Group believes that most employment sectors will lose jobs during that period, with only the educational and health services sector adding jobs in both 2009 and 2010, driven largely by strong demand for medical services and growth in the private education subsector. According to Rosen Consulting Group, employment growth should resume in 2011, accelerating from 0.6% in 2011 to 1.3% by 2013, with all sectors except manufacturing adding jobs by the end of 2013.

Total Los Angeles Office

In the first half of 2009, the vacancy rate in the Los Angeles metropolitan area office market increased to 15.1% from 14.0% at the end of 2008, and asking rents dropped 2.9%. Rosen Consulting Group expects job growth to resume in 2010 and the combination of increased demand and low levels of new supply to cause an improvement in office market fundamentals beginning in 2011. Rosen Consulting Group also expects the vacancy rate to peak at 16.5% in 2010, before trending down to 14.0% in 2013. In addition, Rosen Consulting Group believes that asking rents should decline annually in 2009 and 2010, before growing again in 2011 and accelerating to a 3.9% annual pace in 2013.

Downtown Los Angeles Office

The CBD office market continued to perform relatively well in the second quarter of 2009 compared with other office markets in Los Angeles County. Although the vacancy rate increased 220 basis points from year-end 2008 to 16.0%, the average overall rent declined only 2.6% through the first half of the year, the second-smallest decline among the five Los Angeles office markets after South Bay. According to Rosen Consulting Group, the CBD’s large concentration of government tenants should continue to serve as a source of stability in the market going forward. Rosen Consulting Group expects the vacancy rate to increase an additional 120 basis points through the end of 2010, to 17.2%, declining thereafter to around 16.3% in 2013. Rosen Consulting Group’s forecast calls for the average overall rent to decline by 3.4% through year-end 2010, compared with a 5.2% decline in the overall Los Angeles rent, bringing the CBD rent back to late 2007 levels. Rosen Consulting Group also believes that a lack of construction completions through at least 2013 should benefit the market, allowing excess space to be absorbed and annual rent growth to accelerate to the mid-4% range by the end of the forecast period.

West Los Angeles Office Market

West Los Angeles includes some of Los Angeles’s most expensive and high-profile communities, including Beverly Hills, Pacific Palisades, Brentwood, Santa Monica, Westwood and West Hollywood. Entertainment, technology and media firms are the main drivers of demand in this submarket. During the first half of 2009, the formerly high-flying West Los Angeles office market struggled as a large amount of new and sublease space flooded the market. The vacancy rate increased to 13.7%, as the average overall asking rent plunged 9.5% through the first half of the year. With an additional 769,000 square feet of new space slated for completion through 2010, Rosen Consulting Group expects the vacancy rate to trend higher, reaching 15.8% at year-end 2010. Rents should continue to decline, albeit at a slower pace, with the average overall asking rent falling an additional 5.8% through the end of 2010. In the medium term, lower levels of construction coupled with rebounding demand for space in this prestigious office market should drive down the vacancy rate to the 12% range and boost annual rent growth to the low-5% range by 2013. Although conditions in the West Los Angeles market are likely to remain weak in the near term, the medium- and long-term outlooks are positive. The Westside’s high quality of life and accessibility to transportation and freeways make it one of the nation’s most desirable office markets and the premier location for firms in industries including entertainment, finance and technology. On the supply side, a limited amount of developable land and general opposition to development by local residents should constrain the amount of new office space delivered to the market.

San Fernando Valley/Tri-Cities Office

As a result of space givebacks by firms in the construction, finance and insurance industries, the San Fernando Valley/Tri-Cities office market remained one of the weakest in Los Angeles through the second quarter of 2009. Although the rate at which companies returned space to the market appeared to be slowing, the completion of 817,000 square feet of space in two buildings, neither of which was pre-leased, contributed to a 400 basis-point increase in the vacancy rate through the first half of the year to 16.7%—the highest rate among the five major Los Angeles office markets. With more than 450,000 square feet of space slated for delivery during the second half of the year, Rosen Consulting Group expects the vacancy rate to trend higher, reaching 18.1% at year-end and increasing to the mid-18% range by the end of 2010. However, Rosen Consulting Group believes a lack of construction between 2010 and 2012 should benefit the market, resulting in the vacancy rate declining to around 15% by 2013. With demand remaining weak in the short term, Rosen Consulting Group forecasts an additional 5.9% decline in the average overall asking rent through the end of 2010, followed by annual rent growth accelerating to approximately 4% by 2013 as the economy rebounds.

Orange County Office

Weak tenant demand continues to erode office market fundamentals in Orange County, with the vacancy rate increasing 2.2 percentage points during the first half of 2009 to 18.8%. Reflecting this weakness in demand is the falling average asking rental rate, which declined by 10.4% during the second quarter compared with year-end 2008. Landlords were forced to lower rents and increase concession packages in order to maintain occupancy levels and attract tenant interest. Rosen Consulting Group expects that additional employment losses will result in softer market conditions through 2011, with the vacancy rate expected to increase to 20.2% by year-end 2009, and further increase to 21.1% by year-end 2010.

With no construction activity expected, Rosen Consulting Group believes the market should have ample time to absorb the existing space while economic conditions improve. However, because construction activity was strong during the last growth cycle and some tenants such as the subprime industry will not return to the market, it may take several years for the excess supply to be absorbed. Therefore, Rosen Consulting Group expects absorption to be somewhat slower in the next growth cycle, resulting in the vacancy rate remaining above 20% until 2012 and rents near 2005 and 2006 levels through the forecast period. Rosen Consulting Group expects rent growth will be minimal in 2011, at 1.4% for the year, increasing to 3.7% growth in 2012 and 4.6% growth in 2013. Longer term, however, Rosen Consulting Group believes the excess space will be absorbed, and the county’s restrictive entitlement and building approval processes will help to prevent overbuilding in the future.

Boston

We currently own four properties in Boston, Massachusetts, all of which we consider Class A office properties. These four properties represent approximately 3.9% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Boston properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands) ($)
1200 Crown Colony Drive	Quincy	Suburban	100.0	1990	235	100.0	9,072
One Brattle Square	Cambridge	Urban Infill	100.0	1991	95	94.7	7,215
1414 Massachusetts Avenue	Cambridge	Urban Infill	100.0	1873	78	100.0	4,321
90 Central Street	Boxborough	Suburban	100.0	2001	175	78.3	2,576

Market Subtotal/Weighted Average(3)					583	92.6	23,184

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

During its latest economic expansion period between 2003 and 2007, total employment in Boston grew at an average annual rate of 1.1%. By comparison, overall U.S. employment grew at an average annual rate of 1.5% during the same period. While job growth in Boston lagged overall U.S. job growth each year through 2006, the reemergence of the local technology sector in 2007 fueled expansion that exceeded the national average. Of the 103,200 jobs created during those four years, 86% were in either the professional and business services or educational and health services sectors. Limiting overall economic growth during the most recent expansion period was a structurally declining manufacturing industry.

Rosen Consulting Group expects the recession to moderate and the rate of job losses to slow through 2010. Furthermore, Rosen Consulting Group forecasts expansion among firms associated with the local biotech industry to fuel growth beyond the recession. Rosen Consulting Group also forecasts employment growth to average 1.2% annually between 2010 and 2013

Total Office

As demand from firms in the finance, consulting, biotech and software industries waned amid a steady stream of new supply deliveries, the vacancy rate increased to 16.9% in the second quarter of 2009, up 4.4% from 2007. With negotiating power shifted to prospective tenants, landlords have dropped asking rents by 12.3% year-to-date. Rosen Consulting Group forecasts current trends to persist through 2010, as the vacancy rate rises to 20.4% and rents fall by 15.1% and 8.0% in 2009 and 2010, respectively. Rosen Consulting Group also believes that positive absorption will return in 2011, fueled by growth in office-using industries. Rosen Consulting Group expects that the eventual recovery will likely be amplified by a lack of new supply coming online in 2011 and 2012.

CBD Office

Boston’s CBD contains approximately 58.8 million square feet of office space, accounting for one-third of the metropolitan area’s total office stock. The CBD’s tenant base is primarily comprised of financial firms, particularly within the mutual funds subsector, in addition to accounting, consulting, law, public relations, advertising and other media firms.

As of the second quarter of 2009, the vacancy rate increased 4.1% from 2007 to 11.7%, with most of that increase occurring in the first half of 2009. In addition, average asking rents in Boston’s CBD have tumbled. After a stable 2008, landlords cut rents on available space by 19.7% during the first half of 2009. Rosen Consulting Group expects market fundamentals to remain weak through 2010, at which point the vacancy rate will have increased an additional 4.0% and rents will have dropped 14.8% from mid-2009 levels. Rosen Consulting Group also expects rising demand and a relatively empty supply pipeline in the next several years to send the vacancy rate down incrementally each year through 2013 to 11.0%. According to Rosen Consulting Group, annual rent growth is forecasted to gain momentum between 2011 and 2013, reaching 5.7% by 2013.

Cambridge and Suburban Office

As growth in the technology industry decelerated in 2008, demand for suburban office contracted along with it. By the second quarter of 2009, the vacancy rate had increased to 19.4% and average asking rents had declined 11.4%. With the delivery of more than 2.0 million square feet of new office space expected between mid-2009 and year-end 2010, Rosen Consulting Group’s forecast calls for the vacancy rate to reach 22.7% in 2010, and rents to drop a total of 14.0% and 8.0% in 2009 and 2010, respectively. Rosen Consulting Group forecasts the vacancy rate to tick downward to 19.1% by 2013, while rent growth is expected to increase to 5.3% by that time.

In the Cambridge submarket, computer software companies have emerged as a driver of office demand. The office and R&D/lab vacancy rate in Cambridge was stable through the first half of 2009 at 14.7%, a significant achievement when the overall suburban office vacancy rate increased 2.5%. Rosen Consulting Group expects Cambridge to outperform the overall office market going forward, as expansion among biotech firms applies upward pressure on asking rents for office and R&D/lab space. Rosen Consulting Group also expects the return of venture capital funds to the local economy to fuel growing demand in the submarket going forward.

Selected Office Market Overviews—Opportunistic Markets

Chicago

We currently own six properties in Chicago, Illinois, all of which we consider Class A office properties. These six properties represent approximately 26.8% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Chicago properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands) ($)
Aon Center	Chicago	CBD	100.0	1972	2,679	91.1	84,865
35 West Wacker Drive	Chicago	CBD	96.5	1989	1,079	99.9	44,739
Windy Point II	Schaumburg	Suburban	100.0	2001	300	100.0	10,791
Two Pierce Place	Itasca	Suburban	100.0	1991	486	71.8	8,308
Windy Point I	Schaumburg	Suburban	100.0	1999	187	100.0	5,953
2300 Cabot Drive	Lisle	Suburban	100.0	1998	152	74.3	2,819

Market Subtotal/Weighted Average(3)					4,883	91.5	157,475

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

Chicago is a leading corporate center, and thus the professional and business services sector is a strong driver within the local economy. Record corporate profits encouraged strong hiring in recent years, but the recession spread to nearly every employment sector by 2008, and job losses accelerated through mid-year 2009.

Rosen Consulting Group’s forecast calls for the rate of contraction in the local economy to ease going forward. The 3.4% decline in payrolls forecast for 2009 implies monthly job losses to slow to 5,800 per month during the second half of 2009, down from 19,200 per month in the first half of 2009. Rosen Consulting Group expects that the recovery will be slow, with few growth prospects aside from the possibility of federal stimulus-funded hiring in the near term. At the local level, the high unemployment rate and sluggish income growth should weigh on consumer demand, hindering economic growth. However, Rosen Consulting Group expects a boost in payrolls later in the forecast period to be driven by increased demand for educational and health services and the expansion of global trade, as well as the business services supporting these industries. As a result, Rosen Consulting Group forecasts that employment growth should reach near 1.4% by 2013.

Total Office

Since 2005, recovering employment growth and strength in the financial activities and professional and business services sectors have increased demand for office space and pushed the vacancy rate back down to the 15% range.

Chicago’s office market began recovering in 2006 from the oversupply problem that emerged in the aftermath of the tech bust, and by 2007, strong office employment growth sent the vacancy rate down to 15.1%, a 4.7 percentage-point decrease in two years. Rising vacancy rates and falling rents should characterize the market through 2010, as several new office towers are completed in the CBD amid a weak demand environment. Rosen Consulting Group believes office employment growth will return in 2011, and with it, positive absorption. In addition, Rosen Consulting Group expects that a relatively empty construction pipeline for the 2010 to 2013 timeframe bodes well for the recovery.

CBD Office

Expansion by office-using firms in the finance, consulting, legal and other business services industries bolstered leasing activity in 2006 and 2007, sending the vacancy rate down to 11.9% by the end of 2007. During the recent recession, however, the effects of both a demand-side contraction and an oversupply of new space have weakened fundamentals in Chicago’s CBD office market. Payroll declines in the professional and business services and financial activities sectors led to negative net absorption in 2008 and the first half of 2009. On the supply side, three new office towers comprised of approximately 3.5 million square feet are expected to be delivered by year-end 2009. The vacancy rate jumped 3.0% during the first half of 2009 to 15.4%, its highest point since 2005. Though asking rents were only down 0.6% year-to-date as of the second quarter of 2009, lease concessions continue to grow.

Rosen Consulting Group forecasts rents to begin falling more rapidly during the second half of 2009 as building owners try to attract new tenants to support short-term cash flows, ending the year down by 6.8% in total. Rosen Consulting Group also forecasts the vacancy rate to reach 18.9% by 2010, but expects the vacancy rate to drop to 15.1% by 2013. The relatively high vacancy rate should limit landlords’ ability to raise rents aggressively during the demand recovery. Rosen Consulting Group forecasts annual rent growth to reach 3.1% by 2013, up from 0.8% in 2011.

Suburban Office

Similar to the CBD, conditions in Chicago’s suburban office market deteriorated since the height of the most recent expansion period in 2007. As overall economic conditions worsened in 2008, pre-leasing at speculative building projects slowed and many of the mortgage and other financial firms closed or consolidated operations. Between 2007 and mid-2009, the vacancy rate increased by 4.7% to 23.8%. Average asking rents have yet to fall by a significant amount, though landlords have offered increasingly generous lease concessions, resulting in lower effective rents.

Rosen Consulting Group’s near-term outlook for the market calls for the vacancy rate to reach 28.0% in 2010, 8.9% higher than in 2007. Given the tepid nature of the expected recovery in the local job market, demand is expected to slowly gain momentum in the second half of the forecast period. According to Rosen Consulting Group, after falling by 8.2% between 2009 and 2010, rents should climb through 2013 at an average rate of 1.5% per year—a slower pace than in the CBD because of the suburban market’s relatively high vacancy rate. Rosen Consulting Group forecasts an annual average of 177,000 square feet to be delivered during the five years thru 2013, compared with 424,000 square feet during the previous five years.

Minneapolis

We currently own two properties in Minneapolis, Minnesota, both of which we consider Class A office properties. These two properties represent approximately 6.6% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Minneapolis properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands) ($)
US Bancorp Center	Minneapolis	CBD	100.0	2000	926	97.5	30,874
Crescent Ridge II	Minnetonka	Suburban	100.0	2000	301	100.0	8,158

Market Subtotal/Weighted Average(3)					1,227	98.1	39,032

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

Since year-end 2007, Minneapolis employers have cut 4.0% of total payrolls, compared with 4.3% at the national level.

Nevertheless, nearly every employment sector contracted on a year-over-year basis through June 2009. Rosen Consulting Group’s forecast calls for more job losses through 2010, with total employment declining an additional 1.9% between mid-2009 and year-end 2010. Rosen Consulting Group believes the region’s highly educated workforce and concentration of high-value “knowledge” industries will benefit the local economy during the next expansion period, resulting in job growth accelerating beyond the recession from an annual rate of 1.2% in 2011 to 2.0% by 2013.

Total Office

The Minneapolis office market is among the least expensive in the country. Nonetheless, the current recession and weak labor market conditions have weighed on market fundamentals. The vacancy rate began increasing in 2008 and, as of the second quarter of 2009, reached 18.0%. Overall average asking rents were steady in the first half of year, though effective rents, which are not available at a macro-level, are likely declining commensurate with anemic demand. Rosen Consulting Group forecasts the market to remain weak through 2010, with the vacancy rate expected to peak at 20.7% and asking rents expected to fall by 4.8% in 2009 and 2.6% in 2010. As local employers are expected to regain confidence in the strength of the economy by 2011, hiring and expansion activity should also resume. As the economy recovers, Rosen Consulting Group expects hiring and expansion to resume, resulting in the vacancy rate dropping back to 17.6% by 2013 and rent growth slowly gaining momentum.

CBD Office

After a stable 2008, the effects of job losses in the main office-using employment sectors have surfaced in market statistics. The vacancy rate jumped to 17.1% by mid-2009 after rising just one-tenth of a percentage point to 15.5% in 2008.

Rosen Consulting Group expects lack of new deliveries to keep the vacancy rate from increasing beyond levels seen in 2003 and 2004. The vacancy rate is forecasted to increase further to 19.8% by year-end 2010. Rosen Consulting Group does not believe the 2.2% year-to-date rent growth in the second quarter of 2009 is sustainable through year-end. On a year-over-year basis, Rosen Consulting Group is forecasting rents to fall 4.0% by the fourth quarter of 2009 and 2.1% through 2010. Rosen Consulting Group expects job growth will be the driver behind the office market’s rebound starting in 2011. By 2013, Rosen Consulting Group expects the vacancy rate to drop back to approximately 17.1%. Furthermore, Rosen Consulting Group believes that stronger leasing activity and a relative scarcity of large blocks of space should begin applying upward pressure on rents late in the forecast period, though they do not expect annual rent growth to match local CPI growth through at least 2013.

Suburban Office

The suburban office market has suffered as a result of the recent recession, and vacancy rate has been increasing since 2006. As the demand contraction intensified during the first half of 2009, the suburban market vacancy rate jumped 2.8% to 17.0%. According to Rosen Consulting Group, the vacancy rate is forecasted to increase by another 2.2% to 19.2% by year-end 2010.

Rosen Consulting Group does not expect any rebound in demand before 2011, and expects rent declines to become more pronounced during the second half of 2009 through 2010. Economic recovery and job growth beyond the recession should encourage expansion among suburban office tenants. With a relatively scarce amount of new supply expected through the forecast period, Rosen Consulting Group expects the vacancy rate to decrease to 15.9% by year-end 2013. In addition, Rosen Consulting Group believes that competition with surrounding office submarkets should keep rent growth relatively slow throughout the forecast period in the suburbs. By 2013, however, Rosen Consulting Group forecasts suburban office rents to grow at a 2.9% annual rate, up from 0.8% in 2011.

Dallas

We currently own seven properties in Dallas, Texas, all of which we consider Class A office properties. These seven properties represent approximately 4.3% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Dallas properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
6021 Connection Drive	Irving	Suburban	100.0	2000	223	100.0	5,313
Las Colinas Corporate Center II	Irving	Suburban	100.0	1998	227	89.4	4,807
Las Colinas Corporate Center I	Irving	Suburban	100.0	1998	158	98.7	3,708
6011 Connection Drive	Irving	Suburban	100.0	1999	152	100.0	3,315
3900 Dallas Parkway	Plano	Suburban	100.0	1999	120	92.5	2,887
5601 Headquarters Drive	Plano	Suburban	100.0	2001	166	100.0	2,708
6031 Connection Drive	Irving	Suburban	100.0	1999	229	48.5	2,582

Market Subtotal/Weighted Average(3)					1,275	88.0	25,320

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

The Dallas economy benefits from the area’s consistent and strong population growth. The educational and health services, natural resources and mining, and leisure and hospitality sectors have been among Dallas’ fastest-growing sectors in recent years.

Although job losses accelerated in Dallas through the first half of 2009, Rosen Consulting Group expects the rate of loss will slow significantly through the remainder of the year. Year-over-year through June, job losses totaled approximately 42,000; however, 34,100 of those losses were recorded between year-end 2008 and June 2009. Rosen Consulting Group expects the employment contraction to slow by year-end 2009, with net losses totaling 41,000 year-over-year, and 6,900 of those losses in the second half of the year. The unemployment rate increased to 7.6% in June, the highest rate on record since 1990, and Rosen Consulting Group expects it will rise to 8.2% by year-end 2009. According to Rosen Consulting Group, job growth should return to the market in 2010, averaging 2.5% annually through 2013, resulting in the unemployment rate declining to 5.5% by 2013, which is in line with historical statistics. Although Dallas’s economy has entered a recession, Rosen Consulting Group believes the region will likely sustain stable growth in the longer term.

Total Office

Job growth caused by the housing boom and expansion of the area’s energy, defense and aerospace industries fueled improvement in office fundamentals through 2008. The vacancy rate hit a recent low of 22.3%, while annual rent growth averaged 5.8% from 2006 to 2008. These trends have since reversed as a result of the recession and excess supply. During the first half of 2009, the vacancy rate increased to 22.8% and asking rents declined by 0.2%. Rosen Consulting Group believes that Dallas office market fundamentals will weaken through the remainder of 2009 and in 2010, resulting in a peak vacancy rate of 23.6% in 2010, and rents dropping 4.9% from their peak level in 2008. Rosen Consulting Group predicts that resumed job growth and a relatively slow pace of new deliveries should drive recovery in the latter part of the forecast period. In addition, Rosen Consulting Group expects the vacancy rate to trend back down to 22.8% by 2013, as annual rent growth accelerates to 3.1%.

Suburban Office

The Dallas suburban office market is characterized by a high level of construction and widely varying rents, depending on the submarket, with the lowest average rental rate in Northeast Dallas County and the highest in Turtle Creek/Uptown in the second quarter of 2009.

Job losses contributed to weaker suburban office market fundamentals during the first half of 2009, with the vacancy rate rising 80 basis points to 22.0% and the average asking rent contracting by 0.3% during the period since December 2008. Development activity was quite strong between 2006 and 2008, creating a glut of new supply in the market. Although construction slowed during 2009, approximately 1.8 million square feet are scheduled to come online through year-end 2009. Leasing activity, year-to-date through the second quarter, totaled more than 3.8 million square feet, compared with more than 6.3 million square feet during the first half of 2008. More than 2.2 million square feet of space were available for sublease as of the second quarter, a 16.6%

increase compared with year-end 2008. One project already under way is slated for completion in 2010, totaling 345,000 square feet, and an additional 435,000 square feet are expected in 2011. Construction activity should pick up in 2012 and 2013, with an estimated 750,000 square feet and 1.1 million square feet in completions, respectively. Rosen Consulting Group expects that weak demand will likely push the vacancy rate up further, to about 22.4% by year-end 2009, increasing to 22.7% in 2010. The vacancy rate will likely remain in the 22% range through 2013, although Rosen Consulting Group expects it to gradually decline during the forecast period. Rents should continue declining through year-end 2010, contracting by about 3.5% in 2009 and further by 2.3% in 2010. Rosen Consulting Group expects rent growth to be weak in 2011, but predicts growth of approximately 3.0% and 3.1% in 2012 and 2013, respectively.

Atlanta

We currently own three properties in Atlanta, Georgia, all of which we consider Class A office properties. These three properties represent approximately 2.0% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Atlanta properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Glenridge Highlands Two	Atlanta	Urban Infill	100.0	2000	406	67.5	7,671
3750 Brookside Parkway	Alpharetta	Suburban	100.0	2001	101	100.0	1,996
11695 Johns Creek Parkway	Johns Creek	Suburban	100.0	2001	100	93.0	1,901

Market Subtotal/Weighted Average(3)					607	77.1	11,568

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

During the previous economic expansion phase, Atlanta was one of the fastest-growing employment centers in the nation. Since year-end 2007, however, total payrolls in Atlanta have declined to erase a large portion of the gains realized during the previous expansion period. With local economic activity dependent upon trade and consumer demand, dramatic declines in container shipping through the Port of Savannah and weak retail sales in the Southeast region have spelled trouble for Atlanta’s main industries. Atlanta’s two largest sectors, the trade and professional and business services sectors, contracted by 6.9% and 10.0%, respectively, year-over-year in June. The construction sector also continued to decline, in line with anemic conditions in both residential and commercial real estate, contracting by 19.7% year-over-year. Only the government and educational and health services employment sectors added jobs compared to June a year earlier.

Rosen Consulting Group forecasts total employment to decline by 4.0% in 2009. The hardest-hit sectors as measured by absolute job loss in 2009 will continue to be the trade, professional and business services, and construction sectors. Employment growth should be flat in 2010 and average 2.0% annually between 2011 and 2013. Rosen Consulting Group expects the recovery to be led by strong growth in the educational and health services, leisure and hospitality, and professional and business services sectors.

Total Office

The recession affected Atlanta’s office market to a lesser degree than the overall national average. The vacancy rate increased a total of 1.8% as of the second quarter of 2009 to 18.0%, compared with an increase of 2.3% at the national level. Average asking rents have only dropped by 0.4%, compared with 6.7% and 5.4% for CBD and suburban properties, respectively, through the country as a whole. Rosen Consulting Group forecasts the vacancy rate to peak at 20.6% in 2010, while rents fall by 3.8% in 2009 and 1.7% in 2010. As the recovery ensues, Rosen Consulting Group expects the overall vacancy rate to fall, but it will stay at a relatively elevated level.

Suburban Office

As the local economy experienced recession, fundamentals in Atlanta’s suburban office market suffered. Overbuilding and weak demand have transformed the suburbs into a tenant’s market, halting the three-year trend of steady rent growth.

Rosen Consulting Group expects market dynamics to weaken further as additional speculative construction comes online and the economy continues to shed jobs through year-end 2009. Construction deliveries are expected to surpass 3.5 million square feet in 2009 and 2010 combined, with very little pre-leasing. As a result, Rosen Consulting Group expects the vacancy rate to increase to 19.4% by year-end 2009, with an additional 90 basis-point increase in 2010, and asking rents to continue to decline by a combined 6.0% in 2009 and 2010. Rosen Consulting Group predicts a market recovery between 2011 and 2013, by which time the vacancy rate is expected to have dropped to 17.9% and rent growth should be 3.2%.

Phoenix

We currently own four properties in Phoenix, Arizona, all of which we consider Class A office properties. These four properties represent approximately 1.3% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Phoenix properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Chandler Commons	Chandler	Suburban	100.0	2003	153	100.0	3,137
Desert Canyon 300	Phoenix	Suburban	100.0	2001	149	100.0	2,605
8700 South Price Road(3)	Tempe	Suburban	100.0	2000	132	100.0	1,897
River Corporate Center(4)	Tempe	Suburban	100.0	1998	123	0.0	—

Market Subtotal/Weighted Average(5)					557	77.9	7,639

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Property subject to a long-term ground lease, which expires in 2101.
(4)	Property subject to a long-term ground lease, which expires in 2101.
(5)	Weighted average is based on rentable square footage.

Economy

Although the housing sector is currently driving down employment, Phoenix has several industries that have been instrumental in driving professional and business services sector employment in Phoenix, including the high-tech, life sciences and consulting industries. Additionally, Phoenix is attempting to attract solar companies to the metropolitan area on the basis of a skilled labor force, low costs and ample sunlight.

Phoenix recorded one of the highest rates of job loss in the nation in June 2009. The year-over-year decrease in payrolls reached 7.4% in Phoenix, a rate of loss only exceeded by Detroit. The economic repercussions of the housing collapse, decrease in state revenues and pullback in consumer spending are still reverberating through the Phoenix economy. In the long term, Rosen Consulting Group expects recovery in population growth, bolstered by growth in innovative industries such as solar energy, high technology and life sciences. Rosen Consulting Group forecasts a total decline of 5.6% in total employment by year-end 2009, with modest 0.1% growth predicted for 2010. From 2011 to 2013, Rosen Consulting Group predicts annual employment growth will accelerate from 1.5% to 3.1%, with even faster rates of growth expected in the longer term.

Total Office

The suburban market tends to attract tenants in the healthcare, high-tech, and mortgage-related industries, while the CBD tends to attract financial services, accounting and law firms, in addition to the corporate headquarters of many consumer goods companies. During the first half of 2009, the vacancy rate increased by 370 basis points from its level at year-end 2008 to 24.4%. At the same time, asking rents fell by 9.5%. New supply throughout the region totaled 806,200 square feet during the first half of 2009. Rosen Consulting Group expects fundamentals to weaken in the near term, as housing, the region’s main driver of economic growth, remains hampered by a low level of demand, foreclosures adding to existing inventory and extended weakness in pricing. Rosen Consulting Group believes the total office vacancy rate should peak at 26.6% in 2010, while asking rents decline a cumulative 13.6% from their level in 2008. As the economy rebounds, Rosen Consulting Group expects the single family home market to recover in concert, further increasing demand for office space. In addition, Rosen Consulting Group believes the total office vacancy rate will decline to 21.6% by 2013, at which point asking rents should post an annual increase of 3.0%.

CBD Office

Decreased demand for space caused rapid deterioration in Phoenix CBD market fundamentals during the first half of 2009. The CBD vacancy rate stood at 17.4% in the second quarter of 2009, up from 13.4% at year-end 2008. As tenants exited space, landlords were forced to decrease rents and increase concessions. The average asking gross rental rate fell by 4.6% in the first half of 2009 after decreasing by 2.7% in 2008, as the increased amount of vacant space and space available for sublease weakened landlord bargaining power. The amount of CBD space available for sublease increased by 22.9% between the first and second quarters of 2009. With two new buildings slated for delivery in late 2009 and 2010, Rosen Consulting Group expects that the introduction of new, mostly speculative supply will further weaken market fundamentals, as demand will likely remain abated for some time.

Rosen Consulting Group expects the CBD vacancy rate to increase through 2010, peaking at 20.9% as job losses accrue, employers cut back on space and new space comes on line. During this time, Rosen Consulting Group expects the average asking rental rate to decline another 2.4% from the second quarter of 2009. A rebounding economy, coupled with a lack of new construction as a result of the credit crunch, should increase demand for Phoenix CBD office space in the latter part of the forecast period. Rosen Consulting Group forecasts the vacancy rate to decline to 16.2% in 2013, while annual growth in asking rents resumes and accelerates to 3.1%.

Suburban Office

The Phoenix suburban market contains several premier markets, which typically command higher rents than the CBD, such as Camelback Corridor and Scottsdale. However, all submarkets have weakened since 2006.

The Phoenix suburban office vacancy rate increased to its highest level in more than a decade in the second quarter of 2009. Despite a pullback in deliveries, the vacancy rate jumped to 26.3% in the second quarter of 2009 from 22.7% at year-end 2008. Only 806,000 square feet came online during the first half of 2009, down significantly from the past two years. This large increase in the vacancy rate caused landlords to rapidly decrease asking rents. The average asking rental rate dropped by 10.2% during the first half of 2009 after increasing by 0.8% during 2008. Rosen Consulting Group expects this trend to continue as businesses declare bankruptcy, scale back, sublease space, or exit the Phoenix area. Furthermore, Rosen Consulting Group predicts the vacancy rate will increase through 2010, reaching a peak of 28.3%. During this time, Rosen Consulting Group believes that the average asking rental rate should fall another 4.9% from the second quarter’s rate. Rosen Consulting Group expects the Phoenix economy to recover from 2010 to 2013, driven by the growth of the healthcare and alternative energy industries, which tend to locate in the suburban market. Additionally, according to Rosen Consulting Group current tight credit conditions and weak market fundamentals should quell development activity, thus decreasing the amount of new supply in coming years. This combination of stronger demand and limited construction should allow the vacancy rate to fall to 23.1% by 2013, while annual growth in asking rents should increase to 3.0%.

Nashville

We currently own one property in Nashville, Tennessee, which we consider a Class A office property. This property represents approximately 1.2% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Nashville properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
2120 West End Avenue	Nashville	Urban Infill	100.0	2000	312	100.0	6,913

Market Subtotal/Weighted Average(3)					312	100.0	6,913

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Weighted average is based on rentable square footage.

Economy

In the 17 years though 2007, total job growth In the Nashville market averaged 2.7% annually, compared with 1.6% for the nation as a whole. In addition to a booming tourism industry, the local economy has benefitted from strong population growth and from businesses relocating to Nashville. During the recent recession, Nashville’s economy has proven more volatile than the national economy. In the 18 months between December 2007 and June 2009, total payroll employment contracted 5.1%, representing a loss of 39,400 jobs. This contrasts with the decline in total U.S. payroll of 4.3%. The heaviest losses were recorded in the manufacturing, construction and professional and business services employment sectors. These three sectors alone accounted for 78% of net job losses in 2008 and the first half of 2009.

Rosen Consulting Group’s forecast calls for net job losses to persist through 2009, though the pace of contraction should slow considerably by year-end. In addition, Rosen Consulting Group expects annual job growth to return to most employment sectors by 2010, with the exception of the construction and manufacturing sectors. Rising demand for healthcare, business services and a growing tourism industry will lead economic growth through the medium term.

Total Office

By mid-2009, the vacancy rate in Nashville’s office market had increased to 14.0%, and continued to show signs of distress. All office-using employment sectors declined on a year-over-year basis through mid-2009, and Rosen Consulting Group does not expect a full labor market recovery until 2011, increasing the likelihood of a further increase in the overall vacancy rate. Rosen Consulting Group’s forecast calls for the vacancy rate to reach 16.1% by year-end 2010. A more significant rise in vacancy will likely be prevented by the slowdown in development activity during the next two years. In fact, Rosen Consulting Group expects just 1.4 million square feet of space to be delivered through the remainder of the forecast period—roughly equal the total delivered in 2008 alone. According to Rosen Consulting Group, healthy job growth later in the forecast period should push the overall vacancy rate back down to 12.1% by 2013.

CBD Office

Market fundamentals began to unravel in Nashville’s CBD in 2008, as Nissan vacated its office in the BellSouth Tower, leaving a 240,000 square-foot block of space vacant in the CBD. Office employment began falling in 2008 as well, undermining overall demand levels in the market. By year-end, the vacancy rate had increased 5.9 percentage points to 17.8%, its highest level in at least a decade. Deep cuts within office-using employment sectors thus far in 2009 caused the vacancy rate to rise to 21.5%, representing a 3.7 percentage-point jump during the first half of the year.

Rosen Consulting Group expects the vacancy rate to peak at 26.3% in 2010, as an additional 500,000 square feet of space are delivered to the market between mid-2009 and year-end 2010. Rosen Consulting Group believes that solid employment growth during the economic recovery should boost total demand for office space in Nashville, while relatively inexpensive rents attract some cost-sensitive firms to downtown office buildings. Rosen Consulting Group forecasts the vacancy rate to fall back to 17.6% by 2013, though rent growth will likely be moderate.

Suburban Office

As of the second quarter of 2009, contracting payrolls in office-using employment sectors have softened demand for suburban office space, as companies hold off on expansion plans or sublease expendable space. Net absorption in the first half of the year totaled just 15,000 square feet, compared with nearly 1.4 million square feet in 2008. The vacancy rate increased 1.1% to 11.8% in the first two quarters of 2009, though rent growth has thus far been unwavering. Nevertheless, the Southwest quadrant of the Nashville metropolitan region continues to show momentum.

Rosen Consulting Group expects the recession to impact the suburban office market to a lesser degree than the CBD, and the recovery there should be stronger and more rapid, as well. The vacancy rate is forecasted to reach a high of 13.6% at year-end 2009. In addition, Rosen Consulting Group expects rents to begin falling during the second half of 2009, with Rosen Consulting Group’s forecast implying a drop of 4.3% from the second quarter’s level. Although, Rosen Consulting Group believes asking rents should fall again in 2010, steady job growth and limited development activity should aid the recovery in the medium term. By 2013, Rosen Consulting Group predicts that the vacancy rate will decrease to 10.5%, while rent growth slowly gains momentum between 2011 and 2013.

Central and South Florida

We currently own three properties in Central and South Florida, all of which we consider Class A office properties. These three properties represent approximately 1.2% of our Annualized Lease Revenue. The following table sets forth additional information regarding our Central and South Florida properties as of September 30, 2009:

Property	City	Location	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Sarasota Commerce Center II	Sarasota	Suburban	100.0	1999	150	94.7	3,652
5601 Hiatus Road	Tamarac	Suburban	100.0	2001	100	100.0	2,049
2001 NW 64th Street(3)	Ft. Lauderdale	Suburban	100.0	2001	47	100.0	1,152

Market Subtotal/Weighted Average(4)					297	97.3	6,853

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Property subject to a long-term ground lease, which expires in 2048.
(4)	Weighted average is based on rentable square footage.

Tampa Economy

The life science, bioscience and technology industries are increasingly important employment clusters in Tampa Bay. In the long term, forecasted positive demographic trends, improved consumer confidence and the growth of several innovative industries bode well for Tampa’s economic future.

During 2007, the housing market crash and its subsequent effects began to dampen employment and total employment contracted by 1.3%. This trend accelerated in 2008 and into 2009, as key sectors such as construction, trade and leisure and hospitality decreased payrolls at a rapid clip. Total employment in the Tampa metropolitan area declined by 4.5% year-over-year in June, representing a loss of approximately 54,800 jobs. In line with the national recovery, Rosen Consulting Group expects job growth to return at a modest rate in 2010, but not truly pick up until 2011. Between 2011 and 2013, Rosen Consulting Group predicts job growth will average approximately 2.1% per year. The market should be sustained by job growth in the professional and business services, educational and health services, trade, and leisure and hospitality sectors.

Total Office

Rosen Consulting Group expects total office market fundamentals in Tampa to deteriorate to a greater extent during the current downturn than was experienced after the tech bust. Since 2006, substantial layoffs and bankruptcies in a number of industries drove the vacancy rate up to 19.8% in the second quarter of 2009. Asking rents began to decline during 2009 as a result. Rosen Consulting Group expects the vacancy rate to peak at 21.7% in 2010, before rebounding job growth and a low level of new construction contribute to an office market recovery in the latter part of the forecast period. Rosen Consulting Group expects that the vacancy rate will fall to 14.5% by 2013, at which point annual rent growth should reach 3.4%.

CBD Office

Tampa provides tenants with a relative cost advantage over other Florida metropolitan areas which may have resulted in the market’s relative stability. Despite the economic downturn, office market trends were less volatile than the national average during the previous economic cycle.

Market fundamentals in the Tampa CBD deteriorated further through the second quarter. Major declines in office-using employment have taken a toll on the office market dynamics in the CBD. In the second quarter, the vacancy rate increased to 19.7%, from 19.2% in the first quarter and 18.8% in the fourth quarter of 2008. After posting growth of 5.5% in 2008, asking rents began to decline through the first half of 2009. Through the second quarter of 2009, asking rents had declined by 0.5%, as landlords have been more willing to negotiate and make concessions to attract limited tenant demand. Asking rents are expected to contract by 2.7% in 2009 and 0.8% in 2010, in line with job losses through year-end and only modest job growth in 2010. Rosen Consulting Group expects the vacancy rate to increase further during the next two years—peaking at 20.8% in 2010—before steadily dropping to 15.2% in 2013. In addition, Rosen Consulting Group believes that limited construction activity should help expedite absorption of excess inventory, particularly as tenant demand rebounds beginning in 2011.

Suburban Office

Tampa’s suburban office market continued to weaken through the second quarter of 2009, as job losses continue to weigh on the market. The vacancy rate increased to 18.4% in the second quarter from 17.5% in the first quarter and 15.2% in the fourth quarter of 2008. Asking rents also began to decline, as landlords are under pressure to keep tenants. Year-to-date through the second quarter, asking rents contracted by 0.9%, after growing by 2.4% in 2008. Two buildings, totaling approximately 318,000 square feet, came online during the first half of year.

As tenant demand remains anemic, Rosen Consulting Group expects market fundamentals to weaken in the near term. Rosen Consulting Group also expects the vacancy rate to increase to 19.5% in 2009 and 21.3% in 2010, and asking rents to contract by a combined 4.2% in 2009 and 2010. According to Rosen Consulting Group, the market should begin to recover in 2011, in line with more robust job growth and subdued construction activity. By 2013, the vacancy rate should drop to 13.9%, while rent growth should reach 3.3%.

South Florida Economy

The economy in South Florida suffered greatly as a result of the housing market crash, which had generated a large portion of employment growth in recent years. Additionally, a pullback in the key industries of trade and tourism has affected many businesses in Ft. Lauderdale while Miami has been more influenced by job losses in banking and finance.

Fort Lauderdale’s economy remained in recession through the second quarter, although there are some signs that job losses have reached a trough. Total employment contracted by 4.3% year-over-year in June, for a loss of 33,500 jobs. This slowed from the first quarter, when total employment declined by 4.8% year-over-year. The largest job losses occurred in the construction, trade, financial activities, and professional and business services sectors, which each shed more than 5,000 jobs. Rosen Consulting Group expects total employment to contract by 3.3% in 2009, before slowly recovering in 2010 and posting more robust job growth between 2011 and 2013.

The Miami economy remained weak through the second quarter, although the pace of job loss in Miami decelerated between the first and second quarters. Year-over-year in June, total employment declined by 3.5%, compared with 4.6% year-over-year in March. Looking forward, Rosen Consulting Group expects Miami to remain in a recession for the next 8 to 12 months, in line with weakness in real estate and finance as well as a drop-off in global trade volumes, before beginning a slow recovery in mid-2010. Through year-end 2009, Rosen Consulting Group forecasts total employment to contract by 2.8%, representing a loss of approximately 28,500 positions. In 2010, Rosen Consulting Group predicts total employment growth to be a modest 0.6%, representing approximately 5,600 jobs, and should average 1.7% annually between 2011 and 2013. In the long term, positive demographic trends, strong growth in innovative industries and the area’s position as a hub of global trade will benefit the South Florida economy.

Fort Lauderdale Total Office

The tourism, trade, healthcare, finance and technology industries all have a significant presence in Fort Lauderdale, driving demand for office space. Looking forward, Rosen Consulting Group expects the Fort Lauderdale office market to continue to weaken through 2010 as a result of job losses. Rosen Consulting Group believes that the healthcare and technology industries, coupled with positive demographic trends, will lead the Fort Lauderdale economy out of the recession. Driven both by demand from these industries, as well as a quick pullback on new suburban construction, Rosen Consulting Group believes that the suburban market will outperform the CBD in Fort Lauderdale, contrary to our forecast for many other metropolitan areas. During the first half of 2009, the total office vacancy rate climbed to 17.5% while asking rents declined by 1.1%. Rosen Consulting Group forecasts the vacancy rate to peak at 19.3% in 2010, before trending back down to 14.5% in 2013 alongside the recovering economy. In addition, Rosen Consulting Group believes rent growth should average 3.9% annually from 2011 to 2013.

Miami Total Office

The Miami office market has received a flurry of new construction recently, increasing the total amount of office stock to nearly 46 million square feet in the second quarter of 2009, with 26.7% in the CBD. As of the second quarter of 2009, the vacancy rate was 16.1%, and Rosen Consulting Group expects the vacancy rate to climb to 18.8% in 2010 as projects currently under construction come online. Despite the jump in the vacancy rate, downtown asking rents have not yet declined. A flight-to-quality has enabled landlords to maintain higher asking rents, although effective rents are likely decreasing more substantially. Year-to-date through the second quarter, asking rents grew by 2.3% in Miami’s CBD. Contrarily, year-to-date through the second quarter, suburban asking rents contracted by 2.1%, following 7.7% growth in 2008. A high level of new construction likely contributed to this trend. As a result of weakened market fundamentals, Rosen Consulting Group forecasts total office asking rents to decline by 2.2% during 2009, before modest growth returns in 2010. A pullback in new supply should allow for a fairly brisk recovery in the latter part of the forecast period, with a drop in the total office vacancy rate to 14.4% by 2013, while annual rent growth accelerates to 4.5%.

OUR BUSINESS AND PROPERTIES

Overview

We are a fully integrated, self-administered and self-managed real estate investment trust specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located in major U.S. office markets and leased primarily to high-credit-quality tenants. Rated as an investment-grade company by Standard & Poor’s and Moody’s, we have maintained a low-leverage strategy while acquiring our properties. As of September 30, 2009, approximately 82.6% of our Annualized Lease Revenue was derived from office properties in the ten largest U.S. office markets based on rentable square footage, including premier office markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston, and greater Los Angeles. Approximately 52.1% of our Annualized Lease Revenue is derived from office properties located in central business districts, 14.3% is derived from office properties located in urban infill areas and 33.6% is derived from office properties located in suburban areas.

As of September 30, 2009, our portfolio consisted of 73 properties with approximately 20 million rentable square feet, which properties were approximately 90.1% leased and had a median age of approximately ten years based on the date of initial construction. Of our properties, 70 were wholly owned, generating 88.3% of Annualized Lease Revenue and three properties were owned through consolidated joint ventures, generating 11.7% of Annualized Lease Revenue. Immediately following completion of this offering, we expect we will be the tenth largest publicly traded office REIT in the United States based on total gross assets. Inclusive of joint venture transactions, since our first acquisition in March 1998, we have acquired approximately $5.5 billion of office and industrial properties, with a current portfolio generating Annualized Lease Revenue of approximately $587.1 million. As of September 30, 2009, we also owned $58.4 million of mezzanine debt, which is secured by a pledge of the equity interest of the entity owning a 46-story, Class A commercial office building located in downtown Chicago. We also own approximately 46 acres of developable land, much of which is located adjacent to our existing office properties and which we believe can support approximately one million square feet of rentable space.

Our investment strategy primarily involves owning, acquiring and strategically selling high-quality properties that are generally occupied by lead tenants (those that lease approximately 35% or more of the building or contribute 1% or more of our total Annualized Lease Revenue). Through our tenant-focused approach, we foster strong relationships with our tenants with the objective of becoming their preferred landlord. We place great importance on anticipating and meeting our tenants’ needs by focusing on their expansion, consolidation and relocation requirements, which we believe differentiates us from our competitors and ultimately contributes to the strength of our portfolio. Since our inception, we have re-let approximately 76% of the approximately 10.9 million square feet of office space that has become available for renewal to the occupying tenants. In addition, a number of our existing tenants lease space from us in multiple markets. We currently maintain satellite offices in eight of our markets and expect to have offices in a total of ten markets by the end of 2011. We believe our local market presence enhances tenant satisfaction and occupancy and provides local knowledge that strengthens our acquisition capabilities.

We believe we have a stable, broadly diversified tenant base. As of September 30, 2009, we had 408 tenants, with no single tenant other than the federal government accounting for more than 5.4% of our Annualized Lease Revenue, and no single industry other than governmental entities accounting for more than 12.1% of our Annualized Lease Revenue. Our ten largest tenants comprised approximately 44.4% of our leased portfolio based on Annualized Lease Revenue. See “—Tenant Diversification.” We believe our diverse tenant base helps to minimize our exposure to economic fluctuations in any one industry or business sector or with respect to any particular tenant.

The high quality of our office portfolio, our financial stability and our attention to tenant needs attract high-credit-quality tenants, including government agencies and nationally recognized corporations and professional service firms. We estimate that approximately 84.7% of our Annualized Lease Revenue is derived from tenants that we consider to be highly credit-worthy tenants. Of our Annualized Lease Revenue, 67% is derived from tenants that have investment-grade credit ratings as reported by Standard & Poor’s or are subsidiaries of such investment-grade-rated entities, or are governmental agencies. The remaining credit-worthy tenants are nationally recognized corporations or professional service firms. We derived 17.3% of our Annualized Lease Revenue from government tenants, including 12.4% from federal government agencies such as the OCC, NASA, the National Park Service, the Department of Defense and the FDA. Consistent with our tenants’ high credit quality, our ratio of bad debt expense to revenues has averaged less than 25 basis points for the three years in the period ended December 31, 2008 and the nine months ended September 30, 2009. In addition, the majority of our tenants typically enter into long-term leases for substantial amounts of space. As of September 30, 2009, our portfolio of commenced leases (which are leases with a tenant that is either actively paying rent or in a free-rent period) had an average remaining weighted-average lease term of approximately 5.3 years and our portfolio of executed leases had an average square footage of approximately 47,000 square feet.

We focus primarily on owning and acquiring properties in major U.S. office markets that are characterized by their diverse industry base, attractive supply and demand ratios and appeal to institutional real estate investors. Our market-selection strategy typically involves categorizing real estate markets as either “concentration” markets or “opportunistic” markets. Concentration markets are characterized by high barriers to entry, such as limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. We believe these markets provide attractive long-term growth opportunities and greater market stability. Of the markets where we have significant holdings, we consider Washington, D.C., greater Los Angeles, the New York metropolitan area and Boston to be concentration markets. We will look to expand our holdings in these markets upon identifying properties that we believe offer attractive long-term returns, irrespective of the market cycle for office properties.

Opportunistic markets are characterized by lower barriers to entry and greater variability in the supply and demand of office space. Although these markets are typically as dynamic as our concentration markets, we believe they offer additional opportunities for strategically timed investments and asset recycling. As such, our presence in these markets will fluctuate depending on the opportunities presented. In addition, we generally expect holding periods in opportunistic markets to be shorter than those in our concentration markets. We will look to dispose of assets in opportunistic markets when future returns appear to have been maximized or where opportunities to recycle capital present improved long-term returns to our stockholders. Of the markets where we own properties, we consider Atlanta, Florida, Chicago, Dallas, Minneapolis, Nashville and Phoenix to be opportunistic markets.

We are targeting to generate approximately 60% to 70% of our annualized lease revenue from properties in concentration markets. From 1998 to 2004, we had net acquisitions of approximately $2.1 billion and approximately $2.9 billion in concentration markets and non-concentration markets, respectively. From 2005 to 2008, we had net acquisitions of approximately $149.5 million in concentration markets and net dispositions of approximately $694.3 million in non-concentration markets. As of September 30, 2009, we had 45.2% of our Annualized Lease Revenue in concentration markets.

The following table sets forth a breakdown of our office portfolio by market as of September 30, 2009.

	Strategy	Number of Properties	Rentable Square Footage (in thousands)(1)	Percentage of Rentable Square Footage(%)(2)	Percent Leased(%)(3)		Annualized Lease Revenue (in thousands)($)	Percentage of Annualized Lease Revenue(%)(4)
Chicago	Opportunistic	6	4,883	24.1	91.5		157,475	26.8
Washington, DC(5)	Concentration	14	3,049	15.1	84.6		114,136	19.4
New York(6)	Concentration	9	3,287	16.2	91.6		93,698	16.0
Minneapolis	Opportunistic	2	1,227	6.1	98.1		39,032	6.6
Los Angeles(7)	Concentration	5	1,133	5.6	87.1		34,504	5.9
Dallas	Opportunistic	7	1,275	6.3	88.0		25,320	4.3
Boston	Concentration	4	583	2.9	92.6		23,184	3.9
Detroit	—	4	929	4.6	79.9		21,047	3.6
Philadelphia	—	1	761	3.8	100.0		15,185	2.6
Atlanta	Opportunistic	3	607	3.0	77.1		11,568	2.0
Houston	—	1	313	1.5	100.0		9,966	1.7
Phoenix	Opportunistic	4	557	2.8	77.9		7,639	1.3
Nashville	Opportunistic	1	312	1.5	100.0		6,913	1.2
Florida(8)	Opportunistic	3	297	1.4	97.3		6,853	1.2
Austin	—	1	195	1.0	100.0		5,536	0.9
Portland	—	4	325	1.6	100.0		4,648	0.8
Seattle(9)	—	1	156	0.8	100.0		4,145	0.7
Cleveland	—	2	187	0.9	93.6		3,484	0.6
Denver	—	1	156	0.8	100.0		2,727	0.5

Total/ Weighted Average		73	20,232	100.0	90.1	(10)	587,060	100.0

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building adjusted for our pro-rata ownership percentage in the case of 35 W. Wacker Venture, L.P.
(2)	Equal to rentable square footage for each metropolitan area divided by the total rentable square footage for our entire office portfolio, expressed as a percentage.
(3)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(4)	Equal to Annualized Lease Revenue for each metropolitan area divided by the total Annualized Lease Revenue for our entire office portfolio, expressed as a percentage.
(5)	Metropolitan area includes properties located in Northern Virginia and suburban Maryland.
(6)	Metropolitan area includes properties located in Long Island and northern New Jersey.
(7)	Metropolitan area includes properties located in Irvine (in Orange County), Pasadena, Glendale and Burbank.
(8)	Our properties in this metropolitan area are located in Fort Lauderdale, Tamarac, and Sarasota.
(9)	Metropolitan area includes a property located in Issaquah.
(10)	Weighted average is based on rentable square footage.

Immediately following completion of this offering, we expect to have a debt-to-gross assets ratio of approximately 30%, and we intend to maintain a debt-to-gross assets ratio of between 30%-40% going forward. Our capacity to incur additional indebtedness while remaining within our targeted leverage range should allow us to capitalize on favorable acquisition and development opportunities that arise, depending on conditions in the credit markets. Our flexible capital structure should also enable us to take advantage of other opportunities to maximize earnings and FFO per share should future market conditions warrant, such as refinancing debt or repurchasing shares of our common stock. We believe our ability to execute our short- to mid-term growth strategies without having to return to the equity capital markets in the near-term places us at a competitive advantage over many of our peers.

We are a full-service real estate company with substantial expertise in acquisitions, portfolio management, asset management, property management, leasing, tenant-improvement construction and dispositions. Our five-member executive management team has an average of over 24 years of commercial real estate and/or public company financial management experience, and approximately five years of experience working together to operate the existing portfolio and execute our investment strategy. As of September 30, 2009, we had 109 employees. As a result of our established infrastructure, we believe that we have the capability and the experience to increase the number of properties we own and manage without proportionate increases in overhead costs. Our principal executive offices are located at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097-1523. We qualify as a REIT for U.S. federal income tax purposes.

Operating History

General

We were incorporated in Maryland on July 3, 1997, and commenced active operations on June 5, 1998. Between 1998 and 2003 we raised equity capital to finance our real estate investment activities primarily through four public offerings of our common stock. Combined with our dividend reinvestment plan, these offerings have raised approximately $5.8 billion in total offering proceeds. As of September 30, 2009, our stock was held by approximately 107,000 record holders. We are a public company and have been subject to SEC reporting obligations since 1998.

In April 2005, we received net proceeds of approximately $756.8 million from our 2005 Portfolio Sale, realizing a gain of approximately $189.5 million, and distributed approximately $748.5 million to our stockholders as a special dividend. This disposition took advantage of a strong market for commercial real estate when the properties were well-positioned for sale and also enhanced the quality of our resulting portfolio. As a result of the 2005 Portfolio Sale, we repositioned our portfolio in terms of geographical exposure (by exiting 12 smaller markets), improved our credit profile (by selling buildings with lower than our average tenant credit) and, we believe, improved the quality of our portfolio (by selling buildings with lower than our average building quality), all without negatively impacting our overall targeted return on equity for the broader portfolio. We have subsequently sold 13 additional properties in single-property transactions for gross proceeds of $237.1 million, with a net realizable gain of approximately $63.0 million, which served many of the same objectives as our 2005 Portfolio Sale. Since our inception, inclusive of joint ventures, we have acquired approximately $5.5 billion in assets and disposed of approximately $1.1 billion in assets. From 1998 to 2004, we acquired approximately $5.0 billion in assets and disposed of approximately $59.4 million in assets. Of the approximately $59.4 million in assets sold during the 1998 to 2004 period, the disposition prices exceeded the acquisition prices by approximately $15.1 million. From 2005 to 2008, we acquired approximately $464.4 million in assets and disposed of approximately $1.0 billion in assets. Of the approximately $1.0 billion in assets sold during the 2005 to 2008 period, the disposition prices exceeded the acquisition prices by approximately $218.5 million.

We are structured as an UPREIT, which means that we own most of our properties through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership and indirectly own all of the limited partnership interests as well. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who may be able to defer tax obligations by contributing properties to an operating partnership in exchange for OP Units, which are redeemable for cash or shares of our common stock. As a result, we believe that having our Class A common stock listed on the NYSE will make our OP units more attractive to tax-sensitive sellers.

Prior to this offering, we maintained a share redemption program to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. As of December 31, 2009, we had repurchased an aggregate of approximately 37.8 million shares of our common stock pursuant to this program for aggregate consideration of approximately $978.1 million. Our share redemption program was suspended for redemptions subsequent to November 2009 and will terminate upon the listing of our Class A common stock on the NYSE in connection with this offering.

Internalization

Since we commenced operations in 1998, our former advisor performed our day-to-day operations, including investment analysis, acquisitions, dispositions, financings, development, due diligence, portfolio management, asset management, property management and certain administrative services, such as financial, tax and regulatory compliance reporting. On April 16, 2007, as a result of the Internalization, we acquired entities affiliated with our former advisor for an aggregate of 6,504,550 shares of our common stock (the “Internalization”) and, as a result we now perform substantially all of our key operational activities internally.

We currently contract with our former advisor for certain investor relations and transfer agent services. Upon the completion of this offering, Boston Financial Data Services will serve as our transfer agent, and we intend to terminate the agreement with our former advisor within six months after the completion of this offering.

In addition, we are currently party to the following agreements with our former advisor:

•

a pledge and security agreement whereby our former advisor pledged the shares of our common stock received as consideration in the Internalization and certain other assets for certain periods to secure its indemnification obligations to us under the merger agreement executed in connection with the Internalization;

•

a registration rights agreement whereby we granted registration rights to our former advisor and certain of its affiliates and its permitted transferees with respect to any shares of our common stock issued in connection with the Internalization;

•

a property management agreement with Wells Management Company, Inc. (“Wells Management”), whereby Wells Management provides property management services for eight of our properties in locations where we do not have the critical mass of properties to support a dedicated office; and

•

property management agreements with certain investment products sponsored by our former advisor, whereby we provide property management services for 20 properties in locations where Wells Management does not have the critical mass of properties to support a dedicated office.

Recapitalization

On January 20, 2010, our stockholders approved an amendment to our charter that provided for the conversion of each outstanding share of our common stock into:

•	1/12th of a share of our Class A common stock; plus

•	1/12th of a share of our Class B-1 common stock; plus

•	1/12th of a share of our Class B-2 common stock; plus

•	1/12th of a share of our Class B-3 common stock.

We effected the Recapitalization on January 22, 2010. Our Class B common stock is identical to our Class A common stock except that (i) we do not intend to list our Class B common stock on a national securities exchange and (ii) shares of our Class B common stock will convert automatically into shares of our Class A common stock at specified times. The aggregate number of shares of our common stock outstanding (including all shares of our Class A and Class B common stock) immediately following the Recapitalization is approximately 158.0 million, all of which (except for certain shares described in “Shares Eligible for Future Sale”) will be freely tradable upon the completion of this offering except as otherwise provided in the restrictions on ownership and transfer of stock set forth in our charter. Of this amount, approximately 39.5 million shares of our Class A common stock are outstanding and approximately 118.5 million shares of our Class B common stock, representing 75% of our total outstanding common stock, are outstanding.

Our Competitive Strengths

We believe we distinguish ourselves from other owners and operators of office properties in a number of important ways and enjoy significant competitive strengths, including the following:

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High-Quality Assets in Major U.S. Markets Owned at an Attractive Cost Basis. The majority of our office properties are located in the ten largest U.S. office markets, including premier office markets such as Chicago, Washington, D.C., the New York metropolitan area, Boston, and greater Los Angeles. As of September 30, 2009, 82.6% of our Annualized Lease Revenue was derived from our office properties in these markets. We look to invest in markets that exhibit a diverse industry base, attractive supply and demand ratios and appeal to institutional real estate investors. We consider approximately 90.1% of our rentable square footage, representing approximately 18.2 million square feet of office space, to be Class A assets, most of which we believe are located in desirable submarkets within their metropolitan areas. We generally consider Class A office properties to be those that have desirable locations and high-quality finishes, are well maintained and professionally managed and are capable of achieving rental and occupancy rates that are typically above those prevailing in their respective markets; however, the determination of an office property’s class designation is subjective, and others may have a different view. As part of our selection criteria for acquisition properties, we focus on the quality of construction and the functionality of the improvements. Our portfolio includes properties designed by highly regarded architects, such as Kohn Pedersen Fox Associates, PC, Skidmore, Owings & Merrill LLP, Thompson, Ventulett, Stainback & Associates and Kevin Roche & Associates, and developed by well-known developers, such as the Opus Corporation, the Alter Group, Ryan Companies US, Inc., Hines, John Buck Co., Lincoln Property Company, Inc., Hamilton Partners and Trammell Crow Company. As of September 30, 2009, the median age of the assets within our portfolio was approximately ten years, based on the date of initial construction.

Substantially all of our assets (91.5%) were purchased between 1998 and 2004, before the cyclical market peak. We believe that our favorable cost basis in these assets allows us to be competitive in our ability to lease our space at market rents while still providing a satisfactory return on our investment. We also feel our favorable cost basis somewhat mitigates the potential for significant impairments in our portfolio.

•

High-Quality, Diverse Tenant Base and Portfolio. Our portfolio is leased primarily to large, high-credit-quality tenants, including federal government agencies and nationally recognized corporations and professional service firms, with significant long-term space requirements. Approximately 84.7% of our Annualized Lease Revenue is derived from tenants that have investment-grade credit ratings as reported by Standard & Poor’s or are subsidiaries of such investment-grade-rated entities, are governmental agencies or are nationally recognized corporations or professional service firms. We derived 17.3% of our Annualized Lease Revenue from government tenants, including 12.4% from federal government agencies such as the OCC, NASA, the National Park Service, the Department of Defense and the FDA. Each of our ten largest tenants based on Annualized Lease Revenue also meets these criteria. Our nationally recognized, investment-grade and/or professional service firm tenants include IBM, Microsoft, Nike, Nestle (USA), Nokia (USA), U.S. Bancorp, Lockheed Martin, KPMG LLP, BP Corporation, and Winston & Strawn LLP, several of whom use our properties as their corporate headquarters.

As of September 30, 2009, we had 408 tenants engaging in a variety of professional, financial and other businesses, with no single industry other than governmental entities accounting for more than 12.1% of our Annualized Lease Revenue. In addition, as of September 30, 2009, our ten largest tenants comprised approximately 44.4% of our leased portfolio based on Annualized Lease Revenue, with no single tenant other than the federal government accounting for more than 5.4% of our Annualized Lease Revenue. We believe our diverse tenant base helps to minimize our exposure to economic fluctuations in any one industry or business sector or with respect to any particular tenant.

We also maintain geographic diversity in our portfolio with properties in 19 markets and 37.8% of our Annualized Lease Revenue derived from markets other than our three largest markets. We believe the geographic diversification of our portfolio reduces our risk from localized economic declines.

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Access to Capital and Flexible Capital Structure. We have historically employed a conservative leverage strategy, focused on maintaining a low debt-to-gross assets ratio relative to other office REITs and preserving borrowing capacity under our credit facilities. Immediately following completion of this offering, we expect to have a debt-to-gross assets ratio of approximately 30%, and we intend to maintain our investment-grade credit ratings and a debt-to-gross assets ratio of between 30%-40% going forward. We believe our ability to access capital from the unsecured bond market, additional equity issuances, opportunistic sales of properties and secured property-level debt is enhanced by our conservative leverage strategy, strong balance sheet, investment-grade credit ratings, and our previous success in attracting debt capital from high quality financial institutions. Our capacity to incur additional indebtedness while remaining within our targeted leverage range should allow us to capitalize on favorable acquisition and development opportunities that arise, subject to conditions in the credit markets. Recently, we have observed significant spread reduction in the unsecured bond market and would anticipate accessing that market opportunistically. Our flexible capital structure should also enable us to take advantage of other opportunities to maximize earnings and FFO per share should future market conditions warrant, such as refinancing debt or repurchasing shares of our common stock. We believe our ability to execute our short to mid-term growth strategies without having to return to the equity capital markets in the near-term places us at a competitive advantage over many of our peers.

In July 2007, we applied for and received investment-grade credit ratings from both Standard & Poor’s (BBB/Stable) and Moody’s (Baa3/Stable). These ratings have been reaffirmed multiple times since their original issuance, and, in October 2009, Moody’s assigned a positive outlook to our credit rating. In 2007 and 2008, we were able to obtain two unsecured debt facilities The first was a $500 million unsecured revolving line of credit entered into in August 2007. This facility has a four-year term (with a one-year extension option) and is priced at a spread over LIBOR (47.5 basis points as of September 30, 2009) based on our credit rating. The second facility is a $250 million unsecured term loan entered into in June, 2008. This facility has a two-year term (with a one-year extension option and is priced at a spread over LIBOR (150 basis points as of September 30, 2009) based on our credit rating. We entered into an interest rate swap for the entire amount of this facility to effectively fix the interest rate at 4.97% through June 28, 2010. A consortium of 19 banks participated in one or both of these facilities including major financial institutions such as JP Morgan, Wells Fargo, Bank of America, US Bank, PNC, Regions Bank, Scotia Capital, Sumitomo, Morgan Stanley and RBC Capital Markets.

As a result of our flexible capital structure and access to capital, we believe we have the ability to meet any financial requirements of a leasing transaction with an existing or prospective tenant. During the current economic downturn, it has been our experience that tenants are increasingly concerned about the ability of landlords to fund building improvements and leasing transaction costs. We believe that our demonstrated access to capital and our investment-grade credit ratings have given tenants comfort that we have, or have access to, the financial resources necessary to fund these costs, thus providing us a competitive advantage in a challenging leasing environment.

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Proven, Disciplined Capital Recycling Capabilities. We have a track record of completing a large volume of commercial real estate acquisitions and dispositions and have demonstrated discipline and restraint in conducting such transactions. An integral part of our disciplined approach to asset recycling involves periodically evaluating future holding period returns for our assets in order to maximize our return on invested capital. Decisions on the timing of our dispositions are impacted by our evaluation of the asset’s holding period returns and on-going strategic portfolio fit. Inclusive of joint venture transactions, since our first acquisition in March 1998, we have acquired approximately $5.5 billion in commercial real estate, totaling approximately 29 million rentable square feet, and we have sold approximately $1.1 billion in commercial real estate, totaling approximately 6.7 million rentable square feet. Of the $5.5 billion in completed acquisitions, substantially all (91.5%) was acquired between 1998 and 2004 while only 8.5% was acquired in the years between 2005 and 2008, which we believe represented a cyclical market peak. In contrast, 94.4% of the $1.1 billion in sales occurred during the period between 2005 and 2008 when market prices were at or near their peak. The $1.1 billion in dispositions represents a gain of approximately $252.5 million and a $233.6 million (28.0%) increase over the acquisition price of those assets. As evidence of our discipline relative to pricing in the real estate marketplace, in 2005 we decided to declare a special dividend of $748.5 million, representing substantially all of the proceeds from the 2005 Portfolio Sale rather than reinvesting the proceeds in real estate near the market peak. In addition, we consummated over $544.8 million more in property dispositions than acquisitions between 2005 and 2008. With these demonstrated acquisition and disposition capabilities, we intend to manage our portfolio to exit opportunistic markets or particular investments within certain markets when it appears that our investment returns have peaked and reinvest the proceeds when we believe other investments offer the prospect of improved returns. The following is an example of our capital recycling capabilities:

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1500 Mittel Boulevard, Chicago, Illinois—1500 Mittel Boulevard is an office and industrial flex facility located in Wood Dale, Illinois (a suburb of Chicago), comprised of approximately 250,000 square feet, 100% of which is leased by Videojet, a leading manufacturer of coding, printing and laser marking products. Videojet’s lease was scheduled to expire in December 2011. In 2006, with five years remaining on Videojet’s existing lease, we proactively negotiated a ten-year lease extension with annual escalations. Having extended the lease term of the building’s sole tenant to 2021, we were able to sell the property in March 2007 for $43.3 million (an approximately 30% increase over the initial acquisition price), thereby capturing substantial gains that were available to be redeployed for future strategic investments. Shortly before this sale, we purchased the Class A Two Pierce Place, which is located within a few miles of 1500 Mittel Boulevard. Two Pierce Place was 75% leased upon acquisition, with approximately 60% of the building leased to Gallagher & Co., a nationally known insurance brokerage company, until 2018. Despite our belief that Two Pierce Place was clearly superior in terms of quality and greater projected income and total return expectations relative to the 1500 Mittel Boulevard building, we were able to acquire Two Pierce Place for a very small premium per square foot over our sale price of the 1500 Mittel Boulevard building.

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Experienced and Committed Management Team. Our five-member executive management team has an average of over 24 years of commercial real estate and/or public company financial management experience, and approximately five years of experience working together to operate the existing portfolio and execute our investment strategy. Additionally, senior members of our real estate team have decades of experience working with and for institutional real estate investors. The firms for which our senior real estate professionals have previously worked include Lend Lease, Morgan Stanley Real Estate, Prentiss Properties, Cushman & Wakefield, Equitable Real Estate, Aetna Realty Investors, GE Asset Management and PNC Capital Markets. Through such employment, our senior real estate team gained substantial experience executing real estate investment strategies, which we believe we will enable us to effectively execute our growth strategy by, among other things, attracting institutional joint venture capital.

Collectively, our senior real estate team has significant experience in all aspects of the commercial real estate industry, including acquisitions, dispositions, financing, joint venture structuring, development financing, leasing and property management, portfolio management and asset management, and has operated in a variety of business and real estate market cycles. We believe that the experience, reputation, and investment expertise of the senior real estate team has allowed the company to develop broad and deep relationships with key financial institutions, investment banks, developers, tenants, and brokers who are involved in the ownership/control of office assets both nationally and in our target markets. These relationships are vital to our ability to access “off-market” transactions from principals as well as maintain a pipeline of broadly marketed transactions that potentially fit the company’s investment criteria.

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Strong Tenant Relationships. Most of our properties have large, nationally recognized lead tenants (which we define as those tenants that lease approximately 35% or more of the rentable square footage in the building or contribute 1% or more of our total Annualized Lease Revenue) with significant long-term space requirements. As of September 30, 2009, our portfolio of commenced leases (which are leases with a tenant that is either actively paying rent or in a free-rent period) had an average remaining weighted-average lease term of approximately 5.3 years and our portfolio of executed leases had an average square footage of approximately 47,000 square feet. We are committed to providing personalized service attentive to the needs of our tenants. Through our tenant-focused approach, we foster strong relationships with our tenants’ corporate real estate executives and come to understand their long-term business needs, with the objective of becoming their preferred landlord. To that end, we leverage the strength of our in-house acquisition, asset management, financing, property management and construction management personnel, as well as our local operating presence in several of our markets, to promptly and fully satisfy the many demands of our existing and potential customer base. This landlord/tenant relationship allows us to anticipate and meet our tenants’ real estate needs by focusing on their expansion, consolidation and relocation requirements, which we believe differentiates us from our competitors and ultimately contributes to the strength of our portfolio. In addition, our strong relationships with the tenant and leasing brokerage communities aids in attracting and retaining quality tenants. We believe that our focus on customer service and long-term tenant relationships contributes to stronger operating results and higher occupancy rates by minimizing rent interruptions and reducing marketing, leasing and tenant improvement costs that result from finding new tenants. Since our inception, we have re-let approximately 76% of the approximately 10.9 million square feet of office space that has become available for renewal to the occupying tenants. In addition, a number of our existing tenants lease space from us in multiple markets. The following is an example of our strong tenant relationship management:

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IBM Portland Campus—In 2003, shortly after assisting IBM with a lease restructuring opportunity in Tampa, Florida, we acquired the IBM Portland campus, located adjacent to Nike’s world headquarters in Beaverton, Oregon. The property consisted of four office buildings, three of which were leased by IBM, one warehouse building that was vacant, and approximately 32 acres of adjacent land. In 2004, we successfully executed a lease with Nike for the vacant office building and simultaneously sold approximately 16 acres to Nike for future expansion of its headquarters. In 2007, we amended leases on two of the IBM-leased office buildings by swapping expiration dates, which shortened the lease term on one building and extended the lease term on the other. The shortening of the lease term on the building closest to Nike’s campus, including a right to terminate that lease early in the event we were able to find another user, allowed us to then execute a new seven year lease on that building with Nike. The development and nurturing of our relationships with both IBM and Nike has resulted in mutually beneficial outcomes for all three parties. In addition, this relationship and our ongoing commitment to satisfying our tenants’ needs have allowed us to complete similar mutually beneficial lease restructurings with IBM in other markets.

Business Objectives and Growth Strategies

Our primary objectives are to provide an attractive total risk-adjusted return for our stockholders by increasing cash flow from operations, achieving sustainable growth in FFO and realizing long-term capital appreciation. The strategies we intend to execute to achieve these objectives include:

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Capitalizing on Acquisition Opportunities. We intend to grow earnings through the strategic acquisition of high-quality office properties with a favorable overall return profile and going-in capitalization rates. We will seek to acquire commercial office properties located in strategic, in-fill locations that we believe are highly desirable to our tenants and present attractive return opportunities. Our overall acquisition strategy focuses on acquiring properties in markets that are generally characterized by their diverse industry base, attractive supply and demand ratios and appeal to institutional real estate investors. We target attractively priced properties that complement our existing portfolio from a risk management and diversification perspective. Our acquisition strategy in our concentration markets focuses on long-term return potential. With respect to our opportunistic markets, our acquisition strategy focuses on strategically timed investments and asset recycling. We generally expect holding periods in opportunistic markets to be shorter than those in our concentration markets.

An integral part of our acquisition strategy will involve taking advantage of senior management’s broad and deep relationships in the real estate industry. Senior management is well positioned to capitalize on its relationship with a variety of owners and lenders that control assets that would fit the company’s investment criteria. Examples of these relationships include over-leveraged developers/owners, institutional owners needing to raise capital to satisfy redemptions and banks/lenders that have non-performing or distressed assets on their books. Senior management has developed a list of targeted assets that meet our investment strategy and criteria.

In addition, in the short- to mid-term we believe that current market conditions have created new acquisition opportunities, including the following:

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We believe the distress in the current commercial real estate markets is likely to generate attractive opportunities to acquire undervalued office properties that are compatible with our investment strategy. In the short-term we plan to target two types of geographic markets: those that have fared relatively well in the current downturn and those that are currently extremely distressed but have historically rebounded quickly and early in prior office market cycles. We will look to strategically invest in both concentration markets and opportunistic markets that fit these criteria.

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We believe the current market offers attractive yields on buildings for which the primary leases expire in the intermediate term (3-5 years) relative to yields on longer-term (5-10 years) leased buildings. As a result, we intend to take advantage of yield premiums by buying buildings with lease expirations concentrated in the 2013-2016 timeframe. This strategy is consistent with our portfolio management goals given the limited number of leases expiring in our portfolio during such timeframe. Furthermore in acquiring assets with intermediate-term lease expirations, we hope to give the market an opportunity to recover in order to capitalize on greater demand and associated rental rate increases upon renewal of such intermediate-term leases. Given that our capital structure may allow us to acquire properties that would be difficult for many of our competitors to finance in the current credit environment, we believe that a premium yield is achievable, and that our liquidity position should provide us an advantage in acquiring these types of assets relative to our competitors.

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We also believe that there will be numerous opportunities to recapitalize overleveraged real estate assets by either buying existing secured debt at substantial discounts and/or providing mezzanine debt/preferred equity or equity to stabilize these assets. The underlying fundamentals for these investments will otherwise be consistent with our existing acquisition strategy. The collateral must meet our stringent quality and location requirements so that, in the event we become the owner/operator of the property, the asset will complement the existing properties in our portfolio and otherwise be compatible with our strategic objectives.

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Proactive Asset Management, Leasing Capabilities and Property Management. Proactive asset management, leasing capabilities and property management are key components of our growth strategy. This encompasses a number of operating initiatives designed to maximize occupancy and rental rates, including the following:

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devoting significant resources to building and cultivating our relationships with the commercial real estate executives of our large tenants and seeking to offer solutions to their real estate needs in a way that improves our operations;

•	maintaining satellite offices in markets in which we have a significant presence in order to serve tenants and improve our underwriting and acquisition capabilities;

•	demonstrating our commitment to our tenants by maintaining the high quality of our properties through prudent property management and attention to detail;

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driving a significant volume of leasing transactions (approximately 300 transactions representing 8.5 million square feet since January 1, 2006) in a manner that provides optimal returns by using creative approaches, including early extension, lease wrap-arounds and restructurings. We manage portfolio risk by structuring lease expirations in a manner so as to avoid, among other things, having multiple leases expire in the same market in a relatively short period of time;

•	applying our leasing and operational expertise to meet the specialized requirements of federal, state and local government agencies in an effort to attract and retain these types of tenants;

•	evaluating potential tenants based on third-party and internal assessments of creditworthiness and updating those assessments periodically throughout the lease term; and

•	using our purchasing power and market knowledge to negotiate low prices for goods and services, thereby reducing our operating costs and those of our tenants.

Examples of our proactive asset management, leasing capabilities and property management include the following:

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Aon Center, Chicago, Illinois—Aon Center is a Class A office building in the East Loop of downtown Chicago comprising approximately 2.7 million square feet. Kirkland & Ellis LLP, a global law firm based in Chicago (“Kirkland”), is one of the largest tenants at the building where it leases approximately 495,000 square feet on 15 floors of the property, including nine contiguous floors (53rd floor through 61st floor) in the high-rise part of the building. The majority of Kirkland’s space is set to expire in December 2011. In 2005, Kirkland signed a lease to anchor a new office development in downtown Chicago. In order to mitigate the significant upcoming vacancy that would be created by Kirkland’s departure, we and our local leasing agent aggressively sought opportunities to backfill this space. As a result of our strong asset management capabilities, we were able to minimize the consequences of the loss of a significant tenant by re-letting a significant portion of the space (the entire nine contiguous floors) to KPMG LLP on a long-term basis, resulting in only eight months of downtime.

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3100 Clarendon, Arlington, Virginia—This 14-story building consists of 249,548 square feet and rests atop the Clarendon Metro Station, a key stop for Washington D.C.’s metrorail system. The Department of Defense has occupied the majority of the building since 1998 under a ten-year lease. In 2007, the Department of Defense began evaluating plans to consolidate its various operations, including its operations at 3100 Clarendon, onto a nearby military base as part of Base Realignment and Closure, a federal plan to relocate critical operations to highly secured facilities. That same year, we initiated a two pronged marketing campaign to highlight the pending vacancy at 3100 Clarendon to the private and government sectors. As the Department of Defense’s 2008 lease expiration rapidly approached, it became clear to us that the Department of Defense would not be able to fully implement its consolidation plan in time. Our successful marketing campaign coupled with the Department of Defense’s time constraints allowed us to secure a sole source transaction whereby the federal government obligated itself to enter into a lease extension without the usual competitive bidding process in return for a cessation of marketing activities at 3100 Clarendon. Understanding the federal procurement process gave us the confidence to accept these terms and secure a ten-year extension, with a tenant option to terminate after five years, with a creditworthy tenant on favorable deal terms relative to our competition.

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Sustainability Initiatives—We understand that continuous improvements in sustainability have a positive impact on tenant retention and a potentially long-term financial return. To that end, we believe it is important and environmentally prudent to consistently search for opportunities which improve upon sustainability at our properties. Items such as, recycling, lighting retrofits, capital projects and operational systems improvements all contribute to this effort. We participate as a member of the United States Green Building Council and currently 44% of our portfolio (approximately 9.2 million square feet) is Energy Star Certified. Energy Star is a United States federal government program that recognizes commercial buildings that are determined to be in the top 25% of facilities in the nation for energy efficiency. Significant properties in our portfolio, such as Aon Center and 35 West Wacker (Chicago, Illinois), 800 N. Brand (Glendale, California), and US Bancorp Center (Minneapolis, Minnesota) have all achieved the prestigious Energy Star label. Likewise, we are continuing to investigate additional LEED (“Leadership in Energy and Environmental Design”) opportunities within our property portfolio. LEED is a green building certification system that strives to improve performance in various sustainable areas such as water efficiency, energy savings, and improved indoor environmental quality. We have several LEED-accredited professionals on staff to lend expertise and experience to support our tenants who desire to achieve LEED certification for their leased space. Several of our tenants have achieved LEED certification, including Caterpillar Financial who was awarded LEED Gold status (the second highest possible ranking) in the existing buildings category in April, 2009 for its accomplishments and investments at our 2120 West End Avenue property in Nashville, Tennessee, which it fully occupies.

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National Purchasing Initiative—We seek to reduce our operating costs and those of our tenants by using our purchasing power and market knowledge to negotiate low prices for goods and services. Our “national purchasing initiative” not only allows us to manage our costs, but also allows us to deliver a uniform quality of service in all of the markets in which we maintain a presence. Through this initiative we have significantly reduced operating costs and improved property-level services, including elevator contracts, utilities, engineering services, water management and property tax appeals. In our net-leased properties, those savings accrue to the benefit of our tenants. We believe that this initiative has contributed to our high occupancy rates and a reduction in competitive pressures on our rental rates, thereby improving our tenant retention across our portfolio and ultimately improving cash flow from operations.

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Property Awards and Recognitions—Our property management approach has produced positive rewards for us and our existing tenants through the recognition of various awards. Each year, the Building Owners and Managers Association, an international organization for commercial real estate professionals (“BOMA”) recognizes properties that exemplify superior building quality and management practices. The highlight of the year is the naming of The Office Building of the Year (“TOBY”) Awards. Winners are selected from participants at the local, regional and international levels. In 2009 alone, we were the recipient of the prestigious “TOBY Award” for US Bancorp Center (Minneapolis, Minnesota), 150 West Jefferson (Detroit, Michigan), Sarasota Commerce Center (Sarasota, Florida), and 200 and 400 Bridgewater Crossing (Bridgewater, New Jersey). Additionally, we earned the “Earth Award” from BOMA in Dallas for Las Colinas Corporate Center I & II in Irving, Texas. We believe that the dedication and commitment of our property management platform increases the likelihood that we will be recognized for such industry honors, which we believe ultimately contributes to the overall satisfaction of our tenants and enhances our marketing efforts, thereby increasing the probability that we retain existing tenants and attract prospective tenants.

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Recycling Capital Efficiently. We intend to use our proven, disciplined capital recycling capabilities to maximize total return to our stockholders by selectively disposing of our non-core assets and assets whose returns appear to have been maximized, and redeploying the proceeds into new investment opportunities with higher overall return prospects. We also will seek to exit markets when we believe concentrating our efforts in other markets will improve our operating performance. As the capital markets improve we expect to reduce or eliminate our positions in certain of our non-core markets, including Cleveland, Detroit, Houston, Austin, Seattle, Portland, Denver and Greenville. In addition, we hope to reduce our exposure in our largest market, Chicago, by selling certain of our non-core suburban assets and partnering with institutional investors on certain of our core downtown Chicago properties. We will also seek to reduce and/or eliminate our positions in a small number of lower quality non-core assets.

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Financing Strategy. We intend to continue to employ a conservative leverage strategy by maintaining a debt-to-gross assets ratio of between 30%-40% and preserving capacity under our credit facilities. In the near term, we intend to exercise the one-year extension options available to us on our unsecured term loan and unsecured line of credit, which are currently scheduled to mature in 2010 and 2011, respectively. To the extent that prevailing capital market conditions allow, we intend to refinance both of these facilities on market terms on or prior to their respective extended maturity dates.

To effectively manage our long-term leverage strategy, we will continue to analyze various sources of debt capital to determine which sources will be the most advantageous to our investment strategy at any particular point in time. These sources include long-term unsecured public debt offerings, long-term, secured property-level financings, and unsecured credit facilities. We generally use long-term fixed rate debt to better match the long-term returns from our real estate assets. We also will use variable rate debt to manage short term corporate financing needs. In addition, we may utilize derivatives such as interest rate swaps, caps, and collars to manage the potential volatility of our variable interest rate exposure.

An integral part of our intended leverage strategy is to increase our unencumbered asset pool and de-lever our portfolio as refinancing opportunities present themselves. We intend to increase our usage of unsecured debt to refinance our major secured debt maturities. However, based on market conditions at the time, we may refinance these maturities by taking advantage of the substantial equity (due to the relatively low loan-to-value financing currently in place) in a smaller number of properties to secure long-term, fixed-rate debt at higher loan-to-value ratios, thereby reducing the number of encumbered assets in our portfolio.

We also intend to actively capitalize on our ability to issue OP Units, which we believe may serve as an attractive acquisition currency, particularly for tax-sensitive sellers. We also believe that we will be able to fund future acquisition activity by raising additional public equity, accessing joint venture capital or selling existing properties.

We believe our current access to capital and flexible balance sheet will allow us to execute this strategy effectively. See “—Our Competitive Strengths.”

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Use of Joint Ventures to Improve Returns and Mitigate Risk. Over time, we plan to enter into strategic joint ventures with third parties to acquire, develop, improve or dispose of properties, thereby reducing the amount of capital required by us to make investments, diversifying our capital sources for growth and allowing us to reduce the concentration of certain properties and/or markets without disrupting our operating performance or local operating capabilities. In addition, these strategic joint ventures may enable us to achieve higher returns by generating asset and property management fee revenue from the applicable joint venture while also having the potential to earn promote interests when the ventures exceed targeted returns. Our executive officers have extensive experience with the institutional investment community, and we believe these relationships, together with our acquisition and management expertise, make us an attractive strategic partner for institutional investors. By partnering with institutional investors through strategic joint ventures, we can mitigate acquisition, development and lease-up risks, while retaining day-to-day operational control over, and a significant stake in the performance of, certain properties.

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Redevelopment and Repositioning of Properties. As circumstances warrant, we intend to continue redeveloping or repositioning properties within our existing portfolio, as well as those properties that we acquire in the future. By redeveloping and repositioning our properties within a given submarket, we seek to increase both occupancy and rental rates at these properties and create additional amenities for our tenants, thereby improving risk-adjusted returns on our invested capital. The following example describes one of our successful repositioning projects:

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One Brattle Square—One Brattle Square is a mixed-use office and retail building located in Cambridge, Massachusetts, comprised of approximately 95,000 square feet. When we acquired the property in 2004, the retail component of the property was leased but virtually unoccupied, as the two previous retail tenants were paying rent but had vacated the building in 2000 and 2003, with only a portion of the space sublet until 2007. In 2006, we embarked on a retail repositioning strategy by creating a flexible floor plan and reconfiguring the space with a separate, distinct lobby area and escalator for the retail floors. Through our redevelopment efforts, we executed nine transactions which absorbed approximately 87% of the building’s vacancy.

Our Properties

Overview

As of September 30, 2009, our office portfolio consisted of 73 properties (exclusive of our equity interests in eight properties owned through unconsolidated joint ventures and our two industrial properties), which properties were approximately 90.1% leased. Of these properties, 70 properties were wholly owned and three properties were owned through consolidated joint ventures. As of September 30, 2009, we also owned $58.4 million of mezzanine debt, which is secured by a pledge of the equity interest of the entity owning a 46-story, Class A commercial office building located in downtown Chicago. We also own approximately 46 acres of developable land, much of which is located adjacent to our existing office properties and which we believe can support approximately one million square feet of rentable space.

As of September 30, 2009, our portfolio of commenced leases (which are leases with a tenant that is either actively paying rent or in a free-rent period) had an average remaining weighted-average lease term of approximately 5.3 years and our portfolio of executed leases had an average square footage of approximately 47,000 square feet. The majority of our assets are commercial office buildings located in the ten largest markets across the country. The tables below include statistics for office properties that we own directly and through our consolidated joint ventures.

Our Target Markets

The markets in which we have established or intend to establish a presence generally exhibit diverse economic fundamentals, including large population bases and accessibility to key transportation hubs. Our market selection strategy typically involves categorizing real estate markets as either “concentration” markets or “opportunistic” markets. Within a given market, our market strategies will depend, in large part, on whether we have categorized such market as a concentration market or an opportunistic market. We define concentration markets as those characterized by high barriers to entry, such as limited supply of readily developable land, difficulty in procuring governmental entitlements to develop land, environmental restrictions on development and high asset replacement costs. In these markets, we will generally look to expand our holdings upon identifying properties that we believe offer attractive long-term returns, through various market cycles for office properties.

We define opportunistic markets as those characterized by lower barriers to entry and greater variability in the supply and demand of office space. Although these markets are typically as dynamic as our concentration markets, we believe they offer additional opportunities for strategically timed investments and asset recycling. Our presence in these markets will fluctuate depending on the opportunities presented and we generally expect holding periods in opportunistic markets to be shorter than those in our concentration markets. As such, we will look to dispose of assets in opportunistic markets when future returns appear to have been maximized or where opportunities to recycle capital present improved long-term returns to our stockholders.

The following table sets forth certain summary information regarding our existing office properties as of September 30, 2009.

Metropolitan Area/Property	City	Lead Tenant(s)	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Atlanta, Georgia
Glenridge Highlands Two	Atlanta	First Data	100.0	2000	406	67.5	7,671
3750 Brookside Parkway	Alpharetta	Grainger	100.0	2001	101	100.0	1,996
11695 Johns Creek Parkway	Johns Creek	Ciba Vision	100.0	2001	100	93.0	1,901

Metropolitan Area Subtotal/Weighted Average					607	77.1	11,568

Austin, Texas
Braker Pointe III	Austin	Harcourt	100.0	2001	195	100.0	5,536

Metropolitan Area Subtotal/Weighted Average					195	100.0	5,536

Boston, Massachusetts
1200 Crown Colony Drive	Quincy	State Street Bank	100.0	1990	235	100.0	9,072
One Brattle Square	Cambridge	Harvard University	100.0	1991	95	94.7	7,215
1414 Massachusetts Avenue	Cambridge	Harvard University	100.0	1873	78	100.0	4,321
90 Central Street	Boxborough	Advanced Micro Devices	100.0	2001	175	78.3	2,576

Metropolitan Area Subtotal/Weighted Average					583	92.6	23,184

Central & South Florida
Sarasota Commerce Center II	Sarasota	N/A	100.0	1999	150	94.7	3,652
5601 Hiatus Road	Tamarac	Convergys	100.0	2001	100	100.0	2,049
2001 NW 64th Street(3)	Ft. Lauderdale	AT&T	100.0	2001	47	100.0	1,152

Metropolitan Area Subtotal/Weighted Average					297	97.3	6,853

Metropolitan Area/Property	City	Lead Tenant(s)	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Chicago, Illinois
Aon Center	Chicago	BP Corporation, Kirkland & Ellis, DDB Needham	100.0	1972	2,679	91.1	84,865
35 West Wacker Drive	Chicago	Leo Burnett, Winston & Strawn	96.5	1989	1,079	99.9	44,739
Windy Point II	Schaumburg	Zurich American	100.0	2001	300	100.0	10,791
Two Pierce Place	Itasca	Gallagher	100.0	1991	486	71.8	8,308
Windy Point I	Schaumburg	Comcast	100.0	1999	187	100.0	5,953
2300 Cabot Drive	Lisle	N/A	100.0	1998	152	74.3	2,819

Metropolitan Area Subtotal/Weighted Average					4,883	91.5	157,475

Cleveland, Ohio
EastPoint II	Mayfield Heights	N/A	100.0	2000	85	85.9	1,743
EastPoint I	Mayfield Heights	Progressive	100.0	2000	102	100.0	1,741

Metropolitan Area Subtotal/Weighted Average					187	93.6	3,484

Dallas, Texas
6021 Connection Drive	Irving	Nokia	100.0	2000	223	100.0	5,313
Las Colinas Corporate Center II	Irving	N/A	100.0	1998	227	89.4	4,807
Las Colinas Corporate Center I	Irving	HD Vest	100.0	1998	158	98.7	3,708
6011 Connection Drive	Irving	Archon Group	100.0	1999	152	100.0	3,315
3900 Dallas Parkway	Plano	Cinemark	100.0	1999	120	92.5	2,887
5601 Headquarters Drive	Plano	Intuit	100.0	2001	166	100.0	2,708
6031 Connection Drive	Irving	Archon Group	100.0	1999	229	48.5	2,582

Metropolitan Area Subtotal/Weighted Average					1,275	88.0	25,320

Denver, Colorado
350 Spectrum Loop	Colorado Springs	FedEx	100.0	2001	156	100.0	2,727

Metropolitan Area Subtotal/Weighted Average					156	100.0	2,727

Detroit, Michigan
150 West Jefferson	Detroit	N/A	100.0	1989	493	78.9	13,565
1075 West Entrance Drive	Auburn Hills	EDS	100.0	2001	210	100.0	4,016
Auburn Hills Corporate Center	Auburn Hills	Delmia, GMAC	100.0	2001	119	82.4	2,506
1441 West Long Lake Road	Troy	Travelers	100.0	1999	107	42.1	960

Metropolitan Area Subtotal/Weighted Average					929	79.9	21,047

Houston, Texas
1430 Enclave Parkway	Houston	Shaw	100.0	1994	313	100.0	9,966

Metropolitan Area Subtotal/Weighted Average					313	100.0	9,966

Los Angeles, California
800 North Brand Boulevard	Glendale	Nestle	100.0	1990	507	94.9	19,563
1055 East Colorado Boulevard	Pasadena	Celera	100.0	2001	175	91.4	6,091
1901 Main Street	Irvine	N/A	100.0	2001	172	51.2	3,397
Fairway Center II	Brea	Continental Casualty	100.0	2002	134	84.3	3,133
26200 Enterprise Way	Lake Forest	Panasonic	100.0	2000	145	100.0	2,320

Metropolitan Area Subtotal/Weighted Average					1,133	87.1	34,504

Metropolitan Area/Property	City	Lead Tenant(s)	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Minneapolis, Minnesota
US Bancorp Center	Minneapolis	US Bancorp	100.0	2000	926	97.5	30,874
Crescent Ridge II	Minnetonka	HSBC, Siemens	100.0	2000	301	100.0	8,158

Metropolitan Area Subtotal/Weighted Average					1,227	98.1	39,032

Nashville, Tennessee
2120 West End Avenue	Nashville	Caterpillar Financial	100.0	2000	312	100.00	6,913

Metropolitan Area Subtotal/Weighted Average					312	100.0	6,913

New York, New York
60 Broad Street	New York, NY	State of New York	100.0	1962	984	98.8	37,711
2 Gatehall Drive	Parsippany, NJ	Gemini, KeyBank	100.0	1985	405	100.0	12,724
200 Bridgewater Crossing	Bridgewater, NJ	Sanofi-aventis	100.0	2002	297	100.0	11,629
400 Bridgewater Crossing	Bridgewater, NJ	Sanofi-aventis	100.0	2002	297	100.0	9,743
111 Sylvan Avenue	Englewood Cliffs, NJ	Citicorp	100.0	1953	410	100.0	6,766
Copper Ridge Center	Lyndhurst, NJ	Polo Ralph Lauren	100.0	1989	268	86.6	6,555
5000 Corporate Court	Holtsville, NY	N/A	100.0	2000	264	48.5	3,757
1111 Durham Avenue	South Plainfield, NJ	Motorola	100.0	1975	237	61.2	2,968
600 Corporate Drive	Lebanon, NJ	Merck	100.0	2005	125	100.0	1,845

Metropolitan Area Subtotal/Weighted Average					3,287	91.6	93,698

Philadelphia, Pennsylvania
1901 Market Street	Philadelphia	Independence Blue Cross	100.0	1987	761	100.0	15,185

Metropolitan Area Subtotal/Weighted Average					761	100.0	15,185

Phoenix, Arizona
Chandler Commons	Chandler	Americredit	100.0	2003	153	100.0	3,137
Desert Canyon 300	Phoenix	MFS	100.0	2001	149	100.0	2,605
8700 South Price Road(4)	Tempe	Avnet	100.0	2000	132	100.0	1,897
River Corporate Center(5)	Tempe	N/A	100.0	1998	123	0.0	—

Metropolitan Area Subtotal/Weighted Average					557	77.9	7,639

Portland, Oregon
Willamette	Beaverton	IBM	100.0	1990	73	100.0	1,247
Rogue	Beaverton	Nike	100.0	1998	105	100.0	1,245
Deschutes	Beaverton	IBM	100.0	1989	73	100.0	1,208
Rhein	Beaverton	Nike	100.0	1988	74	100.0	948

Metropolitan Area Subtotal/Weighted Average					325	100.0	4,648

Seattle, Washington
Eastpointe Corporate Center	Issaquah	Microsoft, Boeing	100.0	2001	156	100.0	4,145

Metropolitan Area Subtotal/Weighted Average					156	100.0	4,145

Metropolitan Area/Property	City	Lead Tenant(s)	Percent Ownership (%)	Year Built	Rentable Square Footage (in thousands)(1)	Percent Leased (%)(2)	Annualized Lease Revenue (in thousands)($)
Washington, D.C.
Two Independence Square	Washington, D.C.	NASA	100.0	1991	561	100.0	26,198
One Independence Square	Washington, D.C.	OCC	100.0	1991	330	98.2	17,659
1201 Eye Street(6)	Washington, D.C.	National Park Service	49.5	2001	269	100.0	12,923
4250 North Fairfax Drive	Arlington, VA	Qwest	100.0	1998	304	100.0	11,918
1225 Eye Street(6)	Washington, D.C.	International Republican Institute	49.5	1986	225	95.6	11,229
400 Virginia Ave SW	Washington, D.C.	Lockheed Martin	100.0	1985	223	100.0	10,841
3100 Clarendon Boulevard	Arlington, VA	Department of Defense	100.0	1987	249	96.0	9,785
9200 Corporate Boulevard	Rockville, MD	FDA	100.0	1982	109	100.0	3,540
9221 Corporate Boulevard	Rockville, MD	Lockheed Martin	100.0	1989	115	100.0	2,883
9211 Corporate Boulevard	Rockville, MD	Lockheed Martin	100.0	1989	115	100.0	2,882
11107 Sunset Hills Road	Reston, VA	N/A	100.0	1985	101	64.4	2,314
11109 Sunset Hills Road	Reston, VA	Tellabs	100.0	1984	41	100.0	1,643
Piedmont Pointe II	Bethesda, MD	N/A	100.0	2008	221	0.0	176	(7)
Piedmont Pointe I	Bethesda, MD	N/A	100.0	2007	186	0.0	145	(7)

Metropolitan Area Subtotal/Weighted Average					3,049	84.6	114,136

Total/Weighted Average					20,232	90.1	587,060

(1)	Rentable square footage is based on the most recent BOMA measurement for the respective building adjusted for our pro-rata ownership percentage in the case of 35 W. Wacker Venture, L.P.
(2)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(3)	Property subject to a long-term ground lease, which expires in 2048.
(4)	Property subject to a long-term ground lease, which expires in 2101.
(5)	Property subject to a long-term ground lease, which expires in 2101.
(6)	Although we own 49.5% of the assets, we are entitled to 100% of the Annualized Lease Revenue under the terms of the joint venture agreement for these properties.
(7)	Annualized Lease Revenue reflects contractual parking garage revenue.

Lease Terms

Generally, we are responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. However, a substantial portion of our leases are structured on a basis that requires the tenant to pay all or a portion of real estate taxes, sales and use taxes, special assessments, utilities, insurance, building repairs, and other building operation and management costs. Such reimbursement provisions serve to mitigate the risks related to rising costs. Upon the expiration of leases at our properties, our objective is to negotiate leases that contain similar reimbursement provisions; however, the conditions in each of our markets could dictate different outcomes and may result in less favorable reimbursement provisions.

Lease Expirations

Our office leases typically range from five to 15 years and, as of September 30, 2009, our commenced office leases (which are leases with a tenant that is either actively paying rent or in a free-rent period) had an average remaining weighted-average lease term of approximately 5.3 years. The following table shows lease expirations of our portfolio as of September 30, 2009, during each of the next fifteen years and thereafter, assuming no exercise of renewal options or early termination rights.

Year of Lease Expiration	Rentable Square Footage Expiring (in thousands)(1)	Percentage of Rentable Square Footage Expiring (%)(2)	Expiring Annualized Lease Revenue (in thousands)($)	Percentage of Annualized Lease Revenue(%)(3)	Percentage of Annualized Lease Revenue Represented by Government Leases Expiring(%)(4)
Vacant	1,994	9.9	—	0.0	0.0
2009	185	0.9	10,543	1.8	0.0
2010(5)	1,349	6.7	39,008	6.6	1.4
2011	2,600	12.9	80,878	13.8	3.4
2012	2,816	13.9	104,401	17.8	9.6
2013	1,865	9.2	66,480	11.3	0.2
2014	1,755	8.7	55,495	9.5	0.6
2015	1,399	6.9	41,365	7.0	0.0
2016	1,014	5.0	28,229	4.8	0.2
2017	352	1.7	12,788	2.2	0.2
2018	1,440	7.1	44,423	7.6	1.5
2019	927	4.6	32,817	5.6	0.0
2020	483	2.4	12,289	2.1	0.0
2021	36	0.2	1,406	0.2	0.0
2022	317	1.6	7,697	1.3	0.0
2023	761	3.8	15,185	2.6	0.0
Thereafter	939	4.5	34,056	5.8	0.2

Total	20,232	100.0	587,060	100.0	17.3

(1)	Assumes no exercise of early termination rights.
(2)	Based on leases signed as of September 30, 2009. In the case where an existing or new tenant has executed a renewal lease for space occupied as of September 30, 2009, the year of lease expiration for the in-place lease as of September 30, 2009 has been extended to the year of lease expiration of the renewal lease for purposes of this schedule. Percentage of Leased Square Footage Expiring has been calculated as leased square footage expiring in the respective year divided by the total leased square footage for our entire office portfolio, expressed as a percentage.
(3)	Equal to Annualized Lease Revenue expiring during the year divided by the total Annualized Lease Revenue for our entire portfolio of office properties, expressed as a percentage.
(4)	Equal to Annualized Lease Revenue for leases with governmental tenants expiring during the year divided by the total Annualized Lease Revenue for our entire portfolio of office properties, expressed as a percentage.
(5)	Includes any month-to-month leases.

Geographic Diversification

The following table shows the geographic diversification of our portfolio as of September 30, 2009.

Location	Number of Tenants(1)	Rentable Square Footage (in thousands)(2)	Percentage of Rentable Square Footage(%)(3)	Percent Leased(%)(4)		Annualized Lease Revenue (in thousands)($)	Percentage of Annualized Lease Revenue(%)(5)
Chicago	91	4,883	24.1	91.5		157,475	26.8
Washington D.C.	79	3,049	15.1	84.6		114,136	19.4
New York	67	3,287	16.2	91.6		93,698	16.0
Minneapolis	39	1,227	6.1	98.1		39,032	6.6
Los Angeles	26	1,133	5.6	87.1		34,504	5.9
Dallas	36	1,275	6.3	88.0		25,320	4.3
Boston	19	583	2.9	92.6		23,184	3.9
Detroit	21	929	4.6	79.9		21,047	3.6
Philadelphia	1	761	3.8	100.0		15,185	2.6
Atlanta	14	607	3.0	77.1		11,568	2.0
Houston	1	313	1.5	100.0		9,966	1.7
Phoenix	3	557	2.8	77.9		7,639	1.3
Nashville	1	312	1.5	100.0		6,913	1.2
Florida	20	297	1.4	97.3		6,853	1.2
Austin	1	195	1.0	100.0		5,536	0.9
Other(6)	11	824	4.1	98.4		15,004	2.6

Total/Weighted Average	430	20,232	100.0	90.1	(7)	587,060	100.0

(1)

For the purpose of this table, corporate tenants that lease space from us in multiple markets are counted in each market where they lease space, which causes the number of tenants categorized by market to exceed our tenant count of 408.

(2)	Rentable square footage is based on the most recent BOMA measurement for the respective building adjusted for our pro-rata ownership percentage in the case of 35 W. Wacker Venture, L.P.
(3)	Equal to rentable square footage for each market divided by the total rentable square footage for our entire office portfolio, expressed as a percentage.
(4)	Calculated as leased square footage divided by rentable square footage, expressed as a percentage.
(5)	Equal to Annualized Lease Revenue for each market divided by the total Annualized Lease Revenue for our entire office portfolio, expressed as a percentage.
(6)	None of the “other” markets in which we operate individually represents more than 0.8% of Annualized Lease Revenue.
(7)	Weighted average is based on rentable square footage.

Industry Diversification

The following table shows the tenant industry diversification of our portfolio as of September 30, 2009.

Industry(1)	Number of Tenants	Percentage of Total Tenants(%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage(%)(2)	Annualized Lease Revenue (in thousands) ($)	Percentage of Annualized Lease Revenue(%)(3)
Governmental Entity	24	5.9	2,383	13.1	101,337	17.3
Business Services	61	15.0	2,308	12.7	70,807	12.1
Depository Institutions	15	3.7	1,852	10.2	56,469	9.6
Legal Services	10	2.5	1,158	6.3	42,629	7.3
Insurance Carriers	18	4.4	1,451	8.0	36,170	6.2
Petroleum Refining & Related Industries	1	0.2	784	4.3	31,635	5.4
Chemicals & Allied Products	7	1.7	735	4.0	24,293	4.1
Food & Kindred Products	3	0.7	509	2.8	19,415	3.3
Communications	32	7.8	623	3.4	19,147	3.3
Engineering, Accounting, Research, Management and Related Services.	21	5.1	501	2.7	18,223	3.1
Nondepositary Credit Institutions	9	2.2	736	4.0	18,075	3.1
Securities & Commodities Brokers, Dealers, Exchanges and Services	16	3.9	521	2.9	14,585	2.5
Electronic & Other Electrical Equipment & Components, Except Computers	9	2.2	605	3.3	13,373	2.3
Educational Services	8	2.0	283	1.6	11,879	2.0
Other(4)	174	42.7	3,789	20.7	109,023	18.4

Total	408	100.0	18,238	100.0	587,060	100.0

(1)	Industry determinations are made generally in accordance with the Standard Industrial Classification (SIC) System definitions promulgated by the U.S. Department of Labor.
(2)	Equal to leased square footage for each industry divided by the total leased square footage for our entire office portfolio, expressed as a percentage.
(3)	Equal to Annualized Lease Revenue for each industry divided by the total Annualized Lease Revenue for our entire office portfolio, expressed as a percentage.
(4)	No “other” industry individually represents more than 2.0% of Annualized Lease Revenue.

Tenant Diversification

The following table shows the tenant diversification of our portfolio as of September 30, 2009.

Tenant	Credit Rating(1)	Number of Properties	Expiration Date		Leased Square Footage (in thousands)	Percentage of Leased Square Footage(%)(2)	Annualized Lease Revenue (in thousands)($)	Percentage of Annualized Lease Revenue(%)(3)
U.S. Government	AAA	9	(4)		1,624	8.9	72,908	12.4
BP Corporation(5)	AA	1	2013		784	4.3	31,635	5.4
Leo Burnett	BBB+	2	2019		695	3.8	27,445	4.7
US Bancorp	A+	1	2014		716	3.9	23,911	4.1
State of New York	AA	1	2012	(6)	481	2.6	20,170	3.4
Nestle	AA	1	2015		480	2.6	18,704	3.2
Winston & Strawn(7)	(8)	1	2024		417	2.3	18,591	3.2
Sanofi-aventis	AA-	2	2012		454	2.5	17,270	2.9
Independence Blue Cross	(8)	1	2023		761	4.2	15,185	2.6
Kirkland & Ellis(9)	(8)	1	2011		465	2.5	14,646	2.5
Zurich American	AA-	1	2011		300	1.6	10,784	1.8
DDB Needham	A-	1	2018		278	1.5	10,113	1.7
Shaw	BB+	1	2018		313	1.7	9,966	1.7
State Street Bank	AA-	1	2011		235	1.3	9,072	1.5
Lockheed Martin	A-	3	2014		284	1.6	8,538	1.5
City of New York(10)	AA	1	2010		270	1.5	7,931	1.4
Gallagher	(8)	1	2018		307	1.7	7,372	1.3
Caterpillar Financial	A	1	2022		312	1.7	6,913	1.2
Gemini	A+	1	2013		205	1.1	6,851	1.2
Citicorp	A	1	2010		410	2.2	6,766	1.2
Harvard University	(8)	2	2019		105	0.6	6,483	1.1
Other(11)			Various		8,342	45.9	235,806	40.0

Total					18,238	100.0	587,060	100.0

(1)	Credit rating may reflect credit rating of parent/guarantor.
(2)	Equal to leased square footage for each tenant divided by the total leased square footage for our entire office portfolio, expressed as a percentage.
(3)	Equal to Annualized Lease Revenue for each tenant divided by the total Annualized Lease Revenue for our entire office portfolio, expressed as a percentage.
(4)	Various expirations ranging from 2011 to 2025.
(5)	BP Corporation sub-lets substantially all of its leased space to other tenants.
(6)	Subsequent to September 30, 2009, the State of New York renewed its lease through April 2019.
(7)	Ranked #34 in the 2008 AmLaw 100 ranking, a publication of The American Lawyer Magazine, which annually ranks the top-grossing, most profitable law firms.
(8)	No rating available.
(9)

Kirkland & Ellis has notified us of their intent to depart upon the expiration of their lease. The final stage of their expiration is effective December 31, 2011. A substantial portion of Kirkland & Ellis’ vacated space has been re-leased to KPMG LLP effective August 2012. Kirkland & Ellis is ranked #7 in the 2008 AmLaw 100 ranking, a publication of The American Lawyer Magazine, which annually ranks the top-grossing, most profitable law firms.

(10)	Subsequent to September 30, 2009, the City of New York renewed its lease through April 2020.
(11)	No “other” tenant individually represents more than 1.0% of Annualized Lease Revenue.

Lease Distribution

We have many tenants leasing significant amounts of space. The following table sets forth information relating to the distribution of leases in our office portfolio, based on rentable square footage leased as of September 30, 2009:

Square Footage under Lease	Number of Leases(1)	Percentage of Leases(%)(2)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage(%)(3)	Annualized Lease Revenue (in thousands)($)	Percentage of Annualized Lease Revenue(%)(4)
2,500 or Less	152	33.2	120	0.7	13,095	2.2
2,501 - 10,000	124	27.1	628	3.4	22,462	3.8
10,001 - 20,000	42	9.2	608	3.3	20,655	3.5
20,001 - 40,000	49	10.7	1,355	7.4	44,510	7.6
40,001 - 100,000	34	7.4	2,144	11.8	63,678	10.9
Greater than 100,000	57	12.4	13,383	73.4	422,660	72.0

Total	458	100.0	18,238	100.0	587,060	100.0

(1)	For the purpose of this table, multiple active leases with the same tenant are not combined.
(2)	Equal to number of leases in each category divided by the total number of leases in our entire office portfolio, expressed as a percentage.
(3)	Equal to leased square footage in each category divided by the total leased square footage in our entire office portfolio, expressed as a percentage.
(4)	Equal to Annualized Lease Revenue for each category divided by the total Annualized Lease Revenue for our entire office portfolio, expressed as a percentage.

Significant Properties

Set forth below is information with respect to Aon Center, which was our only property that accounted for 10% or more of our total assets or 10% or more of our gross revenues as of, and for the year ended, December 31, 2008. The information in the following tables is as of September 30, 2009.

Aon Center Primary Tenants

Primary Tenants(1)	Principal Nature of Business	Lease Expirations(2)	Renewal Options	Leased Square Footage (in thousands)	Annualized Lease Revenue (in thousands)($)
BP Corporation(3)	Petroleum Refining & Related Industries	12/13	(4)	785	31,634
Kirkland & Ellis(5)	Legal Services	12/09-12/11	None	466	14,646
DDB Needham	Business Services	1/10-6/18	One five-year option	278	10,114

(1)	These are tenants occupying 10% or more of the rentable square footage in Aon Center.
(2)	Represents earliest and latest lease expiration dates if tenant has entered into multiple lease agreements and/or has varying expiration dates.
(3)	67% of BP Corporation’s square footage has been sub-leased to Aon whose principal business is classified as “Insurance Agents, Brokers, & Service.”
(4)	Four five-year options if BP Corporation occupies 300,000 square feet or more and two five-year options if BP Corporation occupies less than 300,000 square feet.
(5)

Kirkland & Ellis has notified us of their intent to depart upon the expiration of their lease. The final stage of their expiration is effective December 31, 2011. A substantial portion of Kirkland & Ellis’ vacated space has been re-leased to KPMG LLP effective August 2012.

Aon Center Lease Expiration Table for Next 10 Years

Year of Lease Expiration(1)	Number of Expiring Tenants	Leased Square Footage Expiring (in thousands)	Expiring Annualized Lease Revenue (in thousands)($)	Percentage Annualized Lease Revenue(%)(2)
2009	4	101	5,829	1.0
2010	11	93	3,243	0.6
2011	2	123	2,506	0.4
2012	3	138	3,924	0.7
2013	1	716	30,217	5.1
2014	1	3	139	0.0
2015	2	37	1,587	0.3
2016	3	204	6,605	1.1
2017	7	94	1,849	0.3
2018	3	212	7,540	1.3
2019	2	79	1,250	0.2

(1)	Assumes no exercise of early termination rights.
(2)	Calculated as expiring Annualized Lease Revenue divided by Annualized Lease Revenue for our entire office portfolio of $587,060,000.

Aon Center Average Occupancy Rate and Base Rent

Fiscal Year	Average Occupancy Rate(%)	Average Effective Annual Rent Per Leased Square Foot($)(1)
2008	89.2	31.08
2007	87.0	31.30
2006	87.7	31.53
2005	84.7	32.22
2004	90.5	31.37

(1)	For some leases, rent includes reimbursable operating expenses.

The federal tax basis of Aon Center as of December 31, 2008 was approximately $484.1 million. Such basis is being amortized on a straight-line basis, using a mid-month convention over a 40-year useful life, which equates to an annual depreciable rate of 2.5%.

The 2008 annual property taxes for Aon Center are expected to be $19.1 million based on the first installment billing representing a rate of 14.5% of assessed value. Property taxes for 2009 have not yet been assessed.

Industrial Properties

Although substantially all of our portfolio is currently comprised of commercial office properties, as of September 30, 2009, we also owned two industrial properties in the Greenville, South Carolina metropolitan area. Details of those two industrial properties are as follows:

Property	City	Lead Tenant(s)	Percent Ownership(%)	Year Built	Rentable Square Footage (in thousands)	Percent Leased(%)	Annualized Lease Revenue (in thousands)($)
110 Hidden Lake Circle	Duncan	Direct Brands	100.0	1987	473	100.0	1,672
112 Hidden Lake Circle	Duncan	Arvato Services	100.0	1987	313	100.0	954

Total					786	100.0	2,626

Although we believe our experience with these assets provides us with the flexibility to expand into the industrial market if we identify attractive opportunities in this sector in the future, our current plan is to dispose of these assets as market conditions allow and focus our investments exclusively in the office sector.

Equity Interests in Unconsolidated Joint Ventures

Through our ownership in Piedmont OP, we own interests in certain properties through unconsolidated joint ventures with affiliates of our former advisor. In general, we employed the joint venture structure early in our corporate life cycle in order to take advantage of growth opportunities and diversify our portfolio by increasing the number of opportunities we could pursue with our available capital. We have disposed of a number of properties in these partnerships at opportunistic times over the course of the past six years. We anticipate that our future joint venture investments are likely to be with strategic institutional investors. As of September 30, 2009, the properties we owned through unconsolidated joint ventures were:

Name of Joint Venture	Properties Held by Joint Venture	Joint Venture Partners	Our Approximate Ownership Percentage(%)	Book Value (in thousands)($)
Wells Fund XIII—REIT Joint Venture Partnership	8560 Upland Drive Two Park Center	Wells Real Estate Fund XIII, L.P.	72	20,796

Wells Fund XII—REIT Joint Venture Partnership	4685 Investment Drive 5301 Maryland Way	Wells Real Estate Fund XII, L.P.	55	17,210

The Wells Fund XI—Fund XII—REIT Joint Venture	20/20 Building	Wells Real Estate Fund XI, L.P. Wells Real Estate Fund XII, L.P.	57	3,228

The Fund IX, Fund X, Fund XI and REIT Joint Venture	360 Interlocken 14400 Hertz Quail Springs Parkway	Wells Real Estate Fund IX, L.P. Wells Real Estate Fund X, L.P. Wells Real Estate Fund XI, L.P.	4	400

Wells/Fremont Associates	47320 Kato Road	Wells Real Estate Fund X, L.P. Wells Real Estate Fund XI, L.P.	78	2,716

			Total	44,350

Lines of Credit and Notes Payable

The following table sets forth certain information with respect to our outstanding indebtedness as of September 30, 2009 (in thousands):

Facility	Property	Rate(1)	Maturity		Balance Outstanding at September 30, 2009(2)
Secured (Fixed)
$45.0 Million Fixed-Rate Loan	4250 North Fairfax	5.20%	6/1/2012		$45,000
35 W. Wacker Building Mortgage Note(3)	35 West Wacker Drive(3)	5.10%	1/1/2014		120,000
Aon Center Chicago Mortgage Note	Aon Center	4.87%	5/1/2014		200,000
Aon Center Chicago Mortgage Note	Aon Center	5.70%	5/1/2014		25,000
Secured Pooled Facility	Nine Property Collateralized Pool	4.84%	6/7/2014		350,000
$105.0 Million Fixed-Rate Loan	US Bancorp Center	5.29%	5/11/2015		105,000
$125.0 Million Fixed-Rate Loan	Four Property Collateralized Pool	5.50%	4/1/2016		125,000
$42.5 Million Fixed-Rate Loan	Las Colinas Corporate Center 1 & 11	5.70%	10/11/2016		42,525
WDC Mortgage Notes	1201 & 1225 Eye Street	5.76%	11/1/2017		140,000

Subtotal/Weighted Average(9)		5.15%			$1,152,525
Unsecured (Variable)
$250 Million Unsecured Term Loan(4)	$250 Million Term Loan(4)	LIBOR+1.50%(4)	6/28/2010	(5)	250,000
$500 Million Unsecured Facility	$500 Million Revolving Facility(6)	1.52%(7)	8/30/2011	(8)	130,000

Subtotal/Weighted Average(9)		3.19%			380,000

Total/Weighted Average(9)		4.82%			$1,532,525

(1)	All of our outstanding debt as of September 30, 2009 is interest-only debt.
(2)

Balance outstanding at maturity is the same as that on September 30, 2009, except for the $500 million unsecured revolving credit facility. For the three months ended September 30, 2009, the ratio of (i) the sum of (a) net income, (b) interest expense, (c) depreciation and amortization and (d) impairment charges to (ii) interest expense was 4.6.

(3)	Prepayment is subject to a potential yield maintenance defeasance penalty.
(4)	The $250 million unsecured term loan has a stated variable rate; however, we entered into an interest rate swap agreement which effectively fixes the rate on this loan to 4.97% through June 28, 2010.
(5)

We may extend the term for one additional year provided we are not then in default and upon the payment of a 25 basis point extension fee. On January 20, 2010, we provided notice to the administrative agent of the exercise of our option to extend the maturity of the $250 million unsecured term loan to June 2011.

(6)	All of our outstanding debt as of September 30, 2009 is term debt with the exception of the $500 million unsecured revolving credit facility.
(7)

Rate is equal to the weighted-average interest rate on all outstanding draws as of September 30, 2009. We may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All selections are subject to an additional spread (0.475% as of September 30, 2009) over the selected rate based on our current credit rating.

(8)	We may extend the term for one additional year provided we are not then in default and upon the payment of a 15 basis point extension fee.
(9)	Weighted average is based on balance outstanding and LIBOR at September 30, 2009.

The following table sets forth information with respect to the maturities of our outstanding indebtedness as of September 30, 2009:

Year	Aggregate Debt Maturities		LTV(%)(1)
2009	—		—
2010	$250,000,000	(2)	—
2011	$130,000,000	(3)	—
2012	$45,000,000		37
2013	—		—
2014	$695,000,000		41
2015	$105,000,000		50
2016	$168,000,000		68
2017	$140,000,000		58

(1)	Represents balance outstanding at September 30, 2009 divided by the appraised value of related real property assets as of December 31, 2008.
(2)

We may extend the term for one additional year provided we are not then in default and upon the payment of a 25 basis point extension fee. On January 20, 2010, we provided notice to the administrative agent of the exercise of our option to extend the maturity of the $250 million unsecured term loan to June 2011.

(3)	We may extend the term for one additional year provided we are not then in default and upon the payment of a 15 basis point extension fee.

Historical Tenant Improvements and Leasing Commissions

The table below sets forth certain historical information regarding tenant improvement and leasing commission costs per square foot for tenants at the properties in our portfolio.

	Nine months ended Sept 30, 2009	Year ended December 31,
		2008	2007	2006
Renewals(1)
Number of leases	19	34	39	27
Square feet	587,763	967,959	1,672,383	2,462,329
Tenant improvement costs per square foot	$4.30	$8.28	$13.19	$28.35
Leasing commission costs per square foot	$6.35	$7.17	$7.18	$10.12

Total tenant improvement and leasing commission costs per square foot	$10.65	$15.45	$20.37	$38.47	(3)

Tenant improvement costs per square foot per year of lease term(2)	$0.62	$1.39	$1.85	$3.17
Leasing commission costs per square foot per year of lease term(2)	$0.92	$1.20	$1.01	$1.13

Total tenant improvement and leasing commission costs per square foot per year of lease term(2)	$1.54	$2.59	$2.86	$4.30

New leases
Number of leases	15	37	44	35
Square feet	496,291	747,919	508,605	627,800
Tenant improvement costs per square foot	$57.39	$30.59	$24.93	$18.89
Leasing commission costs per square foot	$17.10	$15.95	$10.39	$10.94

Total tenant improvement and leasing commission costs per square foot	$74.49	$46.54	$35.32	$29.83

Tenant improvement costs per square foot per year of lease term(2)	$4.68	$3.24	$3.29	$2.39
Leasing commission costs per square foot per year of lease term(2)	$1.39	$1.69	$1.37	$1.38

Total tenant improvement and leasing commission costs per square foot per year of lease term(2)	$6.07	$4.93	$4.66	$3.77

Total
Number of leases	34	71	83	62
Square feet	1,084,054	1,715,878	2,180,988	3,090,129
Tenant improvement costs per square foot	$28.61	$18.01	$15.93	$26.43
Leasing commission costs per square foot	$11.27	$11.00	$7.93	$10.29

Total tenant improvement and leasing commission costs per square foot	$39.88	$29.01	$23.86	$36.72

Tenant improvement costs per square foot per year of lease term(2)	$3.06	$2.41	$2.21	$3.02
Leasing commission costs per square foot per year of lease term(2)	$1.20	$1.47	$1.10	$1.18

Total tenant improvement and leasing commission costs per square foot per year of lease term(2)	$4.26	$3.88	$3.31	$4.20

(1)	Represents existing tenants who, upon expiration of their lease, enter into a new lease for the same space. Month-to-month leases are not included in renewal statistics.
(2)	Cost per square foot per year of lease term is calculated by dividing the tenant improvement and/or leasing commission cost per square foot by the number of years in the term of the relevant lease.
(3)	Includes $35.76 and $69.93 per square foot for tenant improvements related to renewals of Leo Burnett and Winston & Strawn, LLP at 35 West Wacker property in Chicago, respectively.

Regulation

General

Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently. We believe that each of our properties has the necessary permits and approvals to operate its business.

Costs of Compliance with Americans with Disabilities Act

Under the Americans with Disabilities Act of 1990 (the “ADA”), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is “readily achievable.” We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters

Under various federal, state and local environmental laws, ordinances and regulations, a current or former owner or operator of real property may be liable for the cost to remove or remediate hazardous or toxic substances, wastes or petroleum products on, under, from, or in such property. These costs could be substantial and liability under these laws and attach whether or not the owner or operator knew of, or was responsible for, the presence of such contamination.

Even if more than one person may have been responsible for the contamination, each liable party may be held entirely responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a property for damages based on personal injury, natural resources or property damage and/or for other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of contamination on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. In addition, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

We have invested in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties may have contained underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Some of our properties are near other properties that have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. In addition, certain of our properties are on, adjacent to or near other properties upon which others, including former owners or tenants of our properties, have engaged or may in the future engage in activities that may release petroleum products or other hazardous or toxic substances.

We maintain a portfolio environmental insurance policy that provides coverage for certain potential environmental liabilities, subject to the policy’s coverage conditions and limitations, for most of our properties. In addition, from time to time, we may acquire properties, or interests in properties, with known or potential adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield an attractive risk-adjusted return. Similarly, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties. In such instances, we underwrite, to the extent possible, the costs of environmental investigation, clean-up and monitoring into our cost.

All of our properties are subject to a Phase I or similar environmental assessment by independent environmental consultants at the time of acquisition or shortly after acquisition. The purpose of Phase I assessments is to identify the presence or likely presence of environmental contamination on the property. Phase I assessments include a review of historical documents regarding the property, a public records review, a site visit to the property and preparation and issuance of a written report. Phase I assessments do not typically include subsurface investigations nor evaluate environmental compliance concerns or building conditions, such as the condition of asbestos containing materials.

Although some of these assessments have led to further investigation and sampling, none of our environmental assessments of our properties has revealed any environmental liability that we believe would have a material adverse effect on our financial condition or results of operations taken as a whole. Nonetheless, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. In addition, no assessments have been updated for purposes of this offering, and substantially all of our properties have environmental assessments that are more than two years old.

Some of our properties contain asbestos-containing building materials. Environmental laws require that owners or operators of buildings containing asbestos properly manage and maintain the asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. In addition, environmental laws and the common law may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos. The properties may also contain or develop harmful mold or suffer from other air quality issues. Any of these materials or conditions could result in liability for personal injury and costs of remediating adverse conditions.

Some of our tenants may handle regulated substances and wastes as part of their operations at our properties. Environmental laws regulate the handling, use, and disposal of these materials and subject our tenants, and potentially us, to liability resulting from non-compliance with these requirements. The properties in our portfolio also are subject to various federal, state, and local health and safety requirements, such as state and local fire requirements. If we or our tenants fail to comply with these various requirements, we might incur governmental fines or private damage awards. Moreover, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will materially adversely impact our financial condition, results of operations, cash flows, cash available for distribution to stockholders, the market price of our common stock, and our ability to satisfy our debt service obligations. We typically require our tenants to comply with applicable environmental requirements and to indemnify us for any related liabilities caused by a tenant’s noncompliance. If our tenants become subject to liability for noncompliance, it could affect their ability to make rental payments to us.

Other Regulations

Our properties are also subject to various federal, state and local regulatory requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us, which expenditures could have an adverse effect on our results of operations and financial condition.

Except as described in this prospectus, there are no other laws or regulations which we believe would have a material effect on our operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See “Risk Factors—Risks Related to our Business and Properties—Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders” and “—Compliance or failure to comply with the Americans with Disabilities Act and other similar regulations could result in substantial costs.”

Insurance

We carry comprehensive general liability, fire, extended coverage, business interruption, rental loss coverage and umbrella liability coverage on all of our properties and earthquake, wind and hurricane coverage on properties in areas where such coverage is warranted, with limits of liability that we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us, on a replacement basis, for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The cost of such insurance is passed through to tenants whenever possible. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice. In the opinion of our management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured. We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In addition, we will carry earthquake insurance on certain of our properties located in areas known to be seismically active, in an amount and with deductibles which we believe are commercially reasonable. See “Risk Factors—Risks Related to our Business and Operations—Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow and there can be no assurance as to future costs and the scope of coverage that may be available under insurance policies.”

Competition

We believe the market for high-quality office properties and high-credit-quality tenants historically is extremely competitive and has become even more competitive as a result of the current economic downturn. We compete with an indeterminate number of other real estate investors, including domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds, some of which have greater financial resources than we do.

In operating and managing our portfolio, we compete for tenants based on a number of factors, including location, rental rates, security, flexibility and expertise to design space to meet prospective tenants’ needs and the manner in which the property is operated, maintained and marketed. As leases at our properties expire, we may encounter significant competition to renew or re-lease space in light of the large number of competing properties within the markets in which we operate. As a result, we may be required to provide rent concessions, incur charges for tenant improvements and other inducements, or we may not be able to timely lease vacant space, all of which would adversely impact our results of operations. In light of the current economic downturn, we have had to utilize rent concessions and undertake tenant improvements to a greater extent than we historically have.

We also face competition when pursuing acquisition and disposition opportunities. Our competitors may be able to pay higher property acquisition prices, may have private access to opportunities not available to us and otherwise be in a better position to acquire a property. Competition may also have the effect of reducing the number of suitable acquisition opportunities available to us, increase the price required to consummate an acquisition opportunity and generally reduce the demand for commercial office space in our markets. Likewise, competition with sellers of similar properties to locate suitable purchasers may result in us receiving lower proceeds from a sale or in us not being able to dispose of a property at a time of our choosing due to the lack of an acceptable return.

Property Management Offices

While we maintain our principal office in Atlanta, Georgia, we currently operate property management offices as set forth below. From these offices, we manage properties owned by us as well as properties owned by a third party. A summary of the current operations of each of such office as of September 30, 2009 is as follows:

Office Location	Number of Employees	Total Number of Properties Managed by Respective Office	Number of Managed Properties Owned by Us
Washington, D.C.	11	16	15
Minneapolis	10	5	2
Tampa	4	9	4
Detroit	3	6	4
Dallas	5	12	8
Los Angeles	9	19	14
Chicago	12	10	5
Atlanta	3	6	5

Total	57	83	57

We intend to continue to open additional offices in various cities around the country to provide property management services, as we gain economies of scale in strategic markets.

Construction Management Services

Our Construction Management department oversees a variety of construction activities across our portfolio, including tenant improvements, build-to-suit, new development, capital improvements, acquisitions/dispositions, and consulting for our Asset Management and Property Management departments. This work is performed by our senior construction manager along with employees assigned to our Property Management offices around the country. This strategy enables us to reduce costs and provide local representation during projects. Our Construction Management leadership possesses a combined 47 years of experience working on the owner/landlord and contractor sides of the business, and has completed over $1 billion worth of tenant build-outs and new construction in that timeframe.

Employees

As of September 30, 2009, we had 109 full-time employees. Approximately half of our employees work in our corporate office in Johns Creek, Georgia. The other half of our employees work in property management offices located in Atlanta, GA, Minneapolis, MN, Washington, D.C., Tampa, FL, Irving, TX, Chicago, IL, Detroit, MI, and the area surrounding Los Angeles, CA. These employees are involved in managing our real estate and servicing our tenants.

Principal Executive Offices

Our executive office is located at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097-1523.

Legal Proceedings

From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. Except as described below, we are not a party to any material litigation or legal proceedings or, to the best of our knowledge, any threatened litigation or legal proceedings that, in the opinion of management, individually or in the aggregate, would have a material adverse effect on our results of operations or financial condition.

Class Actions and Derivative Complaint

In Re Wells Real Estate Investment Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-00862-CAP

On March 12, 2007, a stockholder filed a purported class action and derivative complaint in the United States District Court for the District of Maryland against, among others, us, our previous advisors, and our officers and directors prior to the closing of the Internalization. The complaint attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007.

The complaint alleged, among other things, (i) that the consideration to be paid as part of the Internalization is excessive; (ii) violations of Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to us; and (iv) that the proposed Internalization will unjustly enrich certain directors and officers of us.

The complaint sought, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) to nullify the Internalization; (vi) restitution for disgorgement of profits, benefits, and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of our strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

On June 27, 2007, the plaintiff filed an amended complaint, which contained the same counts as the original complaint, described above, with amended factual allegations based primarily on events occurring subsequent to the original complaint and the addition of one of our officers as an individual defendant.

On March 31, 2008, the court granted in part the defendants’ motion to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding the failure to disclose in our proxy statement details of certain expressions of interest by a third party in acquiring us. On April 21, 2008, the plaintiff filed a second amended complaint, which alleges violations of the federal proxy rules based upon allegations that the proxy statement to obtain approval for the Internalization omitted details of certain expressions of interest in acquiring us. The second amended complaint seeks, among other things, unspecified monetary damages, to nullify and rescind the Internalization, and to cancel and rescind any stock issued to the defendants as consideration for Internalization. On May 12, 2008, the defendants answered the second amended complaint.

On June 23, 2008, the plaintiff filed a motion for class certification. On September 16, 2009, the court granted the plaintiff’s motion for class certification. On September 30, 2009, the defendants filed a petition for permission to appeal immediately the court’s order granting the motion for class certification with the Eleventh Circuit Court of Appeals, which the Eleventh Circuit Court of Appeals denied on October 30, 2009.

On April 13, 2009, the plaintiff moved for leave to amend the second amended complaint to add additional defendants. The court denied the motion for leave to amend on June 23, 2009.

On December 4, 2009, the parties filed motions for summary judgment. The parties served their respective responses to the motions for summary judgment on January 26, 2010.

We believe that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

In Re Piedmont Office Realty Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-02660-CAP

On October 25, 2007, the same stockholder mentioned above filed a second purported class action in the United States District Court for the Northern District of Georgia against us and our board of directors. The complaint attempts to assert class action claims on behalf of (i) those persons who were entitled to tender their shares pursuant to the tender offer filed with the SEC by Lex-Win Acquisition LLC (“Lex-Win”), a former stockholder, on May 25, 2007, and (ii) all persons who are entitled to vote on the proxy statement filed with the SEC on October 16, 2007.

The complaint alleged, among other things, violations of the federal securities laws, including Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-2(b) promulgated thereunder. In addition, the complaint alleged that defendants have also breached their fiduciary duties owed to the proposed classes.

On December 26, 2007, the plaintiff filed a motion seeking that the court designate it as lead plaintiff and its counsel as class lead counsel, which the court granted on May 2, 2008.

On May 19, 2008, the lead plaintiff filed an amended complaint which contained the same counts as the original complaint. On June 30, 2008, defendants filed a motion to dismiss the amended complaint.

On March 30, 2009, the court granted in part the defendants’ motion to dismiss the amended complaint. The court dismissed two of the four counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding (i) the failure to disclose information regarding the likelihood of a listing in our amended response to the Lex-Win tender offer and (ii) purported misstatements or omissions in our proxy statement concerning then-existing market conditions, the alternatives to a listing or extension that were explored by the defendants, the results of conversations with potential buyers as to our valuation, and certain details of our share redemption program. On April 13, 2009, defendants moved for reconsideration of the court’s March 30, 2009 order or, alternatively, for certification of the order for immediate appellate review. The defendants also requested that the proceedings be stayed pending consideration of the motion. On June 19, 2009, the court denied the motion for reconsideration and the motion for certification of the order for immediate appellate review.

On April 20, 2009, the plaintiff filed a second amended complaint, which alleges violations of the federal securities laws, including Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-2(b) promulgated thereunder. The second amended complaint seeks, among other things, unspecified monetary damages, to nullify and void any authorizations secured by the proxy statement, and to compel a tender offer. On May 11, 2009, the defendants answered the second amended complaint.

On June 10, 2009, the plaintiffs filed a motion for class certification. The time for defendants to respond to the plaintiffs’ motion for class certification has not yet expired. The parties are presently engaged in discovery.

We believe that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

Other Legal Matters

We are from time to time a party to other legal proceedings, which arise in the ordinary course of our business. None of these ordinary course legal proceedings are reasonably likely to have a material adverse effect on our results of operations or financial condition. We are not aware of any such legal proceedings contemplated by governmental authorities.

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of eight members, including a majority of directors who are independent within the meaning of the listing standards of the NYSE. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting or until his or her successor is duly elected and qualifies, except in the event of death, resignation or removal. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Number of Directors; Vacancies; Removal.”

The following table sets forth certain information about our directors:

Name	Age	Position(s)
W. Wayne Woody	67	Director* and Chairman of the Board of Directors
Michael R. Buchanan	62	Director*
Wesley E. Cantrell	74	Director*
William H. Keogler, Jr.	64	Director*
Frank C. McDowell	61	Director* and Vice Chairman of the Board of Directors
Donald A. Miller, CFA	47	Chief Executive Officer, President and Director
Donald S. Moss	73	Director*
Jeffrey L. Swope	59	Director*

*	Indicates that such director is considered independent under the NYSE independence standards as determined by our board of directors.

The following is detailed information regarding each of our directors:

W. Wayne Woody has served as a director of our company since 2003 and as Chairman of the board of directors since May 9, 2007. He served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner of KMPG, he served in a number of key positions, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the board of directors of KPMG from 1990 through 1994. Since 2003, he has served as a director of American HomePatient, Inc., a publicly traded home health care provider. Prior to April 16, 2007, he was also a director of Wells Real Estate Investment Trust II, Inc. Mr. Woody is a retired Certified Public Accountant in Georgia and North Carolina.

Michael R. Buchanan has served as a director of our company since 2002. He was employed by Bank of America, N.A. and its predecessor banks, NationsBank and C&S National Bank, from 1972 until his retirement in 2002. While at Bank of America, he held several key positions, including Managing Director of the Real Estate Banking Group, which was responsible for providing real estate loans, including construction, acquisition, development and bridge financing for the commercial and residential real estate industry, as well as providing structured financing for REITs. Mr. Buchanan also currently serves as director of D.R. Horton, Inc.

Wesley E. Cantrell has served as an independent director of our company since May 2007. He was employed by Lanier Worldwide, Inc. (formerly NYSE: LR), a global document management company, from 1955 until his retirement in 2001. While at Lanier, Mr. Cantrell served in a number of key positions, including President from 1977 to 1987, President and Chief Executive Officer from 1987 to 1999, and Chairman and Chief Executive Officer from 1999 to 2001. From 1998 to 2009, Mr. Cantrell served as a director for AnnTaylor Stores Corporation (NYSE: ANN). Mr. Cantrell formerly served as a director for First Union National Bank of Atlanta and briefly served as a director of Institutional REIT, Inc., a public program newly sponsored by our former advisor.

William H. Keogler, Jr. has served as a director of our company since 1998. In 1985, Mr. Keogler founded Keogler, Morgan & Company, Inc., a full-service brokerage firm, and Keogler Investment Advisory, Inc., an investment advisory firm, in which he served as Chairman of the Board, President and Chief Executive Officer. In 1997, both companies were sold to SunAmerica, Inc., a publicly traded NYSE-listed company. Mr. Keogler continued to serve as President and Chief Executive Officer of these companies until his retirement in 1998.

Frank C. McDowell has served as a director of our company since June 13, 2008 and as Vice Chairman since January 20, 2010. From 1995 until his retirement in 2004, Mr. McDowell served as President, Chief Executive Officer and Director of BRE Properties, Inc., a self-administered equity REIT, which owns and operates income-producing properties, primarily apartments, in selected Western U.S. markets. From 1992 to 1995, Mr. McDowell was chairman and CEO of Cardinal Realty, the nation’s fifteenth largest apartment management company and the nineteenth largest owner of multifamily housing at the time. Mr. McDowell was also a Certified Public Accountant in Texas from 1973 to 1993.

Donald A. Miller, CFA, has served as our Chief Executive Officer, President, and a member of our board of directors since February 2007. From 2003 to 2007, Mr. Miller was the Chief Real Estate Officer for Wells Real Estate Funds (“Wells REF”). Prior to joining Wells REF, Mr. Miller joined and ultimately headed the U.S. equity real estate operations, including acquisitions, dispositions, financing and investment management, of Lend Lease, a leading international commercial office, retail and residential property group from 1994 to 2003. Prior to joining Lend Lease, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to Prentiss Properties Trust, a publicly traded, self-administered and self-managed real estate investment trust (which was acquired by Brandywine Realty Trust in 2005). Mr. Miller is a member of Urban Land Institute (ULI), National Association of Industrial and Office Properties (NAIOP) and the National Association of Real Estate Investment Trusts (NAREIT).

Donald S. Moss has served as a director of our company since 1998. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983, and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss has served as a director of Wells Timberland REIT, Inc. since 2006. Prior to April 16, 2007, he also served as a director of Wells Real Estate Investment Trust II, Inc. Mr. Moss is a former director of The Atlanta Athletic Club and was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976.

Jeffrey L. Swope joined our board of directors on October 14, 2008. In 1991, Mr. Swope formed Champion Partners Ltd., a nationwide developer and investor of office, industrial and retail properties, where he has served as the Managing Partner and Chief Executive Officer since 1991. Mr. Swope also serves on the University of Texas at Austin Business School Advisory Board and as a Trustee of the Business School Foundation at the University.

The following table sets forth certain information about each of our executive officers:

Name	Age	Position(s)
Donald A. Miller, CFA	47	Chief Executive Officer, President and Director
Robert E. Bowers	53	Chief Financial Officer, Executive Vice President, Secretary, and Treasurer
Laura P. Moon	38	Senior Vice President and Chief Accounting Officer
Raymond L. Owens	51	Executive Vice President—Capital Markets
Carroll A. Reddic, IV	44	Executive Vice President—Real Estate Operations

The following is detailed information about each of our executive officers other than Mr. Miller whose biographical information is included above.

Robert E. Bowers has served as our Chief Financial Officer since April 2007. Mr. Bowers is also responsible for management of our information technology, risk management and human resource functions. From 2004 until 2007, he served as Chief Financial Officer and Vice President of Wells REF and was a Senior Vice President of Wells Capital. Prior to joining Wells REF and Wells Capital in 2004, Mr. Bowers served as a business financial consultant, and provided strategic financial counsel to a range of organizations, including venture capital funds, public corporations and businesses considering listing on a national securities exchange. Mr. Bowers is a Certified Public Accountant.

Laura P. Moon has served as our Senior Vice President and Chief Accounting Officer since April 2007. In this role she is responsible for all general ledger accounting, financial and tax reporting, forecasting, and treasury functions. Prior to joining us, Ms. Moon had been Vice President and Chief Accounting Officer at Wells REF since 2005 where she had responsibility for all general ledger accounting, financial and tax reporting, and internal audit supervision for 19 public registrants as well as several private real estate partnerships. From 2003 to 2005, Ms. Moon served as Senior Director of Financial Planning and Analysis for ChoicePoint, Inc. (since February 2008, a wholly-owned subsidiary of Reed Elsevier), which provides technology, software, information and marketing services to help manage economic and physical risks. Ms. Moon is a Certified Public Accountant.

Raymond L. Owens has served as our Executive Vice President—Capital Markets since April 2007. In this capacity, Mr. Owens is responsible for acquisition, disposition and financing activities of our company. Prior to joining us, Mr. Owens spent five years as a Managing Director—Capital Markets for Wells REF, where he oversaw its western regional acquisition team and its real estate finance team. Prior to joining Wells REF, Mr. Owens served as Senior Vice President for PM Realty Group from 1997 to 2002, overseeing all management operations in Atlanta, Washington, D.C., Chicago, and New York. Before joining PM Realty Group, Mr. Owens served as Vice President at General Electric Asset Management, where he managed and negotiated dispositions as well as third-party, nonrecourse financing for real estate assets. Mr. Owens is a member of the National Association of Real Estate Investment Managers (NAREIM), the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), and the Mortgage Bankers Association (MBA).

Carroll A. (“Bo”) Reddic, IV has served as our Executive Vice President for Real Estate Operations since April 2007. His responsibilities include leading our company’s asset and property management divisions. Additionally, he provides oversight to our company’s construction management and tenant relationship functions. From 2005 to 2007, Mr. Reddic was a Managing Director in the Asset Management Department at Wells REF, where he was responsible for supervising the firm’s asset management function in its Midwest and South regions. Prior to joining Wells REF in January 2005, Mr. Reddic was an Executive Director with Morgan Stanley (including the predecessor companies of The Yarmouth Group and Lend Lease Real Estate Investments) from February 1990 to December 2004, where he served as portfolio manager for domestic commingled investment funds and international separate account portfolios. Mr. Reddic is a member of the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), BOMA and CoreNet Global.

There are no family relationships among our directors or executive officers.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•

of the eight persons who currently serve on our board of directors, seven have been affirmatively determined by our board of directors to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act;

•	we have opted out of the Maryland business combination and control share acquisition statute;

•	we do not have a stockholder rights plan; and

•	we have committed not to use the ownership limit contained in our charter as an anti-takeover device.

Board Committees

Our board of directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Capital Committee. The composition of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee complies with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by our board of directors.

Board Committee	Chairman	Members
Audit Committee	W. Wayne Woody	William H. Keogler, Jr. Donald S. Moss

Compensation Committee	Donald S. Moss	Wesley E. Cantrell Frank C. McDowell Jeffrey L. Swope

Nominating & Corporate Governance Committee	Wesley E. Cantrell	Michael R. Buchanan William H. Keogler, Jr.

Capital Committee	Michael R. Buchanan	Frank C. McDowell Jeffrey L. Swope W. Wayne Woody

Audit Committee

Our board of directors has established a standing, separately designated Audit Committee comprised of Messrs. Woody (Chairman), Keogler and Moss. Each member of the Audit Committee meets the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. The board of directors has determined that Mr. Woody satisfies the requirements for an “audit committee financial expert” as defined by the rules and regulations of the SEC.

The Audit Committee operates pursuant to a written charter adopted by our board of directors on December 9, 2009, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Audit Committee, as set forth in the Audit Committee’s charter, include the following:

•

assisting the board of directors in the oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualification, independence and performance of our independent auditors; and (4) the performance of our internal audit function;

•

assisting our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting established by our management, and our audit and financial reporting process;

•	maintaining a free and open means of communication among our independent auditors, accountants, financial and senior management, our internal audit department and our board of directors;

•

reviewing and discussing with management and the independent auditor our annual audited financial statements, and, based upon such discussions, recommending to the board of directors that our audited financial statements be included in our annual report on Form 10-K;

•	reviewing and discussing with management and the independent auditor our quarterly financial statements and each of our quarterly reports on Form 10-Q;

•	preparing an Audit Committee report for inclusion in our annual proxy statements for our annual stockholder meetings;

•	appointing, compensating, overseeing, retaining, discharging and replacing our independent auditor; and

•	pre-approving all auditing services, and all permitted non-audit services, performed for us by the independent auditor.

Compensation Committee

The board of directors has established a standing, separately designated Compensation Committee comprised of Messrs. Moss (Chairman), Cantrell, McDowell and Swope. The members of the Compensation Committee are all non-employee independent directors and meet the current independence and experience requirements of the NYSE and the applicable rules and regulations of the SEC. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Executive Compensation.” Pursuant to the Compensation Committee’s written charter, adopted by our board of directors on December 9, 2009, a copy of which is available on our website at www.piedmontreit.com, its primary responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation based on this evaluation;

•	setting the overall compensation strategy and policies for our executive officers and directors;

•

making recommendations to our board with respect to the compensation of other executive officers and incentive-compensation and equity-based plans and awards to our executive officers and other employees;

•	administering our 2007 Omnibus Incentive Plan;

•	reviewing and approving any employment agreements, change in control agreements and severance agreements proposed to be entered into with any current or former executive officer;

•	reviewing and discussing with management the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report on Form 10-K; and

•	preparing a compensation committee report, as required by applicable SEC regulations, to be included in our proxy statements and/or annual report on Form 10-K.

Nominating and Corporate Governance Committee

Our board of directors has established a standing, separately designated Nominating and Corporate Governance Committee comprised of Messrs. Cantrell (Chairman), Buchanan, and Keogler. The members of the Nominating and Corporate Governance Committee are all independent directors and meet the current independence and experience requirements of the NYSE and the applicable rules and regulations of the SEC. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our board of directors on December 9, 2009, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Nominating and Corporate Governance Committee, as set forth in the committee’s charter include:

•

identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	evaluating the independence of candidates for membership on the board of directors;

•	annually reviewing and recommending committee membership of the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	overseeing director orientation and continuing education;

•	developing and recommending to our board of directors a set of corporate governance guidelines; and

•	periodically reviewing our corporate governance structures and procedures and suggesting improvements thereto to our board of directors.

Capital Committee

Our board of directors has established a separately designated Capital Committee comprised of Messrs. Buchanan (Chairman), McDowell, Swope, and Woody. The primary responsibilities of the Capital Committee include:

•

reviewing and advising the board of directors on our overall financial performance, including issues related to capital structure, operating earnings, dividends and budgetary and reporting processes; and

•

reviewing and advising the board of directors on investment criteria and acquisition policies, general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals.

Director Independence

A majority of the members of our board of directors, and all of the members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Capital Committee are independent as such term is defined by the NYSE and as affirmatively determined by our board of directors. Pursuant to our corporate governance guidelines and the NYSE’s listing standards, for a director to be deemed independent, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). After broadly considering all relevant facts and circumstances, the board of directors has affirmatively determined that Messrs. Buchanan, Cantrell, Keogler, McDowell, Moss, Swope, and Woody satisfy the bright-line criteria and that none has a relationship (material or otherwise) with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. None of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies, or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, our board of directors affirmatively determined that Messrs. Buchanan, Cantrell, Keogler, McDowell, Moss, Swope, and Woody are independent as such term is defined by the NYSE.

Corporate Governance Guidelines and Code of Ethics

Our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has adopted corporate governance guidelines establishing a common set of expectations to assist the board of directors in performing its responsibilities. The corporate governance policies and guidelines, which meet the requirements of the NYSE’s listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the board committees, director access to management and independent advisors, director compensation, management succession and evaluations of the performance of the board. Our board of directors also has adopted a code of ethics, which includes a conflicts of interest policy that applies to all of our directors and executive officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC. A copy of each of our corporate governance guidelines and our code of ethics is available on our website at www.piedmontreit.com.

Indemnification of Directors and Executive Officers and Limitations of Liability

In connection with this offering, we are making certain amendments to our charter, including amendments to the provisions of our charter relating to indemnification and limitations of liability. We have already received the required approval from our stockholders for these amendments, which will take effect immediately prior to the listing of our Class A common stock on the NYSE. The summary below reflects the indemnification and exculpation provisions that will be in effect immediately following the consummation of this offering.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter will contain a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt by us of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by such person or on such person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

Our board believes that these provisions will facilitate our ability to attract and retain qualified director and officer candidates and may aid in our obtaining director and officer liability insurance and controlling insurance costs. We believe that provisions of this nature are similar to the provisions provided by many other publicly traded companies and, thus, will allow us to compete with those companies for the most qualified candidates.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Despite a challenging economic environment, particularly during the last six months of 2008, Piedmont increased its income from continuing operations by approximately $19 million, or $0.12 per share on a fully diluted basis, which equates to 4% growth in FFO as compared with fiscal 2007. These results exceeded the performance of most companies in our peer group, many of whom reported decreases in their income from continuing operations or increased losses from continuing operations based on a year to year comparison of their continuing operations. In addition, these results exceeded the targets of many of the metrics on both our short and long-term incentive compensation plans during 2008. As 80% of our executive’s annual short-term incentive opportunity was tied to specific corporate performance objectives, we paid out 105% of target based on these results. In addition, we made discretionary awards of restricted stock during 2007 based on each officer’s salary level, experience, and performance during the period from April 16, 2007 to December 31 2007 as well as the recommendations from our compensation consultant regarding comparability with awards to officers of our peer group of office REITs. During 2008 we also adopted a more formal long-term incentive compensation plan where future equity-based awards will be based on pre-established corporate performance metrics. The following Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, whom we refer to collectively as our named executive officers (“NEOs”), as determined in accordance with applicable SEC rules.

Compensation Committee Members, Independence and Responsibilities

Our executive compensation program is administered by the Compensation Committee of our board of directors. The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements of the NYSE, and currently includes Donald S. Moss (Chairman), Wesley E. Cantrell, Frank C. McDowell, and Jeffrey L. Swope.

With respect to the compensation of our Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving our corporate goals and objectives with respect to the compensation of the Chief Executive Officer;

•	evaluating the Chief Executive Officer’s performance in light of those goals and objectives; and

•

determining the Chief Executive Officer’s compensation (including annual base salary level, annual cash bonus, long-term incentive compensation awards, perquisites and any special or supplemental benefits) based on such evaluation.

With respect to the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving the compensation; and

•	reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans.

If the Compensation Committee deems it advisable, it can make recommendations to the board of directors with respect to the compensation of executive officers other than the Chief Executive Officer for final approval.

Compensation Philosophy and Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined company and individual goals.

The objectives of our executive compensation programs are:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each NEO;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership in us; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.

Role of the Compensation Consultant

The Compensation Committee utilizes the services of a compensation consultant employed by Watson Wyatt, a nationally recognized compensation consulting firm, to assist us in analyzing competitive executive compensation levels and evaluating and implementing our compensation program. Our compensation consultant has not been engaged by management or any of our executive officers to perform any work on behalf of management collectively or the executive officers individually during 2008. The Compensation Committee considers our compensation consultant to be independent.

During 2008, our compensation consultant met with both management and the Compensation Committee jointly as well as individually and provided advice and recommendations regarding the establishment of our Short and Long Term Incentive Compensation Plans for our employees as well as our NEOs. Our compensation consultant also provided our Compensation Committee input on our director compensation program as well as competitive market compensation data and recommendations for pay levels for each component of our executive compensation program.

Our compensation consultant also provided advice and recommendations surrounding our awards to both our NEOs as well as our employee base as a whole. The compensation consultant attends Compensation Committee meetings as appropriate and consults with our Compensation Committee Chairman, our Senior Director of Human Resources as well as our Chief Executive Officer and senior management team on compensation related issues.

We anticipate that our compensation consultant will have a similar role in 2009.

Peer Data

During 2008 our compensation consultant provided competitive market compensation data from two market sources: (a) proxy statements and Form 4 filings from a peer group of 14 publicly-traded REITS; and (b) the National Association of Real Estate Investment Trusts 2008 Compensation Survey (a published survey of REIT executive compensation practices). The peer group mentioned in source (a) above consisted of 11 public REITs with a substantial office portfolio recommended by our compensation consultant. The peer group consisted of the following companies:

• Brandywine Realty Trust	• Kilroy Realty Corporation
• Corporate Office Properties Trust	• Lexington Corporate Properties Trust
• Cousins Properties Incorporated	• Mack-Cali Realty Corporation
• Douglas Emmett, Inc.	• Maguire Properties, Inc.
• Duke Realty Corporation	• SL Green Realty Corp
• Highwoods Properties, Inc.

In addition, the Compensation Committee also supplementally reviewed compensation information of three other companies with significant office portfolios; however, the Compensation Committee deferred making any change to the peer group until 2009 as the data did not significantly change the overall findings. As such, the companies in the peer group listed above are consistent with the 2007 peer group. In February 2009, the Compensation Committee, upon the advice of its compensation consultant, revised the peer group to remove Lexington Corporate Properties Trust and to add Brookfield Properties Corporation, Liberty Property Trust and Parkway Properties, Inc.

The data extracted from the NAREIT survey referred to in source (b) above included data from the aggregate REIT group, the office REIT group, and REITs with a market capitalization between three and six billion dollars.

In general, the peer group data serves as the primary market data point for our Chief Executive Officer and Chief Financial Officer’s compensation (with the published survey providing supplemental data) and the published survey data serves as the primary market data point for our two Executive Vice Presidents and Chief Accounting Officer because their specific positions are generally not included in the peer group’s population of named executive officers.

Our Compensation Committee considers peer data as one factor in making decisions about our NEOs’ compensation. The Compensation Committee also considers other factors such as each executive officer’s experience, scope of responsibilities, performance and prospects; internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects; and individual performance of each NEO during their tenure with Piedmont. In general it is our objective to target our NEOs total direct compensation, which we define as base salary, short-term cash incentive compensation and long-term equity compensation, to the median of the competitive market. On average across the group of our NEOs, our total direct compensation was deemed to approximate the market median of both the peer group (if available) and the published survey, although the competitiveness varies by position. However, our Compensation Committee also noted that our aggregate executive compensation for our NEOs is in the bottom quartile relative to our peers when compared with the aggregate total compensation of our peers five most highly compensated employees.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other NEOs. He also considers the recommendations of the compensation consultant as well as the recommendations of our Chief Financial Officer with regard to the performance of our Chief Accounting Officer. Based on this review and input, he makes compensation recommendations to the Compensation Committee for all NEOs other than himself, including recommendations for performance targets, base salary adjustments, the discretionary components of our short-term cash incentive compensation, and long-term equity-based incentive awards. The Compensation Committee considers these recommendations along with data and input provided by its other advisors. The Compensation Committee retains full discretion to set all compensation for the NEOs.

Summary of Employment Agreements with our Named Executive Officers

We are currently party to employment agreements with each of our NEOs. These agreements were put in place in 2007 and remained unchanged during 2008. Base salaries and target short-term cash incentive compensation (expressed as a percentage of their base salary) for the NEOs for 2008 were as follows:

	Annual Base Salary ($)	Annual Short-Term Cash Incentive Compensation as a % of Base Salary
Name and Position		Threshold (%)	Target (%)	Maximum (%)
Donald A. Miller, CFA	624,000	50	100	175
Chief Executive Officer

Robert E. Bowers	410,000	40	80	120
Chief Financial Officer

Laura P. Moon	209,000	25	50	75
SVP and Chief Accounting Officer

Raymond L. Owens	235,000	35	70	105
EVP—Capital Markets

Carroll A. Reddic, IV	237,500	35	70	105
EVP—Real Estate Operations

Term. The Chief Executive Officer’s employment agreement was effective February 2, 2007. The Chief Financial Officer’s employment agreement was effective April 16, 2007, and the other NEO employment agreements were effective May 14, 2007. The initial employment period will end on December 31, 2009, unless terminated earlier in accordance with the respective agreement’s termination provisions. Each agreement automatically extends for successive one-year periods, unless we or the employee gives 90 days written notice prior to the end of the initial term or any renewal term or his or her employment otherwise terminates in accordance with the terms of the agreement.

Forfeitures. If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Miller and Bowers and Ms. Moon’s agreements contain provisions that provide for the executives to reimburse us, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, for any bonus or other incentive-based or equity-based compensation received by the executives from us during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement. In addition, each executive will reimburse us for any profits realized from the sale of our securities during that 12-month period.

Benefits. All of our NEOs participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan that are generally available to the rest of our employees. We do not have any special benefits or retirement plans for our NEOs other than an annual physical for our Chief Executive Officer.

Severance. Each of our NEOs is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “—Potential Payments Upon Termination or Change of Control.” Our Compensation Committee believes that the negotiation of these severance payments was an important factor in attracting the NEOs to join us in 2007.

Elements of 2008 Executive Compensation

The following is a discussion of the base salary, short-term cash incentive compensation and long-term equity compensation that we paid to the NEOs for 2008.

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the short-term cash incentive compensation because each NEO’s target opportunity is expressed as a percentage of base salary. The following items are generally considered by the Compensation Committee when determining base salary annual increases, however no particular weight is assigned to an individual item:

•	market data provided by the compensation consultant;

•	comparability to compensation practices of other office REITs of similar size;

•	our financial resources;

•	the executive officer’s experience, scope of responsibilities, performance and prospects;

•	internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects; and

•	individual performance of each NEO during the preceding calendar year.

For 2008, our NEOs received annual merit increases averaging 3.9%, consistent with the merit increases awarded to our broader employee base. The increases were awarded after considering the recommendations of our Chief Executive Officer with regard to each executive’s performance during the period from April 16, 2007 to December 31, 2007 and were approved by the Compensation Committee.

In addition to an annual base salary review, the Compensation Committee may also consider a base salary review upon a promotion or other change in job responsibility; however, no such adjustments were made during 2008.

Short-Term Cash Incentive Compensation Plan. The employment agreements described above provide for target bonuses for each of the NEOs as a percentage of such NEO’s annual base salary. During 2008, our Compensation Committee approved a Short-Term Incentive Compensation Plan (the “STIC Plan”) which allows the actual bonuses under these employment agreements to be increased or decreased based on performance against pre-established performance objectives. Under the STIC Plan, there are four measures considered. Three of the measures are based on specific corporate metrics measured on a quantitative basis and the fourth measure, Board Discretion, is considered on a qualitative basis. The following table sets forth the actual performance as compared to the minimum, target, and maximum goals for the three quantitative performance metrics and the weighting assigned to each measure for the 2008 STIC Plan:

	Goal				Actual Performance	Weight
Measure	Minimum	Target	Maximum
Adjusted Net Income Target	$252.5	$280.6	$308.7	(1)	$285.6	x 30%
Absolute FFO Growth	(3.0)%	2%	7	%(1)	3.95%	x 25%
Weighted Average Committed Capital Per Sq. Foot	$3.62	$3.29	$2.96	(1)	$3.444	x 25%
Board Discretion	Qualitative	Qualitative	Qualitative		Qualitative	x 20%

Total						100%

(1)	In the case of our Chief Executive Officer, the Maximum goal would be:

•	$322.7 million for the Adjusted Net Income metric;

•	7.5% for the Absolute FFO Growth metric; and

•	$2.80 for the Weighted Average Committed Capital Per Sq. Foot metric.

Adjusted Net Income (“ANI”) Target is an internally defined performance metric derived from our annual budget which mirrors the calculation of the widely recognized Funds From Operations (“FFO”) metric that is used in the real estate industry, with the exception that certain non-recurring items such as lease termination income and expense and impairment charges are either removed or matched to occur in the same period regardless of when such items would be recognized in an FFO calculation.

Absolute FFO growth is considered important because a company’s ability to grow FFO from year to year often dictates the multiple that will be assigned to our company when an equity analyst values our company’s securities.

Weighted Average Committed Capital per Square Foot measures the future capital outlays that our management team has committed to in order to execute leases during the current year. This metric serves as a cross-check to ensure that management does not trade long-term capital expenditures to procure short-term growth in FFO.

The Board Discretion component is considered important as it allows the board of directors to appropriately reward aspects of the management team’s performance that may not be captured through the use of the quantitative metrics. This component was particularly important in the inaugural year of the STIC Plan as the committee did not have a history of performance with regard to some of the particular metrics outlined above.

In general, the Compensation Committee established targets for the above metrics that were considered achievable, but not without above average performance. In particular, the committee noted that targets expressed in terms of percentage (most notably FFO growth) are more difficult to achieve when starting with our sizable “base” than they are for smaller companies and given the long-term nature of Piedmont’s leases it is difficult to significantly impact Piedmont’s operations during a twelve month period.

In February 2009, company and individual performance for the 2008 service period was assessed in accordance with the terms of the STIC Plan by the Compensation Committee and awards to each of the NEOs were made as follows:

Name	2008 Target Bonus($)	2008 Actual Bonus($)
Mr. Miller	624,000	682,648
Mr. Bowers	328,000	334,228
Ms. Moon	104,500	106,484
Mr. Owens	164,500	167,623
Mr. Reddic	166,250	169,407

The Committee determined each executive’s actual award set forth above based upon the three performance metrics under the STIC Plan (Adjusted Net Income, Absolute FFO Growth and Weighted Average Committed Capital Per Sq. Foot) and based upon the target amount for the Board Discretion component, which target amount the Committee determined was appropriate for each of the executives other than the CEO after considering their performance reviews by the CEO and the Committee’s assessment of their individual contributions to Piedmont during 2008. In the case of our CEO, the committee increased the Board Discretion Component above the target amount by $46,800 (which amount was 50% of the difference between the maximum amount and the target amount for this component of the CEO’s bonus) based on the Committee’s subjective assessment of the CEO’s overall individual performance and his qualitative contributions to Piedmont during 2008, including his leadership of our company during challenging economic times.

Long-Term Incentive Compensation Plan. The objective of our Long-Term Incentive Compensation Plan (“LTIC Plan”) is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies and that is designed to encourage each of our NEOs, as well as our broader employee base to balance long-term company performance with short-term company goals as well as to remain with the company for an extended period of time.

2007 Omnibus Incentive Plan. During 2007, our stockholders approved, and our board of directors subsequently adopted, the 2007 Omnibus Incentive Plan. The plan was designed in consultation with our compensation consultant and is intended to provide us with the flexibility to offer performance-based compensation, including stock and cash-based incentive awards as part of an overall compensation package to attract, motivate, and retain qualified personnel. Officers, and employees, non-employee directors, or consultants of ours and our subsidiaries are eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the 2007 Omnibus Incentive Plan at the discretion of our Compensation Committee.

As a REIT, we believe the grant of restricted stock awards is appropriate because our high dividend distribution requirements lead to a significant portion of our total stockholder return being delivered through our dividends. In addition, our stock is not currently traded on a national or over-the-counter exchange so daily valuations necessary to administer option plans are not available. In the future, we anticipate that any additional awards granted will continue to be in the form of restricted stock although we may consider other equity and cash-based programs to the extent they more effectively meet our program objectives and provide more favorable tax treatment to us or the individual employee. We feel that appropriately designed equity awards, particularly those with future vesting provisions, align our employees’ interests with our own interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us.

Grants in 2008 for the 2007 Service Period. On April 21, 2008 we granted equity awards for the service period from April 16, 2007 to December 31, 2007 in conjunction with performance assessments for 2007. Awards were in the form of restricted stock and were granted in accordance with the terms of the 2007 Omnibus Incentive Plan described above; however, as we had not yet formalized, and the Compensation Committee had not yet approved, the LTIC Plan, the awards for the 2007 performance period that were granted in 2008 were discretionary in nature taking into consideration each officer’s salary level, experience, and performance during the period from April 16, 2007 to December 31, 2007 as well as the recommendations from our compensation consultant regarding comparability with awards to officers of our peer group of office REITs—see Peer Data above. In making these awards our Compensation Committee generally targeted the median of the peer group for the group of officers as a whole. Of the awards granted, 25% vests immediately, while the remaining 75% vests annually over the next three years on the grant anniversary date. For information on the number of shares of restricted stock granted to each of the NEOs during 2008, see “—Grants of Plan Based Awards” below.

Grants for 2008 Service. During 2008 our Compensation Committee approved the LTIC Plan which provides an opportunity for our employees, including our NEOs, to earn equity-based compensation based on performance against stated measures. The LTIC Plan for 2008 provides for the following five performance measures with the noted target goals for the three quantitative measures and weights assigned to each measure:

	Goal			Weight
Measure	Minimum	Target	Maximum
Adjusted Net Income Target	$252.5	$280.6	$308.7	x 20%
Annual Comparison to NCREIF Office sub-index	Underperform Target by five percentage points	Match the return of the sub- index	Outperform Target by five percentage points	x 20%
Return on Invested Capital	5.10%	7.6%	10.10%	x 20%
Performance Against Stated Liquidity Objectives	Qualitative	Qualitative	Qualitative	x 20%
Board Discretion	Qualitative	Qualitative	Qualitative	x 20%

Total				100%

Adjusted Net Income (“ANI”) Target is an internally defined performance metric derived from Piedmont’s annual budget which mirrors the calculation of the widely recognized Funds From Operations (“FFO”) metric that is used in the real estate industry with the exception that certain non-recurring items such as lease termination income and expense and impairment charges are either removed or matched to occur in the same period regardless of when such items would be recognized in an FFO calculation.

The Annual Comparison to NCREIF Office sub-index is important because it compares our company’s annual income as well as appreciation of our underlying assets to that of the broader office market.

Return on Invested Capital (defined as Earnings Before Interest and Depreciation as a percentage of our gross assets) compares our return with a target that approximates our weighted average cost of capital and is considered important because it measures how efficiently we deploy the capital that we have raised.

Our Performance Against Stated Liquidity Objectives included specific goals that the board of directors deemed important to Piedmont’s overall short and long-term liquidity objectives that did not lend themselves to quantitative measurement.

The Board Discretion component is considered important as it allows the board of directors to appropriately reward aspects of the management team’s performance that may not be captured through the use of the quantitative metrics. This component was particularly important in the inaugural year of the STIC Plan as the committee did not have a history of performance with regard to some of the particular metrics outlined above.

In general, the targets that the Compensation Committee established for the above quantitative metrics were considered achievable, but not without above average performance. For example the Adjusted Net Income Target is highly dependent on the achievement of certain leasing goals and the close management of operating and interest expense. The annual comparison to NCREIF office sub-index target is objectively determined based on the performance of the broader office market and the Return on Invested Capital target is objectively determined by calculating our overall weighted average cost of capital.

As set forth in the Grants of Plan Based Awards table below, our Compensation Committee has established a target pool of shares of restricted stock for each of our NEOs under the LTIC Plan. The target pool was determined based on recommendations from our compensation consultant regarding comparability with awards to officers of our peer group of office REITs as well as taking into consideration each officer’s salary and experience level. The target pools may be increased or decreased based on actual performance against the performance measures included in the LTIC Plan based on pre-established increments for each measure. Each measure other than the Performance Against Stated Liquidity Objectives (which will be assessed qualitatively by the Board) and the Board Discretion measure also contains a pre-established maximum increase and decrease.

Upon completion of the 2008 external audit of our financial statements and the determination of our annual net asset value of our shares by our board of directors, the actual overall pool of shares available to be awarded for 2008 performance was calculated based on actual performance against the measures above. Individual awards to each of the NEOs were determined by the Compensation Committee. These awards promote a performance-focused culture by rewarding employees based upon achievement of company and individual performance, but also motivate our employees to remain with us for an extended period of time as, although the magnitude of the award is performance based, the employee must satisfy additional tenure requirements for the entire award to vest.

The Impact of Regulatory Requirements on Compensation

Section 162(m) of the Code limits to $1 million a publicly held company’s tax deduction each year for compensation to any “covered employee,” except for certain qualifying “performance-based compensation.” As long as we qualify as a REIT, we do not pay taxes at the corporate level. As such, we believe any loss of deductibility of compensation does not have a significant adverse impact on us.

To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.

Although we and the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

2008 Executive Compensation Tables

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2008 and during the fiscal year 2007 from their respective employment dates by our NEOs:

SUMMARY COMPENSATION TABLE FOR 2008

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total($)
Donald A. Miller, CFA	2008		624,000		965,427	682,648	27,032	2,299,107
Chief Executive Officer and President	2007	(4)	565,385	565,000	531,307		9,717	1,671,409

Robert E. Bowers	2008		410,000		399,498	334,228	23,481	1,167,207
Chief Financial Officer, Executive Vice President, Treasurer and Secretary	2007	(4)	275,385	228,000	311,009		7,406	821,800

Laura P. Moon	2008		209,000		146,566	106,484	10,944	472,994
Senior Vice President and Chief Accounting Officer	2007	(4)	138,395	86,000	129,587		6,255	360,237

Raymond L. Owens	2008		235,000		280,306	167,623	23,456	706,385
Executive Vice President—Capital Markets	2007	(4)	154,904	112,000	362,844		11,385	641,133

Carroll A. Reddic, IV	2008		237,500		167,370	169,407	14,630	588,907
Executive Vice President—Real Estate Operations	2007	(4)	154,904	112,000	129,587		5,915	402,406

(1)

Represents the cost recognized for financial statement reporting purposes during the year ended 2008 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”) for restricted stock awards made during or prior to 2008. Pursuant to SEC rules the values are not reduced by an estimate for the probability of forfeiture. As our stock is not currently traded, we estimated the fair value of the awards on the date of grant based on an assumed share price equal to the most recent (as of the grant date) calculated net asset value of our stock reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free interest rate. The grant date fair value of the restricted stock awards granted during 2008 for the service period April 16, 2007 to December 31, 2007 can be found in the Grants of Plan-Based Awards Table below.

(2)	Represents payments made in February 2009 under our STIC Plan for the service year ended December 31, 2008.
(3)	All other compensation for 2008 was comprised of the following:

Name and Principal Position	Year	Matching Contributions to 401(k)($)	Premium for Company Paid Life Insurance ($)	Dividends Paid on Outstanding Vested Restricted Stock Awards($)	Total Other Compensation ($)
Donald A. Miller, CFA	2008	15,500	254	11,278	27,032
Robert E. Bowers	2008	16,625	254	6,602	23,481
Laura P. Moon	2008	7,939	254	2,751	10,944
Raymond L. Owens	2008	15,500	254	7,702	23,456
Carroll A. Reddic, IV	2008	11,625	254	2,751	14,630

(4)	Represents amounts earned in 2007 from date of employment as an executive officer of Piedmont (February 2, 2007 for our CEO and April 16, 2007 for all of our other NEOs).

The above benefits and dividends were paid pursuant to the same benefit plans offered to all of our employees and at the same dividend rate as all of our stockholders, respectively.

Plan-Based Awards

The table below sets forth the Threshold, Target, and Maximum awards that each of our NEOs became eligible to earn for fiscal 2008 upon establishment of the STIC and LTIC Plans. In addition, effective April 21, 2008, pursuant to our 2007 Omnibus Incentive Plan and the authorization of the Compensation Committee, we granted approximately 150,594 shares of deferred stock awards to our employees, including our NEOs as set forth in the table below. Of the award, 25% vests immediately, while the remaining 75% vests annually over the next three years on the grant anniversary date. We estimated the fair value of the awards on the date of grant based on an assumed share price of $26.10 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free interest rate. See Grants in 2008 for the 2007 Service Period above for a complete description of how these awards were determined.

GRANTS OF PLAN-BASED AWARDS FOR 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)(3)	Target ($)	Maximum ($)(3)	Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
Donald A. Miller, CFA	April 21, 2008	312,000	624,000	1,092,000	175,000	1,750,000	1,925,000	47,816	1,125,536
Robert E. Bowers	April 21, 2008	164,000	328,000	492,000	70,000	700,000	770,000	16,398	386,001
Laura P. Moon	April 21, 2008	52,250	104,500	156,750	20,000	200,000	220,000	5,441	128,066
Raymond L. Owens	April 21, 2008	82,250	164,500	246,750	25,000	250,000	275,000	6,130	144,300
Carroll A. Reddic, IV	April 21, 2008	83,125	166,250	249,375	25,000	250,000	275,000	6,897	162,337

(1)

Represents cash payout opportunity for 2008 under the STIC Plan. For amounts actually earned by the NEOs, see the column “Non-equity Incentive Plan Compensation” in the Summary Compensation Table above.

(2)	Represents equity value of payout opportunity under the quantitative measures of the LTIC Plan. Any amounts earned will be granted in the form of restricted stock in 2009.
(3)

Threshold and Maximum amounts presented do not include any possible future payouts under the LTIC Plan for the two components which must be assessed qualitatively as no range has been established for those components.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding unvested stock awards to our NEOs as of December 31, 2008. No options to purchase shares of our common stock have ever been awarded or granted to our NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2008

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Donald A. Miller, CFA
May 18, 2007 award	17,083	379,250
April 21, 2008 award	35,862	796,136
Robert E. Bowers
May 18, 2007 award	10,000	222,000
April 21, 2008 award	12,299	273,038
Laura P. Moon
May 18, 2007 award	4,167	92,500
April 21, 2008 award	4,080	90,576
Raymond L. Owens
May 18, 2007 award	11,667	259,000
April 21, 2008 award	4,598	102,076
Carroll A. Reddic, IV
May 18, 2007 award	4,167	92,500
April 21, 2008 award	5,172	114,818

(1)

As our common stock was not publicly traded at fiscal year end 2008, no market value of our stock was available as of such period. As such, we estimated the market value of shares of stock that have not vested based on an assumed share price equal to our calculated net asset value as of December 31, 2008 of $22.20 per share.

Stock Vested

The following table provides information regarding vested stock awards to our NEOs during the year ended December 31, 2008. No options to purchase shares of our common stock have ever been awarded or granted to our NEOs.

STOCK VESTED FOR 2008

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)(1)
Donald A. Miller, CFA	20,496	534,937
Robert E. Bowers	9,100	237,501
Laura P. Moon	3,443	89,871
Raymond L. Owens	7,366	192,253
Carroll A. Reddic, IV	3,807	99,371

(1)

As our common stock is currently not traded, no market value of our stock is available as of the vesting date. As such, we estimated the value realized on vesting based on an assumed share price equal to our most recent (at the time of vesting) calculated net asset value of $26.10 per share.

Potential Payments upon Termination or Change of Control

The employment agreements with our NEOs provide that upon termination of employment either by us without “cause” or by the executive for “good reason” (each as generally defined below), the executive will be entitled to the following severance payments and benefits:

•	With respect to Messrs. Miller and Bowers:

•

Any unpaid annual salary that has accrued, payment for unused vacation, any earned but unpaid annual bonus for the previous year, unreimbursed expenses, and any rights granted the executive pursuant to our 2007 Omnibus Incentive Plan (all of which we collectively refer to as “Accrued Benefits”);

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to two times the sum of (1) his annual salary then in effect, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	two years of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens, and Ms. Moon:

•	any Accrued Benefits;

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to the sum of (1) the executive’s annual salary then in effect, and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

Pursuant to the employment agreements, “cause” means any of the following:

•

any material act or material omission by the executive which constitutes intentional misconduct in connection with the our business or relating to the executive’s duties or a willful violation of law in connection with our or relating to the executive’s duties;

•	an act of fraud, conversion, misappropriation or embezzlement by the executive of our assets or business or assets in our possession or control;

•

conviction of, indictment for or entering a guilty plea or plea of no contest with respect to a felony, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment;

•	any act of dishonesty committed by the executive in connection with our business or relating to the executive’s duties;

•	the willful neglect of material duties of the executive or gross misconduct by the executive;

•

the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the board of directors’ good faith determination, materially interferes with the performance of the executive’s duties;

•

any other failure (other than any failure resulting from incapacity due to physical or mental illness) by the executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant; or

•

any breach of the affirmative covenants made by the executive under the agreement; any of which continues without cure, if curable, reasonably satisfactory to the board of directors within ten days following written notice from us (except in the case of a willful failure to perform his or her duties or a willful breach, which shall require no notice or allow no such cure right).

Subject to certain cure rights available to us, “good reason” shall be present where the executive gives notice to the board of directors of his or her voluntary resignation following either:

•	our failure to pay or cause to be paid the executive’s base salary or annual bonus when due;

•	a material diminution in the executive’s status, including, title, position, duties, authority or responsibility;

•

a material adverse change in the criteria to be applied with respect to the executive’s target annual bonus for fiscal year 2009 and subsequent fiscal years as compared to the prior fiscal year (unless Executive has consented to such criteria) or our failure to adopt performance criteria reasonably acceptable to the executive with respect to fiscal year 2008;

•	the relocation of our executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of the executive;

•	our failure to provide the executive with awards under the 2007 Omnibus Incentive Plan that are reasonably and generally comparable to awards granted to our other executive officers under the plan;

•	the occurrence of a change of control of the company; or

•	solely with respect to Mr. Miller, the failure of the board of directors (or its Nominating and Corporate Governance Committee) to nominate Mr. Miller to the board of directors.

If we notify the executive that we are not renewing the initial term of the employment agreement, or any renewal term, and the executive’s employment thereafter terminates as a result of the expiration of the term, the executive is entitled to receive the following severance payments and benefits:

•	With respect to Mr. Miller and Mr. Bowers:

•	any Accrued Benefits;

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by him, an amount equal to two times the sum of (1) his annual salary, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens, and Ms. Moon, the same payments and benefits that would be payable upon a termination by us without “cause” or by the executive with “good reason”.

If the executive notifies us that he or she is not renewing the initial term of the employment agreement, or any renewal term, he or she is not entitled to receive any severance pay or benefits. If he or she continues to be employed by us after either of us give 90 days prior written notice of non-renewal, his or her employment will be “at-will,” and the agreement will terminate, except for certain surviving provisions.

If the executive’s employment terminates upon his or her death or “disability” (which is defined in the agreements to mean physical or mental incapacity whereby the executive is unable with or without reasonable accommodation for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform the essential functions of the executive’s duties) the following will occur:

•	With respect to Mr. Miller and Mr. Bowers:

•	his estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•	any grants made to the executive that are subject to a time-based vesting condition shall become vested;

•

his estate or legal representative, upon execution of a release, is entitled to an amount equal to two times the sum of (1) his annual salary then in effect and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens and Ms. Moon:

•	his or her estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•	any grants made to the executive that are subject to a time-based vesting condition shall become vested;

•

his or her estate or legal representative, upon execution of a release, is entitled to an amount equal to the sum of (1) the executive’s annual salary then in effect and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

Under the employment agreements, if an executive resigns without good reason (which includes retirement), or if we terminate an executive for cause, then such executive is only entitled to receive his or her Accrued Benefits.

In the event of a termination of employment resulting from a change of control event, the employment agreement with each of our NEOs provides that such termination will be deemed a termination by the executive for “good reason,” and any previously issued equity grants subject to time-based vesting conditions will immediately become vested.

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits generally owed to the NEOs under the terms of their employment agreements described above upon termination of those agreements under various scenarios:

Name and Principal Position	Without Cause/For Good Reason(1) ($)	Change-in-Control (Termination Without Cause/ For Good Reason)(1) ($)	Non-renewal by Us of Initial or Subsequent Term(1) ($)	Death/ Disability (1) ($)
Donald A. Miller, CFA(2)	3,991,812	3,991,812	3,959,747	3,959,747
Robert E. Bowers(3)	2,051,048	2,051,048	2,018,983	2,018,983
Laura P. Moon(4)	546,128	546,128	546,128	546,128
Raymond L. Owens(5)	800,050	800,050	800,050	800,050
Carroll A. Reddic, IV(6)	649,781	649,781	649,781	649,781

(1)

Includes the average of a) the annualized 2007 bonus which was paid in January 2008 for the service period from the date of Internalization (April 16, 2007, except for our Chief Executive Officer, which was February 2, 2007) to December 31, 2007 and b) the 2008 bonus which was paid in February 20, 2009 for the calendar 2008 service period.

(2)	Includes $1,175,386 representing the value of unvested equity awards that would vest upon each triggering event.
(3)	Includes $495,038 representing the value of unvested equity awards that would vest upon each triggering event.
(4)	Includes $183,076 representing the value of unvested equity awards that would vest upon each triggering event.
(5)	Includes $361,076 representing the value of unvested equity awards that would vest upon each triggering event.
(6)	Includes $207,318 representing the value of unvested equity awards that would vest upon each triggering event.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	distribution of balances under our 401(k) plan;

•	life insurance proceeds in the event of death; and

•	disability insurance payouts in the event of disability.

Compensation of Directors

We pay our non-employee directors a combination of cash and equity compensation for serving on the board of directors.

Cash Compensation

As compensation for serving on board of directors, we pay each of our independent directors an annual retainer of $35,000 and we pay our chairman of the board an additional $65,000 annually. We also pay annual retainers to our committee chairmen in the following amounts:

•	$10,000 to the chairman of the Audit Committee;

•	$7,500 to the chairman of the Compensation Committee; and

•	$5,000 to the chairman of each of our other committees.

In addition, we pay our independent directors for attending board and committee meetings as follows:

•	$1,500 per regularly scheduled board meeting attended;

•	$750 per special board meeting attended; and

•

$1,500 per committee meeting attended (except that members of the Audit committee will be paid $2,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Annual Independent Director Equity Awards

On June 13, 2008, the board of directors approved an annual equity award pursuant to the 2007 Omnibus Incentive Plan for each of the independent directors of $50,000 payable in the form of 1,916 shares of our common stock with an estimated value of $26.10 per share for the 2008 award. The annual equity awards were determined based on the advice and recommendation of our compensation consultant considering comparable awards granted to directors of our peer companies as set forth above. Also on June 13, 2008, approximately 5,000 shares which had been deferred in 2007 were issued to Messrs. Cantrell, Moss, and Woody. Mr. McDowell and Mr. Swope received their inaugural award of $50,000 payable in the form of 1,916 shares of restricted stock upon their election to the board of directors on June 26, 2008 and October 14, 2008, respectively.

The following table sets forth information regarding the compensation that we paid to our directors during the year ended December 31, 2008. Mr. Miller did not receive any separate compensation for his service as director in 2008.

DIRECTOR COMPENSATION FOR 2008

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Michael R. Buchanan	86,250	50,000		—		136,250
Wesley E. Cantrell	87,750	100,000	(2)	734	(3)	188,484
William H. Keogler, Jr.	83,250	50,000				133,250
Frank C. McDowell	37,000	50,000				87,000
Donald S. Moss	92,250	100,000	(2)	734	(3)	192,984
Jeffrey L. Swope	17,750	50,000				67,750
W. Wayne Woody	156,583	100,000	(2)	734	(3)	257,317

(1)

Amount represents the expense recognized for financial statement reporting purposes in 2008, in accordance with FAS 123R based on the estimated fair value as of the date of grant. As our common stock is currently not traded, the grant date fair value of the restricted stock awards was estimated based on an assumed share price equal to our most recent (at the time of vesting) calculated net asset value of $26.10 per share.

(2)	Includes $50,000 of restricted stock issued on June 13, 2008 pursuant to deferred stock awards granted in 2007.
(3)

Represents dividend equivalent rights expensed during the first quarter 2008 pursuant to certain deferred stock awards which Messrs. Cantrell, Moss and Woody were awarded in 2007. The shares related to the 2007 deferred stock awards were actually issued on June 13, 2008 and the value of the shares is included in the Stock Awards expense presented in this table.

Prior to the adoption of the 2007 Omnibus Incentive Plan, we were subject to the 2000 Independent Director Stock Option Plan (the “Director Option Plan”). Effective April 16, 2007, our board of directors suspended the Director Option Plan. Outstanding awards continued to be governed by the terms of the Director Option Plan; however, all awards made subsequent to April 16, 2007 were made under the 2007 Omnibus Incentive Plan. As such the below table summarizes outstanding director options and shares remaining for future issuance under the 2007 Omnibus Incentive Plan as of December 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	10,333	$36.00	4,483,774
Equity compensation plans not approved by security holders	—	—	—

Total	10,333	$36.00	4,483,774

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to May 2007, as a result of board representation and ownership interests in our company, our former advisor was a related party under SEC rules and regulations. Subsequent to May 2007, we have not had any relationship with our former advisor that would result in a determination that transactions between us and the former advisor are related party transactions.

The Internalization

Interests of Certain of our Directors and Executive Officers

On February 2, 2007, we entered into a merger agreement with certain affiliates of our former advisor in connection with the Internalization. Total consideration, comprised entirely of 6,504,550 shares of our common stock (at a then-agreed value of approximately $175 million), was exchanged for, among other things, certain net assets of our former advisor, as well as the termination of our obligation to pay certain fees required pursuant to the terms of the in-place agreements with the advisor including, but not limited to, disposition fees, listing fees, and incentive fees. These transactions were completed on April 16, 2007. Donald A. Miller, CFA, our Chief Executive Officer and President and one of our directors, and Robert E. Bowers, our Chief Financial Officer, Executive Vice President, Secretary, and Treasurer both received a 1% economic interest in the merger consideration due to their 1% ownership interest in the owners of the entity that we acquired. Accordingly, Mr. Miller and Mr. Bowers may be subject to certain conflicts of interest with regard to enforcing indemnification provisions contained in the Internalization agreement.

Registration Rights Agreement

At the closing of the Internalization, on April 16, 2007, we entered into a registration rights agreement with WASI and Wells Capital, Inc. (“Wells Capital”) with respect to the shares of our common stock acquired by those entities in connection with our Internalization. Pursuant to the terms of the registration rights agreement, beginning 18 months after the date thereof, WASI, Wells Capital and their permitted transferees, were entitled, as a group, to require us, on up to two occasions, to register their shares for public sale subject to certain exceptions, limitations and conditions precedent.

Escrow Agreement

At the closing date of the Internalization, we entered into an escrow agreement with WASI and a third-party escrow agent pursuant to which we issued 54,235 escrowed shares to the escrow agent (valued at approximately $1.457 million based on a per-share value of $26.8593), to secure the payment to us of certain additional property management revenues.

On September 17, 2008, our board of directors approved a resolution to release 43,351 shares (valued at approximately $1.164 million) of the total 54,235 shares of such common stock to WASI from the escrow account based on the formula in the merger agreement. The remaining 10,884 shares held in escrow (valued at approximately $292,000) were returned to us.

Pledge and Security Agreement

WASI agreed to secure its indemnification obligations under the definitive merger agreement related to the Internalization by entering into a pledge and security agreement with us. Under this agreement, WASI pledged in our favor and granted us a security interest in certain collateral and related property.

New Agreements with Affiliates of Wells REF

In connection with the consummation of the Internalization, on April 16, 2007, we entered into new agreements with affiliates of our former advisor, which agreements are summarized below.

Transition Services Agreement

At the closing of our Internalization, we became party to a Transition Services Agreement with our former advisor, pursuant to which our former advisor provided us with certain transitional services, which primarily included investor relations support services, transfer agent related services and investor communication support. The initial term of the Transition Services Agreement commenced on April 16, 2007 and terminated on April 15, 2009. We incurred fees under the transition services agreement of approximately $2.0 million and $1.6 million in 2008 and 2007, respectively, and $0.7 million for the nine months ended September 30, 2009.

Support Services Agreement

At the closing of our Internalization, we became party to a Support Services Agreement with our former advisor pursuant to which our former advisor provided us with certain support services, including employee benefit, administration, payroll and information technology services. The agreement terminated as of July 1, 2008. We incurred fees under the agreement of approximately $0.5 million and $0.6 million in 2008 and 2007, respectively.

Headquarters Sublease Agreement

At the closing of our Internalization, one of our subsidiaries entered into the Headquarters Sublease Agreement with our former advisor, whereby our former advisor provided us with approximately 13,000 square feet of office space. Under the Headquarters Sublease Agreement, we paid our former advisor $25,450 monthly for base rent and various space-related services, including, but not limited to, cleaning, vending and shredding services.

The initial term of the Headquarters Sublease Agreement commenced on April 16, 2007 and was to continue for a two-year period. We terminated the Headquarters Sublease Agreement as of July 1, 2008, and in connection with the termination we incurred a termination expense of approximately $164,000. We paid rent under the Headquarters Sublease Agreement of approximately $0.2 million in each of 2008 and 2007.

Property Management Agreements

In connection with the closing of the Internalization on April 16, 2007, we acquired property management offices and personnel and now manage 57 of our properties as well as 20 properties owned by a third party. However, pursuant to a new property management agreement we entered into with Wells Management on April 16, 2007, Wells Management continues to provide property management services for eight of our properties located in geographic areas where we do not currently have a regional property management office. The fees for the management of these properties are market-based property management fees generally based on the gross monthly income of the property. The property management agreement with Wells Management was effective as of April 1, 2007, with a one-year term and automatically renews unless either party gives notice of its intent not to renew. In addition, either party may terminate the agreement upon 60 days’ written notice.

Additionally, on April 1, 2007, we entered into property management agreements with certain investment products sponsored by our former advisor whereby we provide property management services for 20 properties. The fees for the management of these properties are market-based property management fees generally based on the gross monthly income of the property. These property management agreements were effective as of April 1, 2007, with a one-year term and automatically renew unless either party gives notice of its intent not to renew. In addition, either party may terminate this agreement upon 60 days’ written notice.

Certain Relationships and Related Transactions with Affiliated Companies Prior to Internalization

Dealer-Manager Agreement

We are a party to a dealer-manager agreement with Wells Investment Securities, Inc. (“WIS”), an affiliate of our former advisor, pursuant to which WIS performed dealer-manager services for offerings of shares of our common stock pursuant to our dividend reinvestment plan. For these services, WIS earned selling commissions of 5% of gross offering proceeds raised pursuant to our dividend reinvestment plan, of which in excess of 99% was reallowed to participating broker dealers for the period from January 1, 2006 through September 2006. On November 15, 2005, our board of directors approved an amendment to the dividend reinvestment plan to, among other things, eliminate selling commissions on shares sold under this plan beginning in September 2006. We incurred an aggregate of approximately $3.7 million of commissions under the dealer-manager agreement from January 1, 2006 to September 2006.

Our Former Advisory and Property Management Agreements

Prior to the consummation of our Internalization on April 16, 2007, we were a party to and incurred expenses under the following agreements with our former advisor:

Asset Advisory Agreement. We incurred asset management advisory fees payable to our former advisor. We incurred fees of approximately $7.0 million and $21.0 million in 2007 and 2006, respectively.

Acquisition Advisory Agreement. We were obligated to pay a fee to our former advisor for services relating to, among other things, capital-raising functions, acquisition of properties and certain transfer agent and stockholder communication functions. The fee payable to our former advisor under the acquisition advisory agreement was 3.5% of aggregate gross proceeds raised from the sale of our shares, exclusive of proceeds received from our dividend reinvestment plan used to fund repurchases of shares of our common stock pursuant to our share redemption program. Such fees were eliminated on shares sold under the dividend reinvestment plan beginning in September 2006. We incurred acquisition and advisory fees and reimbursement of expenses of approximately $3.7 million in 2006. We did not incur any fees or reimbursements in 2007.

Property Management Agreement. Under this agreement, we retained our former advisor to manage, coordinate the leasing of, and manage construction activities related to certain of our properties. We incurred fees under the property management agreement of approximately $1.5 million and $3.3 million in 2007 and 2006, respectively.

Wells Government Services, Inc. Property Management Agreements

Fourteen office buildings owned by us which are located in the Washington, D.C. area, many of which are leased primarily to government tenants, were managed by Wells Government Services, Inc. (“WGS”) prior to our Internalization pursuant to separate property management agreements between WGS and us or our wholly owned subsidiaries owning such properties. During the year ended December 31, 2006, we paid WGS an aggregate of approximately $0.5 million pursuant to these property management agreements. In connection with the Internalization, the obligations under these property management agreements were assumed by one of our wholly owned subsidiaries.

Review, Approval or Ratification of Transactions with Related Persons

Our code of ethics, which is posted on our website at www.piedmontreit.com, prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. Our Nominating and Corporate Governance Committee in conjunction with our Audit Committee reviews any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, the Nominating and Corporate Governance Committee in conjunction with the Audit Committee ensures that all such transactions are approved by a majority of the board of directors (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures.

More Information

For more information regarding certain relationships and related transactions, see Note 16 to our accompanying consolidated financial statements.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of September 30, 2009 by (1) each of our directors, (2) each of our NEOs, (3) all of our directors and executive officers as a group and (4) each holder of 5% or more of each class of our capital stock. This table (i) gives effect to the issuance of 18,000,000 shares of our common stock in connection with this offering and (ii) reflects the Recapitalization, which was effected on January 22, 2010. None of the shares listed below have been pledged as security. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power.

	Total	Class A		Class B
Name of Beneficial Owner(1)		Shares Beneficially Owned	Percentage(2)	Shares Beneficially Owned	Percentage
Michael R. Buchanan(3)	7,663	1,916	*	5,747	*
Wesley E. Cantrell	3,792	948	*	2,844	*
William H. Keogler, Jr.(4)	31,652	7,913	*	23,739	*
Frank C. McDowell	7,163	1,791	*	5,372	*
Donald S. Moss(5)	43,006	10,752	*	32,254	*
Jeffrey L. Swope	4,009	1,002	*	3,007	*
W. Wayne Woody(6)	7,330	1,833	*	5,497	*
Donald A. Miller, CFA	58,091	14,523	*	43,568	*
Robert E. Bowers	21,866	5,467	*	16,399	*
Laura P. Moon	9,698	2,425	*	7,273	*
Raymond L. Owens	17,915	4,479	*	13,436	*
Carroll A. Reddic	9,620	2,405	*	7,215	*
All officers and directors as a group	221,805	55,454	*	166,351	*

*	Less than 1% of the outstanding common stock.
(1)	The address of each of the stockholders is c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097.
(2)	Does not reflect shares of our common stock reserved for issuance upon exercise of the underwriters’ over-allotment option.
(3)	Includes options to purchase up to 2,167 shares of common stock, which are exercisable within 60 days of September 30, 2009.
(4)	Includes options to purchase up to 3,167 shares of common stock, which are exercisable within 60 days of September 30, 2009.
(5)	Includes options to purchase up to 3,167 shares of common stock, which are exercisable within 60 days of September 30, 2009.
(6)	Includes options to purchase up to 1,833 shares of common stock, which are exercisable within 60 days of September 30, 2009.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and may be amended or revised from time to time by our board of directors without a vote of our stockholders, except as set forth below. Any change to any of these policies, however, would be made by our board of directors only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests.

Investment Policies

Investment in Real Estate or Interests in Real Estate

We conduct all of our investment activities through our operating partnership and its affiliates. Our primary investment objectives are to preserve, protect and grow our investors’ capital contributions, maintain a steady return to investors in the form of cash dividends and to realize growth in the value of our properties. For a discussion of our properties and acquisition and other strategic objectives, see “Business and Properties.”

We pursue our investment objectives primarily through our operating partnership’s ownership of our acquired properties and real estate assets. We intend to focus on the acquisition and ownership of high-quality office properties with high-credit-quality tenants, using low to moderate leverage. We also may invest in certain real estate assets by either buying existing secured debt at substantial discounts and/or providing mezzanine debt/preferred equity or equity. In determining the appropriateness of an investment in real estate, we consider the creditworthiness of the tenants, the location of a property, its presence in one of our concentration or opportunistic markets, the appropriateness for any development contemplated or in progress, its income-producing capacity, the prospects for long-term appreciation, and liquidity and tax considerations. We also consider the impact of the acquisition on our portfolio as a whole, with particular regard to diversification by geography, tenants, industry group of tenants and timing of lease expirations. Prior to an acquisition, we perform an assessment to ensure that our portfolio is diversified with regard to these criteria in order to minimize the effect on our portfolio of concentrating our assets in a single geographic area, type of property or industry group of tenants. Additionally, we monitor and analyze annual lease expirations in an attempt to minimize the effect of vacancies on the consolidated cash flows from operations of the portfolio as a whole. We also have developed specific standards for determining the creditworthiness of potential tenants, which we use to assess the desirability of tenants in buildings being considered for acquisition and to evaluate prospective tenants seeking to lease space in one of our existing office properties.

We do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire or sell such properties, in whole or in part, when circumstances warrant.

We also will own property jointly with third parties, either through joint ventures or other types of co-ownership. Such investments permit us to own interests in larger assets while simultaneously mitigating our risk through diversification and enhancing our flexibility to structure our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would otherwise not meet our investment policies.

Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended.

Purchase and Sale of Investments

Our policy is to acquire assets primarily for generation of current income and long-term value appreciation. However, we will sell certain properties if and when our board of directors determines that such properties no longer fit our strategic objectives. Factors that our board of directors may consider when deciding whether to dispose of a property are, among other things, the price being offered for the property, the operating performance of the property and the tax consequences of the sale.

Investments in Real Estate Mortgages

Except as described under “Investments in Other Securities” below, although we have no current intention of doing so, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT.

Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Although we have no current intention of doing so, subject to the percentage of ownership limitations, asset tests and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. In any event, we do not intend that any such investments in securities will require us to register as an “investment company” under the Investment Company Act of 1940, and we intend to divest securities before any registration would be required.

Investments in Other Securities

Subject to the percentage of ownership limitations, asset tests and gross income tests for REIT qualification, we may invest in certain real estate assets by either buying existing secured debt at substantial discounts and/or providing mezzanine debt/preferred equity or equity. As of September 30, 2009, we owned $58.4 million of mezzanine debt, which is secured by a pledge of the equity interest of the entity owning a 46-story, Class A, commercial office building located in downtown Chicago. We currently do not have any plans to make specific additional investments of this nature.

Financing Policies

We expect that our ratio of debt-to-gross assets upon completion of this offering will be approximately 30%. We intend to finance sizable acquisitions by increasing our ratio of debt-to-gross assets to a range of 30% to 40% of our equity market capitalization.

Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Accordingly, we may increase or decrease our ratio of debt-to-gross assets beyond the level set forth above. Therefore, we could become more highly leveraged, resulting in increased debt service requirements, and a greater risk of default on our obligations, which could adversely affect our financial condition, results of operations and ability to make distributions to our stockholders. See “Risk Factors—Risks Associated with Debt Financing” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may also make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Policies Relating to the Repurchase of Our Securities

Prior to this offering, we maintained a share redemption program to provide interim liquidity for our stockholders until a secondary market developed for shares of our common stock. Pursuant to our share redemption program, for the years ended December 31, 2008, 2007, and 2006, we repurchased approximately 7.8 million, 4.7 million and 7.2 million shares of our common stock at a total repurchase price of $195.6 million, $118.7 million, and $179.7 million respectively. For the nine months ended September 30, 2009, we repurchased approximately 4.8 million shares of common stock for a total repurchase price of approximately $100.6 million. Our board of directors has suspended our share redemption program for redemptions subsequent to November 2009. Our share redemption program will terminate upon the listing of our Class A common stock on the NYSE in connection with this offering. Our share redemption program is described in more detail in “Market For Our Common Stock And Related Stockholder Matters—Repurchases of Common Stock.”

Our cash balances and debt capacity immediately following this offering will be substantial. We are prepared to use this capacity to repurchase shares of our common stock should market conditions lead us to conclude that such repurchases would be prudent. We will repurchase shares only if we believe at that time that such repurchases are the best use of our cash and debt capacity, which will depend on factors such as interest rates, the trading price of our shares and the expected yields from potential investments. We may repurchase shares of our Class A or Class B common stock. Even if we repurchase shares of our Class A common stock, such repurchases likely will be at their prevailing prices and, therefore, are not likely to influence the trading price of our Class A shares except to the extent repurchases may, as intended, improve our funds from operations per share or other key per-share performance measures.

Our board of directors may in the future authorize a self-tender offer or accelerated share repurchases, depending on market conditions and the other factors described above.

Policies with respect to Issuance and Underwriting of Securities

We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property, and we may engage in such activities in the future. Our board of directors has the power, without further stockholder approval, to amend our charter to increase the number of authorized shares of common stock or preferred stock, or otherwise raise capital, including through the issuance of senior securities, in any manner and on such terms and for such consideration, it deems appropriate, including in exchange for property. See “Description of Capital Stock.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so.

Reporting Policies

We intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Policies with respect to Conflicts of Interest

We have adopted a code of ethics that prohibits transactions involving conflicts of interest between us on the one hand, and our officers, employees and directors on the other hand, unless such transactions are approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction in compliance with our code of ethics. A “conflict of interest” arises when the private interest of a person covered by the code interferes in any material respect with our interests or his or her service to us. Waivers of our code of ethics for certain covered persons must be disclosed in accordance with applicable NYSE and SEC requirements. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If such policies or provisions of law are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between us and a director, or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest, is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or

•

the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity, or

•	the transaction or contract is fair and reasonable to us.

We have adopted a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a direct or indirect material financial interest, on the other hand, must be considered by our Audit Committee and approved by the affirmative vote of a majority of our independent directors.

DESCRIPTION OF CAPITAL STOCK

The information in this section assumes and reflects (i) the effectiveness of our Third Articles of Amendment and Restatement, or our “charter,” and our Amended and Restated Bylaws, or our “bylaws,” and (ii) the Recapitalization.

General

The following description of our capital stock is not complete, but is a summary of portions of our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 1,000,000,000 shares of capital stock. Of the total shares authorized, 750,000,000 shares are designated as common stock with a par value of $0.01 per share, 100,000,000 shares are designated as preferred stock, and 150,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, our capital stock that would result in a violation of the restrictions on ownership and transfer described below. Of the total shares of common stock authorized 600,000,000 are classified as Class A common stock, 50,000,000 are classified as Class B-1 common stock, 50,000,000 are classified as Class B-2 common stock and 50,000,000 are classified as Class B-3 common stock. After giving effect to the Recapitalization, as of December 31, 2009, (i) 158,916,806 shares of our common stock were issued and outstanding, divided equally among Class A common stock, Class B-1 common stock, Class B-2 common stock and Class B-3 common stock, and (ii) no shares of preferred stock or shares-in-trust were issued and outstanding. We expect that after this offering, there will be 57,729,201 shares of Class A common stock, 39,729,201 shares of Class B-1 common stock, 39,729,202 shares of Class B-2 common stock and 39,729,201 shares of Class B-3 common stock outstanding. Our board of directors, without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations. Except as described below, the rights of all shares of our common stock (including Class A and Class B shares) are identical.

Common Stock

In the case of our Class A and Class B common stock, and except as may otherwise be specified in the terms of any other class or series of common stock, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. As such, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors, including all of the directors then standing for election, and the holders representing a minority of the outstanding shares of our common stock will be unable to elect any directors. Subject to any preferential rights of any outstanding class or series of preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors in its discretion and declared by us out of funds legally available therefor, and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares issued in this offering will be validly issued, fully paid and non-assessable shares of our common stock. Holders of shares of our common stock will neither have preemptive rights, which provide an automatic option to purchase any new shares that we issue, nor any appraisal rights.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. No shares of our preferred stock are presently outstanding. Although our board of directors has no present plans to issue preferred stock, it may do so at any time in the future without stockholder approval. If the board of directors approves the issuance of preferred stock, such issuance could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Reclassify Shares of Our Stock

Subject to the provisions of any outstanding shares of capital stock, our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including our preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to restrictions on the transfer and ownership of our stock contained in our charter, the terms of such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Conversion of Shares

Each share of our Class B common stock will convert automatically into one share of our Class A common stock on the following schedule:

•	180 days after the Listing, in the case of our Class B-1 common stock;

•	270 days after the Listing, in the case of our Class B-2 common stock; and

•	on January 30, 2011, in the case of our Class B-3 common stock.

In addition, if they have not otherwise converted, all shares of our Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors has the power, without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of shares of any class or series that we have authority to issue. We believe that these powers, together with the power to issue additional authorized but unissued shares of our common stock or preferred stock and the power to classify or reclassify any unissued shares of stock into other classes or series of stock, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other capital needs. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders unless stockholder action is required by applicable law or the rules of any national securities exchange on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain entities. In addition, the outstanding shares must be beneficially owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, among other purposes, our charter generally prohibits any person (unless exempted by our board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock. Our charter further prohibits any person from (a) transferring shares of our stock if the transfer would result in our stock being actually owned by fewer than 100 persons or (b) actually or constructively owning shares of our stock that would result in our (i) being “closely held” under Section 856(h) of the Code, (ii) constructively owning 9.9% or more of the ownership interests in any of our tenants or any tenant of Piedmont OP or any of our direct or indirect subsidiaries or (iii) otherwise failing to qualify as a REIT. Our board of directors may, prospectively or retroactively, exempt a person from the 9.8% ownership limit upon receipt of evidence deemed satisfactory by it, in its sole discretion, that a proposed acquisition or transfer will not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT.

Any transfer of shares of our stock that, if effective, would result in a violation of any of the foregoing restrictions on ownership and transfer of our stock will be null and void and the intended transferee will acquire no rights in such shares. However, if there is a transfer of shares of our stock in violation of any of the foregoing restrictions, the number of shares causing the violation (rounded up to the next whole number of shares) will be automatically converted into an equal number of shares-in-trust having terms, rights, restrictions and qualifications identical thereto, except to the extent our charter requires different terms, and will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The transfer to the trust will be effective as of the close of business on the business day preceding the date of the violative transfer. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

Any dividend or other distribution with a record date on or after the date shares of our stock were converted to shares-in-trust which is paid to the intended transferee will be repaid to the share trust and any dividend or other distribution declared but unpaid will be paid to the trustee to hold in trust for the benefit of the beneficiary. We will take all measures that we determine are necessary to recover the amount of any dividend or other distribution paid to the intended transferee, including, if necessary, withholding any portion of future dividends or other distributions payable on shares of our stock owned by the intended transferee and, as soon as reasonably practicable thereafter, paying to the share trust for the benefit of the beneficiary the dividends or other distributions so withheld. The trustee will be entitled to vote the shares-in-trust on any matters on which holders of shares of the same class or series are entitled to vote. Subject to Maryland law, any vote cast by the intended transferee prior to our discovery that shares have been converted into shares-in-trust will be rescinded and recast by the trustee in its sole and absolute discretion. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created the shares-in-trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer for a period of 20 days after the later of the date of the transaction resulting in the conversion of shares of our stock into shares-in-trust or, if we did not receive notice of the transaction, the date that we determine in good faith that such transaction occurred.

If we do not purchase the shares-in-trust, the trustee will sell the number of shares represented by the shares-in-trust to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer of our stock. Within five business days after the closing of the sale, the intended transferee will receive the lesser of (i) the price per share in the transaction that created the shares-in-trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the price per share received by the trustee net of any commissions and other expenses of the sale. Any amount received by the trustee in excess of the amount paid to the intended transferee will be distributed to the beneficiary.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event and (2) any person who proposes or attempts to transfer or own such shares is required to give us 15 days’ written notice prior to such transaction.

In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The restrictions on ownership and transfer of our stock generally do not apply to the underwriter in a public offering of shares for a period of 60 days following the initial purchase by the underwriter of shares in the offering.

Any person who owns more than 5% (or such lower percentage as determined pursuant to regulations under the Code or as may be requested by our board of directors in its sole discretion) of our outstanding shares during any taxable year must give us written notice setting forth such person’s name and address, the number of shares beneficially owned, directly or indirectly, and a description of how such shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of such person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits and other restrictions on ownership and transfer of stock set forth in our charter. In addition, each stockholder must promptly provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or other governmental agency or to determine such compliance.

Meetings, Voting Requirements and Access to Records

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called by our board of directors, the chairman of our board, the chief executive officer or the president and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. The presence either in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Generally, a majority of the votes cast is necessary to take stockholder action at a meeting at which a quorum is present, except that a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director and except for those matters described in “Certain Provisions of Maryland Law and Our Charter and Bylaws—Removal of Directors” and “—Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws.”

Stockholders have rights under Rule 14a-7 under the Exchange Act which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of a list of our stockholders so that the requesting stockholders may make the distribution of proxies themselves. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be sent within five business days of the receipt by us of the request.

Listing

Our Class A common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “PDM.” We do not intend to list our Class B common stock on a national securities exchange.

Transfer Agent and Registrar

Our former advisor currently serves as our transfer agent; however, upon the completion of this offering Boston Financial Data Services will serve as our transfer agent and registrar.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Overview

As of December 31, 2009, after giving effect to the Recapitalization, we had 158,916,806 shares of our common stock issued and outstanding, consisting of 39,729,201 shares of our Class A common stock and 119,187,605 shares of our Class B common stock. Our common stock is owned by approximately 107,000 record holders. The number of stockholders is based on the records of our registrar and transfer agent. Under our charter, certain restrictions are imposed on the ownership and transfer of shares.

We prepare annual statements of estimated net asset value of our common stock to assist fiduciaries of retirement plans subject to annual reporting requirements of ERISA in the preparation of their reports relating to investments in our common stock. We performed a valuation of our properties as of December 31, 2008 for this purpose. As a result of this valuation, on March 10, 2009, our board determined that the estimated net asset value of our shares of common stock was $22.20 per share, based primarily on (1) the appraised value of our real estate assets as of December 31, 2008, and (2) consideration of the current value of our other assets and liabilities as of December 31, 2008.

This estimated net asset value per share is only an estimate, and is based upon a number of assumptions and estimates, which may not be accurate or complete. There were no liquidity discounts applied to this estimated valuation. Further, this should not be viewed as the amount a stockholder would receive in the event that we were to list our shares in the future, to liquidate our assets and distribute the proceeds from such transaction to our stockholders, or to complete a strategic transaction such as a sale of the company. Prior to this offering investments in our shares were illiquid because there was no public market for the shares and, therefore, it was difficult to sell the shares. Further, real estate markets fluctuate, and real estate values can decline in the future. For these reasons, our stockholders should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

Repurchases of Common Stock

Prior to this offering, our board of directors had adopted a share redemption program, as announced in December 1999 and as subsequently amended from time to time, which provided stockholders with the opportunity to have their shares repurchased after they have held them for a period of one year for a purchase price equal to the lesser of (1) $21.09 per share, or (2) the purchase price per share that they actually paid for their shares, less the special capital distribution of $4.86 per share in June 2005 if received by the stockholder. Our board of directors has suspended the share redemption program for redemptions subsequent to November 2009, and the program will terminate upon the listing of the Class A common stock on the NYSE.

Distributions

For information regarding our historical distributions and our distribution policy, see “Distribution Policy.”

2007 Omnibus Incentive Plan

Summary of the Plan

This summary of the provisions of the 2007 Omnibus Incentive Plan is qualified in its entirety by reference to the full text of the 2007 Omnibus Incentive Plan. To the extent that there is a conflict between this summary and the 2007 Omnibus Incentive Plan, the 2007 Omnibus Incentive Plan will govern.

Background and Purpose

In connection with the Internalization, we adopted, and our stockholders approved, our 2007 Omnibus Incentive Plan. This plan was established by the special committee and our Compensation Committee, which worked with an employment compensation consultant to survey and study the market compensation ranges of our competitors. The purpose of the plan is to provide us with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards as part of an overall compensation package to attract and retain qualified personnel. Certain officers, key employees, non-employee directors, or consultants of ours and our subsidiaries are eligible for grants of cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the plan. We anticipate that providing such persons with interests and awards of this nature will result in a closer alignment of their interests with our interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us.

Administration

The 2007 Omnibus Incentive Plan currently is administered by the Compensation Committee of our board of directors. Our Compensation Committee has the power and authority to administer and interpret the plan, including the power and authority to:

•	authorize the granting of awards;

•	determine the eligibility of officers, key employees, directors, or consultants of ours to receive an award;

•	determine the number of shares of common stock to be covered by each stock-based award (subject to the individual participant limitations provided in the plan);

•	determine the terms, conditions and restrictions of each award, including setting applicable performance criteria (which may not be inconsistent with the terms of the plan);

•	accelerate the exercisability or vesting of the awards;

•	extend the time period for exercising stock options; and

•	take any other actions and make all other determinations that it deems necessary or appropriate in connection with the plan or the administration or interpretation thereof.

In connection with this authority, our Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. In addition, our Compensation Committee may, in its discretion, delegate to our Chief Executive Officer, or his or her delegate, all or part of the committee’s authority and duties with respect to awards (where relief from the limitations of Section 162(m) of the Code is not sought). The plan also has certain limitations of liability for our Compensation Committee and board members as long as such members are not acting in bad faith or committing fraud.

Eligibility and Types of Awards

Certain of our officers, key employees, non-employee directors and consultants are eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalent rights and other stock-based awards and performance based awards under the plan. Eligibility for awards under the plan will be determined by our Compensation Committee. No new award may be granted under the plan after the 10th anniversary of the date that the plan was initially approved by our stockholders. In addition, subject to potential adjustments upon the occurrence of certain corporate transactions or events, the maximum value that any grantee is eligible to receive with respect to any fiscal year included in the applicable performance period shall be $10 million.

Available Shares

Subject to adjustment upon certain corporate transactions or events, the total number of shares of our common stock subject to awards of stock options, shares of restricted stock, deferred stock awards, other stock-based awards and dividend equivalent rights under the plan may not exceed 2,333,333. Subject to potential adjustments upon the occurrence of certain corporate transactions or events, award grants will be subject to the following limitations: (1) the maximum number of shares of common stock subject to stock options or stock appreciation rights that can be awarded under the 2007 Omnibus Incentive Plan to any person eligible for an award is 583,333 per calendar year; and (2) the maximum number of shares of common stock that can be awarded under the 2007 Omnibus Incentive Plan, other than pursuant to stock options or stock appreciation rights, to any person eligible for an award is 166,667 per calendar year. If a share, option or other equity award granted under the 2007 Omnibus Incentive Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards.

Awards Under the 2007 Omnibus Incentive Plan

Stock Options

The terms of specific options, including whether options will constitute “incentive stock options” for purposes of Section 422(b) of the Code, will be determined by our Compensation Committee. The exercise price of an option will be determined by our Compensation Committee and reflected in the applicable award agreement. Incentive stock options will only be granted to our key employees or a “subsidiary corporation” within the meaning of Section 424(f) of the Code. The exercise price with respect to incentive stock options may not be less than 100% (or 110% in the case of an incentive stock option granted to a 10% stockholder) of the fair market value of our shares of common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years from the date of grant in the case of an incentive stock option granted to a 10% stockholder). Options will be exercisable at times and subject to terms determined by our Compensation Committee. If the aggregate fair market value of all shares of common stock subject to a grantee’s “incentive stock option” which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonqualified options.

Stock Appreciation Rights

Subject to the requirements of the plan, our Compensation Committee may grant stock appreciation rights in tandem with a stock option or alone and unrelated to a stock option. Recipients of stock appreciation rights may exercise their rights by delivering to us a written notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive a number of shares of common stock with a value equal to the accumulated appreciation in the price of our common stock between the initial grant date and the date the right is exercised. The exercise price of a stock appreciation right will be no less than the fair market value of the common stock on the date of grant. In its sole discretion, our Compensation Committee may settle the stock appreciation rights with shares of our common stock, in a combination of shares of our common stock and cash, or exclusively with cash.

Restricted Stock

A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, as our Compensation Committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by our Compensation Committee. The restrictions may lapse separately or in combination at times, and under circumstances as our Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the restricted stock, a participant that has been granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive cash dividends on the restricted stock. Holders of restricted stock are prohibited from selling such shares, except as provided in the plan.

Deferred Stock Awards

A deferred stock award is an award of phantom stock units subject to such restrictions and conditions as our Compensation Committee may determine at the time of the grant. The granting of deferred stock will be contingent on the execution of a deferred stock agreement by the grantee, pursuant to any terms and subject to any conditions determined by our Compensation Committee, which terms and conditions may differ among awards and grantees. A phantom stock unit represents a right to receive the fair market value of a share of our common stock or, if provided by our Compensation Committee, the right to receive a share of our common stock. Phantom stock units will be settled with a single-sum distribution; however, our Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom stock units, installments over a period not to exceed ten years. Unless otherwise provided in the applicable award agreement, or pursuant to a permissible election, the settlement date with respect to a phantom stock unit generally is the first day of the month to follow the date on which the phantom stock unit vests. During the deferral period, a grantee shall have no rights as a stockholder; however, the grantee may be granted dividend equivalent rights (as described below).

Other Stock-Based Awards

The plan authorizes the granting of other awards based upon (1) the shares of common stock (including the grant of securities convertible into shares of common stock and stock appreciation rights), and subject to terms and conditions established at the time of grant, (2) equity interests in one of our subsidiaries, including our operating partnership, (3) awards valued by reference to book value, fair value or performance parameters relative to us or any subsidiary or group of subsidiaries, including our operating partnership, and (4) any class of profits interest or limited liability company interest created or issued that qualifies as a “profits interest” within the meaning of IRS Revenue Procedure 93-27. Our Compensation Committee will determine the specific terms of such awards and the conditions, if any, that will need to be satisfied before the grant will be effective and the conditions, if any, under which the grantee’s interest in the other awards will be forfeited. Our Compensation Committee may also award dividend equivalent rights under these awards.

Dividend Equivalent Rights

A dividend equivalent right is an award entitling the grantee credits based on the amount of cash dividends declared on shares of common stock specified in the dividend equivalent right (or other award to which it relates) in the same manner as if such shares had been issued to and held by the grantee. Our Compensation Committee may provide that amounts payable with respect to dividend equivalents will be converted into cash or additional shares of common stock. Our Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Performance Goals

For information regarding our performance goals, see “Executive Compensation—Compensation Discussion and Analysis.”

Adjustments in General

In the event of certain corporate reorganizations or other events, our Compensation Committee will generally make certain adjustments in its discretion to the manner in which the plan operates (including, for example, to the number of shares available under the plan), and may otherwise take actions which, in its judgment, are necessary to preserve the rights of plan participants.

Adjustment upon Changes in Capitalization

In the event of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or similar change in the shares of our common stock or our other securities, as determined by our

Compensation Committee, pursuant to which outstanding shares of common stock are increased, decreased or exchanged for a different kind or number of securities, our Compensation Committee shall make an appropriate or proportionate adjustment to the following:

•	the maximum number of shares reserved for issuance under the plan;

•	the maximum number of stock options or stock appreciation rights that can be granted to any one individual grantee and the maximum number of shares that can be granted under a performance based award;

•	the number and kind of shares or other securities subject to any then outstanding awards under the plan;

•	the repurchase price, if any, per share subject to each outstanding restricted stock award; and

•

the price for each share subject to any then outstanding stock options and stock appreciation rights under the plan, without changing the aggregate exercise price as to which such stock options and stock appreciation rights remain exercisable.

Our Compensation Committee may also adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration extraordinary dividends, acquisitions or dispositions of stock or property or any other similar corporate event to the extent necessary to avoid a material distortion in the value of the awards.

Change in Control or Merger

In the event of certain mergers, consolidations, the sale of substantially all of our assets, our reorganization or a liquidation, or change of control as defined in the plan, our Compensation Committee may, in lieu of making the adjustments described above, provide that all outstanding awards shall terminate upon consummation of such event, and (1) accelerate the exercisability of, or cause all vesting restrictions to lapse on, all outstanding awards to a date that is at least ten days but no earlier than 60 days prior to such date, or (2) provide that holders of awards will receive a payment in respect of cancellation of their awards based on the amount of the per-share consideration being paid for our common stock in connection with such event, subject to various restrictions and other determinations of value.

Amendment and Termination

Our board of directors may at any time amend or terminate the 2007 Omnibus Incentive Plan; however, we must obtain stockholder approval of any material amendment to the plan (other than amendments that curtail the scope of the plan), including any amendment that would:

•	increase the maximum number of shares of common stock that may be issued under the plan;

•	expand the types of awards available under, materially expand the eligibility to participate in, or materially extend the term of the plan; or

•	materially change the method of determining the fair market value of shares on the date of grant of an option or stock appreciation right.

The Compensation Committee may at any time amend or cancel any previously granted award under the plan for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect the rights under a previously granted award without the consent of the grantee. Notwithstanding the above, any amendment to an award or other action by the Compensation Committee that constitutes the repricing of the exercise price or base value of an option, stock appreciation right or any other award granted under the plan will be subject to the approval of our stockholders.

The 2007 Omnibus Incentive Plan will terminate on April 16, 2017. Any awards outstanding under the plan at the time of its termination shall remain outstanding until they expire by their terms.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 31, 2009, after giving effect to the Recapitalization, we had 158,916,806 shares of our common stock issued and outstanding, consisting of 39,729,201 shares of our Class A common stock, 39,729,201 shares of our Class B-1 common stock, 39,729,202 shares of our Class B-2 common stock and 39,729,202 shares of our Class B-3 common stock. Upon completion of this offering, we will have outstanding an aggregate of 57,729,201 shares of our Class A common stock (60,429,201 shares if the underwriters’ over-allotment option is exercised in full), all of which, including the 18,000,000 shares of Class A common stock sold in this offering (20,700,000 shares if the underwriters’ over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, subject to the restrictions on ownership and transfer set forth in our charter, and except for the shares that are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act (both as discussed below). In addition, subject to the same limitations described above with respect to our Class A common stock, our Class B common stock will be freely transferable. However, our Class B common stock will not be listed on a national stock exchange, and we do not expect a market to develop for shares of our Class B common stock.

Trading of our Class A common stock on the NYSE is expected to commence immediately following the completion of this offering. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our Class A common stock. See “Risk Factors—Risks Related to this Offering—There is currently no significant public market for our common stock, and a market for our common stock may never develop, which could result in purchasers in this offering being unable to monetize their investment.”

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned shares of our Class A common stock for at least six months, would be entitled to sell an unlimited number of shares of our Class A common stock provided current public information about us is available and, after owning such shares for at least one year, would be entitled to sell an unlimited number of shares of our Class A common stock without restriction. Our affiliates who have beneficially owned shares of our Class A common stock for at least six months are entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 577,292 shares immediately after the offering (approximately 604,292 shares if the underwriters’ over-allotment option to purchase an additional 2,700,000 shares is exercised in full); or

•

the average weekly trading volume of the Class A common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission on Form 144.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

Lock-up Agreement

Notwithstanding the foregoing, shares of our common stock held by our directors and officers are subject to lock-up agreements entered into in connection with this offering, pursuant to which our directors and officers have agreed, subject to certain exceptions, not to sell their shares of our common stock during the period ending on January 30, 2011. In addition, our largest stockholder, WASI, has entered into a lock-up agreement with the underwriters pursuant to which it has agreed not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. However, the lock-up agreement with WASI contains an exception (i) for an existing pledge of 2,647,644 shares of our common stock by WASI to certain third parties as collateral to secure lending obligations to such third parties and (ii) that permits WASI, upon expiration or termination of this existing pledge and security agreement covering such shares, to re-pledge such shares of our common stock to third parties as collateral to secure lending or other obligations to such third parties. The 2,647,644 shares of our common stock that WASI has pledged or is permitted to pledge under the lock-up exception described above represent approximately 40.7% of WASI’s current total equity ownership in our company or approximately 1.5% of the total number of outstanding shares of our common stock after giving effect to this offering. Notwithstanding the exception to the lock-up agreement for shares that WASI has pledged or is permitted to pledge, 1,985,733 of such shares are shares of our Class B common stock, which we do not intend to list on a national securities exchange.

Registration Rights

In connection with our Internalization, on April 16, 2007, we entered into a registration rights agreement with WASI and Wells Capital with respect to the shares of our common stock acquired by those entities in connection with our Internalization. Pursuant to the terms of the registration rights agreement, beginning 18 months after the date thereof, WASI, Wells Capital and their permitted transferees, are entitled, as a group, to require us, on up to two occasions, to register their shares for public sale subject to certain exceptions, limitations and conditions precedent. For example, we are not required to file a registration statement covering shares with anticipated gross proceeds of less than $25 million (unless the registration statement covers all remaining registrable shares). As promptly as reasonably practicable after we receive a demand notice from the applicable holders, but in any event within 60 days upon receipt of such notice, we are required to file with the SEC a registration statement and must use our commercially reasonable efforts to cause any such registration statement to become and remain effective as promptly as reasonably practicable after the filing thereof. We have agreed that we will use commercially reasonable efforts to keep the registration statements effective for up to 180 days; provided that we have agreed to keep one registration statement that is a shelf registration effective for up to one year, subject to certain conditions. WASI also has the one-time right, exercisable at any time, to require us to register a specified number of registrable shares to be distributed by WASI to current employees or former employees or directors of WASI or its affiliates or their respective heirs and successors, subject to customary underwriter cutback provisions.

In addition, if we propose to file, at any time beginning 18 months after the date of the registration rights agreement (subject to extension), a registration statement with respect to a public offering of securities of the same type as the registrable shares pursuant to a firm commitment underwritten offering for our own account or for the account of any holder of shares of common stock subject to certain exceptions, we must give notice of the proposed filing to the holders of registrable shares at least 10 days before the anticipated filing date, and offer the holders the opportunity to include in the registration statement such amount of registrable shares as they may request, subject to customary underwriter cutback provisions, pursuant to which we will have priority if the registration statement is being filed for our account.

Stock Options and 2007 Omnibus Incentive Plan

Upon completion of this offering, 10,333 stock options previously granted under our Independent Director Stock Option Plan will be outstanding, all of which will be exercisable. No further grants can be made under the Independent Director Stock Option Plan.

In addition, under our 2007 Omnibus Incentive Plan, certain officers, key employees, directors, or consultants of ours will be eligible to receive stock options, stock appreciation rights (either in tandem with a stock option or alone and unrelated to a stock option), restricted stock, phantom shares, dividend equivalent rights and other equity-based awards. Under this plan, we expect annually to grant performance-based equity awards to eligible employees, each of which will be entitled to receive awards within a pre-defined range of values upon the attainment of predetermined performance-related goals established by our Compensation Committee. Moreover, our employment agreements with our executive officers provide for, among other things, equity-based incentive compensation awards that will be paid pursuant to the 2007 Omnibus Incentive Plan. Awards issued pursuant to employment agreements with our executive officers typically will vest ratably over three years, subject to the attainment of predetermined performance-related goals established by our Compensation Committee.

We have filed registration statements on Form S-8 with respect to the shares of our common stock issuable under our Independent Director Stock Option Plan and the 2007 Omnibus Incentive Plan. Shares of our common stock covered by such registration statements will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information.” In connection with the Internalization, our stockholders approved an amendment and restatement of our charter that will become effective upon the closing of this offering. The purpose of this amendment is to conform our charter more closely with the charters of other companies that qualify as REITs for U.S. federal income tax purposes and whose securities are publicly traded and listed on the NYSE. The information in this section assumes and reflects the effectiveness of our Third Articles of Amendment and Restatement, or our “charter,” and our Amended and Restated Bylaws, or our “bylaws,” upon the completion of this offering.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set by our board of directors pursuant to our bylaws, provided that the number is not fewer than the minimum number required by the MGCL. Our bylaws provide that a majority of our entire board of directors may, at any time, increase or decrease the number of directors, provided that the number is not fewer than the minimum number required by the MGCL nor more than 15. In addition, our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, will be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees, except upon the existence of cause for removal and a substantial affirmative vote.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). Special meetings of stockholders may be called by our board of directors, the chairman of our board, the chief executive officer or the president, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of our bylaws, which are set forth below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•

by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures of our bylaws; and

•

with respect to special meetings of stockholders, only the business specified in our notice of the meeting may be conducted at the meeting. Nominations of individuals for election to our board of directors at a special meeting at which directors are to be elected may be made only:

•	by or at the direction of our board of directors;

•

by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws and that has supplied the information required by our bylaws about each individual whom the stockholder proposes to nominate for election as a director; or

•

provided that the special meeting has been called by our board of directors, the chairman of our board, the chief executive officer or the president for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not earlier than the 150 th day nor later than 5:00 p.m., Eastern Time, on the 120 th day prior to the first anniversary of the release of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for election or re-election to our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters. In each case the notice must include the name and address of and number of shares owned by the stockholder.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, effect certain mergers, sell all or substantially all of its assets, engage in a share exchange or engage in a similar transaction outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions (which have been first declared advisable by our board of directors) by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that our board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply with respect to all or any classes or series of stock classified or reclassified in the future.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person, by officers or by employees who are directors of the corporation are excluded from the vote on whether to accord voting rights to control shares. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders, to be held within 50 days of demand, for the purpose of considering the voting rights of such shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, we may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to:

•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. We can provide no assurance that our board of directors will not amend or eliminate such provision at any time in the future.

Business Combinations

The MGCL prohibits “business combinations” between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock.

A person is not an interested stockholder under the MGCL if our board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding voting stock; and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act. However, our board of directors may, by resolution, opt into the business combination statute in the future. We can provide no assurance that our board of directors will not opt back into the provisions of this law. Should our board opt into the business combination statute or fail to first approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and our bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require that such removal be for cause (as defined in our charter), (b) vest in the board the exclusive power to fix the number of directorships, (c) allow most vacancies on the board of directors to be filled only by the remaining directors and (d) unless called by the chairman of our board, our chief executive officer, our president or the board, require the request of stockholders entitled to cast a majority of all votes entitled to be cast on any matter that may properly be considered at a special meeting to call such a meeting.

Ownership Limit

Our charter generally prohibits any person (unless exempted by our board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock. For more information regarding these restrictions, see “Description of Capital Stock—Restrictions on Ownership and Transfer.” We have committed not to use the ownership limit contained in our charter as an anti-takeover device.

Indemnification and Limitation of Liability

For a description of certain indemnification and exculpation provisions in our charter and bylaws, see “Management—Indemnification of Directors and Executive Officers and Limitations of Liability.”

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions of Maryland law (if our board of directors opts into the business combination statute or fails to first approve a business combination), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the provisions of our charter relating to removal of directors, restrictions on ownership and transfer of our stock, the board’s power to issue additional shares of common stock or preferred stock and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. However, these provisions may also discourage certain coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. However, we have committed not to use the ownership limit contained in our charter as an anti-takeover device.

THE OPERATING PARTNERSHIP AGREEMENT

General

Piedmont OP was formed in December 1997 to acquire, own and operate properties on our behalf. We are structured as an UPREIT, which is a structure generally utilized to provide for the acquisition of real property from owners who desire to defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such owners also may desire to achieve diversity in their investments and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of Piedmont OP will be deemed to be assets and income of the REIT.

Substantially all of our assets are held by Piedmont OP, and we intend to make future acquisitions of real properties and other assets using the UPREIT structure. We are the sole general partner of Piedmont OP and we own directly or indirectly 100% of the equity interests in Piedmont OP. As the sole general partner of Piedmont OP, we have the exclusive power to manage and conduct the business of Piedmont OP.

The following is a summary of certain provisions of the limited partnership agreement of Piedmont OP. This summary is not complete and is qualified by the specific language in the limited partnership agreement. You should refer to the actual limited partnership agreement for more detail, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Capital Contributions

We will transfer substantially all of the net proceeds of the offering to Piedmont OP as a capital contribution. Under the partnership agreement we are required to contribute the proceeds of any offering of shares of our stock to Piedmont OP as additional capital. The partnership agreement provides that, if Piedmont OP requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to Piedmont OP on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause Piedmont OP to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in Piedmont OP’s and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the limited partnership agreement as if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation.

Operations

The partnership agreement of Piedmont OP provides that Piedmont OP is to be operated in a manner that will (1) enable us to satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that Piedmont OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in Piedmont OP being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations—U.S. Federal Income Tax Aspects of Our Operating Partnership—Classification as a Partnership.”

Distributions and Allocations of Profits and Losses

The partnership agreement provides that Piedmont OP will distribute cash flow from operations to the limited partners of Piedmont OP in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us as general partner such that a holder of one OP Unit will receive the same amount of annual cash flow distributions from Piedmont OP as the amount of annual dividends paid to the holder of one share of our common stock. Remaining cash from operations will be distributed to us as the general partner to enable us to make dividend distributions to our stockholders.

Similarly, the partnership agreement of Piedmont OP provides that taxable income is allocated to the limited partners of Piedmont OP in accordance with their relative percentage interests such that a holder of one OP Unit will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Piedmont OP.

Upon the liquidation of Piedmont OP, after payment of debts and obligations, any remaining assets of Piedmont OP will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we would be obligated to contribute cash to Piedmont OP equal to such negative balance for distribution to other partners, if any, having positive balances in their capital accounts.

Rights, Obligations and Powers of the General Partner

As Piedmont OP’s general partner, we generally have full, complete and exclusive discretion to manage and control Piedmont OP’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on properties owned or leased by the partnership;

•	authorize, issue, sell, redeem or otherwise purchase any partnership interests or other securities of the partnership;

•	borrow or lend money for the partnership;

•	cause the partnership to guarantee or become co-maker of our indebtedness or that of any of our subsidiaries;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	negotiate and execute agreements on behalf of the partnership;

•	form or acquire interests in, and contribute property to, joint ventures; and

•	merge, consolidate or combine Piedmont OP with another entity.

In addition to the administrative and operating costs and expenses incurred by Piedmont OP in acquiring and operating real properties, Piedmont OP will pay all of our administrative costs and expenses and such expenses will be treated as expenses of Piedmont OP. Such expenses will include:

•	all expenses relating to the formation and continuity of existence of us and any of our subsidiaries;

•	all expenses relating to any public offering and registration of securities that we undertake, the proceeds of which are used to make contributions to the partnership;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses we incur associated with issuing or redeeming OP Units or shares of our common stock;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all other operating or administrative costs incurred in the ordinary course of our business on behalf of Piedmont OP.

Exchange Rights

The limited partners of Piedmont OP have the right to cause Piedmont OP to redeem their OP Units for cash in an amount equal to the value of an equivalent number of our shares (such amount to be determined pursuant to the terms of the partnership agreement), or, at our option, we may purchase their OP Units by issuing one share of our common stock for each OP Unit redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (1) result in any person owning shares in excess of 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock, (2) result in shares being owned by fewer than 100 persons, (3) result in our being “closely held” within the meaning of Section 856(h) of the Code, (4) cause us to own 9.9% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Subject to the foregoing, limited partners may exercise their exchange rights at any time after one year following the date of issuance of their OP Units; provided, however, that a limited partner may not deliver more than two exchange notices during each calendar year and may not exercise an exchange right for less than 333 OP Units, unless such limited partner holds less than 333 units, in which case, such limited partner must exercise the exchange right for all of the units held by such partner.

Change in General Partner

We generally are not allowed to withdraw as the general partner of Piedmont OP or transfer our general partner interest in Piedmont OP (except to a wholly owned subsidiary). The principal exception to this is if we merge with another entity and (1) the holders of a majority of partnership units (including those we hold) approve the transaction, (2) the limited partners receive or have the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction, (3) we are the surviving entity and our stockholders do not receive cash, securities, or other property in the transaction, or (4) the successor entity contributes substantially all of its assets to Piedmont OP in return for an interest in Piedmont OP and agrees to assume all obligations of the general partner of Piedmont OP. If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners may not transfer their OP Units, in whole or in part, without our written consent as the general partner.

Amendment of Partnership Agreement

We, as general partner, must approve any amendment to the partnership agreement and generally, without the consent of the limited partners, may amend the partnership agreement. However, certain amendments require the consent of the holders of a majority of the limited partnership interests. Such amendments include:

•

any amendment affecting the exchange right to the detriment of the limited partners (except for certain business combinations where we merge with another entity and leave Piedmont OP in existence to hold all the assets of the surviving entity);

•	any amendment that would adversely affect the limited partners’ rights to receive distributions, except for amendments we make to create and issue preferred partnership units;

•	any amendment that would alter how we allocate profits and losses, except for amendments we make to create and issue preferred partnership units; and

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions.

Reverse Unit Split

In connection with the Recapitalization, we expect to amend the partnership agreement to effect a reverse split of the OP units at a ratio of one-to-three. All units presented in this prospectus have been retroactively adjusted to reflect the reverse split.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of United States material federal income tax considerations associated with an investment in shares of our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that changes will not modify the conclusions expressed in counsel’s opinion described herein. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of stock options or otherwise as compensation, holders whose shares are acquired through the distribution reinvestment plan or who intend to sell their shares under the share redemption program, tax-exempt organizations (except as provided below), financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States (except as provided below). The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

REIT Qualification

We elected to be taxable as a REIT commencing with our taxable year ending December 31, 1998. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders, which are highly technical and complex. In connection with this offering, we have received an opinion of King & Spalding LLP that our company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT for the period commencing with our taxable year ended December 31, 1998 and continuing through our taxable year ended December 31, 2009, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

It must be emphasized that the opinion of King & Spalding LLP is based on various assumptions relating to the organization and operation of our company. It is also conditioned upon factual representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by King & Spalding LLP or by us that we will so qualify for any particular year. King & Spalding LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, compliance with which will not be reviewed by King & Spalding LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of Our Company

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a non-REIT “C” corporation. Through 2010, however, stockholders who are taxed at individual rates generally are taxed on dividends they receive from non-REIT “C” corporations at capital gains rates, whereas REIT dividends that are not designated as capital gain dividends are taxed at the higher ordinary income rates. In addition, stockholders who are taxed at regular corporate rates will receive the benefit of a dividends received deduction on dividends from non-REIT C corporations that substantially reduces the effective rate that they pay on such dividends, whereas no such deduction is allowable with respect to REIT dividends. Still, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

Even if we qualify for taxation as a REIT, we will be subject to federal income taxation as follows:

•

we will be taxed at regular corporate rates on our undistributed adjusted REIT taxable income, including undistributed net capital gains; adjusted REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	under some circumstances, we may be subject to “alternative minimum tax”;

•

if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), the income will be subject to a 100% tax;

•

if we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and be able to include any income from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%);

•

if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income (90% for our taxable years beginning before October 23, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability;

•

if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us;

•

if we acquire appreciated assets from a non-REIT C corporation (i.e., a corporation generally subject to corporate-level tax) in a transaction in which the non-REIT C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten year period beginning on the date on which we acquired the asset, then a portion of the gain equal to the gain that would have been recognized by the non-REIT “C” corporation at the time of the acquisition from the non-REIT “C” corporation may be subject to tax at the highest regular corporate rate (the “Built-in Gains Tax”);

•

a 100% tax may be imposed on some items of income that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the IRS successfully asserts that such items were not based on market rates;

•

if we should fail to satisfy the asset tests (other than certain de minimis violations) or other requirements necessary for qualification as a REIT, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure (and other applicable requirements are met), we may be subject to an excise tax. In that case, the amount of the tax may be $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure; and

•

we may elect to retain and pay federal income tax on our net long-term capital gain, in which case, a stockholder would include its proportionate share of our undistributed long-term capital gain in its income, would be allowed a credit for its proportionate share of the tax deemed to have paid, and an adjustment would be made to increase the stockholder’s tax basis in our common stock.

The assets we acquired in the Internalization are subject to the Built-in Gains Tax if we are treated as having disposed of them in a taxable transaction during the applicable ten-year recognition period beginning on the date the Internalization was consummated.

Relief Provisions

The Code provides relief from violations of the REIT qualification requirements in certain circumstances which, if available, would allow us to continue to be taxable as a REIT. For example, relief may be available for a violation of the REIT gross income requirements, as described below under “Operational Requirements—Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “Operational Requirements—Asset Test” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. Even if these relief provisions are available to us, the amount of any resultant penalty tax could be substantial and impair our ability to maintain operations or make distributions to our stockholders.

Requirements for Qualification as a REIT

In order for us to qualify as a REIT, we must meet and continue to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and:

1. be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code;

2. elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements for the year ending December 31, 1998 (which election has not been revoked or terminated);

3. be managed by one or more trustees or directors;

4. have our beneficial ownership evidenced by transferable shares or by transferable certificates of beneficial interest;

5. not be a financial institution or an insurance company subject to special provisions of the federal income tax laws;

6. use a calendar year for U.S. federal income tax purposes;

7. have at least 100 beneficial owners of our shares for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

8. not be closely held, as defined for purposes of the REIT provisions of the Code.

With respect to Item 8, we would be treated as closely held if, at any time during the last half of any taxable year, more than 50% in value of our outstanding capital stock is owned, directly or indirectly through the application of certain attribution rules, by five or fewer “individuals,” as such term is defined in the Code to include certain entities.

To monitor compliance with the stock ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of 5% or more of our stock (or such lesser percentage as is required by applicable Treasury Regulations) pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item 8 above for a taxable year, we will be treated as having met item 8 for that year.

We elected to be taxed as a REIT commencing with our taxable year ending December 31, 1998, and we intend to satisfy the other requirements described in Items 1-6 above at all times during each of our taxable years. In addition, our charter contains restrictions regarding ownership and transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements in Items 7 and 8 above. (See “Description of Securities—Restriction on Ownership of Common Stock.”)

Ownership of Subsidiary REIT

We own indirectly 100% of the outstanding common stock of a subsidiary that has elected to be treated as a REIT for U.S. federal income tax purposes. The subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. We believe that the subsidiary REIT has been organized and operated and will continue to be organized and operated in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes. However, if our subsidiary REIT were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our interest in the stock of the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, qualified REIT subsidiaries and taxable REIT subsidiaries. See “Operational Requirements—Asset Tests” below. If our subsidiary REIT were to fail to qualify as a REIT, we would not meet the 10% voting stock test and the 10% value test with respect to our indirect interest in such REIT, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation we own that is a qualified REIT subsidiary will not be treated as a corporation separate from us and all of its assets, liabilities, and items of income, deduction and credit will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “Operational Requirements—Asset Tests”), all of the capital stock of which is owned by a REIT.

Interests in Partnerships

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share of the assets, liabilities and items of income of Piedmont OP and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we directly or indirectly through Piedmont OP or disregarded entities own an interest, will be treated as our assets, liabilities and items of income.

Taxable REIT Subsidiaries

A REIT is also permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax (where applicable), as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and its taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of any securities held by a REIT in all of its taxable REIT subsidiaries cannot be worth more than 25% of the REIT’s total asset value.

We currently have one taxable REIT subsidiary, which owns a limited partnership interest in our operating partnership and, currently, has no other activities. There are no contractual or other arrangements between our taxable REIT subsidiary and us. We can give you no assurance, however, that our taxable REIT subsidiary or any taxable REIT subsidiaries that we form in the future will not be limited in their ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100% tax on us to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for our tenants or the tenants of partnerships in which we own a interest, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiaries. Our subsidiary REIT has no taxable REIT subsidiaries.

Operational Requirements—Gross Income Tests

To maintain qualification as a REIT, we and our subsidiary REIT must satisfy annually two gross income requirements.

•

At least 75% of our gross income for each taxable year must be derived directly or indirectly from certain sources including “rents from real property,” certain interests from mortgages on real property, gains from the sale of real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. This is the 75% Income Test.

•

At least 95% of our gross income for each taxable year must be derived from certain sources, including the sources of income that may be received for purposes of the 75% income tests, dividends, interest, gains from the sale or disposition of stock or securities and other specified sources. This is the 95% Income Test.

For purposes of both the 75% and 95% gross income tests, gross income excludes gross income from (i) dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, (ii) certain foreign currency income and (iii) income and gain from certain hedging transactions.

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT if we satisfy the following conditions:

•

The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•

In general, neither the REIT, nor a direct or constructive owner of 10% or more of the REIT’s stock, may directly or constructively own 10% or more of the ownership interests in a tenant, or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•

If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year, the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•

A REIT may operate or manage its properties or provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. If the services provided by us with respect to a property are noncustomary, the income attributable to such services will constitute “impermissible tenant service income” which is nonqualifying gross income for purposes of the 95% and 75% Income Tests. In addition, if such income exceeds one percent of all amounts received or accrued with respect to that property (the “1% De Minimis Test”), then all of the amounts received from the tenants of that property, including their rent payments, will fail to qualify as “rents from real property.” For purposes of the 1% De Minimis Test, the value of the noncustomary services is deemed to be not less than (but could be more than) 150% of our direct costs of providing the noncustomary services. Noncustomary services do not create impermissible tenant service income if they are provided through a taxable REIT subsidiary or by an independent contractor from whom we do not derive any income, who is adequately compensated for such service, who retains a separate charge from the tenants with respect to the services it provides to them, and who is not related to us under certain relationship tests. Services that are customarily offered by comparable properties in the relevant market but which are considered to be rendered “to the occupant” may be provided through an independent contractor retained by the REIT, even though the contractor does not receive a separate charge from the tenant.

We expect the bulk of our income and the income of our subsidiary REIT to qualify under the 75% Income Test and the 95% Income Test as rents from real property in accordance with the requirements described above. In this regard, we anticipate that most of our leases and the leases entered into by our subsidiary REIT will be for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. In addition, none of our tenants are expected to be related-party tenants. The portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate also that all or most of the services to be performed with respect to our properties and the properties of our subsidiary REIT are those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property. We anticipate that any non-customary services that would create nonqualifying gross income in excess of the 1% De Minimis Test amount for any property will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated, from whom the REIT derives no income and who retains a separate charge from the tenants for services it performs to them. We do not believe the amounts of non-qualifying income generated by us or our operating subsidiaries will be of a magnitude large enough to cause us to fail any of the income tests required for qualification as a REIT. We can give no assurance, however, that the actual future sources of our gross income or the gross income of our subsidiary REIT will allow us and our subsidiary REIT to satisfy the 75% Income Test and the 95% Income Test described above.

Notwithstanding the failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, an entity may still qualify as a REIT for that year if the entity is eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	the failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•

following the identification of the failure to meet the 75% Income Test or 95% Income Test for any taxable year, the REIT files a schedule with the IRS setting forth each item of its gross income for purposes of such tests for such taxable year in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, we or our subsidiary REIT would be entitled to the benefit of these relief provisions. In addition, as discussed above in “—General—Taxation of Our Company,” even if these relief provisions apply, a tax would be imposed on the net income attributable to the amount by which we fail to satisfy the applicable gross income test.

Operational Requirements—Asset Tests

At the close of each quarter of our taxable year, a REIT also must satisfy a number of tests, which we refer to as the Asset Tests, relating to the nature and diversification of the REIT’s assets. For purposes of the Asset Tests, a REIT is not treated as owning the stock of a qualified REIT subsidiary or an equity interest in any entity treated as a partnership or otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.

•

First, at least 75% of the value of a REIT’s total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs, property attributable to the temporary investment of new capital and a proportionate share of any real estate assets owned by a partnership in which the REIT is a partner or of any qualified REIT subsidiary of the REIT.

•	Second, no more than 25% of the REIT’s total assets may be represented by securities other than those in the 75% asset class.

•

Third, of the investments included in the 25% asset class, subject to certain exceptions, the value of any one issuer’s securities that a REIT owns may not exceed 5% of the value of the REIT’s total assets. Additionally, a REIT may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. The 5% and 10% Asset Tests do not apply to securities of a taxable REIT subsidiary.

•	Fourth, no more than 25% of the value of a REIT’s total assets may consist of the securities of one or more taxable REIT subsidiaries.

At the close of each calendar quarter, we must satisfy the Asset Tests. If a REIT meets the Asset Tests at the close of any quarter, it will not lose REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which the REIT has not acquired any securities or other property if such failure occurs solely because of changes in asset values. If a REIT’s failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, the REIT can cure the failure by disposing of a sufficient amount of non-qualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets and the assets of our subsidiary REIT to ensure compliance with the Asset Tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

In this regard, the IRS may assert that a portion of the assets acquired by our operating subsidiaries pursuant to the Internalization would not be a qualifying asset for purposes of our compliance with the Assets Tests required for qualification as a REIT. We believe that the value of any non-qualifying assets that may have been acquired pursuant to the Internalization, when added to the value of our other non-qualifying assets, will not be of a magnitude large enough to cause us to fail any of the Assets Tests required for qualification as a REIT. We can give no assurance however, that the IRS will not challenge our classification or valuation of our non-qualifying assets or that we will satisfy the Asset Tests described above.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which generally means debt that is not subject to contingencies (subject to certain exceptions) and is not convertible to equity. A security will not, however, qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that would qualify to satisfy the 75% Income Test described above under “Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests.” The Code provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership. There are special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

The Code also contains a number of provisions applicable to REITs, including relief provisions, that make it easier for REITs to satisfy the Asset Tests, or to maintain REIT qualification, notwithstanding certain violations of the Asset Tests, or certain other requirements.

One such provision applies to “de minimis” violations of the 10% and 5% asset tests described above. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that timeframe.

A second relief provision allows a REIT which fails one or more of the asset requirements, and is ineligible for relief under the de minimis rule, to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time-frame.

We believe that the value of securities we own in any issuer which is not a REIT, qualified REIT subsidiary, taxable REIT subsidiary or partnership, including debt securities, does not exceed 5% of the total value of our assets and that we comply also with the 10% voting securities limitation and 10% value limitation with respect to each issuer of the securities we own. We can provide no assurance, however, that the IRS will agree with our determination in this regard and, to the extent that we fail one or more of the Asset Tests, if we do not fall within the safe harbors described above, we may fail to qualify as a REIT.

Operational Requirements—Annual Distribution Requirement

In order to be taxed as a REIT, the REIT is required to make distributions, other than capital gain distributions, to its stockholders each year in the amount of at least equal to the sum of (A) (1) 90% of its adjusted REIT taxable income (computed without regard to the dividends-paid deduction and our net capital gain, and subject to certain other potential adjustments), and (2) 90% of the REIT’s net income, if any, (after tax) from foreclosure property, minus (B) the sum of specified items of non-cash income for all tax years. While a REIT must generally pay distributions in the taxable year to which they relate, it may also pay distributions in the following taxable year if (A) they are declared in October, November, or December with a record date in these months and the REIT pays the dividends on or before January 31 of the following year; or (B) (1) they are declared before the REIT timely files its federal income tax return for the taxable year in question, and (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if we and our subsidiary REIT satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our adjusted REIT taxable income over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by us. For this purpose, distributions declared in October, November, or December with a record date in these months and paid on or before January 31 of the following year will be treated as distributed in the prior year in the year declared.

We and our subsidiary REIT intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that there may be timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing the REIT’s taxable income. It is also possible that we and our subsidiary REIT may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. In those circumstances, the REIT may have less cash than is necessary to meet its annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements. If we or our subsidiary REIT fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the IRS or in some other circumstances, we may be able to pay “deficiency dividends” in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, the REIT may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay an interest charge to the IRS based upon the amount of any deduction taken for deficiency dividends for the earlier year.

The Code also requires a REIT which has current or accumulated earnings and profits from non-REIT years of operation to distribute an amount equal to those earnings and profits prior to the end of its taxable year. Pursuant to the Internalization, we acquired through merger all of the business and assets of two existing C corporations which had earnings and profits. Immediately prior to the consummation of the acquisitions, however, each of the corporations made distributions to their stockholder in amounts represented to be equal to or in excess of their respective amounts of earnings and profits. We can give no assurance, however, that the calculation of earnings and profits prior to the mergers prepared by us, and the concomitant distributions of earning and profits prior to the mergers, were sufficient to avoid termination of our REIT status. If the IRS were to successfully challenge our calculations and attempt to terminate our REIT status, we would have 90 days from the re-determination by the IRS within which to distribute the additional amounts of earnings and profits so determined in order to preserve our qualification as a REIT; however, in order to make any required distributions, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us or impair our future operations.

A further requirement for satisfaction of the annual distribution requirement is that our distributions must be structured so that we are entitled to a deduction for such distributions. Under Section 561 of the Code, we will be entitled to a deduction for dividend distributions only to the extent such dividends are deemed to be non-preferential. In order to qualify for deductibility, our dividend distributions must be pro rata amongst similarly-situated stockholders with no preference to any stockholders of the same class. In this regard, our dividend reinvestment plan has offered participating stockholders the opportunity to acquire additional shares of our common stock, utilizing what otherwise would be cash dividends to make such purchase, at a purchase price equal to 95% of the fair market value of shares of our common stock, and in prior years the purchase price was set at 95.5% of our offering price. In cases where a specific determination of fair market value has been made, the fair market value of shares of our common stock was determined by our board of directors. The IRS has published a ruling which provides that a discount in the purchase price of a REIT’s newly-issued shares exceeding five percent of the stock’s fair market value is an additional benefit to participating stockholders, that may result in a preferential dividend for purposes of Section 561 of the Code and for determining whether the annual distribution requirement for REIT qualification has been satisfied. Accordingly, while the purchase price for shares of our common stock pursuant to our dividend reinvestment plan has been set to come within the safe harbor discount amount set forth by the IRS in its published ruling, because the fair market value of our common stock prior to its listing on a national securities exchange has not been susceptible to a definitive determination, the IRS could take the position that the fair market value of our common stock was actually greater than the value determined by us for purposes of the dividend reinvestment plan. If the IRS were to successfully challenge our valuation, the discount in the purchase price under the plan may be deemed to exceed five percent, causing all or a portion of our dividend distributions in a given year to be deemed preferential and, therefore, not deductible, as required. In such event, it is likely that our REIT status would be terminated for such year for a failure to satisfy the 90% annual distribution test for REIT qualification, unless we are able to take advantage of the “deficiency dividend” provisions set forth in the Code which would allow us to make distributions to our stockholders within a specified period of time following a determination by the IRS that we had failed the 90% annual distribution test for a given year. No assurance can be given, however, that we would be in a position to utilize such provisions. Although the board of directors believes that the fair market value of our shares of common stock determined by it for purposes of the dividend reinvestment plan is accurate, there can be no assurance given that the IRS will not successfully challenge our valuation or that we will not be deemed to have failed to satisfy the 90% annual distribution requirement. There is no assurance, either, that any statutory relief provisions will be available to enable us to take actions necessary to avoid termination of our status as a REIT or, if such relief provisions are available, that we will be able to take the actions required to maintain our status as a REIT.

As noted above, we may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the federal income tax on these gains;

•

taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•

the basis of the stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our adjusted REIT taxable income, we use the accrual method of accounting and depreciate depreciable property under the alternative depreciation system. We are required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS will challenge positions we take in computing our adjusted REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our former advisor or its affiliates. If the IRS were to successfully challenge our characterization of a transaction or determination of our adjusted REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the IRS, as provided by the Code.

Further, some of our investments may be in the form of sale-leaseback transactions which we generally intend to treat as true leases for U.S. federal income tax purposes. Depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease, but is more properly treated in some other manner. If such re-characterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. The amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization would result in adjustments to our adjusted REIT taxable income and might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure, might increase our tax liability, or might result in a larger portion of our distributions being treated as ordinary dividend income to our stockholders.

Operational Requirements—Record Keeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the IRS. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of our outstanding shares. We intend to comply with these requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders that are individuals will generally be taxable at capital gains rates (through 2010), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to such statutory relief in all circumstances. In addition, to re-elect REIT status after being disqualified, we would have to distribute as dividends, no later than the end of our first taxable year as a re-electing REIT, all of the earnings and profits attributable to non-REIT taxable years. Thus, to re-elect REIT status after being disqualified, we could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.

Prohibited Transactions Tax

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, we will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure and certain involuntary conversions) in the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, in each case excluding sales of foreclosure property and involuntary conversions. In addition, in order for the 10% safe harbor to apply, substantially all of the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income. Not all of our property sales may qualify for the prohibited transactions safe harbor. Nevertheless, we intend to own our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with our investment objectives. In the event that the IRS were to successfully contend that some of our sales are prohibited transactions we would be required to pay the 100% penalty tax on the gains resulting from any such sales.

Other Tax Considerations

We believe that Piedmont OP and each of the partnerships in which Piedmont OP is a joint venture partner with third parties qualifies as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

If a partnership in which we invested were treated as an association taxable as a corporation, (i) the value of our interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test, (ii) we would cease to qualify as a REIT if our ownership interest in such partnership exceeded 10% of the partnership’s voting interests, or the value of our debt and equity interest in such partnership exceeded 5% of the value of our total assets or 10% of the value of the partnership’s outstanding debt and equity securities. Furthermore, in such a situation, distributions from such partnership to us would be treated as dividends, which do not qualify in satisfying the 75% gross income test described above and which therefore could make it more difficult for us to meet such test, and we would not be able to deduct our share of losses generated by such partnership in computing our net taxable income.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

The U.S. federal income tax treatment of a partner in a partnership that holds our common stock generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to shares of our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of our common stock pursuant to our distribution reinvestment plan, see “Distribution Policy.”

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends to the extent they do not exceed the amount of our current or accumulated earnings and profits. Such dividends, other than qualified dividend income, will be taxable to stockholders as ordinary income. As long as we qualify as a REIT, these distributions are not eligible for the dividends-received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates in effect through 2010 for qualified distributions received by individuals from taxable C corporations. Stockholders that are individuals, however, are taxed at the preferential rates on distributions designated by and received from us to the extent that the distributions are treated as qualified dividend income. Dividends will be treated as qualified dividend income to the extent that the income is attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) distributions received by us from taxable C corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of the amount of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis of a U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year; provided, that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

The term “earnings and profits” is a concept used extensively throughout corporate tax law, but the term is not defined in the Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, distributions generally will be considered to come from corporate earnings. As described above, if a corporation has no earnings and profits, distributions generally will be considered as a return of capital and, thereafter, as capital gain.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of whether we have any earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as “capital gain dividends” normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held its stock. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement” above for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Shares of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 15% (through 2010) if such stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if such stock is held for 12 months or less. The IRS has the authority to issue (but has not yet done so) regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of a capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of shares of our common stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If a U.S. stockholder has shares of our common stock redeemed by us, such U.S. stockholder will be treated as if it sold the redeemed shares if (i) all of its shares of our common stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (ii) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. (See “—Distributions Generally.”) U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, a U.S. stockholder will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Net capital gain derived from a disposition of our stock (or capital gain dividends) generally will be excluded from a U.S. stockholder’s investment income unless the U.S. stockholder elects to have such gain taxed at ordinary income rates.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to our U.S. stockholders and to the IRS the amount of distributions made or deemed made by us during each calendar year and the amount of tax withheld, if any, by us. Under some circumstances, U.S. stockholders may be subject to backup withholding (currently at a rate of 28%) on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed properly to report payments of interest or distributions and is subject to backup withholding; or

•

under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and distribution payments or has been notified by the IRS that it is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the IRS. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to its shares in its U.S. federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our U.S. federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those stockholders failing or refusing to comply with our demand.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income,” or “UBTI,” as defined in the Code. The IRS has issued a published ruling, in this regard, holding that distributions from a REIT to a tax-exempt pension trust do not constitute UBTI unless the tax-exempt stockholder has borrowed in order to acquire shares of our common stock, in which case, the tax-exempt stockholder will be subject to UBTI under the debt-financed income rules in the Code. Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our operating partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of shares of our common stock. Tax-exempt social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to treat dividend distributions from us as UBTI. Those organizations are urged to consult their own tax advisors with respect to the treatment of our distributions to them.

In addition, tax-exempt pension and specified other tax-exempt trusts that hold more than 10% by value of the shares of a REIT may be required to treat a specified percentage of REIT dividends as UBTI. This requirement applies only if our qualification as a REIT depends upon the application of a look-through exception to the closely-held restriction and we are considered to be predominantly held by those tax-exempt trusts. It is not anticipated that our qualification as a REIT will depend upon application of the look-through exception or that we will be predominantly held by these types of trusts.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we collectively refer to as “Non-U.S. Holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. Holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

In general, Non-U.S. Holders will be subject to regular U.S. federal income tax with respect to their investment in us if the income from the investment is deemed “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States. A corporate Non-U.S. Holder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the “branch profits tax” under Section 884 of the Code, which is imposed in addition to regular U.S. federal income tax at the rate of 30% (subject to reduction under a tax treaty, if applicable). Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to Non-U.S. Holders whose income from their investment in us is not effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

Ordinary Dividends

The portion of distributions received by Non-U.S. Holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder nor attributable to the disposition of a U.S. real property interest will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. We intend to withhold at the rate of 30% on all such distributions to Non-U.S. Holders unless we receive confirmation of a Non-U.S. Holder’s entitlement to a reduction in such rate by treaty. In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a Non-U.S. Holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest, or a USRPI, as described in “—Dispositions of Our Common Stock” below, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends; however, the Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our stock will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the Non-U.S. Holder’s share of our earnings and profits.

Capital Gain Distributions

Under FIRPTA, a distribution made by us to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or “USRPI capital gains,” will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See “—Ordinary Dividends” above for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. We will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. A capital gain dividend paid by us that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from us (see “—Ordinary Dividends” above), provided, that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. Holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of the relevant distribution. Although not entirely free from doubt, capital gain dividends received by a non-U.S. Holder from a REIT that are not USRPI capital gains should not be treated as ordinary dividend income under the foregoing rule and thus generally should be exempt from U.S. federal income tax, although such amounts may be subject to withholding tax. We believe that following this offering, our stock will be regularly traded on an established securities market. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax for a Non-U.S. Holder which is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. No assurance can be given that we will be a domestically controlled qualified investment entity. In the event that we do not constitute a domestically controlled qualified investment entity, a Non-U.S. Holder’s sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling Non-U.S. Holder held 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that, following this offering, our stock will be regularly traded on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (a) if the Non-U.S. Holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s U.S.-source capital gains.

In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. Holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. Holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

U.S. Federal Income Tax Aspects of Our Operating Partnership

The following discussion summarizes certain U.S. federal income tax considerations applicable to our investment in our operating partnership. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as a Partnership

Substantially all of our investments will be held, directly or indirectly, through our operating partnership. Currently our only partner in the Partnership is our taxable REIT subsidiary, with a less than 0.1% interest. Partnerships are generally not subject to U.S. federal or state income taxes and, accordingly, we will be entitled to include in our income our distributive share of our operating partnership’s income and to deduct our distributive share of our operating partnership’s losses, but only if our operating partnership is classified for U.S. federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. In addition, if our operating partnership is classified as a partnership, we will include our proportionate share of the assets held by the operating partnership for purposes of complying with the Asset Tests for REIT qualification as if we owned those assets directly.

Under applicable Treasury Regulations, which we refer to as the “Check-the-Box Regulations,” an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. Our operating partnership intends to be classified as a partnership for U.S. federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though our operating partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations, which we refer to as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors, which we refer to as the Private Placement Exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and our operating partnership believe, and currently intend to take the position, that our operating partnership should not be classified as a publicly traded partnership because (1) the partnership interests therein are not traded on an established securities market, and (2) the partnership interests therein should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, our operating partnership presently qualifies for the Private Placement Exclusion.

Additionally, even if our operating partnership were considered a publicly traded partnership under the PTP Regulations, the operating partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under Section 7704(d) of the Code. In general, qualifying income includes interest, dividends, real property rents (as defined by Section 856 of the Code) and gain from the sale or disposition of real property.

We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for U.S. federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than a partnership, for U.S. federal income tax purposes, we would not be able to qualify as a REIT, unless we were eligible for relief from the violation pursuant to relief provisions described above. See “—Requirements for Qualification as a REIT—Organizational Requirements” and “—Operational Requirements—Asset Tests,” above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in our operating partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of our operating partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Our operating partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing our operating partnership’s taxable income.

Income Taxation of Our Operating Partnership and its Partners

Partners, Not Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. As a partner in our operating partnership, we will be required to take into account our allocable share of our operating partnership’s income, gains, losses, deductions, and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership.

Partnership Allocations. Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Basis in Partnership Interest. The adjusted tax basis of our partnership interest in our operating partnership generally will be equal to (1) the amount of cash and the basis of any other property contributed to our operating partnership by us, (2) increased by (A) our allocable share of our operating partnership’s income and (B) our allocable share of indebtedness of our operating partnership, and (3) reduced, but not below zero, by (A) our allocable share of our operating partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of our operating partnership. If the allocation of our distributive share of our operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from our operating partnership or a reduction in our share of our operating partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in our operating partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to Our Operating Partnership. To the extent that our operating partnership acquires properties for cash, our operating partnership’s initial basis in such properties for U.S. federal income tax purposes generally will be equal to the purchase price paid by our operating partnership. Our operating partnership plans to depreciate each depreciable property for U.S. federal income tax purposes under the alternative depreciation system of depreciation, or ADS. Under ADS, our operating partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. To the extent that our operating partnership acquires properties in exchange for units of our operating partnership, our operating partnership’s initial basis in each such property for U.S. federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by our operating partnership. Our operating partnership generally intends to depreciate such depreciable property for U.S. federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of Our Operating Partnership’s Property. Generally, any gain realized by our operating partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by our operating partnership on the sale of any property held by our operating partnership as inventory or other property held primarily for sale to customers in the ordinary course of our operating partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow our operating partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or our operating partnership’s trade or business.

Other Tax Considerations

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, the reduced maximum income tax rate for ordinary income of 35% (rather than 39.6%) for taxpayers taxed at individual rates and certain other tax rate provisions described herein. Prospective stockholders are urged to consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Legislative or Other Actions Affecting REITs

The rules of U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the U.S. federal income tax laws and interpretations thereof could adversely affect an investment in our stock.

State and Local Taxation

We and our operating subsidiaries, and any operating subsidiaries we may form in the future, may be subject to state and local tax in states and localities in which we or they do business or own property. The tax treatment of our company, our operating partnership, any operating subsidiaries, joint ventures or other arrangements we or our operating partnership may form or enter into and the tax treatment of the holders of our common stock in local jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in our common stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances.

ERISA CONSIDERATIONS

Overview

The following is a summary of some considerations associated with an investment in our shares of Class A common stock by an employee benefit plan which is subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) or a plan or arrangement which is subject to the prohibited transaction provisions of the Code or an entity, the assets of which are treated as “plan assets” under the U.S. Department of Labor’s Plan Asset Regulations as currently set forth at 29 C.F.R. Section 2510.3-101, except as expressly modified by Section 3(42) of ERISA (each a “Benefit Plan”). We cannot assure you that there will be no adverse tax or labor decisions or legislative, regulatory or administrative changes with respect to ERISA or the Code or the Plan Asset Regulations that could significantly modify the discussion of ERISA Considerations which follow.

General

Each fiduciary of a Benefit Plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or Section 4975 of the Code (such as an IRA) seeking to invest plan assets in shares of our Class A common stock should consider (after taking into account the facts and circumstances unique to such Benefit Plan) among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances relevant to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied; and

•

whether the investment will produce “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations—Taxation of U.S. Stockholders—Treatment of Tax-Exempt Stockholders”).

Under ERISA, a fiduciary for a Benefit Plan has responsibilities which include the following:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether making or holding an investment could constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that, with certain exceptions, the assets of a Benefit Plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specific transactions involving the assets of a Benefit Plan if the transactions are between the plan and any “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Code) with respect to that Benefit Plan unless there is an administrative or statutory exemption for the transaction. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person with respect to such plan. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan in connection with a transaction involving the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, there are adverse tax consequences for an IRA if the assets of the IRA are commingled with other assets except in a common trust fund or common investment fund.

Plan Asset Considerations

One key question related to the prohibited transaction issue and the IRA asset commingling issue is whether our underlying assets will be treated as the assets of each Benefit Plan which purchases and holds our common stock. The general rule is that the underlying assets of the entity in which a Benefit Plan makes an equity investment will be treated as the assets of the Benefit Plan absent a statutory or administrative exemption, and there are administrative exemptions under the Plan Asset Regulations.

The most appropriate exemption for us under the Plan Assets Regulations is the exemption for a “publicly-offered security.” A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Exchange Act within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares of Class A common stock are being sold as part of an underwritten offering of securities to the public pursuant to an effective registration statement under the Securities Act and are part of a class of securities that has been registered under the Exchange Act within the specified period, we have well in excess of 100 independent stockholders and we believe that our shares of Class A common stock will be treated as “freely transferable” under the Plan Asset Regulations. Accordingly, we do not believe that our underlying assets will be treated under the Plan Asset Regulations as the assets of any Benefit Plan which purchases and holds our Class A common stock.

On the other hand, if we fail to qualify for any exemption under the Plan Asset Regulations, we could be treated as a fiduciary with respect to each Benefit Plan stockholder, and the fiduciary of each Benefit Plan stockholder could be exposed to co-fiduciary liability under ERISA for any breach by us of our fiduciary duties under ERISA. Furthermore, if we were treated as a fiduciary with respect to Benefit Plan stockholders, there is a risk that transactions entered into by us in the ordinary course of business could be treated as prohibited transactions under ERISA and the Code. We therefore might need to avoid transactions with persons who are affiliated with or related to us or our affiliates or restructure our activities in order to come within an exemption from the prohibited transaction provisions of ERISA and the Code. Finally, if our assets were deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the

Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in shares of Class A common stock, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status.

Other Prohibited Transactions

Even if the shares of our Class A common stock qualify for the “publicly-offered security” exemption under the Plan Assets Regulations, a prohibited transaction could occur if we, any of our underwriters or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to a Benefit Plan and the plan purchases shares of our Class A common stock unless a statutory or administrative exemption is available. The most likely applicable administration exemption is Prohibited Transaction Class Exemption 75-1, as amended, and the terms and conditions of this exemption should be reviewed by a plan’s counsel if there is any question over whether we, any of our underwriters or any of their affiliates is a fiduciary with respect to the plan. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or its “plan assets,” or provides investment advice for a fee with respect to its “plan assets.” Under a regulation issued by the U.S. Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our Class A common stock indicated below:

Number of Shares
Morgan Stanley & Co. Incorporated
J.P. Morgan Securities Inc.
Wells Fargo Securities, LLC
BMO Capital Markets Corp.
Morgan Keegan & Company, Inc.
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.

Total	18,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of our Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option described below.

The underwriters initially propose to offer part of the shares of our Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers, which may include the underwriters, at a price that represents a concession not in excess of $             per share under the public offering price. Any underwriter may allow, and the selected dealers may re-allow, a concession not in excess of $             per share to brokers and dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,700,000 additional shares of our Class A common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of our Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2,700,000 shares of our Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2,200,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our Class A common stock offered by them.

Our Class A common stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol “PDM.” To meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by the exchange.

Piedmont and all of our directors and executive officers have agreed with the underwriters that, without the prior written consent of each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the underwriters, they will not, during the period ending on January 30, 2011 (with respect to our directors and executive officers) and during the period ending 180 days after the date of this prospectus (with respect to Piedmont):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock (except that we may issue equity-based awards under our 2007 Omnibus Incentive Plan);

•

file any registration statement with the SEC relating to the offering of any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A common stock,

whether any such transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise. In addition, each such person agreed that, without the prior written consent of each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. on behalf of the underwriters, it will not, until January 30, 2011, make any demand for, or exercise any right with respect to, the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock. In addition, our largest stockholder, WASI, has entered into a lock-up agreement with the underwriters pursuant to which it has agreed not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. However, the lock-up agreement with WASI contains an exception (i) for an existing pledge of 2,647,644 shares of our common stock by WASI to certain third parties as collateral to secure lending obligations to such third parties and (ii) that permits WASI, upon expiration or termination of this existing pledge and security agreement covering such shares, to re-pledge such shares of our common stock to third parties as collateral to secure lending or other obligations to such third parties. The 2,647,644 shares of our common stock that WASI has pledged or is permitted to pledge under the lock-up exception described above represent approximately 40.7% of WASI’s current total equity ownership in our company or approximately 1.5% of the total number of outstanding shares of our common stock after giving effect to this offering. Notwithstanding the exception to the lock-up agreement for shares that WASI has pledged or is permitted to pledge, 1,985,733 of such shares are shares of our Class B common stock, which we do not intend to list on a national securities exchange.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•	transactions by any person other than us relating to shares of our Class A common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs; or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of our Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over- allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

A prospectus in electronic format may be made available on websites or through other online services maintained by one or more underwriters, or selling group members, if any, participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The representatives may agree with us to allocate a specific number of shares of our Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Directed Share Program

At our request, the underwriters have reserved up to five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers and employees. If purchased by these persons, these shares will be subject to a lock-up restriction until January 30, 2011. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We expect our directors to purchase sufficient shares in this offering so that they will each own more than $200,000 of our common stock after completion of the offering and the Recapitalization. However, we cannot assure you that our directors will actually purchase sufficient shares to reach this threshold.

Pricing of the Offering

Prior to this offering, our stock has not been listed on a national securities exchange and there has been no significant public trading market for our common stock. The public offering price will be determined by negotiations between us and representatives of the underwriters. Among the factors to be considered in determining the public offering price are our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Stamp Taxes

If you purchase shares of our Class A common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business. Certain of the underwriters or their affiliates serve as lenders under our $250 million unsecured term loan and/or our $500 million unsecured credit facility. As such, to the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, such affiliates will receive their proportionate shares of any amount of the revolving credit facility that is repaid with the net proceeds from this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of shares to the public in that Member State, except that it may, with effect from and including such date, make an offer of shares to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of our Class A common stock being offered hereby has been passed upon for us by Venable LLP. King & Spalding LLP has passed upon certain federal income tax matters, including our qualification as a REIT for federal income tax purposes. Certain legal matters will be passed upon for the underwriters by Hogan & Hartson LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule at December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Rosen Consulting Group has prepared a market study for us. Information relating to the economic conditions within our target markets contained in “Prospectus Summary—Market Overview” and “Economic and Market Overview” is derived from, and is subject to the qualifications and assumptions in, the Rosen Consulting Group market study and is included in this prospectus in reliance on Rosen Consulting Group’s authority as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our Class A common stock to be issued in this offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

We also maintain a website at http://www.piedmontreit.com at which there is additional information about us. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share amounts)

	(Unaudited) September 30, 2009	December 31, 2008
Assets:
Real estate assets, at cost:
Land	$651,876	$659,637
Buildings and improvements, less accumulated depreciation of $641,960 and $564,940 as of September 30, 2009 and December 31, 2008, respectively	3,012,429	3,098,657
Intangible lease assets, less accumulated amortization of $174,417 and $154,997 as of September 30, 2009 and December 31, 2008, respectively	105,670	130,517
Construction in progress	15,483	19,259

Total real estate assets	3,785,458	3,908,070
Investments in unconsolidated joint ventures	44,350	48,240
Cash and cash equivalents	17,339	20,333
Tenant receivables, net of allowance for doubtful accounts of $940 and $969 as of September 30, 2009 and December 31, 2008, respectively	131,677	126,407
Notes receivable	58,523	46,914
Due from unconsolidated joint ventures	1,072	1,067
Prepaid expenses and other assets	22,220	21,788
Goodwill	180,097	180,390
Deferred financing costs, less accumulated amortization of $8,588 and $6,499 as of September 30, 2009 and December 31, 2008, respectively	7,901	9,897
Deferred lease costs, less accumulated amortization of $131,767 and $110,967 as of September 30, 2009 and December 31, 2008, respectively	183,214	194,224

Total assets	$4,431,851	$4,557,330

Liabilities:
Line of credit and notes payable	$1,532,525	$1,523,625
Accounts payable, accrued expenses, and accrued capital expenditures	111,345	111,411
Deferred income	29,788	24,920
Intangible lease liabilities, less accumulated amortization of $72,737 and $63,886 as of September 30, 2009 and December 31, 2008, respectively	64,082	73,196
Interest rate swap	5,675	8,957

Total liabilities	1,743,415	1,742,109
Commitments and Contingencies	—	—
Redeemable Common Stock	61,716	112,927
Stockholders’ Equity:
Shares-in-trust, 150,000,000 shares authorized, none outstanding as of September 30, 2009 or December 31, 2008	—	—
Preferred stock, no par value, 100,000,000 shares authorized, none outstanding, as of September 30, 2009 or December 31, 2008	—	—
Class A common stock, $0.01 par value, 600,000,000 shares authorized, 39,553,688 shares issued and outstanding as of September 30, 2009; and 39,908,392 shares issued and outstanding as of December 31, 2008	396	399
Class B-1 common stock, $0.01 par value, 50,000,000 shares authorized, 39,553,688 shares issued and outstanding as of September 30, 2009; and 39,908,392 shares issued and outstanding as of December 31, 2008	396	399
Class B-2 common stock, $0.01 par value, 50,000,000 shares authorized, 39,553,687 shares issued and outstanding as of September 30, 2009; and 39,908,391 shares issued and outstanding as of December 31, 2008	395	399
Class B-3 common stock, $0.01 par value, 50,000,000 shares authorized, 39,553,687 shares issued and outstanding as of September 30, 2009; and 39,908,391 shares issued and outstanding as of December 31, 2008	395	399
Additional paid-in capital	3,461,698	3,491,654
Cumulative distributions in excess of earnings	(774,774)	(674,326)
Redeemable common stock	(61,716)	(112,927)
Other comprehensive loss	(5,675)	(8,957)

Piedmont stockholders’ equity	2,621,115	2,697,040

Noncontrolling interest	5,605	5,254

Total stockholders’ equity	2,626,720	2,702,294

Total liabilities, redeemable common stock, and stockholders’ equity	$4,431,851	$4,557,330

See accompanying notes

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share amounts)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Rental income	$112,874	$113,483	$337,815	$341,796
Tenant reimbursements	36,924	37,111	113,088	112,844
Property management fee revenue	742	746	2,183	2,382
Other rental income	—	3,955	782	9,527

	150,540	155,295	453,868	466,549
Expenses:
Property operating costs	56,675	53,726	170,421	166,417
Asset and property management fees	472	535	1,453	1,491
Depreciation	26,792	25,248	78,983	73,747
Amortization	13,991	15,019	41,127	47,148
Impairment loss on real estate assets	35,063	—	35,063	—
General and administrative	6,172	7,976	22,829	24,292

	139,165	102,504	349,876	313,095

Real estate operating income	11,375	52,791	103,992	153,454
Other income (expense):
Interest expense	(19,518)	(20,418)	(58,255)	(55,806)
Interest and other income	1,989	1,076	3,944	2,854
Equity in loss of unconsolidated joint ventures	(1,985)	(1,438)	(568)	(362)

	(19,514)	(20,780)	(54,879)	(53,314)

(Loss)/income from continuing operations	(8,139)	32,011	49,113	100,140
Discontinued operations:
Operating income	—	—	—	10

Income from discontinued operations	—	—	—	10

Net (loss)/income	(8,139)	32,011	49,113	100,150
Less: Net income attributable to noncontrolling interest	(121)	(123)	(359)	(430)

Net (loss)/income attributable to Piedmont	$(8,260)	$31,888	$48,754	$99,720

Per share information—basic and diluted:
(Loss)/income from continuing operations	$(0.05)	$0.20	$0.31	$0.62
Income from discontinued operations	$0.00	$0.00	$0.00	$0.00
Income attributable to noncontrolling interest	$0.00	$0.00	$0.00	$0.00

Net (loss)/income available to common stockholders	$(0.05)	$0.20	$0.31	$0.62

Weighted-average common shares outstanding—basic	157,602,725	157,988,101	158,491,205	159,911,035

Weighted-average common shares outstanding—diluted	157,760,256	158,119,097	158,623,723	160,021,892

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2008

AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 (UNAUDITED)

(in thousands, except per share amounts)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2007	40,748	$407	122,244	$1,223	$3,572,061	$(526,337)	$(166,809)	$—	$6,546	$2,887,091
Issuance of common stock	1,423	15	4,271	42	143,115	—	—	—	—	143,172
Redemptions of common stock	(2,285)	(23)	(6,856)	(69)	(229,712)	—	—	—	—	(229,804)
Redeemable common stock	—	—	—	—	—	—	53,882	—	—	53,882
Dividends ($1.7604 per share)	—	—	—	—	—	(279,303)	—	—	(115)	(279,418)
Premium on stock sales	—	—	—	—	2,725	—	—	—	—	2,725
Incremental purchase of 35 W. Wacker Building	—	—	—	—	—	—	—	—	(1,723)	(1,723)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	22	—	66	1	3,465	—	—	—	—	3,466
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	546	546
Components of comprehensive income:
Net income attributable to Piedmont	—	—	—	—	—	131,314	—	—	—	131,314
Change in value of interest rate swap	—	—	—	—	—	—	—	(8,957)	—	(8,957)

Comprehensive income										122,357

Balance, December 31, 2008	39,908	399	119,725	1,197	3,491,654	(674,326)	(112,927)	(8,957)	5,254	2,702,294
Issuance of common stock	813	9	2,436	25	81,587	—	—	—	—	81,621
Redemptions of common stock	(1,193)	(12)	(3,578)	(36)	(119,866)	—	—	—	—	(119,914)
Redeemable common stock	—	—	—	—	—	—	51,211	—	—	51,211
Dividends ($0.9540 per share)	—	—	—	—	—	(149,202)	—	—	(8)	(149,210)
Premium on stock sales	—	—	—	—	6,429	—	—	—	—	6,429
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	26	—	78	—	1,894	—	—	—	—	1,894
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	359	359
Components of comprehensive income:
Net income attributable to Piedmont	—	—	—	—	—	48,754	—	—	—	48,754
Change in value of interest rate swap	—	—	—	—	—	—	—	3,282	—	3,282

Comprehensive income										52,036

Balance, September 30, 2009	39,554	$396	118,661	$1,186	$3,461,698	$(774,774)	$(61,716)	$(5,675)	$5,605	$2,626,720

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(Unaudited) Nine months ended September 30,
	2009	2008
Cash Flows from Operating Activities:
Net income	$49,113	$100,150
Operating distributions received from unconsolidated joint ventures	3,373	3,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	78,983	73,747
Other amortization	40,464	47,164
Impairment loss on real estate assets	35,063	—
Amortization of deferred financing costs and fair market value adjustments on notes payable	2,090	1,209
Accretion of notes receivable discount	(1,940)	(569)
Stock compensation expense	2,206	3,033
Equity in loss of unconsolidated joint ventures	568	362
Changes in assets and liabilities:
Increase in tenant receivables, net	(5,020)	(4,189)
Increase in prepaid expenses and other assets	(6,407)	(6,796)
Increase in accounts payable and accrued expenses	9,751	15,920
Increase in deferred income	4,868	275

Net cash provided by operating activities	213,112	233,878
Cash Flows from Investing Activities:
Investment in real estate assets	(23,792)	(107,612)
Investment in internalization costs—goodwill	—	(19)
Investment in mezzanine debt	(10,000)	(45,645)
Investment in unconsolidated joint ventures	(57)	—
Deferred lease costs paid	(13,912)	(17,128)

Net cash used in investing activities	(47,761)	(170,404)
Cash Flows from Financing Activities:
Deferred financing costs paid	(93)	(2,069)
Proceeds from line of credit and notes payable	171,000	701,500
Repayments of line of credit and notes payable	(162,100)	(454,009)
Issuance of common stock	68,703	108,975
Redemptions of common stock	(96,645)	(225,196)
Dividends paid	(149,210)	(209,714)

Net cash used in financing activities	(168,345)	(80,513)

Net decrease in cash and cash equivalents	(2,994)	(17,039)
Cash and cash equivalents, beginning of period	20,333	65,016

Cash and cash equivalents, end of period	$17,339	$47,977

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2009

(unaudited)

1. Organization

Piedmont Office Realty Trust, Inc. (“Piedmont”) is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Piedmont was incorporated in 1997 and commenced operations on June 5, 1998. Piedmont conducts business primarily through Piedmont Operating Partnership, LP (“Piedmont OP”), a Delaware limited partnership, as well as performing the management of its buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. Piedmont is the sole general partner and possesses full legal control and authority over the operations of Piedmont OP. Piedmont OP owns a majority of its properties directly, through wholly owned subsidiaries, and a limited number through joint ventures with real estate limited partnerships with other third parties. References to Piedmont herein shall include Piedmont and all of its subsidiaries, including Piedmont OP, its subsidiaries, and consolidated joint ventures.

As of September 30, 2009, Piedmont owned interests in 75 buildings, excluding eight buildings owned through joint ventures, which are located in 20 states and the District of Columbia. Piedmont’s wholly-owned buildings comprise approximately 21 million square feet, primarily of commercial office space, and are approximately 90% leased.

Since its inception, Piedmont has:

(1)	completed four public offerings of common stock for sale at $30 per share, which closed on July 25, 2004;

(2)	registered an additional 33.3 million shares of common stock for issuance pursuant to its dividend reinvestment plan (the “DRP”) under a Registration Statement effective April 5, 2004; and

(3)	registered 4.7 million shares of common stock for issuance under its 2007 Omnibus Incentive Plan effective April 30, 2007.

The combined proceeds from such offerings are approximately $5.8 billion. From these proceeds, Piedmont has paid costs related to the offerings of (1) approximately $171.1 million in acquisition and advisory fees and reimbursements of acquisition expenses; (2) approximately $453.9 million in commissions and discounts on stock sales and related dealer-manager fees; and (3) approximately $62.7 million in organization and other offering costs. In addition, since inception, Piedmont has used approximately $989.0 million to redeem shares pursuant to Piedmont’s share redemption program or to repurchase shares. The remaining net offering proceeds of approximately $4.1 billion are invested in real estate.

Although Piedmont qualifies as a “public company” under the Securities Exchange Act of 1934, Piedmont’s stock is not listed or actively traded on a national exchange. As such, Piedmont’s charter requires Piedmont to announce a plan of orderly liquidation or a liquidity event to its stockholders by July 30, 2009 (the “Liquidation Date”). On July 21, 2009, as allowed by its charter, the board of directors unanimously determined to extend the Liquidation Date to January 30, 2011.

1A. Recapitalization

On January 20, 2010, Piedmont’s stockholders approved an amendment to its charter that provided for the conversion of each outstanding share of our common stock into:

•	1/12th of a share of Piedmont’s Class A common stock; plus

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

•	1/12th of a share of Piedmont’s Class B-1 common stock; plus

•	1/12th of a share of Piedmont’s Class B-2 common stock; plus

•	1/12th of a share of Piedmont’s Class B-3 common stock

This transaction is referred to as the “Recapitalization” and was effective upon filing the amendment to Piedmont’s charter with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on January 22, 2010.

Piedmont refers to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as “Class B” common stock. Piedmont intends to list its Class A common stock on the NYSE. Piedmont’s Class B common stock is identical to the Class A common stock except that (i) Piedmont does not intend to list the Class B common stock on a national securities exchange and (ii) shares of its Class B common stock will convert automatically into shares of Class A common stock at specified times—see Note 10 for a more complete description of Piedmont’s various classes of common stock.

All information in these financial statements has been retroactively adjusted to give effect to, and all share and per share amounts have been retroactively adjusted to give effect to, the Recapitalization.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Piedmont have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. In the opinion of management, the statements for the unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of a full year’s results. Piedmont’s consolidated financial statements include the accounts of Piedmont, Piedmont OP, and certain entities in which Piedmont or Piedmont OP has a controlling financial interest. For further information, refer to the financial statements and footnotes included in Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2008.

Further, Piedmont has formed numerous special purpose entities to acquire and hold real estate including the entities listed on Exhibit 21.1 (List of Subsidiaries of the Company) to the Registration Statement on Form S-11, of which this Prospectus is a part. Each special purpose entity is a separate legal entity and is the sole owner of its assets and liabilities. The assets of the special purpose entities are not available to pay, or otherwise satisfy obligations to, the creditors of any owner or affiliate of the special purpose entity, except to the extent that any such assets may be made available by any such special purpose entity pursuant to Piedmont’s cash management system. The assets owned by these special purpose entities are being reported on a consolidated basis with Piedmont’s assets for financial reporting purposes only.

Redeemable Common Stock

Subject to certain limitations, shares of Piedmont’s common stock are contingently redeemable at the option of the stockholder. Such limitations include, but are not limited to, the following: (i) during any calendar year Piedmont may not redeem in excess of 5% of the weighted-average common shares outstanding during the prior calendar year; and (ii) in no event shall the life-to-date aggregate amount paid for redemptions under the Piedmont share redemption program exceed the aggregate amount of proceeds received from the sale of shares pursuant to the DRP. In addition, effective for 2009, the total amount of capital which may be used to redeem all

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares in calendar 2009, regardless of type of request, was intended to approximate the estimated proceeds to be received from the dividend reinvestment plan during 2009 (approximately $100.0 million). However, after the pool of shares of ordinary redemptions was exhausted, the board of directors unanimously determined on September 15, 2009 to permit redemptions upon death of stockholders and required minimum distribution redemption requests for the balance of 2009, unless market factors or regulations dictate otherwise, even if such amount exceeds $100.0 million. Further, Piedmont expects total repurchases under the share redemption program, including the additional redemptions upon death of stockholders and required minimum distributions redemption requests, will be approximately $110.0 million. Accordingly, Piedmont has recorded redeemable common stock equal to the aggregate fund-to-date amount of proceeds received under the DRP, less the aggregate fund-to-date amount incurred to redeem shares under Piedmont’s share redemption program of approximately $61.7 million and $112.9 million as of September 30, 2009 and December 31, 2008, respectively. Further, upon being tendered for redemption by the holder, Piedmont reclassifies redeemable common shares from mezzanine equity to a liability at settlement value.

Income Taxes

Piedmont has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and has operated as such, beginning with its taxable year ended December 31, 1998. To qualify as a REIT, Piedmont must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income. As a REIT, Piedmont is generally not subject to federal income taxes. Accordingly, neither a provision nor a benefit for federal income taxes has been made in the accompanying consolidated financial statements. Piedmont is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the consolidated financial statements.

Interest Rate Swap

Piedmont is party to an interest rate swap agreement to hedge its exposure to changing interest rates on one of its variable rate debt instruments. As required by GAAP, Piedmont records all derivatives on the balance sheet at fair value. Piedmont reassesses the effectiveness of its derivatives designated as cash flow hedges on a regular basis to determine if they continue to be highly effective and also to determine if the forecasted transactions remain highly probable. The changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income (“OCI”), and the amounts in OCI will be reclassified to earnings when the hedged transactions occur. Changes in the fair values of derivatives designated as cash flow hedges that do not qualify for hedge accounting treatment are recorded as gain/(loss) on interest rate swap in the consolidated statements of operations. The fair value of the interest rate swap agreement is recorded as prepaid expenses and other assets or as interest rate swap liability in the accompanying consolidated balance sheets. Amounts paid or received under interest rate swap agreements are recorded as increases or decreases, respectively, to interest expense in the consolidated statement of operations as incurred. Currently, Piedmont does not use derivatives for trading or speculative purposes and does not have any derivatives that are not designated as cash flow hedges.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) amended GAAP to remove the concept of a qualifying special-purpose entity, as well as clarifying derecognition of transferred financial assets. This change in GAAP is effective for annual periods beginning after November 15, 2009, with early adoption prohibited. Piedmont does not expect this provision to have a material effect on its consolidated financial statements.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2009, the FASB amended GAAP to require entities to perform ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity (“VIE”), as opposed to the previous standard, which required reconsideration only when specific events occurred. Additionally, this amendment to GAAP revises certain guidance for determining whether an entity is a VIE. This change in GAAP is effective for annual periods beginning after November 15, 2009, with early adoption prohibited. Piedmont will continue to assess the provisions and evaluate the financial impact of this amendment on its consolidated financial statements.

3. Notes Receivable

Notes receivable as of September 30, 2009 and December 31, 2008 consist of the following (in thousands):

	September 30, 2009	December 31, 2008
Investments in mezzanine debt	$58,405	$46,461
Note receivable from tenant	118	453

Notes receivable	$58,523	$46,914

Piedmont recognized interest income for its two investments in mezzanine debt of approximately $1.0 million and $0.8 million for the three months ended September 30, 2009 and 2008, respectively, and $2.9 million and $1.7 million for the nine months ended September 30, 2009 and 2008, respectively. Piedmont’s maximum exposure to loss as a result of its investment in mezzanine debt is approximately $58.4 million as of September 30, 2009. See Note 6 below for a description of Piedmont’s estimated fair value of investments in mezzanine debt as of September 30, 2009.

4. Line of Credit and Notes Payable

As of September 30, 2009 and December 31, 2008, Piedmont had a line of credit and notes payable outstanding as follows (in thousands):

							Amount Outstanding as of
Facility	Fixed-rate (F) or Variable rate (V)		Rate (1)	Term Debt (T) Revolving (R)	Maturity		September 30, 2009	December 31, 2008
Secured Pooled Facility	F		4.84%	T	6/7/2014		$350,000	$350,000
Aon Center Chicago Mortgage Note	F		4.87%	T	5/1/2014		200,000	200,000
Aon Center Chicago Mortgage Note	F		5.70%	T	5/1/2014		25,000	25,000
$125.0 Million Fixed-Rate Loan	F		5.50%	T	4/1/2016		125,000	125,000
35 W. Wacker Building Mortgage Note	F		5.10%	T	1/1/2014		120,000	120,000
WDC Mortgage Notes	F		5.76%	T	11/1/2017		140,000	140,000
$105.0 Million Fixed-Rate Loan	F		5.29%	T	5/11/2015		105,000	105,000
$45.0 Million Fixed-Rate Loan	F		5.20%	T	6/1/2012		45,000	45,000
$42.5 Million Fixed-Rate Loan	F		5.70%	T	10/11/2016		42,525	42,525
$250 Million Unsecured Term Loan	V	(2)	LIBOR + 1.50%(2)	T	6/28/2010	(4)	250,000	250,000
$500 Million Unsecured Facility	V		1.52%(3)	R	8/30/2011	(5)	130,000	121,100

Total indebtedness							$1,532,525	$1,523,625

(1)	All of Piedmont’s outstanding debt as of September 30, 2009 and December 31, 2008 is interest-only debt.
(2)	The $250 Million Unsecured Term Loan has a stated variable rate; however, Piedmont entered into an interest rate swap agreement which effectively fixes the rate on this loan to 4.97%.
(3)

Rate is equal to the weighted-average interest rate on all outstanding draws as of September 30, 2009. Piedmont may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All selections are subject to an additional spread (0.475% as of September 30, 2009) over the selected rate based on Piedmont’s current credit rating.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4)	Piedmont may extend the term for one additional year provided Piedmont is not then in default and upon the payment of a 25 basis point extension fee.
(5)	Piedmont may extend the term for one additional year provided Piedmont is not then in default and upon the payment of a 15 basis point extension fee.

During the nine months ended September 30, 2009, Piedmont’s net borrowings under its $500 Million Unsecured Facility totaled approximately $8.9 million. Piedmont made interest payments on all debt facilities totaling approximately $16.8 million and $19.7 million for the three months ended September 30, 2009 and 2008, respectively, and $49.9 million and $53.6 million for the nine months ended September 30, 2009 and 2008, respectively. Additionally, Piedmont recorded interest rate swap cash settlements related to its $250 Million Unsecured Term Loan as interest expense in the accompanying consolidated statements of operations of approximately $2.0 million and $0.6 million for the three months ended September 30, 2009 and 2008, respectively, and approximately $5.8 million and $0.6 million for the nine months ended September 30, 2009 and 2008, respectively. Piedmont had no capitalized interest for the nine months ended September 30, 2009 or 2008. See Note 6 below for a description of Piedmont’s estimated fair value of debt as of September 30, 2009.

5. Derivative Instrument

Risk Management Objective of Using Derivatives

Piedmont is exposed to certain risks arising from both its business operations and economic conditions. Piedmont principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. Piedmont manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, Piedmont enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. Piedmont’s derivative financial instrument is used to manage differences in the amount, timing, and duration of Piedmont’s known or expected cash receipts and its known or expected cash payments principally related to Piedmont’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

Piedmont’s objective in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, Piedmont currently uses an interest rate swap as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges, which account for Piedmont’s only swap derivative, involve the receipt of variable-rate amounts from a counterparty in exchange for Piedmont making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

The effective portion of changes in the fair value of derivatives designated as, and that qualify as, cash flow hedges is recorded in Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the nine months ended September 30, 2009, Piedmont’s interest rate swap agreement was used to hedge the variable cash flows associated with the $250 Million Unsecured Term Loan, and such agreement expires at the maturity of the loan. No hedge ineffectiveness on Piedmont’s cash flow hedge was recognized during the nine months ended September 30, 2009.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts reported in accumulated other comprehensive loss related to Piedmont’s derivative will be reclassified to interest expense as interest payments are made on Piedmont’s variable-rate debt (the $250 Million Unsecured Term Loan). During the twelve months ending September 30, 2010, Piedmont estimates that an additional $5.7 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense.

As of September 30, 2009, Piedmont had the following outstanding interest rate derivative that was designated as a cash flow hedge of interest rate risk:

Interest Rate Derivative	Notional Amount
Interest Rate Swap	$250,000,000

The table below presents the fair value of Piedmont’s derivative financial instrument as well as its classification on the accompanying consolidated balance sheets as of September 30, 2009 (in thousands):

	Fair Value of Derivative Instrument
	Asset Derivative As of September 30, 2009		Liability Derivative As of September 30, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments under GAAP:
Interest rate swap	N/A	$—	Other liabilities	$5,675

Total derivatives designated as hedging instruments under GAAP		$—		$5,675

The table below presents the effect of Piedmont’s derivative financial instrument on the accompanying consolidated statement of operations for the three months ended September 30, 2009 (in thousands):

Derivative in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivative (Effective Portion)	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest Rate Swap	$843	Interest expense	$(2,033)	Interest expense	$0

Total	$843		$(2,033)		$0

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CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below presents the effect of Piedmont’s derivative financial instrument on the accompanying consolidated statement of operations for the nine months ended September 30, 2009 (in thousands):

Derivative in Cash Flow Hedging Relationships	Amount of Gain Recognized in OCI on Derivative (Effective Portion)	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Interest Rate Swap	$2,563	Interest expense	$(5,844)	Interest expense	$0

Total	$2,563		$(5,844)		$0

Credit-risk-related Contingent Features

Piedmont has an agreement with its derivative counterparty that contains a provision whereby if Piedmont defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then Piedmont could also be declared in default on its derivative obligation.

As of September 30, 2009, the fair value of the derivative in a liability position related to this agreement was approximately $5.7 million. If Piedmont breached any of the contractual provisions of the derivative contract, it would be required to settle its obligation under the agreement at its termination value of the fair value plus accrued interest, or approximately $5.8 million.

6. Fair Value Measurements

Piedmont considers its cash, accounts receivable, notes receivable, accounts payable, interest rate swap agreement, and line of credit and notes payable to meet the definition of financial instruments. As of September 30, 2009, the carrying value of cash, accounts receivable, notes receivable from tenants to fund certain expenditures related to the property, and accounts payable approximated fair value. Piedmont estimates the fair value of its line of credit and notes payable to be $1.4 billion as of September 30, 2009. The estimated fair value of Piedmont’s investments in mezzanine debt, a component of notes receivable in its accompanying consolidated balance sheet, is approximately $40.8 million as of September 30, 2009. Such value was derived based on the sum of the estimated fair value of Piedmont’s original investment in mezzanine debt as of December 31, 2008, and Piedmont’s second investment in mezzanine debt on a cost basis in first quarter 2009. The estimated fair value of such investments is highly dependent upon the underlying characteristics of each specific real estate asset and existing capital structure securing each note receivable. The valuation of Piedmont’s original investment in mezzanine debt, which was performed as of December 31, 2008, used the pricing negotiated on the second investment in mezzanine debt that closed in March 2009. Given the limited amount of relevant current transactional activity, more recent market comparables are not available for further update of this estimate.

Piedmont’s financial liability carried at fair value as of September 30, 2009 is classified in the table below in one of the three categories as defined by GAAP. See Note 7 below for further information on certain assets which were adjusted to fair value during the three months ended September 30, 2009, and their classification within the fair value hierarchy in accordance with GAAP.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at September 30, 2009
Liabilities
Derivative financial instrument	$—	$5,675	$—	$5,675

Derivative Financial Instrument

Piedmont’s interest rate swap has been designated as a hedge of the variability in expected future cash flows on the $250 Million Unsecured Term Loan. As further discussed above in Note 5, Piedmont’s objective in using this interest rate derivative is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks that currently exist. The valuation of this instrument is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of this derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities.

In addition to the computations previously described, Piedmont considered both its own and the respective counterparty’s risk of non-performance in determining the fair value of its derivative financial instrument. To do this, Piedmont estimated the total expected exposure under the derivative financial instrument, consisting of the current exposure and the potential future exposure that both Piedmont and the counterparty to the interest rate swap agreement were at risk as of the valuation date. The total expected exposure was then discounted using discount factors that contemplate the credit risk of Piedmont and the counterparty to arrive at a credit charge. This credit charge was then netted against the fair value of the derivative financial instrument computed based on Piedmont’s prior methodology to arrive at an estimate of fair value based on the framework presented in GAAP. As of September 30, 2009, the credit valuation adjustment did not comprise a material portion of the fair value of the derivative financial instrument.

As of September 30, 2009, Piedmont believes that any unobservable inputs used to determine the fair value of its derivative financial instrument are not significant to the fair value measurement in its entirety, and therefore Piedmont does not consider its derivative financial instrument to be considered a Level 3 Liability.

7. Impairment of Certain Assets

During the three months ended September 30, 2009, Piedmont recorded the following impairment charges (in thousands).

Impairment loss recorded in real estate operating expenses:
Auburn Hills Corporate Center Building	$10,173
1111 Durham Avenue Building	14,274
1441 West Long Lake Road Building	10,616

Impairment loss on real estate assets	$35,063

Impairment loss recorded in equity in loss of unconsolidated joint ventures:
Wells/Fremont Associates Joint Venture (at Piedmont’s approximate 78% ownership)	$2,570

During the three months ended September 30, 2009, Piedmont reduced its intended holding periods for the Auburn Hills Corporate Center Building (purchased in May 2003), the 1111 Durham Avenue Building

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(purchased in November 2000), and the 1441 West Long Lake Road Building (purchased in June 2000), which comprise approximately 119,000 square feet, 237,000 square feet, and 107,000 square feet, respectively. The decision to reduce future rental revenues and the holding periods for the two Detroit assets was prompted by the loss of prospective replacement tenants and overall market declines in the Detroit, Michigan market. Further, changes in management’s expectation of re-leasing prospects of the New Jersey asset, coupled with general market declines in the South Plainfield submarket in which it is located, prompted the reduction of intended hold period and future rental revenues during the quarter ended September 30, 2009. The cumulative effect of these decisions triggered a reassessment of speculative leasing assumptions for these buildings, which entailed, among other things, evaluating market rents, leasing costs and the downtime necessary to complete necessary re-leasing activities.

Based on a comparison of the projected undiscounted future cash flows with the net book value of the real estate and intangible assets, Piedmont determined that the carrying values of the assets were not recoverable and, accordingly, recorded an impairment loss on real estate assets in the amount of approximately $35.1 million to reduce the carrying value of the assets to their estimated fair value based upon the present value of future cash flows.

During the three months ended September 30, 2009, Piedmont also analyzed its equity method investment in Wells/Fremont Associates Joint Venture, which owns and operates the 47320 Kato Road Building. The building was purchased in July 1998 and consists of one, two-story office building located in Fremont, CA totaling approximately 58,000 square feet. Due to feedback received during renewal negotiations with the incumbent tenant as well as observed significant downward pressure on rental rates in the East Bay Research & Development submarket, which includes Fremont, California, Piedmont determined that the difference in fair value and carrying value for its pro-rata share of its investment in Wells/Fremont Associates Joint Venture was “other than temporary”, and recorded an impairment charge of approximately $2.6 million during the three months ended September 30, 2009. Piedmont owns approximately 78% of the building.

During the third quarter 2008, Piedmont recorded approximately $2.1 million as its pro-rata share of an impairment charge related to the 20/20 Building, which is owned by Fund XI-XII-REIT Joint Venture. The 20/20 Building was purchased in July 1999 and consists of one, three-story office building located in Leawood, KS totaling approximately 70,000 square feet. Piedmont, through its investment in Fund XI-XII-REIT, owns approximately 57% of the 20/20 Building.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Considerations for Property

In accordance with GAAP regarding fair value measurements, Piedmont valued the Auburn Hills Corporate Center Building, 1111 Durham Avenue Building, 1441 West Long Lake Road Building, and its investment in unconsolidated joint venture using the fair value processes and techniques prescribed by authoritative literature. The fair value measurements used in these evaluations of non-financial assets are considered to be Level 3 valuations within the fair value hierarchy as defined in GAAP, as there are significant unobservable inputs. Examples of inputs Piedmont utilizes in its fair value calculations are discount rates, market capitalization rates, speculative leasing rates and assumptions, timing of leases, rental concessions and leasing capital, and sales prices. The following amounts represent the detail of the adjustments recognized using Level 3 inputs (in thousands):

Property or Investment in Unconsolidated Joint Venture	Net Book Value	Impairment Recognized	Fair Value
Auburn Hills Corporate Center Building	$17,633	$10,173	$7,460
1111 Durham Avenue Building	27,984	14,274	13,710
1441 West Long Lake Road Building	17,141	10,616	6,525
Wells Fremont Associates Joint Venture (at Piedmont’s approximate 78% ownership)	5,280	2,570	2,710

	$68,038	$37,633	$30,405

8. Supplemental Disclosures of Noncash Investing and Financing Activities

Outlined below are significant noncash investing and financing activities for the nine months ended September 30, 2009 and 2008 (in thousands):

	Nine months ended September 30, (in thousands)
	2009	2008
Reduction in goodwill related to return of common stock used to acquire Piedmont’s former advisor	$(293)	$—
Accrued redemptions of common stock	$3,942	$(5,969)
Accrued capital expenditures and deferred lease costs	$828	$6,191
Discounts applied to issuance of common stock, net of return of common stock used to acquire Piedmont’s former advisor	$(12,917)	$646
Discounts reduced as a result of redemptions and purchases of common stock	$19,327	$1,690
Redeemable common stock	$(51,211)	$(79,837)

9. Commitments and Contingencies

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Piedmont to provide funding for capital improvements. Under its existing lease agreements, Piedmont may be required to fund significant tenant improvements, leasing commissions, and building improvements. In addition, certain lease agreements contain provisions that require Piedmont to issue corporate guarantees to provide funding for such capital improvements.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingencies Related to Tenant Audits

Certain lease agreements include provisions that grant tenants the right to engage independent auditors to audit their annual operating expense reconciliations. Such audits may result in the re-interpretation of language in the lease agreements which could result in the refund of previously recognized tenant reimbursement revenues, resulting in financial loss to Piedmont.

Assertion of Legal Action

In Re Wells Real Estate Investment Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-00862-CAP (Upon motions to dismiss filed by defendants, parts of all seven counts were dismissed by the court. Counts III through VII were dismissed in their entirety. Motions for Summary Judgment are currently due to be filed on November 24, 2009.)

On March 12, 2007, a stockholder filed a purported class action and derivative complaint in the United States District Court for the District of Maryland against, among others, Piedmont, Piedmont’s previous advisors, and the officers and directors of Piedmont prior to the closing of the Internalization. The complaint attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007.

The complaint alleged, among other things, (i) that the consideration to be paid as part of the Internalization is excessive; (ii) violations of Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to Piedmont; and (iv) that the proposed Internalization will unjustly enrich certain directors and officers of Piedmont.

The complaint sought, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) to nullify the Internalization; (vi) restitution for disgorgement of profits, benefits, and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of Piedmont’s strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

On June 27, 2007, the plaintiff filed an amended complaint, which contained the same counts as the original complaint, described above, with amended factual allegations based primarily on events occurring subsequent to the original complaint and the addition of a Piedmont officer as an individual defendant.

On March 31, 2008, the court granted in part the defendants’ motion to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding the failure to disclose in Piedmont’s proxy statement details of certain expressions of interest by a third party in acquiring Piedmont. On April 21, 2008, the plaintiff filed a second amended complaint, which alleges violations of the federal proxy rules based upon allegations that the proxy statement to obtain approval for the Internalization omitted details of certain expressions of interest in acquiring Piedmont. The second amended complaint seeks, among other things, unspecified monetary damages, to nullify and rescind the Internalization, and to cancel and rescind any stock issued to the defendants as consideration for Internalization. On May 12, 2008, the defendants answered the second amended complaint.

On June 23, 2008, the plaintiff filed a motion for class certification. On September 16, 2009, the Court granted the plaintiff’s motion for class certification. On September 30, 2009, the defendants filed a petition for permission to appeal immediately the Court’s order granting the motion for class certification with the Eleventh Circuit Court of Appeals, which the Eleventh Circuit Court of Appeals denied on October 30, 2009.

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CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 13, 2009, the plaintiff moved for leave to amend the second amended complaint to add additional defendants. The court denied the motion for leave to amend on June 23, 2009.

Piedmont believes that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

In Re Piedmont Office Realty Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-02660-CAP (Upon motions to dismiss filed by defendants, parts of all four counts were dismissed by the court. Counts III and IV were dismissed in their entirety. A motion for class certification has been filed and the parties are engaged in discovery.)

On October 25, 2007, the same stockholder mentioned above filed a second purported class action in the United States District Court for the Northern District of Georgia against Piedmont and its board of directors. The complaint attempts to assert class action claims on behalf of (i) those persons who were entitled to tender their shares pursuant to the tender offer filed with the SEC by Lex-Win Acquisition LLC (“Lex-Win”), a former stockholder, on May 25, 2007, and (ii) all persons who are entitled to vote on the proxy statement filed with the SEC on October 16, 2007.

The complaint alleged, among other things, violations of the federal securities laws, including Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-2(b) promulgated thereunder. In addition, the complaint alleged that defendants have also breached their fiduciary duties owed to the proposed classes.

On December 26, 2007, the plaintiff filed a motion seeking that the court designate it as lead plaintiff and its counsel as class lead counsel, which the court granted on May 2, 2008.

On May 19, 2008, the lead plaintiff filed an amended complaint which contained the same counts as the original complaint. On June 30, 2008, defendants filed a motion to dismiss the amended complaint.

On March 30, 2009, the court granted in part the defendants’ motion to dismiss the amended complaint. The court dismissed two of the four counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding (i) the failure to disclose information regarding the likelihood of a listing in Piedmont’s amended response to the Lex-Win tender offer and (ii) purported misstatements or omissions in Piedmont’s proxy statement concerning then-existing market conditions, the alternatives to a listing or extension that were explored by the defendants, the results of conversations with potential buyers as to Piedmont’s valuation, and certain details of our share redemption program. On April 13, 2009, defendants moved for reconsideration of the court’s March 30, 2009 order or, alternatively, for certification of the order for immediate appellate review. The defendants also requested that the proceedings be stayed pending consideration of the motion. On June 19, 2009, the court denied the motion for reconsideration and the motion for certification of the order for immediate appellate review.

On April 20, 2009, the plaintiff filed a second amended complaint, which alleges violations of the federal securities laws, including Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-2(b) promulgated thereunder. The second amended complaint seeks, among other things, unspecified monetary damages, to nullify and void any authorizations secured by the proxy statement, and to compel a tender offer. On May 11, 2009, the defendants answered the second amended complaint.

On June 10, 2009, the plaintiffs filed a motion for class certification. The time for defendants to respond to the plaintiffs’ motion for class certification has not yet expired. The parties are presently engaged in discovery.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Piedmont believes that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

10. Stockholders’ Equity

Under Piedmont’s charter, it has authority to issue a total of 1,000,000,000 shares of capital stock. Of the total shares authorized, 750,000,000 shares are designated as common stock with a par value of $0.01 per share, 100,000,000 shares are designated as preferred stock, and 150,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, Piedmont’s capital stock that would result in a violation of the ownership limits that are included in Piedmont’s charter to protect Piedmont’s REIT status.

On January 20, 2010, Piedmont’s stockholders approved an amendment to its charter that provided for the conversion of each outstanding share of our common stock into:

•	1/12th of a share of Piedmont’s Class A common stock; plus

•	1/12th of a share of Piedmont’s Class B-1 common stock; plus

•	1/12th of a share of Piedmont’s Class B-2 common stock; plus

•	1/12th of a share of Piedmont’s Class B-3 common stock

This transaction is referred to as the Recapitalization and was effective upon filing the amendment to Piedmont’s charter with the SDAT on January 22, 2010.

Piedmont refers to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as “Class B” common stock. Piedmont intends to list its Class A common stock on the NYSE. Piedmont’s Class B common stock is identical to the Class A common stock except that (i) Piedmont does not intend to list its Class B common stock on a national securities exchange and (ii) shares of its Class B common stock will convert automatically into shares of Class A common stock according to the following schedule:

•	180 days following the listing of Piedmont’s Class A common stock on a national securities exchange or over-the-counter market (the “Listing”), in the case of Class B-1 common stock;

•	270 days following the Listing, in the case of Class B-2 common stock; and

•	on January 31, 2011, in the case of Class B-3 common stock.

In addition, if they have not otherwise converted, all shares of Piedmont’s Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

In the event that Piedmont reorganizes, merges or consolidates with one or more other corporations, holders of Class A and Class B common stock will be entitled to receive the same kind and amount of securities or property. Each Class A and Class B share is entitled to one vote per share on all matters voted on by stockholders, including election of Piedmont’s directors. Each Class A and Class B share participates in distributions equally.

As a result of the Recapitalization, of the total shares of common stock authorized 600,000,000 are designated as Class A common stock, 50,000,000 are designated as Class B-1 common stock, 50,000,000 are designated as Class B-2 common stock and 50,000,000 are designated as Class B-3 common stock.

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. Stock-based Compensation

Deferred Stock Award Grant
Pursuant to the 2007 Omnibus Incentive Plan, Piedmont has granted the following deferred stock awards to its employees:

Date of grant	Deferred Stock Award Grants
	May 6, 2009	April 21, 2008	May 18, 2007
Shares granted(1)	186,634	150,594	254,950
Shares withheld to pay taxes(2)	17,513	19,339	49,886
Shares unvested as of September 30, 2009	139,976	73,764	60,946
Fair value per share of awards on date of grant(3)	$22.20	$26.10	$30.00

(1)

Of the shares granted, 25% are considered Class A shares and 75% are considered Class B shares. In addition, 25% of the total shares granted vested on the day of grant and the remaining shares, adjusted for any forfeitures, vest ratably on the anniversary date over the following three years.

(2)	These shares were surrendered upon vesting to satisfy required minimum tax withholding obligations.
(3)

The fair value of the awards is based on an assumed price on the date of grant. This grant date fair value is further reduced by the present value of dividends foregone on the unvested portion of the shares discounted at the appropriate risk-free rate.

During the three months ended September 30, 2009 and 2008, Piedmont recognized approximately $0.7 million of compensation expense related to restricted stock awards, all of which relates to the amortization of nonvested shares. During the nine months ended September 30, 2009 and 2008, Piedmont recognized approximately $3.1 million and $3.4 million, respectively, of compensation expense, of which $2.1 million and $2.4 million related to the nonvested shares. As of September 30, 2009, approximately $2.6 million of unrecognized compensation cost related to nonvested, share-based compensation remained, which Piedmont will record in its statements of income over a weighted-average vesting period of approximately 2 years.

12. Weighted-average Common Shares

There are no adjustments to “Net income attributable to Piedmont” or “Income from continuing operations” for the diluted earnings per share computations.

The following table reconciles the denominator for the basic and diluted earnings per share computations shown on the consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Weighted-average common shares—basic	157,602,725	157,988,101	158,491,205	159,911,035
Plus incremental weighted-average shares from time-vested conversions:
Restricted stock awards	157,531	130,996	132,518	110,857

Weighted-average common shares—diluted	157,760,256	158,119,097	158,623,723	160,021,892

PIEDMONT OFFICE REALTY TRUST, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Subsequent Events

Piedmont reviewed its operations and transactions occurring since September 30, 2009 through January 28, 2010, the date on which the financial statements were issued, and have identified the following events:

Declaration of Dividend for the Fourth Quarter 2009

On November 10, 2009, the board of directors of Piedmont declared dividends for the fourth quarter 2009 in the amount of $0.315 (31.50 cents) per share on all of the outstanding classes of common shares of Piedmont to all stockholders of record of such shares as shown on the books of Piedmont at the close of business on December 15, 2009. Such dividends are to be paid on December 22, 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Piedmont Office Realty Trust, Inc.

We have audited the accompanying consolidated balance sheets of Piedmont Office Realty Trust, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Piedmont Office Realty Trust, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company retrospectively adopted the presentation and disclosure requirements of FASB No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 10, 2009,

except for the retrospective changes for noncontrolling interests described in Note 2, as to which the date is

November 25, 2009, and

except for the retrospective changes for the Recapitalization described in Notes 1A and 11, as to which the date is January 28, 2010

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per-share amounts)

(as adjusted)

	December 31,
	2008	2007
Assets:
Real estate assets, at cost:
Land	$659,637	$645,881
Buildings and improvements, less accumulated depreciation of $564,940 and $468,359 as of December 31, 2008 and 2007, respectively	3,098,657	3,066,494
Intangible lease assets, less accumulated amortization of $154,997 and $160,837 as of December 31, 2008 and 2007, respectively	130,517	172,425
Construction in progress	19,259	38,014

Total real estate assets	3,908,070	3,922,814
Investments in unconsolidated joint ventures	48,240	52,468
Cash and cash equivalents	20,333	65,016
Tenant receivables, net of allowance for doubtful accounts of $969 and $549 as of December 31, 2008 and 2007, respectively	126,407	122,130
Notes receivable	46,914	854
Due from unconsolidated joint ventures	1,067	1,244
Prepaid expenses and other assets	21,788	21,864
Goodwill	180,390	180,371
Deferred financing costs, less accumulated amortization of $6,499 and $4,224 as of December 31, 2008 and 2007, respectively	9,897	10,075
Deferred lease costs, less accumulated amortization of $110,967 and $95,229 as of December 31, 2008 and 2007, respectively	194,224	202,910

Total assets	$4,557,330	$4,579,746

Liabilities:
Lines of credit and notes payable	$1,523,625	$1,301,530
Accounts payable, accrued expenses, and accrued capital expenditures	111,411	110,548
Deferred income	24,920	28,882
Intangible lease liabilities, less accumulated amortization of $63,886 and $52,100 as of December 31, 2008 and 2007, respectively	73,196	84,886
Interest rate swap	8,957	—

Total liabilities	1,742,109	1,525,846
Commitments and Contingencies	—	—
Redeemable Common Stock	112,927	166,809
Stockholders’ Equity:
Shares-in-trust, 150,000,000 shares authorized, none outstanding as of December 31, 2008 or 2007.	—	—
Preferred stock, no par value, 100,000,000 shares authorized, none outstanding as of December 31, 2008 or 2007	—	—
Class A common stock, $0.01 par value, 600,000,000 shares authorized, 39,908,392 shares issued and outstanding as of December 31, 2008; and 40,747,873 shares issued and outstanding as of December 31, 2007	399	407
Class B-1 common stock, $0.01 par value, 50,000,000 shares authorized, 39,908,392 shares issued and outstanding as of December 31, 2008; and 40,747,873 shares issued and outstanding as of December 31, 2007	399	407
Class B-2 common stock, $0.01 par value, 50,000,000 shares authorized, 39,908,391 shares issued and outstanding as of December 31, 2008; and 40,747,873 shares issued and outstanding as of December 31, 2007	399	408
Class B-3 common stock, $0.01 par value, 50,000,000 shares authorized, 39,908,391 shares issued and outstanding as of December 31, 2008; and 40,747,874 shares issued and outstanding as of December 31, 2007	399	408
Additional paid-in capital	3,491,654	3,572,061
Cumulative distributions in excess of earnings	(674,326)	(526,337)
Redeemable common stock	(112,927)	(166,809)
Other comprehensive loss	(8,957)	—

Piedmont stockholders’ equity	2,697,040	2,880,545

Noncontrolling Interest	5,254	6,546

Total stockholders’ equity	2,702,294	2,887,091

Total liabilities, redeemable common stock, and stockholders’ equity	$4,557,330	$4,579,746

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per-share amounts)

(as adjusted)

	Years Ended December 31,
	2008	2007	2006
Revenues:
Rental income	$455,183	$441,773	$430,854
Tenant reimbursements	150,264	142,627	130,925
Property management fee revenue	3,245	2,042	—
Other rental income	13,273	6,757	9,584
Gain on sale of real estate assets	—	50	—

	621,965	593,249	571,363
Expenses:
Property operating costs	221,279	212,178	197,511
Asset and property management fees:
Related-party	—	8,561	24,361
Other	2,026	4,113	5,040
Depreciation	99,745	94,770	92,378
Amortization	62,050	76,102	71,194
Casualty and impairment losses on real estate assets	—	—	7,765
Loss on sale of undeveloped land	—	—	550
General and administrative	33,010	29,116	18,446

	418,110	424,840	417,245

Real estate operating income	203,855	168,409	154,118
Other income (expense):
Interest expense	(75,988)	(63,872)	(61,329)
Interest and other income	3,727	4,599	2,541
Equity in income of unconsolidated joint ventures	256	3,801	2,197
Loss on extinguishment of debt	—	(164)	—

	(72,005)	(55,636)	(56,591)

Income from continuing operations	131,850	112,773	97,527
Discontinued operations:
Operating income	10	868	8,532
Gain on sale of real estate assets	—	20,680	27,922

Income from discontinued operations	10	21,548	36,454

Net income	131,860	134,321	133,981
Less: Net income attributable to noncontrolling interest	(546)	(711)	(657)

Net income attributable to Piedmont	$131,314	$133,610	$133,324

Per share information—basic and diluted:
Income from continuing operations	$0.82	$0.70	$0.63
Income from discontinued operations	0.00	0.13	0.24
Income attributable to noncontrolling interest	0.00	0.00	0.00

Net income available to common stockholders	$0.82	$0.83	$0.87

Weighted-average shares outstanding—basic	159,585,713	160,697,753	153,897,745

Weighted-average shares outstanding—diluted	159,722,167	160,755,691	153,897,745

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except per-share amounts)

(as adjusted)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, December 31, 2005	39,119	$391	117,356	$1,174	$3,395,127	$(240,530)	$(167,015)	$—	$5,408	$2,994,555
Issuance of common stock	1,507	15	4,524	45	151,592	—	—	—	—	151,652
Redemptions of common stock	(1,803)	(18)	(5,410)	(54)	(181,270)	—	—	—	—	(181,342)
Redeemable common stock	—	—	—	—	—	—	30,886	—	—	30,886
Dividends ($1.7604 per share)	—	—	—	—	—	(269,560)	—	—	(15)	(269,575)
Commissions and discounts on common stock sales	—	—	—	—	(3,363)	—	—	—	—	(3,363)
Other offering costs	—	—	—	—	(47)	—	—	—	—	(47)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	657	657
Net income attributable to Piedmont	—	—	—	—	—	133,324	—	—		133,324

Balance, December 31, 2006	38,823	388	116,470	1,165	3,362,039	(376,766)	(136,129)	—	6,050	2,856,747
Issuance of common stock	3,096	31	9,288	94	311,212	—	—	—	—	311,337
Redemptions of common stock	(1,186)	(12)	(3,559)	(36)	(119,259)	—	—	—	—	(119,307)
Redeemable common stock	—	—	—	—	—	—	(30,680)	—	—	(30,680)
Dividends ($1.7604 per share)	—	—	—	—	—	(283,181)	—	—	(15)	(283,196)
Premium on stock sales	—	—	—	—	14,728	—	—	—	—	14,728
Transfer of common stock to Piedmont’s former advisor in exchange for partnership units	—	—	—	—	—	—	—	—	(200)	(200)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	15	—	45	—	3,376	—	—	—	—	3,376
Other offering costs	—	—	—	—	(35)	—	—	—	—	(35)
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	711	711
Net income attributable to Piedmont	—	—	—	—	—	133,610	—	—		133,610

Balance, December 31, 2007	40,748	407	122,244	1,223	3,572,061	(526,337)	(166,809)	—	6,546	2,887,091
Issuance of common stock	1,423	15	4,271	42	143,115	—	—	—	—	143,172
Redemptions of common stock and private equity purchase	(2,285)	(23)	(6,856)	(69)	(229,712)	—	—	—	—	(229,804)
Redeemable common stock	—	—	—	—	—	—	53,882	—	—	53,882
Dividends ($1.7604 per share)	—	—	—	—	—	(279,303)	—	—	(115)	(279,418)
Premium on stock sales	—	—	—	—	2,725	—	—	—	—	2,725
Incremental purchase of 35 W Wacker Building	—	—	—	—	—	—	—	—	(1,723)	(1,723)
Shares issued under the 2007 Omnibus Incentive Plan, net of tax	22	—	66	1	3,465	—	—	—	—	3,466
Net income attributable to noncontrolling interest	—	—	—	—	—	—	—	—	546	546
Components of comprehensive income:
Net income attributable to Piedmont	—	—	—	—	—	131,314	—	—	—	131,314
Loss on interest rate swap	—	—	—	—	—	—	—	(8,957)	—	(8,957)

Comprehensive income										122,357

Balance, December 31, 2008	39,908	$399	119,725	$1,197	$3,491,654	$(674,326)	$(112,927)	$(8,957)	$5,254	$2,702,294

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(as adjusted)

	Years Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$131,860	$134,321	$133,981
Operating distributions received from unconsolidated joint ventures	4,747	4,978	4,424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	99,745	95,081	95,296
Other amortization	62,038	79,256	72,225
Casualty and impairment losses on real estate assets	—	—	7,565
Loss on extinguishment of debt	—	164	—
Amortization of deferred financing costs and fair market value adjustments on notes payable	1,905	1,215	1,179
Accretion of note receivable discount	(836)	—	—
Stock compensation expense	3,812	3,688	—
Equity in income of unconsolidated joint ventures	(256)	(3,801)	(2,197)
Gain on sale	—	(20,730)	(27,922)
Loss on sale	—	—	550
Changes in assets and liabilities:
Increase in tenant receivables, net	(4,861)	(16,390)	(10,626)
Increase in prepaid expenses and other assets	(9,471)	(13,237)	(15,581)
Increase in accounts payable and accrued expenses	11,794	14,439	19,802
Decrease in due to affiliates	—	(1,232)	(1,563)
(Decrease) increase in deferred income	(3,962)	4,775	1,815

Net cash provided by operating activities	296,515	282,527	278,948
Cash Flows from Investing Activities:
Investment in real estate and earnest money paid	(120,694)	(122,015)	(267,810)
Proceeds from master leases	—	—	963
Cash acquired upon internalization acquisition	—	1,212	—
Investment in internalization costs—goodwill	(195)	(4,588)	—
Investment in mezzanine debt	(45,645)	—	—
Investment in corporate tenant improvements	(2,214)	—	—
Net sale proceeds from wholly-owned properties	—	75,482	111,481
Net sale proceeds received from unconsolidated joint ventures	—	4,281	297
Investments in unconsolidated joint ventures	(85)	(1,150)	(795)
Acquisition and advisory fees paid	—	—	(2,485)
Deferred lease costs paid	(23,093)	(24,379)	(30,051)

Net cash used in investing activities	(191,926)	(71,157)	(188,400)
Cash Flows from Financing Activities:
Deferred financing costs paid	(2,124)	(2,519)	(1,038)
Proceeds from lines of credit and notes payable	736,500	288,283	598,885
Repayments of lines of credit and notes payable	(514,009)	(227,790)	(391,387)
Prepayment penalty on extinguishment of debt	—	(1,617)	—
Issuance of common stock	143,816	149,989	150,379
Redemptions of common stock and private equity purchase	(234,037)	(113,600)	(178,907)
Dividends paid	(279,418)	(283,196)	(269,575)
Commissions on stock sales paid	—	—	(3,700)
Other offering costs paid	—	(35)	(47)

Net cash used in financing activities	(149,272)	(190,485)	(95,390)

Net (decrease) increase in cash and cash equivalents	(44,683)	20,885	(4,842)
Cash and cash equivalents, beginning of year	65,016	44,131	48,973

Cash and cash equivalents, end of year	$20,333	$65,016	$44,131

See accompanying notes.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008, 2007, AND 2006

1. Organization

Piedmont Office Realty Trust, Inc. (“Piedmont”) is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Piedmont was incorporated in 1997 and commenced operations on June 5, 1998. Piedmont conducts business primarily through Piedmont Operating Partnership, L.P. (“Piedmont OP”), a Delaware limited partnership, as well as performing the management of its buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. Piedmont is the sole general partner of Piedmont OP and possesses full legal control and authority over the operations of Piedmont OP. Piedmont OP owns properties directly, through wholly-owned subsidiaries, through certain joint ventures with real estate limited partnerships sponsored by its former advisor, and through certain joint ventures with other third parties. References to Piedmont herein shall include Piedmont and all of its subsidiaries, including Piedmont OP and its subsidiaries, and consolidated joint ventures.

As of December 31, 2008, Piedmont owned interests in 83 buildings, either directly or through joint ventures, which are located in 22 states and the District of Columbia. Piedmont’s wholly-owned buildings comprise approximately 21 million square feet, primarily of commercial office space, which are approximately 92% leased as of December 31, 2008.

Since its inception, Piedmont has:

(1)	completed four public offerings of common stock for sale at $30 per share which closed on July 25, 2004;

(2)	registered an additional 33.3 million shares of common stock for issuance pursuant to its dividend reinvestment plan (the “DRP”) under a Registration Statement effective April 5, 2004; and

(3)	registered 4.7 million shares of common stock for issuance under its 2007 Omnibus Incentive Plan effective April 30, 2007.

The combined proceeds from such offerings are approximately $5.7 billion. From these proceeds, Piedmont has paid costs related to the offerings of (1) approximately $171.1 million in acquisition and advisory fees and reimbursements of acquisition expenses; (2) approximately $460.3 million in commissions on stock sales and related dealer-manager fees; and (3) approximately $62.7 million in organization and other offering costs. In addition, since inception, Piedmont has used approximately $869.1 million to redeem shares pursuant to Piedmont’s share redemption program or to repurchase shares. The remaining net offering proceeds of approximately $4.1 billion were invested in real estate.

Although Piedmont qualifies as a “public company” under the Securities Exchange Act of 1934, Piedmont’s stock is not listed or actively traded on a national exchange. As such, Piedmont’s charter requires Piedmont to provide a liquidity event to its stockholders by July 30, 2009 (the “Liquidation Date”), unless the board of directors, at its sole discretion, further extends the Liquidation Date from July 30, 2009 to January 30, 2011. If a liquidity event is not provided by July 30, 2009 nor the date extended, then Piedmont must begin the process of liquidating its investments and distributing the resulting proceeds to the stockholders.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1A. Recapitalization

On January 20, 2010, Piedmont’s stockholders approved an amendment to its charter that provided for the conversion of each outstanding share of Piedmont’s common stock into:

•	1/12th of a share of Piedmont’s Class A common stock; plus

•	1/12th of a share of Piedmont’s Class B-1 common stock; plus

•	1/12th of a share of Piedmont’s Class B-2 common stock; plus

•	1/12th of a share of Piedmont’s Class B-3 common stock

This transaction is referred to as the “Recapitalization” and was effective upon filing the amendment to Piedmont’s charter with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) on January 22, 2010.

Piedmont refers to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as “Class B” common stock. Piedmont intends to list its Class A common stock on the NYSE. Piedmont’s Class B common stock is identical to its Class A common stock except that (i) Piedmont does not intend to list its Class B common stock on a national securities exchange and (ii) shares of its Class B common stock will convert automatically into shares of Class A common stock at specified times – see Note 11 for a more complete description of Piedmont’s various classes of common stock.

All information in these financial statements has been retroactively adjusted to give effect to, and all share and per share amounts have been retroactively adjusted to give effect to, the Recapitalization.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

Piedmont’s consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Piedmont, Piedmont OP, any variable interest entities of which Piedmont or Piedmont OP is the primary beneficiary, or any entities in which Piedmont or Piedmont OP owns a controlling financial interest. In determining whether Piedmont or Piedmont OP has a controlling financial interest, the following factors are considered, among others: ownership of voting interests, protective rights of investors, and participatory rights of investors.

Piedmont owns interests in four real properties through its ownership in two consolidated joint ventures, Wells 35 W. Wacker, LLC, and Piedmont Washington Properties, Inc. Piedmont has evaluated the consolidated joint ventures based on the criteria outlined above and concluded that, while neither of the consolidated joint ventures is a variable interest entity (“VIE”), it has a controlling financial interest in both of these entities.

Accordingly, Piedmont’s consolidated financial statements include the accounts of Wells 35 W. Wacker, LLC, and Piedmont Washington Properties, Inc.

All inter-company balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from those estimates.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Real Estate Assets

Real estate assets are stated at cost less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, including any acquisition or advisory fees incurred, any tenant improvements or major improvements, and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred. Additionally, Piedmont capitalizes interest while the development of a real estate asset is in progress; however, no such interest was capitalized during the years ended December 31, 2008, 2007, and 2006.

Piedmont’s real estate assets are depreciated or amortized using the straight-line method over the following useful lives:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Shorter of economic life or lease term
Furniture, fixtures, and equipment	3-5 years
Intangible lease assets	Lease term

Piedmont continually monitors events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets of both operating properties and properties under construction in which Piedmont has an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present for wholly-owned properties, management assesses whether the respective carrying values will be recovered from the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition for assets held for use, or with the estimated fair values, less costs to sell, for assets held for sale. Piedmont considers assets to be held for sale at the point at which a sale contract is executed and earnest money has become non-refundable. In the event that the expected undiscounted future cash flows for assets held for use or the estimated fair value, less costs to sell, for assets held for sale do not exceed the respective asset carrying value, management adjusts such assets to the respective estimated fair values and recognizes an impairment loss. Estimated fair values are calculated based on the following information, depending upon availability, in order of preference: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the present value of undiscounted cash flows, including estimated salvage value.

For properties owned as part of an investment in unconsolidated joint ventures, Piedmont assesses the fair value of its investment as compared to its carrying amount. If Piedmont determines that the carrying value is greater than the fair value at any measurement date, Piedmont must also determine if such a difference is temporary in nature. Value fluctuations which are “other than temporary” in nature are then adjusted to the fair value amount.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Piedmont allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of market rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct lease origination costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

Gross intangible assets and liabilities as of December 31, 2008 and 2007, respectively, are as follows (in thousands):

	December 31, 2008	December 31, 2007
Intangible Lease Assets:
Above-Market In-Place Lease Assets	$59,884	$69,461
Absorption Period Costs	$225,630	$263,801
Intangible Lease Origination Costs	$185,512	$200,531
Intangible Lease Liabilities (Below-Market In-Place Leases)	$137,082	$136,986

For the years ended December 31, 2008, 2007, and 2006, respectively, Piedmont recognized the amortization of intangible lease costs as follows: (in thousands):

	2008	2007	2006
Amortization expense related to Intangible Lease Origination Costs and Absorption Period Costs:
Continuing operations	$54,587	$71,624	$68,337
Discontinued operations	$—	$—	$1,230
Amortization of Above-Market and Below-Market In-Place Lease intangibles as a net (decrease) increase to rental revenues:
Continuing operations	$3,215	$(505)	$1,599
Discontinued operations	$—	$—	$2

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net intangible assets and liabilities as of December 31, 2008 will be amortized as follows (in thousands):

	Intangible Lease Assets			Liabilities
	Above-Market In-place Lease Assets	Absorption Period Costs	Intangible Lease Origination Costs(1)	Below-Market In-place Lease Liabilities
For the year ending December 31:
2009	$7,121	$25,382	$18,657	$12,096
2010	5,793	18,931	15,842	11,893
2011	4,720	16,538	14,174	11,531
2012	2,376	11,196	11,392	9,486
2013	1,387	5,864	6,590	4,250
Thereafter	4,404	26,805	30,941	23,940

	$25,801	$104,716	$97,596	$73,196

Weighted-Average Amortization Period	4 years	5 years	7 years	7 years

(1)	Intangible lease origination costs are presented as a component of deferred lease costs on Piedmont’s accompanying consolidated balance sheets.

Investments in Unconsolidated Joint Ventures

Piedmont owns interests in eight properties through its ownership in certain unconsolidated joint venture partnerships. Management has evaluated these joint ventures and determined that these entities are not VIEs. Although Piedmont is the majority equity participant in six of these joint ventures, Piedmont does not have a controlling interest in any of the unconsolidated joint ventures; however, it does exercise significant influence. Accordingly, Piedmont’s investments in unconsolidated joint ventures are recorded using the equity method of accounting, whereby original investments are recorded at cost and subsequently adjusted for contributions, distributions, and net income (loss) attributable to such joint ventures. Pursuant to the terms of the unconsolidated joint venture agreements, all income and distributions are allocated to the joint venture partners in accordance with their respective ownership interests. Distributions of net cash from operations are generally distributed to the joint venture partners on a quarterly basis.

Cash and Cash Equivalents

Piedmont considers all highly-liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value, and consist of investments in money market accounts.

Tenant Receivables, net

Tenant receivables are comprised of rental and reimbursement billings due from tenants and the cumulative amount of future adjustments necessary to present rental income on a straight-line basis. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts, which approximates fair value. Management assesses the realizability of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. Piedmont adjusted the allowance for doubtful accounts by recording provisions for/(recoveries of) bad debts of approximately $633,000, ($971,000), and $1,100,000 for the years ended December 31, 2008, 2007, and 2006, respectively, which are included in general and administrative expenses and in income from discontinued operations in the accompanying consolidated statements of income.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Notes Receivable

Notes receivable include Piedmont’s investment in mezzanine debt, as well as one note receivable from a tenant at the 35 West Wacker Building, and are recorded at face amount, less any principal payments through the date of the accompanying consolidated balance sheets. The tenant note receivable bears interest at rates comparable to borrowers with similar characteristics; therefore, the carrying amount approximates the fair value of the note as of the dates of the accompanying consolidated balance sheets.

Investment in Mezzanine Debt

Piedmont evaluates its investments in VIEs in accordance with GAAP. During 2008, Piedmont purchased mezzanine debt through a newly created, wholly-owned subsidiary, 500 W. Monroe Mezz II, LLC. This mezzanine debt is collateralized by a property located in Chicago, IL. Piedmont has determined that this subsidiary holds a variable interest in a VIE. However, Piedmont has determined that 500 W. Monroe Mezz II, LLC is not the primary beneficiary of any VIE in the overall property debt structure. Piedmont reflects the note receivable, discount on note receivable, interest income, and amortization of the discount on note receivable related to this investment in its consolidated financial statements but does not consolidate the assets, liabilities, or operations of the VIEs in the overall property debt structure.

Piedmont’s carrying amount and maximum exposure to loss as a result of its investment in mezzanine debt is $46.5 million as of December 31, 2008.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of the following items:

•	prepaid taxes, insurance and operating costs;

•	escrow accounts held by lenders to pay future real estate taxes, insurance and tenant improvements;

•	earnest money paid in connection with future acquisitions; and

•	equipment, furniture and fixtures, and tenant improvements for Piedmont’s corporate office space, net of accumulated depreciation.

Prepaid expenses and other assets will be expensed as utilized or reclassified to other asset or equity accounts upon being put into service in future periods. Balances without a future economic benefit are written off as they are identified.

Goodwill

Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in purchase accounting for business combinations, as well as costs incurred as part of the acquisition. Piedmont tests the carrying value of its goodwill for impairment on an annual basis, or if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss may be recognized when the carrying amount of the acquired net assets exceeds the estimated fair value of those assets.

Deferred Financing Costs

Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense on a straight-line basis over the terms of the related financing arrangements. Piedmont recognized amortization of deferred financing costs, including the

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

write-off of deferred financing costs related to the early extinguishment of debt, for the years ended December 31, 2008, 2007, and 2006 of approximately $2.5 million, $2.2 million, and $1.8 million, respectively, which is included in interest expense in the accompanying consolidated statements of income.

Deferred Lease Costs

Deferred lease costs are comprised of costs and incentives incurred to acquire operating leases, including intangible lease origination costs, and are capitalized and amortized on a straight-line basis over the terms of the related leases. Amortization of deferred leasing costs is reflected in the accompanying consolidated statements of income as follows.

•

Piedmont amortized deferred lease costs of approximately $29.4 million, $28.8 million, and $29.1 million for the years ended December 31, 2008, 2007, and 2006, respectively, which is recorded as amortization expense and as a component of income from discontinued operations.

•

Piedmont recognized additional amortization of lease incentives classified as deferred lease costs of $2.6 million, $2.1 million, and $0.9 million, which was recorded as an adjustment to rental income for the years ended December 31, 2008, 2007, and 2006, respectively.

Upon receiving notification of a tenant’s intention to terminate a lease, unamortized deferred lease costs are written down to net realizable value.

Lines of Credit and Notes Payable

Certain mortgage notes included in lines of credit and notes payable in the accompanying consolidated balance sheets were assumed upon the acquisition of real properties. When debt is assumed, Piedmont adjusts the loan to fair value with a corresponding adjustment to building. The fair value adjustment is amortized to interest expense over the term of the loan using the effective interest method. The unamortized balance of the mortgage notes’ fair value adjustments as of December 31, 2008 and 2007 was $0 and $0.6 million, respectively.

Interest Rate Swap

In June 2008, Piedmont entered into an interest rate swap agreement to hedge its exposure to changing interest rates on one of its variable rate debt instruments. As required by GAAP, Piedmont records all derivatives on the balance sheet at fair value. Piedmont reassesses the effectiveness of its derivatives designated as cash flow hedges on a regular basis to determine if they continue to be highly effective and also to determine if the forecasted transactions remain highly probable. The changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income (“OCI”), and the amounts in OCI will be reclassified to earnings when the hedged transactions occur. Changes in the fair values of derivatives designated as cash flow hedges that do not qualify for hedge accounting treatment are recorded as gain/(loss) on interest rate swap in the consolidated statements of income. The fair value of the interest rate swap agreement is recorded as prepaid expenses and other assets or as interest rate swap liability in the accompanying consolidated balance sheets. Amounts received or paid under interest rate swap agreements are also recorded as interest expense in the consolidated income statements as incurred. Currently, Piedmont does not use derivatives for trading or speculative purposes and does not have any derivatives that are not designated as cash flow hedges.

Noncontrolling Interest

Noncontrolling interest represents the equity interests of consolidated subsidiaries that are not owned by Piedmont. Noncontrolling interest is adjusted for contributions, distributions, and earnings (loss) attributable to the noncontrolling interest partners of the consolidated joint ventures. All earnings and distributions are allocated

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to the partners of the consolidated joint ventures in accordance with their respective partnership agreements. Earnings allocated to such noncontrolling interest partners are recorded as income attributable to noncontrolling interest in the accompanying consolidated statements of income.

Piedmont has reclassified prior year amounts to conform to the current year presentation. Upon adoption of new authoritative literature regarding the presentation of non-controlling interests on January 1, 2009, Piedmont retrospectively changed the classification and presentation of Noncontrolling Interests, previously referred to as Minority Interests, in the consolidated financial statements for all periods presented to conform to the classification and presentation of Noncontrolling Interests that became effective on January 1, 2009. Accordingly, the financial statements have been labeled “As Adjusted.”

Shares-in-trust

To date, Piedmont has not issued any shares-in-trust; however, under Piedmont’s charter, it has authority to issue a total of 150,000,000 shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, Piedmont’s capital stock that would result in a violation of the ownership limits that are included in Piedmont’s charter to protect its REIT status.

Preferred Stock

To date, Piedmont has not issued any shares of preferred stock; however, Piedmont is authorized to issue up to 100,000,000 shares of one or more classes or series of preferred stock. Piedmont’s board of directors may determine the relative rights, preferences, and privileges of any class or series of preferred stock that may be issued, and can be more beneficial than the rights, preferences, and privileges attributable to Piedmont’s common stock.

Common Stock

The par value of Piedmont’s issued and outstanding shares of Class A and Class B common stock is classified as common stock, with the remainder allocated to additional paid-in capital.

Dividends

As a REIT, Piedmont is required by the Internal Revenue Code of 1986, as amended (the “Code”), to make distributions to stockholders each taxable year equal to at least 90% of its taxable income, computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders (“REIT taxable income”).

Dividends to be distributed to the stockholders are determined by the board of directors of Piedmont and are dependent upon a number of factors relating to Piedmont, including funds available for payment of dividends, financial condition, the timing of property acquisitions, capital expenditure requirements, and annual distribution requirements in order to maintain Piedmont’s status as a REIT under the Code.

Redeemable Common Stock

Subject to certain limitations, all of Piedmont’s common shares are contingently redeemable at the option of the stockholder. Such limitations include, however are not limited to, the following: (i) Piedmont may not redeem in excess of 5% of the weighted-average common shares outstanding during the prior calendar year during any calendar year; and (ii) in no event shall the aggregate amount paid for redemptions under the Piedmont share redemption program exceed the aggregate amount of proceeds received from the sale of shares pursuant to the DRP. Accordingly, Piedmont has recorded redeemable common stock equal to the aggregate amount of proceeds received under the DRP, less the aggregate amount incurred to redeem shares under

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Piedmont’s share redemption program of $112.9 million and $166.8 million as of December 31, 2008 and 2007, respectively. Further, upon being tendered for redemption by the holder, Piedmont reclassifies redeemable common shares from mezzanine equity to a liability at settlement value. As of December 31, 2007, approximately $6.0 million was recorded for shares tendered and eligible for redemption which had not been redeemed, and are, therefore, included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheet. As of December 31, 2008, the redemption pool was exhausted and no shares were eligible for redemption. Therefore, there was no accrual as of December 31, 2008.

Revenue Recognition

All leases on real estate assets held by Piedmont are classified as operating leases, and the related base rental income is generally recognized on a straight-line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred. Rents and tenant reimbursements collected in advance are recorded as deferred income in the accompanying consolidated balance sheets. Other rental income, consisting primarily of lease termination fees, is recognized once the tenant has lost the right to lease the space and Piedmont has satisfied all obligations under the related lease or lease termination agreement.

Gains on the sale of real estate assets are recognized upon completing the sale and, among other things, determining the sale price and transferring all of the risks and rewards of ownership without significant continuing involvement with the purchaser. Recognition of all or a portion of the gain would be deferred until both of these conditions are met. Losses are recognized in full as of the sale date.

Stock-based Compensation

Piedmont has issued restricted stock to employees and directors, as well as stock options outstanding which were granted to independent directors in prior years. Restricted stock issued to employees and directors during 2008 and 2007 resulted in compensation expense of approximately $4.1 million and $3.8 million, respectively, and directors’ fees of approximately $0.5 million and $0.1 million, respectively. Piedmont intends to recognize the fair value of all stock options granted to directors or employees over the respective vesting periods. However, to date, the options granted by Piedmont to directors have not had significant value. All expense recognized by Piedmont related to stock-based compensation is recorded as general and administrative expense in the accompanying consolidated statements of income.

Net Income Available to Common Stockholders Per Share

Net income available to common stockholders per share is calculated based on the weighted-average number of Class A and Class B common shares outstanding during each period. Outstanding stock options have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive. However, the incremental weighted-average shares from restricted stock awards are included in the diluted earnings per share calculation.

Income Taxes

Piedmont has elected to be taxed as a REIT under the Code, and has operated as such, beginning with its taxable year ended December 31, 1998. To qualify as a REIT, Piedmont must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income. As a REIT, Piedmont is generally not subject to federal income taxes. Accordingly, neither a provision nor a benefit for federal income taxes has been made in the accompanying consolidated financial statements. Piedmont is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the financial statements.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation.

Recent Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board (the “FASB”) issued authoritative literature related to disclosures about derivative instruments and hedging activities. Such guidance requires enhanced disclosures about an entity’s derivative and hedging activities, improving the transparency of financial reporting. The enhanced disclosures include descriptions of how and why the entity uses derivative instruments, how such instruments are accounted for under GAAP, and how derivative instruments affect the entity’s financial position, operations, and cash flows. This authoritative literature will be effective for Piedmont beginning January 1, 2009. Piedmont does not expect these provisions to have a material effect on its consolidated financial statements.

In February 2008, the FASB delayed the effective date for fair value reporting of all nonrecurring, nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. Accordingly, this guidance will be effective for Piedmont beginning January 1, 2009. Piedmont will continue to assess the provisions and evaluate the financial statement impact of these disclosure requirements on its consolidated financial statements. However, Piedmont adopted the other aspects of fair value reporting which are not excluded by this delay for its financial assets and liabilities effective January 1, 2008.

In December 2007, the FASB issued authoritative literature which requires, among other things, that transaction costs incurred in business combinations, including acquisitions of real estate assets which qualify as a business, be expensed as incurred by the acquirer. Preacquisition contingencies, such as environmental or legal issues, as well as contingent consideration, will generally be accounted for in purchase accounting at fair value. Such requirements will be effective for Piedmont beginning January 1, 2009. Piedmont expects the provisions of these requirements, to the extent it enters into material acquisition activity in 2009, to have a material financial statement impact on its consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued literature which provides guidance for determining which entities fall within the scope of the AICPA Audit and Accounting Guide for Investment Companies and requires additional disclosures for certain of those entities. The effective date of this guidance has been deferred indefinitely by the FASB. Piedmont will continue to assess the provisions and evaluate the financial statement impact of this guidance on its consolidated financial statements.

3. Goodwill

On April 16, 2007, Piedmont closed the transaction to internalize the functions of Piedmont’s external advisor companies and became a self-managed entity (the “Internalization”). In connection with the closing, Piedmont acquired all of the outstanding shares of the capital stock of two affiliates of its former advisor for total consideration of $175 million, comprised entirely of 6,515,434 shares of Piedmont’s common stock. For purposes of determining the amount of consideration paid, the parties to the transaction agreed to value the shares of Piedmont’s common stock at a per share price of $26.8593. The purchase price included, among other things, certain net assets of Piedmont’s former advisor, as well as the termination of Piedmont’s obligation to pay certain fees required pursuant to the terms of the in-place agreements with the advisor including, but not limited to, disposition fees, listing fees, and incentive fees. (See Note 16 below). In addition, in connection with the transaction, Piedmont’s former advisor transferred and assigned the 6,667 limited partnership units it owned in Piedmont OP to Piedmont Office Holdings, Inc., a wholly-owned taxable REIT subsidiary of Piedmont, for 7,446 shares of Piedmont’s common stock.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Of the original 6,515,434 shares issued as consideration for the Internalization, 54,235 shares (approximately 0.8%) were placed in an escrow account. On September 17, 2008, the board of directors of Piedmont approved a resolution to release 43,351 shares of the total 54,235 shares of such common stock to Wells Advisory Services I, LLC (“WASI”) from the escrow account established at the closing of the Internalization. The release of such shares was subject to a calculation to determine a certain minimum level of projected earnings as a result of Piedmont’s managing properties after the Internalization. This calculation was performed by Piedmont’s management, reviewed by an independent third-party advisor, and agreed to by both parties. The remaining 10,884 shares held in escrow were returned to Piedmont on February 13, 2009. Further, dividend income received on these shares during the period they were held in escrow was distributed to WASI or returned to Piedmont pro-rata based on each party’s allocated shares.

For financial reporting purposes, Piedmont accounted for the Internalization as a consummation of a business combination between parties with a pre-existing relationship, whereby the purchase consideration was allocated to identifiable tangible and intangible assets, with the remainder allocated to goodwill. The computation of goodwill is as follows (in thousands):

Piedmont shares of common stock issued as consideration (6,515,434 shares issued at $26.8593 per share)	$175,000
Assets acquired related to acquisition of former advisor companies	(1,409)
Liabilities assumed related to acquisition of former advisor companies	1,264

Subtotal	174,855
Acquisition costs and fees	5,516

Goodwill, as of December 31, 2007	180,371
Acquisition costs and fees	19

Goodwill, as of December 31, 2008	$180,390

Piedmont believes that the acquisition qualifies as a tax-free reorganization under Internal Revenue Code Section 368(a)(1)(A).

4. Notes Receivable

Notes receivable as of December 31, 2008 and 2007, respectively, are as follows (in thousands):

	2008	2007
Investment in mezzanine debt	$46,461	$—
Note receivable from tenant	453	854

Notes receivable	$46,914	$854

On March 19, 2008, Piedmont invested $45.6 million in mezzanine debt of an entity which is generally secured by a pledge of the equity interest of the entity owning a 46-story, Class A, commercial office building located in downtown Chicago. Piedmont’s interest is subordinate to the mortgage loan secured by the office building as well as subordinate to the interests of two other mezzanine lenders. The note matures on August 9, 2009 (with three one-year extension options exercisable at the borrower’s discretion) and bears interest at a floating rate of LIBOR plus 1.61%. The purchase of the mezzanine debt resulted in a discount which will be amortized to interest income over the life of the loan using the straight-line method, which materially approximates the effective interest method. Such income, in addition to interest income received through borrower loan repayments, is recognized as interest income in the consolidated financial statements. Piedmont recognized such interest income of $2.5 million for the year ended December 31, 2008.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Acquisitions of Real Estate Assets

The following properties were acquired in 2008 (dollars in thousands):

Property	Acquisition Date	Location	Approximate Square Feet	Purchase Price
35 West Wacker Building(1)	May 15, 2008	Chicago, IL	N/A	$3,100
Piedmont Pointe II	June 25, 2008	Bethesda, MD	221,000	$83,700

(1)

Piedmont purchased an additional 1.5446% interest in the 1.1 million square feet office building from one of the minority shareholders in the joint venture that owns the building. Piedmont’s total ownership interest in the building is now approximately 96.5%.

6. Impairment of Real Estate Assets

20/20 Building (Investment in Unconsolidated Joint-Venture)

During the third quarter 2008, Piedmont recorded approximately $2.1 million as its pro-rata share of an impairment charge related to the 20/20 Building, which is owned by Fund XI-XII-REIT Joint Venture. The 20/20 Building was purchased in July 1999 and consists of one, three-story office building located in Leawood, KS totaling approximately 70,000 square feet. Piedmont, through its investment in Fund XI-XII-REIT, owns approximately 57% of the 20/20 Building.

The estimated fair value of the underlying asset was determined based upon the present value of discounted cash flows. The charge related to the “other than temporary” impairment of the investment was recorded with other net operations of the property as equity in income of unconsolidated joint ventures in the accompanying consolidated statements of income, and as a reduction to the investment in unconsolidated joint ventures in the accompanying consolidated balance sheets.

5000 Corporate Court Building

During the fourth quarter 2006, Piedmont considered the results of exploratory marketing of the 5000 Corporate Court Building in Holtsville, New York. Based on the results of such exploratory marketing and a reduction in the intended holding period, Piedmont determined that the carrying value of the real estate and intangible assets was less than the projected undiscounted future cash flows. Accordingly, Piedmont recorded an impairment loss on real estate assets of approximately $7.6 million during the fourth quarter 2006 to reduce the carrying value of the 5000 Corporate Court Building to its estimated fair value based on offers received in connection with such marketing efforts. The offers received were not deemed to be acceptable; therefore, Piedmont elected to focus on building the value of the property through leasing and marketing strategies.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. Unconsolidated Joint Ventures

Investments in Unconsolidated Joint Ventures

As of December 31, 2008 and 2007, Piedmont owned interests in the following unconsolidated joint ventures (in thousands):

	2008		2007
	Amount	Percentage	Amount	Percentage
Fund XIII and REIT Joint Venture	$21,601	72%	$22,956	72%
Fund XII and REIT Joint Venture	17,616	55%	18,212	55%
Fund XI, XII and REIT Joint Venture	3,210	57%	5,325	57%
Wells/Freemont Associates	5,406	78%	5,557	78%
Fund IX, X, XI and REIT Joint Venture	407	4%	418	4%

	$48,240		$52,468

Through the unconsolidated joint ventures listed above, Piedmont owned partnership interests in eight buildings comprised of approximately 0.9 million square feet as of December 31, 2008 and 2007.

Due from Unconsolidated Joint Ventures

As of December 31, 2008 and 2007, due from unconsolidated joint ventures represents operating distributions due to Piedmont from its investments in unconsolidated joint ventures for the fourth quarters 2008 and 2007, respectively.

8. Lines of Credit and Notes Payable

The following table summarizes the terms of Piedmont’s indebtedness outstanding as of December 31, 2008 and 2007 (in thousands):

Facility	Fixed-rate (F) or Variable rate (V)		Rate	Term Debt (T) or Revolving (R)	Amortizing (A) or Interest Only (IO)	Maturity		Amount Outstanding as of December 31,
								2008	2007
Secured Pooled Facility	F		4.84%	T	IO	6/7/2014		$350,000	$350,000
Aon Center Chicago Mortgage Note	F		4.87%	T	IO	5/1/2014		200,000	200,000
	F		5.70%	T	IO	5/1/2014		25,000	25,000
$125.0 Million Fixed-Rate Loan	F		5.50%	T	IO	4/1/2016		125,000	125,000
35 W. Wacker Building Mortgage Note	F		5.10%	T	IO	1/1/2014		120,000	120,000
WDC Mortgage Notes	F		5.76%	T	IO	11/1/2017		140,000	140,000
$105.0 Million Fixed-Rate Loan	F		5.29%	T	IO	5/11/2015		105,000	105,000
$45.0 Million Fixed-Rate Loan	F		5.20%	T	IO	6/1/2012		45,000	45,000
$42.5 Million Fixed-Rate Loan	F		5.70%	T	IO	10/11/2016		42,525	42,525
3100 Clarendon Boulevard Building Mortgage Note	F		6.40%	T	IO	8/25/2008		—	33,896
One Brattle Square Building Mortgage Note	F		8.50%	T	A	3/11/2028	(4)	—	26,109
$250 Million Unsecured Term Loan	V	(1)	LIBOR (0.44%)(2) + 1.50%	T	IO	6/28/2010		250,000	—
$500 Million Unsecured Facility	V		2.19%(3)	R	IO	8/30/2011		121,100	89,000

Total indebtedness								$1,523,625	$1,301,530

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	$250 Million Unsecured Term Loan has a stated variable rate; however, Piedmont entered into an interest rate swap which effectively fixes the rate on this facility to 4.97% as of December 31, 2008.
(2)	Represents 30-day LIBOR rate as of December 31, 2008.
(3)

Rate is equal to the weighted-average interest rate on all outstanding draws as of December 31, 2008. Piedmont may select from multiple interest rate options with each draw, including the prime rate and various length LIBOR locks. All selections are subject to an additional spread (0.475% as of December 31, 2008) over the selected rate based on Piedmont’s current credit rating.

(4)	On March 11, 2008, Piedmont repaid the entire outstanding principal balance on the One Brattle Square Building Mortgage Note.

$250 Million Unsecured Term Loan and Related Interest Rate Swap

On June 26, 2008, Piedmont OP entered into a $250 million unsecured term loan facility (the “$250 Million Unsecured Term Loan”) with J.P. Morgan Securities Inc. and Banc of America Securities, LLC, serving together as co-lead arrangers, JPMorgan Chase Bank, N.A., serving as administrative agent, Bank of America, N.A., serving as syndication agent, Wells Fargo Bank, N.A. (“Wells Fargo”), Regions Bank, N.A., and US Bank N.A., as documentation agents, and a syndicate of other financial institutions, serving as participants.

The term of the $250 Million Unsecured Term Loan is two years, and Piedmont may extend the term for one additional year provided Piedmont is not then in default and upon the payment of a 25 basis point extension fee. Piedmont paid customary arrangement and upfront fees of approximately $1.9 million to the lenders in connection with the closing of the $250 Million Unsecured Term Loan.

The $250 Million Unsecured Term Loan bears interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”), (ii) the credit rating levels issued for Piedmont, and (iii) an interest period selected by Piedmont of one, two, three, six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from LIBOR plus 1.1% to LIBOR plus 2.0% based upon the then current credit rating of Piedmont. As of December 31, 2008, the current stated interest rate spread over LIBOR on the loan was 1.50%.

Under the $250 Million Unsecured Term Loan, Piedmont is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.

In connection with obtaining the $250 Million Unsecured Term Loan, Piedmont entered into an interest rate swap agreement with Regions Bank for the full outstanding balance of the loan. The effective date of the interest rate swap agreement is June 27, 2008, and the interest rate swap agreement terminates June 28, 2010. Based upon Piedmont’s current credit rating and the terms of the interest rate swap agreement, Piedmont’s cash expenditure for interest is effectively fixed on the $250 Million Unsecured Term Loan at 4.97%. See additional information concerning the interest swap below in Note 9.

In the event of a change of control of Piedmont, a certain non-consenting lender representing approximately $50 million of the $250 Million Unsecured Term Loan may either be replaced by Piedmont with a suitable replacement lender, or be repaid by Piedmont within 10 days.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Aggregate Maturities

A summary of the aggregate maturities of Piedmont’s indebtedness as of December 31, 2008, is provided below (in thousands):

2009	$—
2010	250,000	(1)
2011	121,100	(2)
2012	45,000
2013	—
Thereafter	1,107,525

Total	$1,523,625

(1)	Amount maturing represents the outstanding balance as of December 31, 2008 on the $250 Million Unsecured Term Loan, which may be extended, upon payment of a 25 basis point fee, to June 2011.
(2)	Amount maturing represents the outstanding balance as of December 31, 2008 on the $500 Million Unsecured Line of Credit, which may be extended, upon payment of a 15 basis point fee, to August 2012.

Piedmont’s weighted-average interest rate as of December 31, 2008 and 2007, for aforementioned borrowings was approximately 4.89% and 5.38%, respectively. Piedmont made interest payments on indebtedness, including amounts capitalized, of approximately $73.2 million, $63.2 million, and $60.4 million during the years ended December 31, 2008, 2007, and 2006, respectively.

9. Fair Value Measurements

Piedmont considers its cash, accounts receivable, notes receivable, accounts payable, interest rate swap agreement, and lines of credit and notes payable to meet the definition of financial instruments. As of December 31, 2008 and 2007, the carrying value of cash, accounts receivable, notes receivable from tenants to fund certain expenditures related to the property, and accounts payable approximated fair value. Piedmont estimates the fair value of its lines of credit and notes payable to be $1.4 billion and $1.3 billion as of December 31, 2008 and 2007, respectively. The estimated fair value of Piedmont’s investment in mezzanine debt, a component of notes receivable in its accompanying consolidated balance sheets, is approximately $29.7 million as of December 31, 2008.

Effective January 1, 2008, Piedmont defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. In accordance with GAAP, Piedmont established a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires Piedmont to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices included in level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input that is significant to the fair value measurement in its entirety. Piedmont’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Interest Rate Swap Valuation

Piedmont’s interest rate swap has been designated as a hedge of the variability in expected future cash flows on the $250 Million Unsecured Term Loan. Piedmont’s objective in using this interest rate derivative is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks that currently exist. The valuation of this instrument is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of this derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. Effective January 1, 2008, Piedmont modified its methodology for estimating the fair value of its derivative financial instrument. In addition to the computations previously described, Piedmont considered both its own and the respective counterparty’s risk of non-performance in determining the fair value of its derivative financial instrument. To do this, Piedmont estimated the total expected exposure under the derivative financial instrument, consisting of the current exposure and the potential future exposure that both Piedmont and the counterparty to the interest rate swap agreement were at risk to as of the valuation date. The total expected exposure was then discounted using discount factors that contemplate the credit risk of Piedmont and the counterparty to arrive at a credit charge. This credit charge was then netted against the fair value of the derivative financial instrument computed based on Piedmont’s prior methodology to arrive at an estimate of fair value based on the framework presented in GAAP. As of December 31, 2008, the credit valuation adjustment did not comprise a material portion of the fair value of the derivative financial instrument.

As of December 31, 2008, Piedmont believes that any unobservable inputs used to determine the fair value of its derivative financial instrument are not significant to the fair value measurement in its entirety, and therefore Piedmont does not consider its derivative financial instrument to be considered a Level 3 Liability.

The table below presents Piedmont’s liability measured at fair value on a recurring basis as of December 31, 2008, aggregated by the level in the fair value hierarchy within which the measurement falls (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2008
Liabilities
Derivative financial instrument	$—	$8,957	$—	$8,957

10. Commitments and Contingencies

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Piedmont to provide funding for capital improvements. Under Piedmont’s existing lease agreements, tenants are entitled to significant landlord-funded tenant improvements, leasing commissions, and building improvements. In addition, certain lease agreements contain provisions that require us to issue corporate guarantees to provide funding for such capital improvements.

PIEDMONT OFFICE REALTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingencies Related to Tenant Audits

Certain lease agreements include provisions that grant tenants the right to engage independent auditors to audit their annual operating expense reconciliations. Such audits may result in the re-interpretation of language in the lease agreements which could result in the refund of previously recognized tenant reimbursement revenues, resulting in financial loss to Piedmont.

Operating Lease Obligations

Three properties (the River Corporate Center Building in Tempe, AZ; the Avnet Building in Tempe, AZ; and the Bellsouth Building in Ft. Lauderdale, FL) are subject to ground leases with expiration dates ranging between 2048 and 2101. The aggregate remaining payments required under the terms of these operating leases as of December 31, 2008 are presented below (in thousands):

2009	$636
2010	636
2011	636
2012	750
2013	750
Thereafter	77,118

Total	$80,526

Ground rent expense for the years ended December 31, 2008, 2007, and 2006, was approximately $574,000, $563,000, and $563,000, respectively, and is included in property operating costs in the accompanying consolidated statements of income. The net book value of the real estate assets of the related office buildings subject to operating ground leases is approximately $28.2 million and $29.1 million as of December 31, 2008 and 2007, respectively.

Assertion of Legal Action

In Re Wells Real Estate Investment Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-00862-CAP (Upon motions to dismiss filed by defendants, parts of all seven counts were dismissed by the court. Counts III through VII were dismissed in their entirety. A motion for class certification has been filed and the parties are engaged in discovery.)

On March 12, 2007, a stockholder filed a purported class action and derivative complaint in the United States District Court for the District of Maryland against, among others, Piedmont, Piedmont’s previous advisors, and the officers and directors of Piedmont prior to the closing of the Internalization. The complaint attempts to assert class action claims on behalf of those persons who received and were entitled to vote on the proxy statement filed with the SEC on February 26, 2007.

The complaint alleges, among other things, (i) that the consideration to be paid as part of the Internalization is excessive; (ii) violations of Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon allegations that the proxy statement contains false and misleading statements or omits to state material facts; (iii) that the board of directors and the current and previous advisors breached their fiduciary duties to the class and to Piedmont; and (iv) that the proposed Internalization will unjustly enrich certain directors and officers of Piedmont.

The complaint seeks, among other things, (i) certification of the class action; (ii) a judgment declaring the proxy statement false and misleading; (iii) unspecified monetary damages; (iv) to nullify any stockholder approvals obtained during the proxy process; (v) to nullify the Internalization; (vi) restitution for disgorgement of

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profits, benefits, and other compensation for wrongful conduct and fiduciary breaches; (vii) the nomination and election of new independent directors, and the retention of a new financial advisor to assess the advisability of Piedmont’s strategic alternatives; and (viii) the payment of reasonable attorneys’ fees and experts’ fees.

On June 27, 2007, the plaintiff filed an amended complaint, which contains the same counts as the original complaint, described above, with amended factual allegations based primarily on events occurring subsequent to the original complaint and the addition of a Piedmont officer as an individual defendant.

On March 31, 2008, the court granted in part the defendants’ motion to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety. The court dismissed the remaining two counts with the exception of allegations regarding the failure to disclose in Piedmont’s proxy statement details of certain expressions of interest by a third party in acquiring Piedmont. On April 21, 2008, the plaintiff filed a second amended complaint, which alleges violations of the federal proxy rules based upon allegations that the proxy statement to obtain approval for Internalization omitted details of certain expressions of interest in acquiring Piedmont. The second amended complaint seeks, among other things, unspecified monetary damages, to nullify and rescind the Internalization, and to cancel and rescind any stock issued to the defendants as consideration for the Internalization. On May 12, 2008, the defendants answered the second amended complaint.

On June 23, 2008, the plaintiff filed a motion for class certification. On January 16, 2009, defendants filed their response to plaintiff’s motion for class certification. The plaintiff filed its reply in support of its motion for class certification on February 19, 2009, and the motion is presently pending before the court. The parties are presently engaged in discovery.

Piedmont believes that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

In Re Piedmont Office Realty Trust, Inc. Securities Litigation, Civil Action No. 1:07-cv-02660-CAP (Defendants have filed a motion to dismiss the amended complaint.)

On October 25, 2007, the same stockholder mentioned above filed a second purported class action in the United States District Court for the Northern District of Georgia against Piedmont and its board of directors. The complaint attempts to assert class action claims on behalf of (i) those persons who were entitled to tender their shares pursuant to the tender offer filed with the SEC by Lex-Win Acquisition LLC, a former stockholder, on May 25, 2007, and (ii) all persons who are entitled to vote on the proxy statement filed with the SEC on October 16, 2007.

The complaint alleges, among other things, violations of the federal securities laws, including Sections 14(a) and 14(e) of the Exchange Act and Rules 14a-9 and 14e-2(b) promulgated thereunder. In addition, the complaint alleges that defendants have also breached their fiduciary duties owed to the proposed classes.

On December 26, 2007, the plaintiff filed a motion seeking that the court designate it as lead plaintiff and its counsel as class lead counsel, which the court granted on May 2, 2008.

On May 19, 2008, the lead plaintiff filed an amended complaint which contains the same counts as the original complaint. On June 30, 2008, defendants filed a motion to dismiss the amended complaint. The court has not yet ruled on the motion to dismiss.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Piedmont believes that the allegations contained in the complaint are without merit and will continue to vigorously defend this action. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, as with any litigation, the risk of financial loss does exist.

Donald and Donna Goldstein, Derivatively on behalf of Nominal Defendant Piedmont Office Realty Trust, Inc. v. Leo F. Wells, III, et al. (Defendant’s motion to dismiss granted on February 9, 2009.)

On August 24, 2007, two stockholders of Piedmont filed a putative shareholder derivative complaint in the Superior Court of Fulton County, State of Georgia, on behalf of Piedmont against, among others, one of Piedmont’s previous advisors, and a number of Piedmont’s current and former officers and directors.

The complaint alleged, among other things, (i) that the consideration paid as part of the Internalization of Piedmont’s previous advisors was excessive; (ii) that the defendants breached their fiduciary duties to Piedmont; and (iii) that the Internalization transaction unjustly enriched the defendants.

The complaint sought, among other things, (i) a judgment declaring that the defendants have committed breaches of their fiduciary duties and were unjustly enriched at the expense of Piedmont; (ii) monetary damages equal to the amount by which Piedmont has been damaged by the defendants; (iii) an order awarding Piedmont restitution from the defendants and ordering disgorgement of all profits and benefits obtained by the defendants from their wrongful conduct and fiduciary breaches; (iv) an order directing the defendants to respond in good faith to offers which are in the best interest of Piedmont and its stockholders and to establish a committee of independent directors or an independent third party to evaluate strategic alternatives and potential offers for Piedmont, and to take steps to maximize Piedmont’s and the stockholders’ value; (v) an order directing the defendants to disclose all material information to Piedmont’s stockholders with respect to the Internalization transaction and all offers to purchase Piedmont and to adopt and implement a procedure or process to obtain the highest possible price for the stockholders; (vi) an order rescinding, to the extent already implemented, the Internalization transaction; (vii) the establishment of a constructive trust upon any benefits improperly received by the defendants as a result of their wrongful conduct; and (viii) an award to the plaintiffs of costs and disbursements of the action, including reasonable attorneys’ and experts’ fees.

On March 13, 2008, the court granted the motion to dismiss this complaint. On April 11, 2008, the plaintiffs filed a notice to appeal the court’s judgment granting the defendants’ motion to dismiss. On February 9, 2009, the Georgia Court of Appeals issued an opinion affirming the Court’s judgment granting the defendants’ motion to dismiss. The time for plaintiffs to file a notice of intention to apply for certiorari in the Georgia Supreme Court or move for reconsideration has expired.

Other Legal Matters

Piedmont is from time to time a party to other legal proceedings, which arise in the ordinary course of its business. None of these ordinary course legal proceedings are reasonably likely to have a material adverse effect on results of operations or financial condition.

11. Stockholders’ Equity

Under Piedmont’s charter, it has authority to issue a total of 1,000,000,000 shares of capital stock. Of the total shares authorized, 750,000,000 shares are designated as common stock with a par value of $0.01 per share, 100,000,000 shares are designated as preferred stock, and 150,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, Piedmont’s capital stock that would result in a violation of the ownership limits that are included in Piedmont’s charter to protect its REIT status.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common Stock

On January 20, 2010, Piedmont’s stockholders approved an amendment to its charter that provided for the conversion of each outstanding share of our common stock into:

•	1/12th of a share of Piedmont’s Class A common stock; plus

•	1/12th of a share of Piedmont’s Class B-1 common stock; plus

•	1/12th of a share of Piedmont’s Class B-2 common stock; plus

•	1/12th of a share of Piedmont’s Class B-3 common stock

This transaction is referred to as the Recapitalization and was effective upon filing the amendment to Piedmont’s charter with the SDAT on January 22, 2010.

Piedmont refers to Class B-1 common stock, Class B-2 common stock and Class B-3 common stock collectively as “Class B” common stock. Piedmont intends to list its Class A common stock on the NYSE. Piedmont’s Class B common stock is identical to its Class A common stock except that (i) Piedmont does not intend to list its Class B common stock on a national securities exchange and (ii) shares of the Class B common stock will convert automatically into shares of Class A common stock according to the following schedule:

•	180 days following the Listing, in the case of Class B-1 common stock;

•	270 days following the Listing, in the case of Class B-2 common stock; and

•	on January 31, 2011, in the case of Class B-3 common stock.

In addition, if they have not otherwise converted, all shares of Piedmont’s Class B common stock will convert automatically into shares of our Class A common stock on January 30, 2011.

As a result of the Recapitalization, of the total shares of common stock authorized 600,000,000 are designated as Class A common stock, 50,000,000 are designated as Class B-1 common stock, 50,000,000 are designated as Class B-2 common stock and 50,000,000 are designated as Class B-3 common stock.

In the event that Piedmont reorganizes, merges or consolidates with one or more other corporations, holders of Class A and Class B common stock will be entitled to receive the same kind and amount of securities or property. Each Class A and Class B share is entitled to one vote. Each Class A and Class B share participates in distributions equally.

Deferred Stock Award Grant

Pursuant to the 2007 Omnibus Incentive Plan, Piedmont granted the following deferred stock awards to its employees:

	Deferred Stock Award Grants
Date of Grant	April 21, 2008	May 18, 2007
Shares granted(1)	150,594	254,950
Shares withheld to pay taxes(2)	6,898	27,555
Shares unvested as of December 31, 2008	111,510	122,007
Fair value of awards on date of grant(3)	$26.10	$30.00

(1)

Of the shares granted, 25% are considered Class A shares and 75% are considered Class B shares. In addition, 25% of the total shares granted vested on the day of grant and the remaining shares, adjusted for any forfeitures, vest ratably on the anniversary date over the following three years.

(2)	These shares were surrendered upon vesting to satisfy required minimum tax withholding obligations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)

The fair value of the awards is based on an assumed price reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free rate.

During the years ended December 31, 2008 and 2007, Piedmont recognized approximately $4.1 million and $3.8 million of compensation expense for all deferred stock grants issued to employees, respectively, of which $3.1 million and $1.9 million, respectively, related to the nonvested shares. As of December 31, 2008, approximately $2.0 million of unrecognized compensation cost related to nonvested, share-based compensation remained, which Piedmont will record in its statements of income over a weighted-average vesting period of approximately 2 years.

Annual Independent Director Equity Awards

On June 13, 2008, the board of directors of Piedmont approved an annual equity award for each of the independent directors of $50,000 payable in the form of 1,916 shares of Piedmont’s common stock. In addition, awards of 1,916 shares were also issued to each of Piedmont’s newly appointed independent directors on June 26, 2008 and October 14, 2008, respectively. Further, all 2007 awards which were previously deferred by directors during 2007 were issued on June 13, 2008. During the year ended December 31, 2008, directors’ fees included in general and administrative expense in the accompanying consolidated statements of income included approximately $500,000 related to these equity awards.

Director Option Plan

Effective April 16, 2007, Piedmont’s board of directors suspended the Director Option Plan. Outstanding awards continue to be governed by the terms of the Director Option Plan. All equity awards granted subsequent to 2007 were made and will continue to be made under the 2007 Omnibus Incentive Plan.

Under the Director Option Plan, options to purchase shares of common stock at $36 per share were granted upon initially becoming an independent director of Piedmont and each subsequent year at the annual meeting through 2006. All options that were granted and remained outstanding as of December 31, 2008 are fully vested, and the value of the awards is estimated as deminimus. All such options expire on the tenth anniversary of the date of grant (sooner in the event of disability, death, or resignation of the independent director). The weighted-average contractual remaining life for options that are exercisable as of December 31, 2008 is approximately four years.

A summary of Piedmont’s stock option activity under its Director Option Plan for the years ended December 31, 2008, 2007, and 2006, follows:

	Number of Options Outstanding	Exercise Price	Number of Options Exercisable
Outstanding as of January 1, 2006	20,333	$36	14,500
Granted	2,333	$36
Terminated	(666)	$36

Outstanding as of December 31, 2006	22,000	$36	17,167
Terminated	(2,000)	$36
Expired	(9,667)	$36

Outstanding as of December 31, 2007	10,333	$36	9,000
No activity	—

Outstanding as of December 31, 2008	10,333	$36	10,333

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Director Warrant Plan

The Director Warrant Plan provided for the issuance of one warrant to purchase common stock for every 8 shares of common stock purchased by an independent director. The exercise price of the warrants was $36 per share. As of December 31, 2007, 1,206 warrants were outstanding under the Director Warrant Plan. On March 25, 2008, the board of directors of Piedmont terminated the Director Warrant Plan, and all outstanding warrants were cancelled.

Dividend Reinvestment Plan

Under Piedmont’s DRP, common stockholders may elect to reinvest an amount equal to the dividends declared on their common shares into additional shares of Piedmont’s common stock in lieu of receiving cash dividends. The shares may be purchased at a fixed price per share, and participants in the DRP may purchase fractional shares so that 100% of the dividends will be used to acquire shares of Piedmont’s stock. The board of directors, by majority vote, may amend or terminate the DRP for any reason. However, per Internal Revenue Service guidelines concerning preferential dividend treatment, Piedmont may not offer shares under the DRP at a price less than 95% of its most recent net asset valuation, which is performed on an annual basis. The DRP price for first quarter 2008 was $25.59, and on March 25, 2008, based on the receipt of Piedmont’s December 31, 2007 calculated net asset value, the board of directors changed the price for purchase of common shares pursuant to the DRP to $25.14 effective beginning with dividends declared and paid in second quarter 2008. This price remained the same for the third and fourth quarter 2008.

On March 10, 2009, the board of directors of Piedmont determined the price for purchase of common shares pursuant to the DRP to be equal to $21.09 effective beginning with dividends declared and paid in the first quarter 2009. Such price was determined based on 95% of the December 31, 2008 calculated net asset value.

Share Redemption Program

Under Piedmont’s common stock redemption program, investors who have held shares for more than one year may redeem shares subject to the following limitations: (i) Piedmont may not redeem during any calendar year in excess of 5% of the weighted-average common shares outstanding during the prior calendar year; and (ii) in no event shall the life-to-date aggregate amount of redemptions under the Piedmont share redemption program exceed life-to-date aggregate proceeds received from the sale of shares pursuant to the DRP. On June 30, 2008, Piedmont determined that the allocated percentage of the 2008 pool of shares for redemptions related to ordinary requests had been exhausted. Shares redeemed under the program for the remainder of 2008 were for death and required minimum distribution (“RMD”) requests only. As a result, further requests were not fulfilled for ordinary redemptions for the remainder of calendar year 2008 after the completion of the June 2008 share redemptions. All ordinary redemption requests received after June 30, 2008 were deferred.

On November 12, 2008, the board of directors of Piedmont suspended all redemptions under the share redemption program effective as of January 1, 2009. In March 2009, the board of directors of Piedmont added the additional limitation that the total shares redeemed during calendar year 2009 may not exceed $100.0 million in value based upon the anticipated proceeds to be received from the dividend reinvestment plan in 2009. Additionally, in March 2009, the board of directors of Piedmont set the redemption price at the lesser of $21.09 or the purchase price per share that the stockholder actually paid less the special capital distribution of $4.86 per share in June 2005 if received by the stockholder.

Private Equity Purchase

In August 2008, Piedmont purchased approximately 1.3 million shares owned collectively by Lex-Win Acquisition LLC and its affiliates (the “Sellers”) for a purchase price of $24.93 per share. These purchases

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

represent the entire balance of common stock of Piedmont owned by the Sellers. The purchase agreement contained customary representations and warranties by the Sellers, a standstill provision enforceable against the Sellers, and mutual non-disparagement provisions.

12. Weighted-Average Common Shares

There are no adjustments to “Net income attributable to Piedmont” or “Income from continuing operations” for the diluted earnings per share computations.

The following table reconciles the denominator for the basic and diluted earnings per share computations shown on the consolidated statements of income for the years ended December 2008, 2007, and 2006 (in thousands):

	December 31, 2008	December 31, 2007	December 31, 2006
Weighted-average common shares—basic	159,586	160,698	153,898
Plus incremental weighted-average shares from time-vested conversions:
Restricted stock awards	136	58	—

Weighted-average common shares—diluted	159,722	160,756	153,898

13. Operating Leases

Piedmont’s real estate assets are leased to tenants under operating leases for which the terms vary, including certain provisions to extend the lease term, options for early terminations subject to specified penalties, and other terms and conditions as negotiated. Piedmont retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, however, generally they are not significant. Therefore, exposure to credit risk is limited to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Piedmont’s properties are located in 22 states and the District of Columbia. As of December 31, 2008, approximately 25% and 19% of Piedmont’s total real estate assets based on 2008 annualized gross rental revenues are located in metropolitan Chicago and metropolitan Washington, D.C., respectively. The future minimum rental income from Piedmont’s investment in real estate assets under non-cancelable operating leases, excluding properties under development, as of December 31, 2008, is presented below (in thousands):

Years ending December 31:
2009	$419,460
2010	403,806
2011	355,031
2012	286,611
2013	223,577
Thereafter	813,490

Total	$2,501,975

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. Discontinued Operations

Piedmont has classified the results of operations related to the following properties as discontinued operations:

Building Sold:	Month and Year of Sale
Citigroup Fort Mill Building, Fort Mill, SC	March 2007
Videojet Technology Building, Woodale, IL	March 2007
Frank Russell Building, Tacoma, WA	December 2006
Northrop Grumman Building, Aurora, CO	July 2006
IRS Daycare Building, Holtsville, NY	April 2006

The details comprising income from discontinued operations are presented below (in thousands):

	Years Ended December 31,
	2008	2007	2006
Revenues:
Rental income	$10	$1,259	$12,993
Tenant reimbursements	—	(401)	191
Gain on sale	—	20,680	27,922

	10	21,538	41,106
Expenses:
Property operating costs	—	(397)	275
Asset and property management fees	—	—	3
Depreciation	—	311	2,918
Amortization	—	41	1,367
General and administrative expenses	—	35	89

	—	(10)	4,652

Income from discontinued operations	$10	$21,548	$36,454

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Supplemental Disclosures of Noncash Activities

Significant noncash investing and financing activities for the years ended December 31, 2008, 2007, and 2006 (in thousands) are outlined below:

	2008	2007	2006
Investment in real estate funded with other assets	$—	$—	$5,000

Acquisition and advisory fees applied to investments	$—	$—	$1,328

Acquisition of Piedmont’s former advisor in exchange for common stock	$—	$175,000	$—

Transfer of common stock to Piedmont’s former advisor in exchange for partnership units	$—	$200	$—

Investment in goodwill funded with other assets	$—	$1,504	$—

Accrued goodwill costs	$—	$307	$—

Liabilities assumed under acquisition of Piedmont’s former advisor	$—	$1,264	$—

Liabilities assumed upon acquisition of properties	$—	$190	$2,468

Accrued capital expenditures and deferred lease costs	$12,378	$9,391	$3,592

Accrued redemptions of common stock	$(5,969)	$5,144	$825

Discounts applied to issuance of common stock	$644	$13,853	$1,273

Discounts reduced as result of redemptions of common stock	$1,736	$563	$1,610

Redeemable common stock	$53,882	$(30,680)	$30,886

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Related-Party Transactions

For the period from January 1, 2006, through the closing of the Internalization transaction on April 16, 2007, Piedmont was a party to and incurred expenses under the following agreements with Piedmont’s former advisor and its affiliates (who prior to the Internalization was a limited partner in Piedmont’s operating partnership):

Agreement	Services Provided	Fees Incurred (in thousands)
		2008	2007	2006
Asset Advisory Agreement	Manage day-to-day operations; administer, promote, operate, maintain, improve, finance, lease, dispose of properties; provide accounting, compliance, other administrative services	N/A	$7,046	$21,043

Property Management Agreement	Manage properties; coordinate leasing of properties; manage construction activities at certain properties	N/A	$1,515	$3,318

Acquisition Advisory Agreement	Provide capital-raising functions; transfer agent and stockholder communication services	N/A	$—	$3,700

	Acquisition of properties	N/A	$—	$1,328

Administrative reimbursements (pursuant to agreements listed above)(1)	Piedmont was required to reimburse each service provider for various expenses incurred in connection with the performance of its duties	N/A	$3,034	$7,854

(1)	Includes approximately $785,000 and $934,000 which was reimbursed by tenants pursuant to the respective lease agreements for the years ended December 31, 2007 and 2006, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreements with Former Advisor Companies Post Internalization

From the closing of the Internalization transaction on April 16, 2007, through December 31, 2008, Piedmont was a party to and incurred expenses under the following agreements with Piedmont’s former advisor and its affiliates:

		Fees Incurred/ (Revenues Earned) for the Year Ended (in thousands)
Agreement	Services Provided	2008	2007	Termination Date	Renewal Options
Property Management Services—Piedmont— Owned Properties Managed by Former Advisor	Manage day-to-day operations including accounting services for 10 properties	$1,442	$1,065	April 1, 2009 Terminated agreement as it relates to 7 of the 17 properties, effective July 1, 2008	Automatically renews unless either party gives 60 day notice of intent not to renew

Property Management Services—Properties Owned by Real Estate Programs Sponsored by Former Advisor Managed by Piedmont	Manage day-to-day operations including accounting services for 22 properties	$(3,070)	$(2,035)	April 16, 2009	Automatically renews unless either party gives 60 day notice of intent not to renew

Transition Services Agreement	Investor relations support services; transfer agent-related services; investor communication support	$1,953	$1,552	April 15, 2009 Terminated investor communication support portion of agreement effective July 1, 2008	Automatically renews for successive 180-day periods unless otherwise terminated upon 30 days’ written notice

Headquarters Sublease Agreement	Office space located at 6200 The Corners Parkway, Norcross, Ga., along with furniture, fixtures, and equipment	$153	$218	Terminated as of July 1, 2008— resulted in termination expense of approximately $164,000

Support Services Agreement	Information technology services	$455	$609	Terminated as of July 1, 2008

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Income Taxes

Piedmont’s income tax basis net income attributable to Piedmont for the years ended December 31, 2008, 2007, and 2006, is calculated as follows (in thousands):

	2008	2007	2006
GAAP basis financial statement net income attributable to Piedmont	$131,314	$133,610	$133,324
Increase (decrease) in net income attributable to Piedmont resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	47,054	43,018	43,072
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(12,733)	(15,190)	(7,777)
Net amortization of above/below-market lease intangibles for financial reporting purposes in excess of amounts for income tax purposes	(734)	932	2,742
(Loss) gain on disposal of property for financial reporting purposes in excess of amounts for income tax purposes	(566)	2,059	(4,579)
Taxable income of Piedmont Washington Properties, Inc., in excess of amount for financial reporting purposes	4,403	3,894	8,076
Other expenses for financial reporting purposes in excess of amounts for income tax purposes	5,429	11,750	26,143

Income tax basis net income attributable to Piedmont, prior to dividends paid deduction	$174,167	$180,073	$201,001

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. The composition of Piedmont’s distributions per common share is presented below:

	2008	2007	2006
Ordinary income	62%	56%	66%
Capital gains	—	8%	9%
Return of capital	38%	36%	25%

	100%	100%	100%

At December 31, 2008, the tax basis carrying value of Piedmont’s total assets was approximately $4.5 billion.

Piedmont recorded interest and penalties of approximately $0, $0.6 million, and $0.5 million for the years ended December 31, 2008, 2007, and 2006, respectively, related to uncertain tax positions as general and administrative expense in the accompanying consolidated statements of income. Accrued interest and penalties are included in accounts payable, accrued expenses, and accrued capital expenditures in the accompanying consolidated balance sheets.

Piedmont’s reserve related to its tax exposures was approximately $6.7 million as of December 31, 2008 and 2007. The tax years 2005 to 2008 remain open to examination by certain tax jurisdictions to which Piedmont is subject.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18. Quarterly Results (unaudited)

A summary of the unaudited quarterly financial information for the years ended December 31, 2008 and 2007, is presented below (in thousands, except per-share data):

	2008
	First	Second	Third	Fourth
Revenues	$159,093	$152,161	$155,295	$155,416
Real estate operating income	$53,553	$47,111	$52,791	$50,400
Discontinued operations	$10	$—	$—	$—
Net income attributable to Piedmont	$37,361	$30,470	$31,888	$31,595
Basic and diluted earnings per share	$0.23	$0.19	$0.20	$0.20
Dividends per share	$0.4401	$0.4401	$0.4401	$0.4401

	2007
	First	Second	Third	Fourth
Revenues	$148,218	$146,177	$149,479	$149,375
Real estate operating income	$41,999	$41,358	$43,735	$41,317
Discontinued operations	$21,516	$10	$16	$6
Net income attributable to Piedmont	$50,127	$28,196	$29,159	$26,128
Basic and diluted earnings per share	$0.32	$0.18	$0.18	$0.15
Dividends per share	$0.4401	$0.4401	$0.4401	$0.4401

Piedmont Office Realty Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization

December 31, 2008

(dollars in thousands)

	Location	Ownership Percentage	Encumbrances		Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2008			Accumulated Depreciation and Amortization	Date of Constru- ction	Date Acquired	Life on which Depreciation and Amortization is Computed (g)
Description					Land	Buildings and Improve- ments	Total		Land	Buildings and Improve- ments	Total
26200 ENTERPRISE WAY	Lake Forest, CA	100%	None		$4,577	$—	$4,577	9,416	$4,768	$9,224	$13,992	$2,688	1999	3/15/1999	0 to 40 years
3900 DALLAS PARKWAY	Plano, TX	100%	None		1,456	20,377	21,837	2,292	1,516	22,608	24,124	6,091	1999	12/21/1999	0 to 40 years
RIVER CORPORATE CENTER	Tempe, AZ	100%	(c	)	0	16,036	16,036	692	0	16,728	16,728	4,522	1998	3/29/2000	0 to 40 years
AVNET	Tempe, AZ	100%	(c	)	0	13,272	13,272	551	0	13,823	13,823	3,601	2000	6/12/2000	0 to 40 years
1441 W. LONG LAKE ROAD	Troy, MI	100%	None		2,160	16,776	18,936	2,590	2,250	19,276	21,526	4,610	2000	6/29/2000	0 to 40 years
1111 DURHAM AVENUE (f/k/a MOTOROLA PLAINFIELD)	South Plainfield, NJ	100%	None		9,653	20,495	30,148	1,318	10,055	21,411	31,466	4,663	2000	11/1/2000	0 to 40 years
1430 ENCLAVE PARKWAY	Houston, TX	100%	32,100		7,100	37,915	45,015	2,169	7,396	39,788	47,184	9,601	1994	12/21/2000	0 to 40 years
CRESCENT RIDGE II	Minnetonka, MN	100%	None		7,700	45,154	52,854	6,374	8,021	51,207	59,228	13,101	2000	12/21/2000	0 to 40 years
STATE STREET (a)	Quincy, MA	100%	20,200		11,042	40,666	51,708	2,176	11,042	42,842	53,884	10,480	1990	7/30/2001	0 to 40 years
CONVERGYS	Tamarac, FL	100%	None		3,642	10,404	14,046	0	3,642	10,404	14,046	2,125	2001	12/21/2001	0 to 40 years
WINDY POINT I	Schaumburg, IL	100%	23,400		4,537	31,847	36,384	171	4,537	32,018	36,555	6,615	1999	12/31/2001	0 to 40 years
WINDY POINT II	Schaumburg, IL	100%	40,300		3,746	55,026	58,772	47	3,746	55,073	58,819	11,242	2001	12/31/2001	0 to 40 years
SARASOTA COMMERCE CENTER II	Sarasota, FL	100%	None		1,767	20,533	22,300	3,343	2,203	23,440	25,644	5,550	1999	1/11/2002	0 to 40 years
11695 JOHNS CREEK PARKWAY	Duluth, GA	100%	None		2,080	13,572	15,652	632	2,080	14,204	16,284	2,965	2001	3/28/2002	0 to 40 years
3750 BROOKSIDE PARKWAY	Alpharetta, GA	100%	None		1,561	14,207	15,768	242	1,561	14,449	16,010	2,815	2001	4/18/2002	0 to 40 years
BELLSOUTH	Ft. Lauderdale, FL	100%	(c	)	0	7,172	7,172	(0)	0	7,172	7,172	1,374	2001	4/18/2002	0 to 40 years
90 CENTRAL STREET	Boxborough, MA	100%	None		3,642	29,497	33,139	3,404	3,642	32,901	36,543	8,153	2002	5/3/2002	0 to 40 years
MASS FINANCIAL SERVICES (f/k/a MFS PHOENIX)	Phoenix, AZ	100%	None		2,602	24,333	26,935	46	2,602	24,379	26,981	4,518	2001	6/4/2002	0 to 40 years
BMG DIRECT	Duncan, SC	100%	None		1,002	15,709	16,711	8	1,002	15,718	16,720	2,862	1987	7/31/2002	0 to 40 years
BMG MUSIC	Duncan, SC	100%	None		663	10,914	11,577	0	663	10,914	11,577	1,979	1987	7/31/2002	0 to 40 years
6031 CONNECTION DRIVE	Irving, TX	100%	None		3,157	43,656	46,813	(0)	3,157	43,656	46,813	7,807	1999	8/15/2002	0 to 40 years
6021 CONNECTION DRIVE	Irving, TX	100%	None		3,157	42,662	45,819	1,396	3,157	44,059	47,215	7,657	1999	8/15/2002	0 to 40 years
6011 CONNECTION DRIVE	Irving, TX	100%	None		3,157	29,034	32,191	2,586	3,157	31,620	34,777	5,622	1999	8/15/2002	0 to 40 years
HARCOURT (a)	Austin, TX	100%	16,500		6,098	34,492	40,590	0	6,098	34,492	40,590	6,171	2001	8/15/2002	0 to 40 years
AMERICREDIT	Chandler, AZ	100%	None		2,632	—	2,632	22,468	2,779	22,321	25,100	5,239	2003	9/12/2002	0 to 40 years
5000 CORPORATE COURT (b)	Holtsville, NY	100%	None		4,375	48,212	52,587	(27,074)	4,162	21,351	25,513	8,129	2000	9/16/2002	0 to 40 years
KEYBANK (a)	Parsippany, NJ	100%	42,700		9,054	96,722	105,776	158	9,054	96,880	105,934	17,018	1985	9/27/2002	0 to 40 years
FEDEX	Colorado Springs, CO	100%	None		2,185	24,964	27,149	(1,895)	2,185	23,069	25,254	4,054	2001	9/27/2002	0 to 40 years
INTUIT	Plano, TX	100%	None		3,153	24,602	27,755	4	3,153	24,605	27,758	4,324	2001	9/27/2002	0 to 40 years
TWO INDEPENDENCE SQUARE (a)	Washington, DC	100%	105,800		52,711	202,702	255,413	2,883	52,711	205,585	258,296	34,628	1991	11/22/2002	0 to 40 years
ONE INDEPENDENCE SQUARE (a)	Washington, DC	100%	57,800		29,765	104,814	134,579	2,012	30,562	106,029	136,591	17,810	1991	11/22/2002	0 to 40 years
CATERPILLAR (a)	Nashville, TN	100%	26,800		4,908	59,011	63,919	6,671	5,101	65,490	70,591	10,532	2000	11/26/2002	0 to 40 years
NESTLE	Glendale, CA	100%	None		23,605	136,284	159,889	2,009	23,608	138,291	161,899	22,774	1990	12/20/2002	0 to 40 years
EASTPOINT I	Mayfield Heights, OH	100%	None		1,485	11,064	12,549	103	1,485	11,167	12,652	1,829	2000	1/9/2003	0 to 40 years
EASTPOINT II	Mayfield Heights, OH	100%	None		1,235	9,199	10,434	1,550	1,235	10,749	11,984	1,857	2000	1/9/2003	0 to 40 years
150 WEST JEFFERSON	Detroit, MI	100%	None		9,759	88,364	98,123	4,494	9,759	92,858	102,617	16,853	1989	3/31/2003	0 to 40 years
CITICORP (a)	Englewood Cliffs, NJ	100%	29,300		10,424	61,319	71,743	2,046	10,803	62,986	73,789	9,673	1953	4/30/2003	0 to 40 years
US BANCORP	Minneapolis, MN	100%	105,000		11,138	175,629	186,767	3,103	11,138	178,732	189,870	27,301	2000	5/1/2003	0 to 40 years

Piedmont Office Realty Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization—(Continued)

December 31, 2008

(dollars in thousands)

				Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2008						Life on which Depreciation and Amortization is Computed (g)
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improve- ments	Total		Land	Buildings and Improve- ments	Total	Accumulated Depreciation and Amortization	Date of Constru- ction	Date Acquired
AON CENTER	Chicago, IL	100%	225,000	23,267	472,488	495,755	77,692	23,966	549,481	573,447	83,941	1972	5/9/2003	0 to 40 years
AUBURN HILLS CORPORATE CENTER	Auburn Hills, MI	100%	None	1,978	16,570	18,548	1,564	1,978	18,135	20,113	2,796	2001	5/9/2003	0 to 40 years
11107 SUNSET HILLS ROAD	Reston, VA	100%	None	2,711	17,890	20,601	1,941	2,711	19,830	22,542	4,357	1985	6/27/2003	0 to 40 years
11109 SUNSET HILLS ROAD	Reston, VA	100%	None	1,218	8,038	9,256	352	1,218	8,390	9,608	2,765	1984	6/27/2003	0 to 40 years
LOCKHEED MARTIN I	Rockville, MD	100%	None	3,019	21,984	25,003	(347)	2,960	21,697	24,657	7,141	1985	7/30/2003	0 to 40 years
LOCKHEED MARTIN II	Rockville, MD	100%	None	3,019	21,984	25,003	(325)	2,960	21,718	24,678	7,145	1985	7/30/2003	0 to 40 years
GLENRIDGE HIGHLANDS II	Atlanta, GA	100%	None	6,662	69,031	75,693	(24,718)	6,662	44,313	50,975	8,836	2000	8/1/2003	0 to 40 years
AVENTIS (a)	Bridgewater, NJ	100%	40,200	8,182	84,160	92,342	1,773	8,328	85,787	94,115	24,351	2002	8/14/2003	0 to 40 years
1055 EAST COLORADO BLVD	Pasadena, CA	100%	29,200	6,495	30,265	36,760	(1,107)	6,495	29,157	35,653	8,594	2001	8/22/2003	0 to 40 years
FAIRWAY CENTER II (a)	Brea, CA	100%	10,700	7,110	15,600	22,710	(82)	7,110	15,519	22,628	3,857	2003	8/29/2003	0 to 40 years
COPPER RIDGE CENTER	Lyndhurst, NJ	100%	None	6,974	38,714	45,688	(6,421)	6,974	32,293	39,267	4,906	1986	9/5/2003	0 to 40 years
1901 MAIN STREET IRVINE	Irvine, CA	100%	None	6,246	36,455	42,701	(3,463)	6,246	32,992	39,238	6,459	2001	9/17/2003	0 to 40 years
RHEIN	Beaverton, OR	100%	None	1,015	6,425	7,440	(580)	1,015	5,845	6,860	646	1988	10/9/2003	0 to 40 years
DESCHUTES	Beaverton, OR	100%	None	1,072	6,361	7,433	1	1,072	6,361	7,433	2,119	1989	10/9/2003	0 to 40 years
WILLAMETTE	Beaverton, OR	100%	None	1,085	6,211	7,296	(1,933)	1,085	4,278	5,363	575	1990	10/9/2003	0 to 40 years
1345 BURLINGTON DRIVE	Beaverton, OR	100%	None	1,546	7,630	9,176	2,193	1,545	9,824	11,369	2,370	1999	10/9/2003	0 to 40 years
35 WEST WACKER (d)	Chicago, Il	96.5%	120,000	54,949	218,757	273,706	28,781	55,573	246,915	302,487	60,337	1989	11/6/2003	0 to 40 years
400 VIRGINIA AVENUE	Washington, DC	100%	None	22,146	49,740	71,886	(936)	22,146	48,804	70,951	7,792	1985	11/19/2003	0 to 40 years
4250 N FAIRFAX	Arlington, VA	100%	45,000	13,636	70,918	84,554	5,167	13,636	76,084	89,721	12,455	1998	11/19/2003	0 to 40 years
1225 EYE STREET (e)	Washington, DC	50%	57,600	21,959	47,602	69,561	1,948	21,959	49,550	71,509	10,073	1985	11/19/2003	0 to 40 years
1201 EYE STREET (f)	Washington, DC	50%	82,400	31,985	63,139	95,124	7,382	31,985	70,521	102,505	14,684	2001	11/19/2003	0 to 40 years
EASTPOINT CORPORATE CENTER	Issaquah, WA	100%	None	4,351	25,899	30,250	(7,250)	4,351	18,649	23,000	2,640	2001	12/10/2003	0 to 40 years
1901 MARKET STREET	Philadelphia, PA	100%	None	13,584	166,683	180,267	137	20,829	159,575	180,404	24,668	1990	12/18/2003	0 to 40 years
60 BROAD STREET	New York, NY	100%	None	32,522	168,986	201,508	(169)	60,708	140,631	201,339	27,495	1962	12/31/2003	0 to 40 years
1414 MASSACHUSSETS AVENUE	Cambridge, MA	100%	None	4,210	35,821	40,031	1,930	4,365	37,597	41,961	7,226	1873	1/8/2004	0 to 40 years
ONE BRATTLE SQUARE	Cambridge, MA	100%	None	6,974	64,940	71,914	(4,722)	7,113	60,079	67,192	12,090	1991	2/26/2004	0 to 40 years
MERCK	Lebanon, NJ	100%	None	3,934	—	3,934	16,281	3,934	16,281	20,215	2,154	2004	3/16/2004	0 to 40 years
1075 WEST ENTRANCE	Auburn Hills, MI	100%	None	5,200	22,957	28,157	39	5,207	22,990	28,197	4,154	2001	7/7/2004	0 to 40 years
3100 CLARENDON BOULEVARD	Arlington, VA	100%	None	11,700	69,705	81,405	(9,087)	11,791	60,527	72,318	6,213	1986	12/9/2004	0 to 40 years
SHADY GROVE V	Rockville, MD	100%	None	3,730	16,608	20,338	1,116	3,882	17,572	21,454	4,028	1982	12/29/2004	0 to 40 years
400 BRIDGEWATER	Bridgewater, NJ	100%	None	10,400	71,052	81,452	5,628	10,400	76,680	87,080	13,470	2002	2/17/2006	0 to 40 years
LAS COLINAS CORPORATE CENTER I	Irving, TX	100%	17,500	3,912	18,830	22,742	795	3,912	19,625	23,537	3,605	1997	8/31/2006	0 to 40 years
LAS COLINAS CORPORATE CENTER II	Irving, TX	100%	25,025	4,496	29,881	34,377	(1,061)	4,496	28,820	33,316	3,828	1998	8/31/2006	0 to 40 years
TWO PIERCE PLACE	Itasca, IL	100%	None	4,370	70,632	75,002	563	4,370	71,195	75,565	6,618	1991	12/7/2006	0 to 40 years
2300 CABOT DRIVE	Lisle, IL	100%	None	4,390	19,549	23,939	318	4,390	19,867	24,257	3,960	1998	5/10/2007	0 to 40 years
PIEDMONT POINTE I	Bethesda, MD	100%	None	11,200	58,606	69,806	—	11,200	58,606	69,806	1,709	2007	11/13/2007	0 to 40 years
PIEDMONT POINTE II	Bethesda, MD	100%	None	13,300	70,618	83,918	—	13,300	70,618	83,918	1,030	2008	6/25/2008	0 to 40 years
PORTLAND LAND PARCELS (i)	Beaverton, OR	100%	None	6,021	427	6,448	(2,668)	3,735	45	3,780	17	1979	10/9/2003	0 to 40 years

Total—100% REIT Properties				$621,496	$3,857,795	$4,479,291	148,715	$659,637	$3,968,370	$4,628,007	$719,937

Piedmont Office Realty Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization—(Continued)

December 31, 2008

(dollars in thousands)

				Initial Cost			Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2008						Life on which Depreciation and Amortization is Computed (g)
Description	Location	Ownership Percentage	Encumbrances	Land	Buildings and Improve- ments	Total		Land	Buildings and Improve- ments	Total	Accumulated Depreciation and Amortization	Date of Constru- ction	Date Acquired
360 INTERLOCKEN	Broomfield, CO	4%	None	1,570	6,734	8,304	1,339	1,650	7,993	9,643	2,858	1996	3/20/1998	0 to 40 years
AVAYA	Oklahoma City, OK	4%	None	1,003	4,386	5,389	242	1,051	4,580	5,631	1,574	1998	6/24/1998	0 to 40 years
47320 KATO ROAD	Fremont, CA	78%	None	2,130	6,853	8,983	380	2,219	7,144	9,363	2,431	1998	7/21/1998	0 to 40 years
20/20 (h)	Leawood, KS	57%	None	1,696	7,851	9,547	(1,934)	1,767	5,846	7,613	2,667	1998	7/2/1999	0 to 40 years
4685 INVESTMENT DRIVE	Troy, MI	55%	None	2,144	9,984	12,128	2,760	2,233	12,655	14,888	4,630	2000	5/10/2000	0 to 40 years
COMDATA	Brentwood, TN	55%	None	4,300	20,702	25,002	1,307	4,479	21,830	26,309	5,110	1986	5/15/2001	0 to 40 years
8560 UPLAND DRIVE	Parker, CO	72%	None	1,954	11,216	13,170	542	2,048	11,664	13,712	2,463	2001	12/21/2001	0 to 40 years
AIU	Hoffman Estate, IL	72%	None	600	22,682	23,282	1,343	624	24,001	24,625	7,108	1999	9/19/2003	0 to 40 years

Total—JV Properties				$15,397	$90,408	$105,805	$5,979	$16,071	$95,713	$111,784	$28,841

Total—All Properties				$636,893	$3,948,203	$4,585,096	$154,694	$675,708	$4,064,083	$4,739,791	$748,778

(a)	These properties collateralize the $350.0 million secured pooled debt facility with Morgan Stanley that accrues interest at 4.84% and matures in June 2014.
(b)	Piedmont determined that the carrying value of the 5000 Corporate Court Building was not recoverable and, accordingly, recorded an impairment loss on real estate assets in the amount of approximately $7.6 million and $16.1 million in 2006 and 2005, respectively. For further information, see Note 6 to the accompanying consolidated financial statements.
(c)	Property is owned subject to a long-term ground lease.
(d)	Piedmont initially acquired an approximate 95% interest in the 35. West Wacker Building through two joint ventures. As the general partner, Piedmont is deemed to have control of the partnerships and, as such, consolidates the joint ventures. In 2008 Piedmont purchased an additional 1.5446% interest in the 35. West Wacker Building from one of the minority shareholders in the joint venture that owns the building, bringing Piedmont’s total ownership percentage to approximately 96.5% as of December 31, 2008.
(e)	Piedmont purchased all of the membership interest in 1225 Equity, LLC, which own a 49.5% membership interest in 1225 Eye Street, N.W. Associates, which owns the 1225 Eye Street Building. As a result of its ownership of 1225 Equity, LLC, Piedmont owns an approximate 49.5% in the 1225 Eye Street Building. As the controlling member, Piedmont is deemed to have control of the entities and, as such, consolidates the joint ventures.
(f)	Piedmont purchased all of the membership interest in 1201 Equity, LLC, which own a 49.5% membership interest in 1201 Eye Street, N.W. Associates, which owns the 1201 Eye Street Building. As a result of its ownership of 1201 Equity, LLC, Piedmont owns an approximate 49.5% in the 1201 Eye Street Building. As the controlling member, Piedmont is deemed to have control of the entities and, as such, consolidates the joint ventures.
(g)	Piedmont’s assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, Tenant Improvements are amortized over the shorter of economic life or lease term, and Lease Intangibles are amortized over the lease term. Generally, Building Improvements are depreciated over 5 – 25 years, Land Improvements are depreciated over 20 – 25 years, and Buildings are depreciated over 40 years.
(h)	During third quarter 2008, Piedmont recorded approximately $2.1 million as its pro-rata share of a charge taken on the 20/20 Building related to the “other than temporary” impairment of the investment.
(i)	Includes investment in undeveloped land parcels. Such investment is not included in Piedmont’s total building count.

Piedmont Office Realty Trust, Inc.

Schedule III—Real Estate Assets and Accumulated Depreciation and Amortization—(Continued)

December 31, 2008

(dollars in thousands)

	2008		2007	2006
Real Estate:
Balance at the beginning of the year	$4,667,022		$4,667,745	$4,543,120
Additions to/improvements of real estate	128,344		125,431	249,472
Assets disposed	—		(72,880)	(99,263)
Assets impaired	(3,678	)(2)	—	(7,565	)(1)
Transfer of corporate assets to prepaid and other assets	(393)		—	—
Write-offs of intangible assets(3)	(3,002)		(9,469)	(5,804)
Write-offs of fully depreciated/amortized assets	(48,502)		(43,805)	(12,215)

Balance at the end of the year	$4,739,791		$4,667,022	$4,667,745

Accumulated Depreciation and Amortization:
Balance at the beginning of the year	$654,958		$563,435	$437,949
Depreciation and amortization expense	143,353		148,916	153,852
Assets disposed	—		(11,288)	(13,820)
Transfer of corporate assets to prepaid and other assets	(88)		—	—
Write-offs of intangible assets(3)	(943)		(2,666)	(2,331)
Write-offs of fully depreciated/amortized assets	(48,502)		(43,439)	(12,215)

Balance at the end of the year	$748,778		$654,958	$563,435

(1)

Piedmont determined that the carrying value of the 5000 Corporate Court Building was not recoverable and, accordingly, recorded an impairment loss on real estate assets in the amount of approximately $7.6 million during 2006.

(2)

Fund XI-XII-REIT Joint Venture recorded an impairment loss on real estate assets of approximately $3.7 million during 2008 related to the 20/20 Building; however, Piedmont recorded its proportionate share of the charge (approximately $2.1 million) in the accompanying consolidated statements of income with other such net property operations as equity in income of unconsolidated joint ventures.

(3)	Consists of write-offs of intangible lease assets related to lease restructurings, amendments and terminations.

Piedmont Representative Properties

US Bancorp Center Minneapolis, MN	Nestle 800 North Brand Blvd. Glendale, CA
Glenridge Highlands 5565 Glenridge Connector Atlanta, GA	Two Pierce Place Itasca, IL

18,000,000 Shares

Piedmont Office Realty Trust, Inc.

Class A Common Stock

PROSPECTUS

Morgan Stanley	J.P. Morgan

Wells Fargo Securities

BMO Capital Markets	Morgan Keegan & Company, Inc.	RBC Capital Markets	Scotia Capital

                    , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses expected to be incurred by us in connection with the registration, issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, fee.

SEC registration fee	$21,219
FINRA filing fee	37,760
Printing and engraving fees	100,000
Accounting fees and expenses	200,000
Legal fees and expenses	1,250,000
Transfer agent and registrar fees	400,000
Miscellaneous	191,021

Total	$2,200,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

On April 16, 2007, we issued 6,504,550 shares of our common stock (then valued at approximately $175 million based on an agreed-to per-share value of $26.8593) to Wells Advisory Services I, LLC, in connection with the internalization of our external manager. In addition, in connection with the transaction, we issued 7,446 shares of our common stock to Wells Capital, Inc. in exchange for the 6,667 limited partnership units it owned in our operating partnership, Piedmont Operating Partnership, L.P. The issuance of such shares of our common stock to Wells Advisory Services I, LLC and Wells Capital, Inc. was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On August 28, 2008, we sold 22,989 shares of our common stock to William H. Keogler, Jr. and 3,333 shares of our common stock to Frank C. McDowell, each of whom is a member of our Board of Directors, in each case for a purchase price of $26.10 per share, or an aggregate of $687,000. The sales were effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 34. Indemnification of Directors and Officers.

In connection with this offering, we are making certain amendments to our charter, including amendments to the provisions of our charter relating to indemnification and limitations of liability. We have already sought and received the required approval from our stockholders for these amendments, which will take effect immediately prior to the listing of our Class A common stock on the NYSE. The summary below reflects the indemnification and exculpation provisions that will be in effect immediately following the consummation of this offering.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter will contain a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be contributed to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements, all of which are included in the prospectus.

See Index to Consolidated Financial Statements.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit No.	Description

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger dated as of February 2, 2007, by and among Piedmont Office Realty Trust, Inc. (f/k/a Wells Real Estate Investment Trust, Inc.) (the “Company”), WRT Acquisition Company, LLC, WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Advisory Services I, LLC, Wells Real Estate Advisory Services, Inc. and Wells Government Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on February 5, 2007)

Exhibit No.	Description

3.1	Second Articles of Amendment and Restatement of the Company (incorporating all amendments thereto through December 17, 2007) (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 14, 2008)

3.3	Form of Third Articles of Amendment and Restatement of the Company (incorporated by reference to Appendix E to the Company’s Definitive Proxy Statement filed on February 26, 2007)

3.4

Amended Bylaws of the Company (incorporating all amendments thereto through June 26, 2008) (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 13, 2008)

3.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 22, 2010)

3.6	Articles of Amendment to Second Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 22, 2010)

5.1	Opinion of Venable LLP as to the legality of the securities being registered

8.1	Opinion of King & Spalding LLP regarding certain federal income tax considerations

10.1	Agreement of Limited Partnership of Piedmont Operating Partnership, L.P. (f/k/a Wells Operating Partnership, L.P. (the “Operating Partnership”)), as Amended and Restated as of January 1, 2000 (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 28, 2001, Commission File No. 000-25739)

10.2	Amended and Restated Joint Venture Agreement of The Fund IX, Fund X, Fund XI and REIT Joint Venture dated June 11, 1998 (incorporated by reference to Exhibit 10.4 to Post-Effective Amendment No. 2 to the Company’s Form S-11 Registration Statement (Commission File No. 333-32099), filed on July 9, 1998)

10.3	Joint Venture Agreement of Wells/Fremont Associates dated July 15, 1998, by and between Wells Development Corporation and the Operating Partnership (incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 3 to the Company’s Form S-11 Registration Statement (Commission File No. 333-32099), filed on August 14, 1998)

10.4	Amended and Restated Joint Venture Partnership Agreement of Fund XI - Fund XII - REIT Joint Venture dated June 21, 1999, by and among Wells Real Estate Fund XI, L.P., Wells Real Estate Fund XII, L.P. and the Operating Partnership (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-83933), filed on November 17, 1999)

10.5	Joint Venture Partnership Agreement of Wells Fund XII-REIT Joint Venture Partnership dated April 10, 2000, by and between the Operating Partnership and Wells Real Estate Fund XII, L.P. (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2 to the Company’s Form S-11 Registration Statement (Commission File No. 333-66657), filed on April 25, 2000)

10.6	Joint Venture Partnership Agreement of Wells Fund XIII-REIT Joint Venture Partnership dated June 27, 2001, by and between the Operating Partnership and Wells Real Estate Investment Fund XIII, L.P. (incorporated by reference to Exhibit 10.85 to Post-Effective Amendment No. 3 to the Company’s Form S-11 Registration Statement (Commission File No. 333-44900), filed on July 23, 2001)

10.7	Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. dated April 27, 2000 (incorporated by reference to Exhibit 10.106 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.8	First Amendment to Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. dated November 6, 2003 (incorporated by reference to Exhibit 10.107 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

Exhibit No.	Description

10.9	Amended and Restated Limited Partnership Agreement of Wells-Buck Venture, L.P. dated November 6, 2003, by and among Wells 35 W. Wacker, LLC, Buck 35 Wacker, L.L.C. and VV USA City, L.P. (incorporated by reference to Exhibit 10.108 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.10	Amended and Restated Promissory Note dated November 1, 2007, by 1201 Eye Street, N.W. Associates LLC in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.11	Amended and Restated Deed of Trust, Security Agreement and Fixture Filing dated November 1, 2007, by 1201 Eye Street, N.W. Associates LLC for the benefit of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.10 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.12	Amended and Restated Promissory Note dated November 1, 2007, by 1225 Eye Street, N.W. Associates LLC in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.13	Amended and Restated Deed of Trust, Security Agreement and Fixture Filing dated October 24, 2002, by 1225 Eye Street, N.W. Associates LLC for the benefit of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.12 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.14	Limited Liability Company Agreement of 1201 Eye Street, N.W. Associates, LLC dated September 27, 2002 (incorporated by reference to Exhibit 10.119 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.15	First Amendment to Limited Liability Company Agreement of 1201 Eye Street, N.W. Associates, LLC (incorporated by reference to Exhibit 10.120 to Post-Effective Amendment No. 6 to Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.16	Limited Liability Company Agreement of 1225 Eye Street, N.W. Associates, LLC dated September 27, 2002 (incorporated by reference to Exhibit 10.121 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.17	First Amendment to Limited Liability Company Associates of 1225 Eye Street, N.W. Associates, LLC (incorporated by reference to Exhibit 10.122 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.18	Promissory Note dated April 20, 2004, by Wells REIT-Chicago Center Owner, LLC in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.174 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004)

10.19	Mortgage, Security Agreement and Fixture Filing by Wells REIT-Chicago Center Owner, LLC to Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.175 to the Company’s Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004, Commission File No. 000-25739)

Exhibit No.	Description

10.20	Loan Agreement (Multi-State) dated May 21, 2004, between Wells REIT-Austin, TX, L.P., Wells REIT - Multi-State Owner, LLC, Wells REIT-Nashville, TN, LLC and Wells REIT—Bridgewater, NJ, LLC; and Morgan Stanley Mortgage Capital Inc. (incorporated by reference to Exhibit 10.176 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004, Commission File No. 000-25739)

10.21	Loan Agreement (D.C. Properties) dated May 21, 2004, between Wells REIT-Independence Square, LLC and Morgan Stanley Mortgage Capital Inc. (incorporated by reference to Exhibit 10.177 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004, Commission File No. 000-25739)

10.22	Promissory Note dated May 5, 2005, by Wells REIT- 800 Nicollett Avenue Owner, LLC. in favor of Wachovia Bank, N.A. (incorporated by reference to Exhibit 10.70 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 5, 2005)

10.23	Fixed Rate Note dated May 4, 2005, by 4250 N. Fairfax Owner, LLC in favor of JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.71 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 5, 2005)

10.24	Amended and Restated Dividend Reinvestment Plan of the Company adopted November 15, 2005 (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Form S-3 Registration Statement (Commission File No. 333-114212), filed on November 22, 2005)

10.25	Employment Agreement dated February 2, 2007, by and between the Company and Donald A. Miller, CFA (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 5, 2007)

10.26	Escrow Agreement dated April 16, 2007, by and among the Company, Wells Advisory Services I, LLC and SunTrust Bank (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.27	Pledge and Security Agreement dated April 16, 2007, by and between the Company, Wells Advisory Services I, LLC, WRT Acquisition Company, LLC and WGS Acquisition Company, LLC (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.28	Transition Services Agreement dated April 16, 2007, by and between the Company and Wells Real Estate Funds, Inc. (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.29	Support Services Agreement dated April 16, 2007, by and between the Company and Wells Real Estate Funds, Inc. (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.30	Registration Rights Agreement dated April 16, 2007, by and among the Company, Wells Advisory Services I, LLC and Wells Capital, Inc. (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.31	Sublease dated April 16, 2007, between Wells Real Estate Funds, Inc. and WRT Acquisition Company, LLC (incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.32	2007 Omnibus Incentive Plan of Wells Real Estate Investment Trust, Inc. (incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.33	Amendment to Agreement of Limited Partnership of the Operating Partnership, as Amended and Restated as of January 1, 2000, dated April 16, 2007 (incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

Exhibit No.	Description

10.34	Employment Agreement dated April 16, 2007, by and between the Company and Robert E. Bowers (incorporated by reference to Exhibit 99.9 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.35	Employment Agreement dated May 14, 2007, by and between the Company and Carroll A. “Bo” Reddic, IV (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2007)

10.36	Employment Agreement dated May 14, 2007, by and between the Company and Raymond L. Owens (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on May 14, 2007)

10.37	Employment Agreement dated May 14, 2007, by and between the Company and Laura P. Moon (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2007)

10.38	Master Property Management, Leasing, and Construction Management Agreement dated April 16, 2007 by and among the Company, the Operating Partnership, and Wells Management Company, Inc. (incorporated by reference to Exhibit 99.10 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.39	Form of Employee Deferred Stock Award Agreement for 2007 Omnibus Incentive Plan of the Company effective May 18, 2007 (incorporated by reference to Exhibit 10.82 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed on August 7, 2007)

10.40	Amendment to Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as Amended and Restated as of January 1, 2000, dated August 8, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on August 10, 2007)

10.41	Credit Agreement dated August 31, 2007, by and among the Operating Partnership, the Company, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., Wachovia Bank, National Association, JPMorgan Chase Bank, N.A., each of Morgan Stanley Bank, Bank of America, N.A., and PNC Bank, National Association, and the other banks signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 7, 2007)

10.42	Term Loan Agreement, dated as of June 26, 2008, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, Inc. and Banc of America Securities, LLC, as Co-Lead Arrangers and Book Managers, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, each of Wells Fargo Bank, N.A., Regions Bank, N.A., and US Bank N.A., as Documentation Agents, the other banks signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 1, 2008)

10.43	Amended and Restated Share Redemption Program, dated as of March 10, 2009 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Venable LLP (included as part of Exhibit 5.1)

23.3	Consent of King & Spalding LLP (included as part of Exhibit 8.1)

Exhibit No.	Description

23.4	Consent of Rosen Consulting Group

24.1	Power of Attorney (included on the signature page to the Registration Statement filed with the Securities and Exchange Commission on November 27, 2009)†

99.1	Rosen Consulting Group Market Survey

†	Previously filed.

Item 37. Undertakings.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 28, 2010.

Piedmont Office Realty Trust, Inc.

By:	/S/ DONALD A. MILLER, CFA
Donald A. Miller, CFA Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ DONALD A. MILLER, CFA Donald A. Miller, CFA	Chief Executive Officer President (Principal Executive Officer) and Director	January 28, 2010

/s/ ROBERT E. BOWERS Robert E. Bowers	Chief Financial Officer (Principal Financial Officer)	January 28, 2010

/S/ LAURA P. MOON Laura P. Moon	Senior Vice President (Principal Accounting Officer)	January 28, 2010

/S/ MICHAEL R. BUCHANAN Michael R. Buchanan	Director	January 28, 2010

/S/ WESLEY E. CANTRELL Wesley E. Cantrell	Director	January 28, 2010

/S/ WILLIAM H. KEOGLER, JR. William H. Keogler, Jr.	Director	January 28, 2010

/S/ FRANK C. MCDOWELL Frank C. McDowell	Director	January 28, 2010

/S/ DONALD S. MOSS Donald S. Moss	Director	January 28, 2010

/s/ JEFFREY L. SWOPE Jeffrey L. Swope	Director	January 28, 2010

W. Wayne Woody	Director

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger dated as of February 2, 2007, by and among the Company, WRT Acquisition Company, LLC, WGS Acquisition Company, LLC, Wells Real Estate Funds, Inc., Wells Capital, Inc., Wells Management Company, Inc., Wells Advisory Services I, LLC, Wells Real Estate Advisory Services, Inc. and Wells Government Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on February 5, 2007)

3.1	Second Articles of Amendment and Restatement of the Company (incorporating all amendments thereto through December 17, 2007) (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on May 14, 2008)

3.3	Form of Third Articles of Amendment and Restatement of the Company (incorporated by reference to Appendix E to the Company’s Definitive Proxy Statement filed on February 26, 2007)

3.4

Amended Bylaws of the Company (incorporating all amendments thereto through June 26, 2008) (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 13, 2008)

3.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 22, 2010)

3.6	Articles of Amendment to Second Articles of Amendment and Restatement of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 22, 2010)

5.1	Opinion of Venable LLP as to the legality of the securities being registered

8.1	Opinion of King & Spalding LLP regarding certain federal income tax considerations

10.1	Agreement of Limited Partnership of the Operating Partnership, as Amended and Restated as of January 1, 2000 (incorporated by reference to Exhibit 10.64 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 28, 2001, Commission File No. 000-25739)

10.2	Amended and Restated Joint Venture Agreement of The Fund IX, Fund X, Fund XI and REIT Joint Venture dated June 11, 1998 (incorporated by reference to Exhibit 10.4 to Post-Effective Amendment No. 2 to the Company’s Form S-11 Registration Statement (Commission File No. 333-32099), filed on July 9, 1998)

10.3	Joint Venture Agreement of Wells/Fremont Associates dated July 15, 1998, by and between Wells Development Corporation and the Operating Partnership (incorporated by reference to Exhibit 10.17 to Post-Effective Amendment No. 3 to the Company’s Form S-11 Registration Statement (Commission File No. 333-32099), filed on August 14, 1998)

10.4	Amended and Restated Joint Venture Partnership Agreement of Fund XI - Fund XII - REIT Joint Venture dated June 21, 1999, by and among Wells Real Estate Fund XI, L.P., Wells Real Estate Fund XII, L.P. and the Operating Partnership (incorporated by reference to Exhibit 10.29 to Amendment No. 1 to the Company’s Form S-11 Registration Statement (Commission File No. 333-83933), filed on November 17, 1999)

10.5	Joint Venture Partnership Agreement of Wells Fund XII-REIT Joint Venture Partnership dated April 10, 2000, by and between the Operating Partnership and Wells Real Estate Fund XII, L.P. (incorporated by reference to Exhibit 10.11 to Post-Effective Amendment No. 2 to the Company’s Form S-11 Registration Statement (Commission File No. 333-66657), filed on April 25, 2000)

10.6	Joint Venture Partnership Agreement of Wells Fund XIII-REIT Joint Venture Partnership dated June 27, 2001, by and between the Operating Partnership and Wells Real Estate Investment Fund XIII, L.P. (incorporated by reference to Exhibit 10.85 to Post-Effective Amendment No. 3 to the Company’s Form S-11 Registration Statement (Commission File No. 333-44900), filed on July 23, 2001)

Exhibit No.	Description

10.7	Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. dated April 27, 2000 (incorporated by reference to Exhibit 10.106 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.8	First Amendment to Second Amended and Restated Limited Partnership Agreement of 35 W. Wacker Venture, L.P. dated November 6, 2003 (incorporated by reference to Exhibit 10.107 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.9	Amended and Restated Limited Partnership Agreement of Wells-Buck Venture, L.P. dated November 6, 2003, by and among Wells 35 W. Wacker, LLC, Buck 35 Wacker, L.L.C. and VV USA City, L.P. (incorporated by reference to Exhibit 10.108 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.10	Amended and Restated Promissory Note dated November 1, 2007, by 1201 Eye Street, N.W. Associates LLC in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.11	Amended and Restated Deed of Trust, Security Agreement and Fixture Filing dated November 1, 2007, by 1201 Eye Street, N.W. Associates LLC for the benefit of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.10 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.12	Amended and Restated Promissory Note dated November 1, 2007, by 1225 Eye Street, N.W. Associates LLC in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.13	Amended and Restated Deed of Trust, Security Agreement and Fixture Filing dated October 24, 2002, by 1225 Eye Street, N.W. Associates LLC for the benefit of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.12 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed on March 26, 2008)

10.14	Limited Liability Company Agreement of 1201 Eye Street, N.W. Associates, LLC dated September 27, 2002 (incorporated by reference to Exhibit 10.119 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.15	First Amendment to Limited Liability Company Agreement of 1201 Eye Street, N.W. Associates, LLC (incorporated by reference to Exhibit 10.120 to Post-Effective Amendment No. 6 to Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.16	Limited Liability Company Agreement of 1225 Eye Street, N.W. Associates, LLC dated September 27, 2002 (incorporated by reference to Exhibit 10.121 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

10.17	First Amendment to Limited Liability Company Associates of 1225 Eye Street, N.W. Associates, LLC (incorporated by reference to Exhibit 10.122 to Post-Effective Amendment No. 6 to the Company’s Form S-11 Registration Statement (Commission File No. 333-85848), filed on December 17, 2003)

Exhibit No.	Description

10.18	Promissory Note dated April 20, 2004, by Wells REIT-Chicago Center Owner, LLC in favor of Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.174 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004)

10.19	Mortgage, Security Agreement and Fixture Filing by Wells REIT-Chicago Center Owner, LLC to Metropolitan Life Insurance Company (incorporated by reference to Exhibit 10.175 to the Company’s Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004, Commission File No. 000-25739)

10.20	Loan Agreement (Multi-State) dated May 21, 2004, between Wells REIT-Austin, TX, L.P., Wells REIT - Multi-State Owner, LLC, Wells REIT-Nashville, TN, LLC and Wells REIT—Bridgewater, NJ, LLC; and Morgan Stanley Mortgage Capital Inc. (incorporated by reference to Exhibit 10.176 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004, Commission File No. 000-25739)

10.21	Loan Agreement (D.C. Properties) dated May 21, 2004, between Wells REIT-Independence Square, LLC and Morgan Stanley Mortgage Capital Inc. (incorporated by reference to Exhibit 10.177 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed on August 6, 2004, Commission File No. 000-25739)

10.22	Promissory Note dated May 5, 2005, by Wells REIT- 800 Nicollett Avenue Owner, LLC. in favor of Wachovia Bank, N.A. (incorporated by reference to Exhibit 10.70 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 5, 2005)

10.23	Fixed Rate Note dated May 4, 2005, by 4250 N. Fairfax Owner, LLC in favor of JPMorgan Chase Bank, N.A. (incorporated by reference to Exhibit 10.71 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed on August 5, 2005)

10.24	Amended and Restated Dividend Reinvestment Plan of the Company adopted November 15, 2005 (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Form S-3 Registration Statement (Commission File No. 333-114212), filed on November 22, 2005)

10.25	Employment Agreement dated February 2, 2007, by and between the Company and Donald A. Miller, CFA (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 5, 2007)

10.26	Escrow Agreement dated April 16, 2007, by and among the Company, Wells Advisory Services I, LLC and SunTrust Bank (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.27	Pledge and Security Agreement dated April 16, 2007, by and between the Company, Wells Advisory Services I, LLC, WRT Acquisition Company, LLC and WGS Acquisition Company, LLC (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.28	Transition Services Agreement dated April 16, 2007, by and between the Company and Wells Real Estate Funds, Inc. (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.29	Support Services Agreement dated April 16, 2007, by and between the Company and Wells Real Estate Funds, Inc. (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.30	Registration Rights Agreement dated April 16, 2007, by and among the Company, Wells Advisory Services I, LLC and Wells Capital, Inc. (incorporated by reference to Exhibit 99.5 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

Exhibit No.	Description

10.31	Sublease dated April 16, 2007, between Wells Real Estate Funds, Inc. and WRT Acquisition Company, LLC (incorporated by reference to Exhibit 99.6 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.32	2007 Omnibus Incentive Plan of Wells Real Estate Investment Trust, Inc. (incorporated by reference to Exhibit 99.7 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.33	Amendment to Agreement of Limited Partnership of the Operating Partnership, as Amended and Restated as of January 1, 2000, dated April 16, 2007 (incorporated by reference to Exhibit 99.8 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.34	Employment Agreement dated April 16, 2007, by and between the Company and Robert E. Bowers (incorporated by reference to Exhibit 99.9 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.35	Employment Agreement dated May 14, 2007, by and between the Company and Carroll A. “Bo” Reddic, IV (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2007)

10.36	Employment Agreement dated May 14, 2007, by and between the Company and Raymond L. Owens (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on May 14, 2007)

10.37	Employment Agreement dated May 14, 2007, by and between the Company and Laura P. Moon (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on May 14, 2007)

10.38	Master Property Management, Leasing, and Construction Management Agreement dated April 16, 2007 by and among the Company, the Operating Partnership, and Wells Management Company, Inc. (incorporated by reference to Exhibit 99.10 to the Company’s Current Report on Form 8-K, filed on April 20, 2007)

10.39	Form of Employee Deferred Stock Award Agreement for 2007 Omnibus Incentive Plan of the Company effective May 18, 2007 (incorporated by reference to Exhibit 10.82 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed on August 7, 2007)

10.40	Amendment to Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as Amended and Restated as of January 1, 2000, dated August 8, 2007 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on August 10, 2007)

10.41	Credit Agreement dated August 31, 2007, by and among the Operating Partnership, the Company, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc., Wachovia Bank, National Association, JPMorgan Chase Bank, N.A., each of Morgan Stanley Bank, Bank of America, N.A., and PNC Bank, National Association, and the other banks signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on September 7, 2007)

10.42	Term Loan Agreement, dated as of June 26, 2008, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, Inc. and Banc of America Securities, LLC, as Co-Lead Arrangers and Book Managers, JP Morgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, each of Wells Fargo Bank, N.A., Regions Bank, N.A., and US Bank N.A., as Documentation Agents, the other banks signatory thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 1, 2008)

Exhibit No.	Description

10.43	Amended and Restated Share Redemption Program, dated as of March 10, 2009 (incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009)

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Venable LLP (included as part of Exhibit 5.1)

23.3	Consent of King & Spalding LLP (included as part of Exhibit 8.1)

23.4	Consent of Rosen Consulting Group

24.1	Power of Attorney (included on the signature page to the Registration Statement filed with the Securities and Exchange Commission on November 27, 2009)†

99.1	Rosen Consulting Group Market Survey

†	Previously filed.